As filed with the Securities and Exchange Commission on November 29, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNAP NETWORK SERVICES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	7374	91-2145721
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

250 Williams Street
Atlanta, Georgia 30303
(404) 302-9700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James P. DeBlasio
President and Chief Executive Officer
Internap Network Services Corporation
250 Williams Street
Atlanta, Georgia 30303
(404) 302-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Horace Nash, Esq. R. Gregory Roussel, Esq. Kee Bong Kim, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Dorothy An, Esq. Internap Network Services Corporation 250 Williams Street Atlanta, Georgia 30303 (404) 302-9700	Arturo Sida, Esq. VitalStream Holdings, Inc. 555 Anton Blvd., Suite 400 Costa Mesa, California 92626 (714) 549-5300	Bryan Allen, Esq. Seth King, Esq. Parr Waddoups Brown Gee & Loveless 185 South State Street, Suite 1300 Salt Lake City, Utah 84111 (801) 532-7840

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit	Offering Price(2)	Fee(2)
Common Stock, par value $0.001 per share	13,991,624	N/A	$253,005,215	$27,072

(1)	This registration statement relates to common stock, par value $0.001 per share, of Internap Network Services Corporation (“Internap”) issuable to holders of common stock, par value $0.001 per share, of VitalStream Holdings, Inc., a Nevada corporation (“VitalStream”), in the proposed merger of Ivy Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of the Registrant, with and into VitalStream. The amount of Internap common stock to be registered has been determined by multiplying (A) the exchange ratio (0.5132 shares of Internap common stock for each share of VitalStream common stock) by (B) 27,263,493, the maximum number of shares of VitalStream common stock that may be cancelled in the merger (the sum of (i) 23,213,607 shares of VitalStream common stock outstanding as of November 10, 2006, (ii) 3,918,301 shares of VitalStream common stock issuable upon the exercise of outstanding options as of November 10, 2006 (whether or not currently exercisable), and (iii) 131,585 shares of VitalStream common stock that may become issuable upon the exercise of options to be issued prior to the effective time of the merger).

(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (A) 27,263,493, the maximum number of shares of VitalStream common stock that may be cancelled in the merger, multiplied by (B) $9.28, the average of the high and low sale prices for shares of VitalStream common stock as reported on the NASDAQ Global Market on November 28, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Internap may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2006.

SPECIAL MEETINGS OF STOCKHOLDERS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Internap Network Services Corporation and VitalStream Holdings, Inc. have unanimously approved a merger combining Internap and VitalStream.

If the merger is consummated, holders of VitalStream common stock will receive 0.5132 shares of Internap common stock for each share of VitalStream common stock they own. This is a fixed exchange ratio that will not be adjusted for changes in the stock price of either company before the merger is consummated. Internap common stock is listed on the NASDAQ Global Market under the symbol “INAP”. On          , 2006, the last trading day before the date of this joint proxy statement/prospectus, the closing price of Internap common stock was $      per share. VitalStream common stock is listed on the NASDAQ Global Market under the symbol “VSTH”.

Stockholders of Internap will be asked, at Internap’s special meeting of stockholders, to (a) approve the issuance of shares of Internap common stock to the stockholders of VitalStream in the merger and (b) adopt the merger agreement and approve the proposed merger. Stockholders of VitalStream will be asked, at VitalStream’s special meeting of stockholders, to adopt the merger agreement and approve the proposed merger.

The dates, times and places of the special meetings are as follows:

For Internap stockholders:	For VitalStream stockholders:
, 2007	, 2007
.m., local time	.m., local time
250 Williams Street	555 Anton Blvd., Suite 400
Atlanta, Georgia 30303	Costa Mesa, California 92626

This joint proxy statement/prospectus provides you with information about Internap, VitalStream and the proposed merger. You may obtain other information about Internap and VitalStream from documents filed with the Securities and Exchange Commission. We encourage you to read the entire joint proxy statement/prospectus carefully.

James P. DeBlasio	Jack Waterman
President and Chief Executive Officer	Chairman and Chief Executive Officer
Internap Network Services Corporation	VitalStream Holdings, Inc.

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETINGS, SEE “RISK FACTORS” BEGINNING ON PAGE 19.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE INTERNAP COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated          , 2006, and is first being mailed to stockholders of Internap and VitalStream on or about December   , 2006.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

INTERNAP NETWORK SERVICES CORPORATION
250 Williams Street
Atlanta, Georgia 30303
(404) 302-9700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2007

To the Stockholders of Internap Network Services Corporation:

On behalf of the board of directors of Internap Network Services Corporation, a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger combining Internap and VitalStream Holdings, Inc., a Nevada corporation. A special meeting of stockholders of Internap will be held at          .m., local time on          , 2007, at the principal executive offices of Internap located at 250 Williams Street, Atlanta, Georgia 30303, for the following purposes:

1. To consider and vote upon the issuance of shares of Internap common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of October 12, 2006, by and among Internap, Ivy Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Internap, and VitalStream, and the adoption of that Agreement and Plan of Merger.

2. To consider and vote upon an adjournment of the special meeting, if a quorum is present, if necessary to solicit additional proxies in favor of Proposal No. 1.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Internap has fixed December 4, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Internap common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Internap had outstanding and entitled to vote            shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Internap special meeting is required for approval of each of Proposal No. 1 regarding the issuance of shares of Internap common stock in the merger and adoption of the merger agreement and Proposal No. 2 regarding adjournment of the special meeting, if necessary, if a quorum is present to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the issuance of shares of Internap common stock in the merger and adoption of the merger agreement and an adjournment of the Internap special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the Internap special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

James P. DeBlasio
President and Chief Executive Officer

Atlanta, Georgia
          , 2006

Internap’s board of directors unanimously recommends that Internap stockholders vote “FOR” Proposal No. 1 to approve the issuance of shares of Internap common stock in the merger and adoption of the merger agreement and “FOR” Proposal No. 2 to adjourn the special meeting, if a quorum is present, if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

VITALSTREAM HOLDINGS, INC.
555 Anton Blvd., Suite 400
Costa Mesa, California 92626
(714) 549-5300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2007

To the Stockholders of VitalStream Holdings, Inc.:

On behalf of the board of directors of VitalStream Holdings, Inc., a Nevada corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger combining Internap Network Services Corporation, a Delaware corporation, and VitalStream. A special meeting of stockholders of VitalStream will be held on          , 2007, at          .m., local time, at the principal executive offices of VitalStream located at 555 Anton Blvd., Suite 400, Costa Mesa, California, 92626 for the following purposes:

1. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 12, 2006, by and among Internap, Ivy Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Internap, and VitalStream.

2. To consider and vote upon an adjournment of the special meeting, if necessary to solicit additional proxies in favor of Proposal No. 1.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of VitalStream has fixed December 4, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of VitalStream common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, VitalStream had outstanding and entitled to vote            shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the voting power of the shares of VitalStream common stock outstanding on the record date for the VitalStream special meeting is required for approval of Proposal No. 1 regarding adoption of the merger agreement. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the VitalStream special meeting is required to approve Proposal No. 2 regarding adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and an adjournment of the VitalStream special meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. If you fail to return your proxy card, the effect will be a vote against the adoption of the merger agreement and your shares will not be counted for purposes of determining whether a quorum is present at the VitalStream special meeting. If you do attend the VitalStream special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send any certificates representing your VitalStream common stock at this time.

By Order of the Board of Directors,

Jack Waterman
Chairman and Chief Executive Officer

Costa Mesa, California
          , 2006

The VitalStream board of directors has unanimously determined and believes that the merger is advisable to, and in the best interests of, VitalStream and its stockholders, and unanimously recommends that VitalStream stockholders vote “FOR” Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus “incorporates by reference” important business and financial information about Internap and VitalStream from documents that are not included in or delivered with this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, refer to “Where You Can Find More Information” on page 113.

If you are a stockholder, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company or the U.S. Securities and Exchange Commission, or the SEC, or the SEC’s Internet web site at www.sec.gov. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Internap Network Services Corporation
Attn: Investor Relations
250 Williams Street
Atlanta, Georgia 30303
Telephone: (404) 302-9841
E-mail: ir@internap.com

VitalStream Holdings, Inc.
Attn: Investor Relations
555 Anton Blvd., Suite 400
Costa Mesa, California 92626
Telephone: (415) 217-7722
E-mail: ir@VitalStream.com

If you would like to request documents, please do so by December   , 2006 to receive them before the special meetings. If you request any incorporated documents, the appropriate company will strive to mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

ANNEXES:

A.	Agreement and Plan of Merger	A-1
B.	Form of Voting Agreement	B-1
C.	Opinion of Thomas Weisel Partners LLC	C-1
D.	Opinion of RBC Capital Markets Corporation	D-1
EXHIBIT 8.1
EXHIBIT 8.2
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5
EXHIBIT 21.1
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	Internap and VitalStream have entered into an Agreement and Plan of Merger dated October 12, 2006, which contains the terms and conditions of the proposed business combination of Internap and VitalStream, and which is referred to in this joint proxy statement/prospectus as the merger agreement. Under the merger agreement, VitalStream and Ivy Acquisition Corp., a wholly owned subsidiary of Internap, will merge, with VitalStream surviving as a wholly owned subsidiary of Internap. This transaction is referred to in this document as the merger. The shares of Internap common stock issued to VitalStream stockholders in connection with the merger are expected to represent approximately 26% of the outstanding shares of Internap common stock immediately following the consummation of the merger, based on the number of shares of Internap and VitalStream common stock outstanding on November 10, 2006. For a more complete description of the merger, please see the section entitled “The Merger” on page 44 of this joint proxy statement/prospectus.

Q:	Why are Internap and VitalStream proposing the merger?

A:	The acquisition of VitalStream is part of Internap’s strategy to enhance its position as a leading provider of high performance route control products and services by adding complementary service offerings in the rapidly growing content delivery and on-line advertising markets. Integrating VitalStream’s digital media delivery platform into Internap’s portfolio of products and services will enable Internap to provide customers with one of the most complete product lines in content delivery solutions, content monetization, and on-line advertising, while supporting the significant long-term growth opportunities in the network services market.

From Internap’s perspective, this acquisition presents the following opportunities:

• VitalStream’s services are a logical extension and complement to Internap’s high performance route control products and services.

• Internap’s customers have proactively requested that Internap provide content delivery services.

• VitalStream’s services offer Internap’s customers additional high growth, high margin revenue streams.

• Internap believes that large audio and video files are more effectively delivered over the Internet with a combination of VitalStream’s platform and Internap’s route management network.

• VitalStream’s initiatives in the rich media ad services business present an entirely new set of opportunities and potential customer relationships for Internap, as advertisers are seeking to access a large and growing base of Internet users that are watching increasing amounts of video online.

• Last, and most important, VitalStream is a cultural fit for Internap.

From VitalStream’s perspective, this acquisition presents the following opportunities:

• Internap’s strength in high performance Internet services adds a differentiator to VitalStream’s service offering in the market. VitalStream believes that bringing together Internap’s high performance Internet Protocol network with VitalStream’s content delivery platform is a strong value proposition for customers.

• Internap’s network infrastructure and colocation facilities will enable VitalStream to improve service delivery.

• VitalStream believes that the combined company would achieve a global footprint more quickly, which VitalStream’s customers have requested.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of Internap or of VitalStream, and you may be entitled to vote at your company’s special meeting of stockholders. This document serves as a joint proxy statement of both Internap and VitalStream. It is being used to solicit proxies for both special meetings, and as a prospectus used to offer shares of Internap common stock in exchange for shares of VitalStream common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of Internap and VitalStream, so you should read it carefully.

Q:	What is required to consummate the merger?

A:	To consummate the merger, Internap stockholders must approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement, which requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Internap special meeting. In addition, VitalStream stockholders must adopt the merger agreement, which requires the affirmative vote of the holders of a majority of the voting power of the shares of VitalStream common stock outstanding on the record date for the VitalStream special meeting. In addition to obtaining stockholder approval and appropriate regulatory approvals, including antitrust clearance, Internap and VitalStream must satisfy or waive all other closing conditions set forth in the merger agreement. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Conditions to Consummation of the Merger” on page 73.

Q:	What will VitalStream stockholders receive in the merger?

A:	As a result of the merger, VitalStream stockholders will receive 0.5132 shares of Internap common stock for each share of VitalStream common stock they own. For example, if you own 100 shares of VitalStream common stock, you will receive 51 shares of Internap common stock in exchange for your VitalStream shares, plus a cash payment in lieu of a fractional Internap share. The number of shares of Internap common stock to be issued for each share of VitalStream common stock is fixed and will not be adjusted based upon changes in the value of VitalStream or Internap common stock. As a result, the value of the Internap shares you will receive in the merger will not be known before the merger, and will go up or down as the market price of Internap common stock goes up or down. We encourage you to obtain current market quotations of VitalStream and Internap common stock. For a more complete description of what VitalStream stockholders will receive in the merger, please refer to the section of this joint proxy statement/prospectus entitled “The Merger — Merger Consideration” on page 72.

Q:	What are the material federal income tax consequences of the merger to me?

A:	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the merger that Internap and VitalStream receive opinions of their respective counsels regarding such qualification. As a result of the merger’s qualification as a reorganization, VitalStream stockholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of VitalStream common stock for shares of Internap common stock, except with respect to cash received in lieu of fractional shares of Internap common stock.

Tax matters are complicated, and the tax consequences of the merger to a particular stockholder will depend in part on the stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section of this joint proxy statement/prospectus entitled “The Merger — Material U. S. Federal Income Tax Consequences” on page 69.

Q:	How does Internap’s board of directors recommend that I vote?

A:	After careful consideration, Internap’s board of directors unanimously recommends that Internap stockholders vote “FOR” Proposal No. 1 to approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the special meeting, if a quorum is present, if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Q:	How does the VitalStream board of directors recommend that I vote?

A:	After careful consideration, the VitalStream board of directors unanimously recommends that VitalStream stockholders vote “FOR” Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Q:	What risks should I consider in deciding whether to vote in favor of the share issuance or the adoption of the merger agreement?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 19, which sets forth risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Internap and VitalStream, as independent companies, are subject.

Q:	When do you expect the merger to be completed?

A:	We anticipate that the closing of the merger will occur in the first calendar quarter of 2007, shortly after the special meetings, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” on page 73.

Q:	What do I need to do now?

A:	We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you. You may provide your proxy instructions in two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via the Internet at www.proxyvote.com. Please only provide your proxy instructions once, but please do so as soon as possible so that your shares can be voted at the applicable special meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	If you are an Internap stockholder and fail to return your proxy card or otherwise provide proxy instructions, it might not be possible to establish a quorum for the Internap special meeting of stockholders, which is required to transact business at the meeting. If you are a VitalStream stockholder and you fail to return your proxy card or otherwise provide proxy instructions, your action will have the same effect as voting against the adoption of the merger agreement and it might not be possible to establish or could prevent the establishing of a quorum for the VitalStream special meeting of stockholders, which is required to transact business at the meeting.

Q:	May I vote in person?

A:	If your shares of Internap common stock or VitalStream common stock are registered directly in your name with your company’s transfer agent, you are considered the stockholder of record for those shares, and the proxy materials and proxy card are being sent directly to you. If you are an Internap stockholder of record, you may attend the special meeting of Internap stockholders and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions. If you are a VitalStream stockholder of record, you may attend the special meeting of VitalStream stockholders and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend your company’s special meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	May I change my vote after I have provided proxy instructions?

A:	Yes. You may change your vote at any time before your proxy is voted at your company’s special meeting. If you are a holder of record of Internap or VitalStream, you can do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may submit new proxy

v

instructions on a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you are a beneficial holder of Internap or VitalStream shares held in “street name” and have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:	Should I send in my stock certificates now?

A:	No. If you are a VitalStream holder of record, after the merger is consummated, the paying agent will send you written instructions for exchanging the certificates representing your shares of VitalStream common stock for certificates representing shares of Internap common stock. You will also receive a cash payment for any fractional Internap share. If you are a beneficial holder of VitalStream shares held in “street name” in a brokerage account, your VitalStream shares will automatically be exchanged for Internap shares after the consummation of the merger without any action by you. Internap stockholders will not exchange their stock certificates.

Q:	Am I entitled to appraisal rights?

A:	Under Nevada corporate law, holders of VitalStream common stock are not entitled to appraisal rights in connection with the merger because both Internap common stock and VitalStream common stock are listed on the NASDAQ Global Market. Internap stockholders will not be entitled to appraisal rights.

Q:	Who is paying for this proxy solicitation?

A:	Internap and VitalStream are conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Internap has engaged the services of Morrow & Co., Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Internap stockholders. VitalStream has also retained Morrow & Co., Inc. to aid in VitalStream’s proxy solicitation process. Internap estimates that its proxy solicitor fees will be approximately $6,000, and VitalStream estimates that its proxy solicitor fees will be approximately $5,500. Each company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to access the proxy materials and/or submit your proxy over the Internet, you are responsible for any related Internet access charges you may incur.

Q:	Who can help answer my questions?

A:	If you are an Internap stockholder, and would like to receive additional copies of this joint proxy statement/prospectus without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Internap Network Services Corporation
Attn: Investor Relations
250 Williams Street, Suite E-100
Atlanta, Georgia 30303
Telephone: (404) 302-9841
E-mail: ir@internap.com

OR

Morrow & Co., Inc.
470 West Avenue — 3rd Floor
Stamford, Connecticut 06902

If you are a VitalStream stockholder, and would like additional copies of this joint proxy statement/prospectus without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

VitalStream Holdings, Inc.
Attn: Investor Relations
555 Anton Blvd., Suite 400
Costa Mesa, California 92626
Telephone: (415) 217-7722
E-mail: ir@VitalStream.com

OR

Morrow & Co., Inc.
470 West Avenue — 3rd Floor
Stamford, Connecticut 06902

SUMMARY

This summary highlights selected information from this document. To understand the merger fully, you should read carefully this entire document and the documents to which we refer. In addition, both companies encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Internap and VitalStream. See “Where You Can Find More Information” on page 113. The merger agreement is attached as Annex A to this joint proxy statement/prospectus; we encourage you to read the merger agreement because it is the legal document that governs the merger. We have included page references in parentheses to direct you to more detailed descriptions of the topics presented in this summary.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Internap common stock and VitalStream common stock are both listed on the NASDAQ Global Market under the symbols “INAP” and “VSTH,” respectively. On October 11, 2006, the last full trading day prior to the public announcement of the proposed merger, Internap common stock closed at $17.05 per share and VitalStream common stock closed at $6.40 per share. On November 28, 2006, Internap common stock closed at $19.02 per share and VitalStream common stock closed at $9.44 per share.

THE COMPANIES (Page 39)

Internap Network Services Corporation
250 Williams Street
Atlanta, Georgia 30303
Telephone: (404) 302-9700

Internap Network Services Corporation markets products and services that provide managed and premise-based Internet Protocol (IP) and route optimization technologies that enable business-critical applications such as e-commerce, customer relationship management, video and audio streaming, voice-over-IP, virtual private networks, and supply chain management.

Ivy Acquisition Corp. is a wholly owned subsidiary of Internap that was incorporated in Nevada in 2006. Ivy Acquisition Corp. does not engage in any operations and exists solely to facilitate the merger.

VitalStream Holdings, Inc.
555 Anton Blvd., Suite 400
Costa Mesa, California 92626
Telephone: (714) 549-5300

VitalStream Holdings, Inc. provides products and services for storing and delivering digital media to large audiences over the Internet. Since May 2006, VitalStream has also provided ad insertion and related advertising services to companies that stream digital media over the Internet.

THE SPECIAL MEETINGS

The Special Meeting of Internap Stockholders (Page 39)

Time, Date and Place.  A special meeting of the stockholders of Internap will be held at          .m. local time on          , 2007, at the principal place of business of Internap, located at 250 Williams Street, Atlanta, Georgia, to vote on Proposal No. 1 to approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement and on Proposal No. 2 to adjourn the special meeting, if a quorum is present, if necessary to solicit additional proxies in favor of Proposal No. 1.

Record Date and Voting Power for Internap.  You are entitled to vote your Internap shares with respect to the matters to be presented at the Internap special meeting if you owned shares of Internap common stock at the close of business on December 4, 2006, the record date for the Internap special meeting. You will have one vote at the special meeting for each share of Internap common stock you owned at the close of business on the record date. There are           shares of Internap common stock entitled to be voted at the special meeting.

Internap Required Vote.  The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Internap special meeting is required for approval of each of Proposal No. 1 to approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement, and Proposal No. 2 to adjourn the Internap special meeting, if a quorum is present, if necessary to solicit additional proxies in favor of Proposal No. 1.

Share Ownership of Management.  The directors and executive officers of Internap own approximately     % of the shares entitled to vote with respect to the Internap special meeting.

The Special Meeting of VitalStream Stockholders (Page 41)

Time, Date and Place.  A special meeting of the stockholders of VitalStream will be held at          .m. on          , 2007, at the principal executive offices of VitalStream located at 555 Anton Blvd., Suite 400, Costa Mesa, California, to vote on Proposal No. 1 to adopt the merger agreement and Proposal No. 2 to adjourn the VitalStream special meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Record Date and Voting Power for VitalStream.  You are entitled to vote your VitalStream shares with respect to the matters to be presented at the VitalStream special meeting if you owned shares of VitalStream common stock at the close of business on December 4, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of VitalStream common stock you owned at the close of business on the record date. There are           shares of VitalStream common stock entitled to be voted at the VitalStream special meeting.

VitalStream Required Vote.  The affirmative vote of the holders of a majority of the voting power of the shares of VitalStream common stock outstanding on the record date for the VitalStream special meeting is required to approve Proposal No. 1 to adopt the merger agreement. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the VitalStream special meeting is required to approve Proposal No. 2 to adjourn the VitalStream special meeting, if necessary to solicit additional proxies in favor of Proposal No. 1.

Share Ownership of Management.  The directors and executive officers of VitalStream own approximately     % of the shares entitled to vote with respect to the VitalStream special meeting. Certain major shareholders of VitalStream, collectively holding approximately 28% of the shares entitled to vote at the VitalStream special meeting, have agreed to vote their shares in favor of the adoption of the merger agreement.

RECOMMENDATIONS TO STOCKHOLDERS

To Internap Stockholders (Page 40).  The Internap board of directors has determined and believes that the issuance of shares of Internap common stock in the merger and the adoption of the merger agreement is advisable and fair to, and in the best interests of, Internap and its stockholders. The Internap board of directors unanimously recommends that the holders of Internap common stock vote “FOR” Proposal No. 1 to approve the issuance of shares of Internap common stock in the merger and to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the Internap special meeting, if a quorum is present, if necessary to solicit additional proxies in favor of Proposal No. 1.

To VitalStream Stockholders (Page 42).  The VitalStream board of directors has determined and believes that the merger is advisable and fair to, and in the best interests of, VitalStream and its stockholders. The VitalStream board of directors unanimously recommends that the holders of VitalStream common stock vote “FOR” Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the VitalStream special meeting, if necessary to solicit additional proxies in favor of Proposal No. 1.

The Merger (Page 44)

In the merger, Ivy Acquisition Corp, a wholly owned subsidiary of Internap, will merge with and into VitalStream, and VitalStream will become a wholly owned subsidiary of Internap. Holders of VitalStream common stock and options will become holders of Internap common stock and options, respectively, following the merger. The shares of Internap common stock issued to VitalStream stockholders in connection with the merger are expected to represent approximately 26% of the outstanding shares of Internap common stock immediately following the consummation of the merger, based on the number of shares of Internap and VitalStream common stock outstanding on November 28, 2006.

Merger Consideration (Page 72)

If you are a VitalStream stockholder, you will receive 0.5132 shares of Internap common stock in exchange for each share of VitalStream common stock you own. The exchange ratio is fixed and, regardless of fluctuations in the market price of Internap’s or VitalStream’s common stock, will not change between now and the date the merger is consummated, subject to any adjustments for changes in the number of outstanding shares of Internap or VitalStream by reason of stock splits, division of shares, stock dividends or other similar transactions.

Treatment of VitalStream Stock Options (Page 73)

Options to purchase shares of VitalStream common stock that are outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Internap and converted into options to purchase shares of Internap common stock. The number of shares of Internap common stock issuable upon the exercise of these options, and their respective exercise prices, will be calculated using the exchange ratio for the merger.

Risks Relating to the Merger (Page 19)

In evaluating the merger agreement or the issuance of shares of Internap common stock in the merger, you should read this joint proxy statement/prospectus carefully and especially consider the factors discussed in the section entitled “Risks Relating to the Merger” beginning on page 19.

Reasons for the Merger

Mutual Reasons (Page 49).

We believe that the combined companies together can meet more of our customers’ needs for products, services and technologies. Many of our customer segments are complementary. We believe that the broad set of products and services that Internap and VitalStream can provide to customers, including high performance route control products and services, content delivery services and on-line advertising services, will represent one of the industry’s most comprehensive solutions for delivering, managing and monetizing integrated streaming and digital content over the Internet.

Internap’s Reasons (Page 49).

In addition to considering the strategic factors outlined in the section entitled “Reasons for the Merger-Mutual Reasons” beginning on page 49, the Internap board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Internap stockholders approve the issuance of shares of Internap common stock in the merger, all of which it viewed as generally supporting its decision to approve the business combination with VitalStream:

•	the complementary nature of Internap’s and VitalStream’s product lines;

•	the potential opportunity for the two companies to integrate their solutions to meet a wider set of customer needs and to combine their technological resources to develop new products with increased functionality and bring them to market faster;

•	the board’s and management’s assessment that the merger and VitalStream’s operating strategy are consistent with Internap’s long-term strategic objectives to grow into new markets;

•	the competitive and market environments in which Internap and VitalStream operate;

•	historical and current information about each of the combining companies and their businesses, prospects, financial performance and condition, operations, technology, management and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value, including public reports filed with the SEC, analyst estimates, market data and management’s knowledge of the industry;

•	the opinion of Thomas Weisel Partners LLC, or TWP, Internap’s financial advisor, that, as of October 12, 2006 and based on and in reliance on the factors and assumptions set forth in the opinion, the consideration to be paid by Internap pursuant to the merger agreement was fair to Internap from a financial point of view, and the related financial analyses and presentations (a copy of TWP’s written opinion is attached as Annex C to this joint proxy statement/prospectus);

•	the results of the due diligence review of VitalStream’s businesses and operations by Internap’s management, financial advisors, accountants and legal counsel;

•	the judgment of the Internap board of directors, based on arm’s length negotiations with VitalStream, that the merger consideration of 0.5132 shares of Internap common stock for each share of VitalStream common stock represented the lowest price that could be negotiated with VitalStream; and

•	the terms and conditions of the merger agreement.

VitalStream’s Reasons (Page 51).

The decision of the VitalStream board of directors was based upon a number of potential benefits of the transaction, including the following:

•	the ability to better serve the customer base and partners of each company with the combination of a comprehensive portfolio of technologies, applications and expertise that will enable customers to store, download and broadcast digital media more effectively;

•	the belief that VitalStream’s ability to attract and retain customers would be enhanced by the scale and reliability of Internap’s network;

•	the belief that a merger with Internap could enhance the combined company’s ability to compete with larger competitors by bringing together the network and technologies of Internap with the streaming, ad-insertion and other capabilities of VitalStream, in addition to both of their management and sales teams;

•	the opportunity for each company to introduce its complementary product lines into the customer base of the other company;

•	the greater global presence of the combined company;

•	the expected synergies and cost-saving opportunities that should result from headcount reductions, office site consolidations and eliminating redundant operating expenses;

•	the belief that the combined company’s larger size, increased public stock float and broadened capabilities would lead to expanded research coverage and may lead to increased institutional investor interest than that of VitalStream alone; and

•	the belief that the merger would combine two experienced and respected management teams, resulting in a combined management team that is stronger than the management teams of each of the individual companies.

In addition to the potential benefits accruing to VitalStream and its stockholders from the merger, the VitalStream board of directors also considered a number of other factors in approving the merger, including the following:

•	the merger consideration relative to the current market prices of VitalStream common stock, and in particular the fact that, based on the closing price of Internap common stock on October 11, 2006, the merger consideration of 0.5132 shares of Internap common stock for each share of VitalStream common stock represented a 36.7% premium over the closing price of VitalStream common stock on October 11, 2006 and a 23.8% premium over the average closing price of VitalStream common stock for the week preceding October 11, 2006; VitalStream’s market price at such time was after its announcement that MySpace Inc., which accounted for over 30% of VitalStream’s revenue between January 1, 2006 and September 30, 2006, informed VitalStream that it intends to develop its own in-house streaming capabilities and to significantly reduce its use of VitalStream services and also VitalStream’s release of projections regarding third quarter 2006 and certain future revenues following the announcement related to MySpace;

•	the merger consideration relative to the historical market prices of VitalStream common stock, and in particular the belief that, notwithstanding the fact that, based on the closing price of Internap common stock on October 11, 2006, the per-share merger consideration of 0.5132 share of common stock represented a discount of 9.1% from the average closing price of VitalStream common stock for the preceding six months and a 7.9% premium over the average closing price of VitalStream common stock for the preceding year, the six-month and one-year average stock price numbers did not reflect the market’s reaction to the above-referenced MySpace announcement and subsequent revenue projections and that the recent stock price information represented a more accurate benchmark as to what VitalStream stockholders could expect if VitalStream were to continue to operate on a stand-alone basis;

•	the fact that the merger consideration consists almost entirely of Internap common stock (excepting only that partial Internap shares will be paid in cash), which will allow VitalStream stockholders to participate in the growth and opportunities of the combined company;

•	the financial analyses reviewed with the VitalStream board of directors on October 11, 2006 and prior dates by RBC and the opinion of RBC to the VitalStream board of directors on October 11, 2006 to the effect that, as of that date, and based upon and subject to the factors, qualifications, assumptions and limitations set forth in RBC’s opinion, the total consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of VitalStream common stock (a copy of RBC’s written opinion is attached as Annex D to this joint proxy statement/prospectus);

•	the judgment of the VitalStream board of directors, based on arm’s length negotiations with Internap, that the merger consideration of 0.5132 shares of Internap common stock for each share of VitalStream common stock represented the highest price that could be negotiated with Internap;

•	the absence of other serious potential bidders for VitalStream following a targeted marketing effort by RBC and management of VitalStream and the judgment of the VitalStream board of directors that continued searching for an alternative acquirer would unlikely yield a superior proposal;

•	the prospects for VitalStream’s business and the potential stockholder value that could be expected to be generated if VitalStream were to remain an independent, publicly traded company, including its business strategy going forward, its cash reserves, uncertainties regarding the success of a proposed financing transaction, uncertainties regarding VitalStream’s ability to retain certain customers, attract additional significant customers and expand its product lines and sales channels, and continued consolidation in the industry and increased competition, especially from competitors with greater name recognition and financial and other resources;

•	the terms and conditions of the merger agreement, including:

•	the fact that the merger agreement enables the VitalStream board of directors, in the exercise of its fiduciary duties, to authorize VitalStream to participate in discussions and negotiations with and furnish non-public information to a third party in connection with an unsolicited bid to acquire VitalStream, change its recommendation in favor of the merger with Internap, and potentially enter into a transaction with another acquirer, subject to certain limitations as set forth in the merger agreement, and in certain circumstances, subject to the payment of a termination fee of $8 million, which constituted approximately 3.7% of the merger consideration based on the closing price of Internap common stock on October 11, 2006, plus transaction expenses of Internap incurred theretofore;

•	the fact that VitalStream is not obligated to pay the $8 million termination fee plus transaction expenses of Internap incurred theretofore upon a termination of the merger agreement due to the VitalStream stockholders failing to approve the merger absent a change in recommendation by the VitalStream board of directors unless prior to such termination there has been public disclosure of an acquisition proposal and within 12 months following the termination of the merger agreement, VitalStream consummates an acquisition or enters into an agreement providing for an acquisition of VitalStream;

•	the limited number and nature of the conditions to Internap’s obligation to close the proposed merger and the risk of non-satisfaction of such conditions;

•	the condition to the closing of the proposed merger that the merger consideration be tax-free to VitalStream’s U.S. stockholders;

•	the competitive and market environments in which VitalStream and Internap operate;

•	the results of the due diligence investigation of Internap conducted by VitalStream’s management, financial advisors, accountants and legal counsel;

•	the VitalStream board of directors’ own understanding of VitalStream, Internap and their respective businesses; and

•	the likelihood the merger will be completed on a timely basis, including the likelihood that the merger will be approved by the appropriate regulatory authorities.

Opinions of Financial Advisors

Opinion of Internap’s Financial Advisor (Page 54).  Thomas Weisel Partners LLC delivered its opinion to Internap’s board of directors that, as of October 12, 2006 and based on and in reliance on the factors and assumptions set forth therein, the consideration to be paid by Internap pursuant to the merger agreement is fair to Internap from a financial point of view as of such date.

The full text of the written opinion of Thomas Weisel Partners, dated October 12, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Thomas Weisel Partners provided its opinion for the information and assistance of Internap’s board of directors in its consideration of the merger. The Thomas Weisel Partners opinion is not a recommendation as to how any holder of Internap common stock should vote with respect to the issuance of shares of Internap common stock in the merger or the adoption of the merger agreement. Internap urges you to read the entire opinion carefully.

Opinion of VitalStream’s Financial Advisor (Page 60).  RBC Capital Markets Corporation delivered its opinion to the VitalStream board of directors that, as of October 11, 2006 and based upon and subject to the assumptions, qualifications and limitations set forth therein, the total consideration to be paid pursuant to the merger agreement was fair from a financial point of view to the stockholders of VitalStream.

The full text of the written opinion of RBC Capital Markets, dated October 11, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. RBC Capital Markets provided its opinion for the information and assistance of the VitalStream board of directors in consideration of the merger and the merger agreement. The RBC Capital Market opinion is not a recommendation as to how any holder of VitalStream common stock should vote with respect to the adoption of the merger agreement. VitalStream urges you to read the entire opinion carefully.

Interests of VitalStream’s Executive Officers and Directors in the Merger (Page 66)

When considering the recommendations by the VitalStream board of directors, you should be aware that a number of VitalStream’s executive officers and directors have interests in the merger that are different from those of other VitalStream stockholders.

No Solicitation (Page 81)

Until the merger is completed or the merger agreement is terminated, VitalStream has agreed not to take any action with regard to any acquisition proposal other than Internap’s, except as necessary to receive and understand any other acquisition proposal, as described on page 81, unless VitalStream receives an acquisition proposal before the VitalStream stockholders’ meeting that its board of directors concludes, in good faith, may constitute a superior offer, as described on page 82. If VitalStream receives an acquisition proposal that its board considers to be a superior offer, VitalStream may, subject to the conditions specified on page 82, furnish non-public information regarding itself and may enter into discussions with the person who made the acquisition proposal. VitalStream has agreed to provide Internap with advance notice of any board meeting at which VitalStream expects to consider any acquisition proposal to determine whether it is a superior offer and to furnish to Internap the material terms of such proposals.

Covenants Regarding Special Meetings and Recommendations of Board of Directors (Page 82)

If the VitalStream board believes, after consultation with its financial advisors, that an acquisition proposal it receives is a superior offer, the merger agreement enables the VitalStream board of directors, in the exercise of its fiduciary duties, to:

•	authorize VitalStream to participate in discussions and negotiations with and furnish non-public information to a third party in connection with an unsolicited bid to acquire VitalStream;

•	withhold, withdraw, amend or change its recommendation in favor of the merger with Internap; and

•	potentially enter into a transaction with another acquirer, subject to certain limitations as set forth in the merger agreement, and in certain circumstances, subject to the payment of a termination fee of $8 million, which constituted approximately 3.7% of the merger consideration based on the closing price of Internap common stock on October 11, 2006, plus transaction expenses of Internap incurred theretofore.

Conditions to Consummation of the Merger (Page 73)

The respective obligations of Internap and VitalStream to consummate the merger are subject to the satisfaction of certain conditions, including, but not limited to, the following:

•	the holders of a majority of the issued and outstanding shares of Internap and VitalStream common stock must have voted in favor of adopting the merger agreement;

•	no statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of making the merger illegal or otherwise prohibits the completion of the merger is in effect; and

•	all approvals from each governmental entity necessary for the completion of the merger have been obtained, and any waiting period applicable to the completion of the merger under the HSR Act has expired or been terminated and there is no instituted, pending or threatened action, proceeding or hearing by any governmental entity that adversely impacts the merger in a particular manner.

VitalStream.  The merger agreement provides that the obligations of VitalStream to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by VitalStream:

•	the representations and warranties of Internap and Ivy Acquisition Corp. set forth in the merger agreement must be true and correct in all material respects; provided, however, this condition will be satisfied as long as any failure of Internap’s and Ivy Acquisition Corp.’s representations and warranties to be true and correct does not result in a material adverse effect on Internap;

•	Internap and Ivy Acquisition Corp. must have performed or complied with in all material respects all obligations required to be performed or completed by them under the merger agreement at or prior to the closing of the merger;

•	no material adverse effect on Internap has occurred since the date of the merger agreement;

•	Internap and Ivy Acquisition Corp. must have obtained a limited number of consents, waivers, and approvals of governmental entities or third parties required in connection with the merger; and

•	VitalStream must have received a written opinion of Parr Waddoups Brown Gee & Loveless, PC that the merger will be treated for Federal income tax purposes as a tax-free reorganization.

Internap.  The merger agreement provides that the obligations of Internap and Ivy Acquisition Corp. to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Internap:

•	the representations and warranties of VitalStream set forth in the merger agreement must be true and correct in all material respects; provided, however, this condition will be satisfied as long as any failure of VitalStream’s representations and warranties to be true and correct does not result in a material adverse effect on VitalStream;

•	VitalStream must have performed or complied with in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger;

•	no material adverse effect on VitalStream has occurred since the date of the merger agreement;

•	Internap must have received the written legal opinion of Morris, Manning & Martin, LLP that the merger will be treated for Federal income tax purposes as a tax-free reorganization; and

•	VitalStream must have obtained a limited number of consents, waivers, and approvals of governmental entities or third parties required in connection with the merger.

Termination (Page 84)

Either Internap or VitalStream can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fees and Expenses (Page 87)

The merger agreement requires that VitalStream pay Internap a termination fee of $8,000,000 and transaction expenses incurred by Internap theretofore if, among other things, the merger agreement is terminated by Internap because:

•	the VitalStream board of directors has changed its recommendation of the merger;

•	VitalStream failed to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

•	the VitalStream board of directors fails to reaffirm its recommendation of the merger after Internap requests that it do so;

•	the VitalStream board of directors approves or recommends any other acquisition proposal;

•	VitalStream enters into any letter of intent or contract with respect to any other acquisition proposal;

•	VitalStream materially breaches specified provisions of the merger agreement; or

•	a third-party tender or exchange offer for VitalStream securities is commenced, and VitalStream does not, within 10 business days, send its security holders its recommendation that the tender or exchange offer be rejected.

In addition, the merger agreement requires that VitalStream pay Internap a termination fee and transaction expenses if, among other things:

•	the merger agreement is terminated:

•	by either VitalStream or Internap if the merger is not consummated by the outside closing date, except for a termination by VitalStream if any action or failure to act by Internap or Ivy Acquisition Corp. is the principal cause of the failure of the merger to occur on or before the outside closing date;

•	by either VitalStream or Internap, if the approval and adoption of the merger agreement and the approval of the merger by VitalStream’s stockholders has not been obtained by reason of the failure to obtain the required vote at a meeting of VitalStream’s stockholders duly convened therefor or at any adjournment thereof, provided, however, that this right to terminate the merger agreement is not available to

VitalStream where the failure to obtain approval by VitalStream’s stockholders has been caused by the action or failure to act of VitalStream and such action or failure to act constitutes a material breach by VitalStream of the merger agreement; or

•	by Internap, either (a) upon a breach of any representation, warranty, covenant or agreement on the part of VitalStream set forth in the merger agreement or if any representation or warranty of VitalStream has become untrue, in either case such that the conditions to consummate the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue, or (b) if a material adverse effect with respect to VitalStream has occurred; provided that if such inaccuracy in VitalStream’s representations and warranties or breach by VitalStream, or if such material adverse effect with respect to VitalStream, is curable by VitalStream through the exercise of its commercially reasonable efforts, then Internap may not terminate the merger agreement for 20 days after delivery of written notice from Internap to VitalStream of such breach, provided VitalStream continues to exercise commercially reasonable efforts to cure such breach or material adverse effect with respect to VitalStream (it being understood that Internap may not terminate the merger agreement if such breach by VitalStream or material adverse effect with respect to VitalStream is cured during such 20-day period, or if Internap has materially breached the merger agreement); and

•	at or prior to a termination of the merger agreement, but after the date of the merger agreement, there exists or has been publicly proposed a bona fide acquisition proposal relating to an acquisition and within 12 months after such termination, VitalStream enters into a letter of intent or definitive agreement with respect to any acquisition or any acquisition is consummated.

Other than the termination fee and payment of transaction expenses in connection therewith, the merger agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties will be borne by the party incurring such expenses.

Tax Matters (Page 69)

Morris, Manning & Martin LLP, counsel to Internap, and Parr Waddoups Brown Gee & Loveless, PC, counsel to VitalStream, are expected to each issue a tax opinion to the effect that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code. In a reorganization, a VitalStream stockholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of VitalStream common stock for shares of Internap common stock. However, any cash received for any fractional Internap share will result in the recognition of gain or loss as if such stockholder sold its fractional share. A VitalStream stockholder’s tax basis in the shares of Internap common stock that it receives in the merger will equal its current tax basis in its VitalStream common stock (reduced by the basis allocable to any fractional Internap share received in cash).

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Regulatory Approvals (Page 71)

To consummate the merger, Internap and VitalStream must make filings and obtain approvals or clearances from antitrust regulatory authorities in the United States. On November 17, 2006, the Federal Trade Commission notified counsel for each of Internap and VitalStream that it had granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. In the United States, Internap must also comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Stock Market in connection with the issuance of shares of Internap common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC.

Anticipated Accounting Treatment (Page 70)

The merger will be accounted for as a purchase transaction by Internap for financial reporting and accounting purposes under U.S. generally accepted accounting principles. After the merger, the results of operations of VitalStream will be included in the consolidated financial statements of Internap.

Appraisal Rights (Page 70)

Under Nevada corporate law, holders of VitalStream common stock are not entitled to appraisal rights in connection with the merger because both Internap common stock and Vital Stream common stock are listed on the NASDAQ Global Market. Holders of Internap common stock are not entitled to appraisal rights in connection with the merger.

MARKET PRICE AND DIVIDEND DATA

Internap common stock and VitalStream common stock are each listed on the NASDAQ Global Market under the symbols “INAP” and “VSTH,” respectively. The following tables present, for the periods indicated, the range of high and low per share sales prices for Internap common stock and VitalStream common stock, as reported for Internap on the NASDAQ Global Market since September 19, 2006, on the American Stock Exchange between February 18, 2004 and September 18, 2006, and on the NASDAQ Capital Market prior to February 18, 2004, and for VitalStream on the NASDAQ Global Market since August 30, 2006, on the NASDAQ Capital Market between June 21, 2006 and August 29, 2006, and on the OTC Bulletin Board prior to June 21, 2006. Internap and VitalStream have never declared or paid any cash dividend on shares of their respective common stock. Internap’s and VitalStream’s policy is to retain earnings, if any, for use in their respective businesses.

On July 11, 2006, Internap effected a one-for-ten reverse stock split of its common stock. On April 4, 2006, VitalStream effected a one-for-four reverse stock split of its common stock. The information in the following tables has been adjusted to reflect these stock splits. Both companies’ fiscal years end on December 31.

Internap Network Services Corporation	High	Low

2004
First quarter	$27.10	$14.70
Second quarter	19.60	10.50
Third quarter	12.20	5.20
Fourth quarter	10.40	5.00
2005
First quarter	$9.40	$5.20
Second quarter	6.00	4.20
Third quarter	5.70	4.40
Fourth quarter	5.10	3.70
2006
First quarter	$9.90	$4.20
Second quarter	14.10	9.20
Third quarter	15.42	9.40
Fourth quarter (through November 28)	19.22	14.10

VitalStream Holdings, Inc.	High	Low

2004
First quarter	$6.20	$2.40
Second quarter	5.08	2.40
Third quarter	3.20	2.12
Fourth quarter	3.40	1.68
2005
First quarter	$4.16	$2.04
Second quarter	3.04	1.84
Third quarter	4.88	2.68
Fourth quarter	7.76	3.44
2006
First quarter	$11.00	$5.24
Second quarter	13.70	9.01
Third quarter	10.84	7.60
Fourth quarter (through November 28)	9.50	6.40

The following table presents the closing per share sales price of Internap common stock and VitalStream common stock, as reported on the NASDAQ Global Market, and the estimated equivalent per share price (as explained below) of VitalStream common stock on October 11, 2006, the last full trading day before the public announcement of the proposed merger, and on [          ]:

Estimated
Equivalent
	Internap	VitalStream	VitalStream per
	Common Stock	Common Stock	Share Price

October 11, 2006	$17.05	$6.40	$8.75
[ ], 2006	$ [ ]	$ [ ]	$ [ ]

The estimated equivalent per share price of a share of VitalStream common stock equals the exchange ratio of 0.5132 multiplied by the price of a share of Internap common stock. You may use this calculation to determine what your shares of VitalStream common stock will be worth if the merger is consummated. If the merger had occurred on [          ], you would have received, for each 100 shares of VitalStream common stock you owned, 51 shares of Internap common stock, plus a cash payment in lieu of a fractional Internap share worth $[     ]. The actual equivalent per share price of a share of VitalStream common stock that you will receive if the merger is consummated may be different from this price because the per share price of Internap common stock on the NASDAQ Global Market fluctuates continuously. Following the consummation of the merger, Internap common stock will continue to be listed on the NASDAQ Global Market, and there will be no further market for VitalStream common stock.

INTERNAP

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

You should read the following table in conjunction with Internap’s consolidated financial statements and related notes and Internap’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Internap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which are incorporated by reference in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Nine Months Ended
	September 30,	September 30,	Year Ended December 31,
	2006(3)	2005	2005	2004	2003(1)	2002(2)	2001
	(Unaudited)

Historical Consolidated Statement of Operations Data:
Revenue	$132,404	$113,425	$153,717	$144,546	$138,580	$132,487	$117,404
Income (loss) from operations	426	(4,837)	(5,134)	(16,900)	(31,616)	(68,907)	(451,545)
Income (loss) before income taxes	1,548	(4,837)	(5,134)	(16,900)	(31,616)	(73,369)	(453,463)
Net income (loss)	1,448	(4,787)	(4,964)	(18,062)	(34,601)	(75,668)	(479,928)
Net income (loss) attributable to common shareholders	1,448	(4,787)	(4,964)	(18,062)	(69,177)	(75,668)	(479,928)
Net income (loss) per share: basic(4)	0.04	(0.14)	(0.15)	(0.63)	(3.96)	(4.87)	(31.93)
Net income (loss) per share: diluted(4)	0.04	(0.14)	(0.15)	(0.63)	(3.96)	(4.87)	(31.93)
Shares used in per share calculations:
Basic(4)	34,537	33,933	33,939	28,732	17,460	15,555	15,033
Diluted(4)	35,343	33,933	33,939	28,732	17,460	15,555	15,033

	As of September 30,		As of December 31,
	2006(3)	2005	2005	2004	2003(1)	2002(2)	2001
	(Unaudited)

Historical Consolidated Balance Sheet Data:
Cash, cash equivalents, and short-term marketable investments	$41,389	$22,549	$40,494	$45,985	$18,885	$25,219	$82,306
Non-current marketable investments	—	—	—	4,656	—	—	—
Total assets	167,731	157,383	155,369	168,149	135,839	166,334	279,294
Notes payable and capital lease obligations, less current portion	4,467	9,142	7,903	12,837	12,742	22,739	11,184
Series A convertible preferred stock(5)	—	—	—	—	—	79,790	83,314
Total stockholders’ equity	122,140	109,611	109,728	113,738	70,524	(4,228)	63,429

(1)	In August 2003, we completed a private placement of our common stock which resulted in a decrease of the conversion price of our series A preferred stock to $9.50 per share and an increase in the number of shares of common stock issuable upon conversion of all shares of series A preferred stock by 3.5 million shares. We recorded a deemed dividend of $34.6 million in connection with the conversion price adjustment, which is attributable to the additional incremental number of shares of common stock issuable upon conversion of our series A preferred stock. In October 2003, Internap acquired the business of netVmg, Inc. and Sockeye Networks, Inc.

(2)	Internap adopted Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets” during 2002. Accordingly, effective January 1, 2002, goodwill is no longer amortized and is instead reviewed for impairment annually, or more frequently, if indications of impairment arise.

(3)	Effective January 1, 2006, Internap adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R) and related interpretations, using the modified prospective transition method and therefore have not restated prior periods’ results. Prior to the adoption of SFAS No. 123R on January 1, 2006, Internap accounted for stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Internap also provided disclosures in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures — an Amendment of FASB Statement No. 123.” Accordingly, no expense was recognized for options to purchase Internap common stock that were granted with an exercise price equal to fair market value at the date of grant and no expense was recognized in connection with purchases under Internap employee stock purchase plans for any periods prior to January 1, 2006.

(4)	Adjusted to reflect the one-for-ten reverse stock split of Internap common stock on July 11, 2006.

(5)	In July 2003, we amended the deemed liquidation provisions of our charter to eliminate the events that could result in payment to the series A preferred stockholders such that the events giving rise to payment would be within our control. As a result, 2,887,661 shares of our series A preferred stock, with a recorded value of $78.6 million, were reclassified from mezzanine financing to stockholders’ equity during 2003. Effective September 14, 2004, all shares of our outstanding series A convertible preferred stock were mandatorily converted into common stock in accordance with the terms of our Certificate of Incorporation.

VITALSTREAM

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

You should read the following table in conjunction with VitalStream’s consolidated financial statements and related notes and VitalStream’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in VitalStream’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 which are incorporated by reference in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Nine Months Ended
	September 30,	September 30,	Year Ended December 31,
	2006(1)	2005	2005(2)	2004	2003(3)	2002(4)	2001(4)
	(Unaudited)
	(In thousands, except per share data)

Historical Consolidated Statement of Operations Data:
Revenue	18,818	11,207	$15,880	$9,972	$7,001	$3,787	$1,521
Loss from operations	(4,598)	(1,715)	(3,353)	(1,039)	(954)	(2,246)	(2,716)
Loss before income taxes	(4,545)	(1,722)	(4,016)	(1,544)	(1,053)	(2,185)	(2,801)
Net loss	(4,547)	(1,724)	(4,018)	(1,546)	(1,055)	(2,187)	(2,803)
Net loss per share — basic and diluted(5)	(0.21)	(0.11)	(0.25)	(0.13)	(0.14)	(0.41)	(0.83)
Shares used in calculation of net loss per share(5)	21,628	15,776	15,993	11,841	7,427	5,353	3,361

	As of September 30,		As of December 31,
	2006(1)	2005	2005(2)	2004	2003(3)	2002(4)	2001(4)
	(Unaudited)
	(In thousands)

Consolidated Balance Sheet Data:
Cash	16,894	6,769	$4,118	$10,276	$773	$238	$134
Total current assets	23,450	9,768	8,108	11,490	1,644	863	443
Total assets	56,488	19,324	20,029	16,229	4,655	2,866	2,397
Total liabilities	13,891	6,994	7,810	4,908	3,182	1,977	1,067
Stockholders’ equity	42,596	12,330	12,219	11,321	1,473	889	1,330

(1)	Effective May 1, 2006, VitalStream acquired the business of EON Streams, Inc. Effective January 1, 2006, VitalStream adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R) and related interpretations, using the modified prospective transition method and therefore have not restated prior periods’ results. Prior to the adoption of SFAS No. 123R on January 1, 2006, VitalStream accounted for stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. VitalStream also provided disclosures in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures — an Amendment of FASB Statement No. 123.” Accordingly, no expense was recognized for options to purchase VitalStream common stock that were granted with an exercise price equal to fair market value at the date of grant.

(2)	Effective April 1, 2005, VitalStream acquired the business of PlayStream, LLC.

(3)	Effective January 1, 2003, VitalStream acquired certain assets of Epoch Hosting, Inc. and Epoch Networks, Inc. VitalStream adopted Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets” during 2002. Accordingly, effective January 1, 2002, goodwill is no longer amortized and is instead reviewed for impairment annually, or more frequently, if indications of impairment arise.

(4)	For periods prior to April 23, 2002, the data is for VitalStream Holdings, Inc. and its wholly-owned subsidiary, the predecessor to VitalStream Holdings, Inc.

(5)	Adjusted to reflect the one-for-four reverse stock of VitalStream common stock on April 4, 2006.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
(in thousands, except per share data)

The following selected unaudited pro forma combined financial information was prepared using the purchase method of accounting. The Internap and VitalStream unaudited pro forma condensed combined balance sheet data assume that the merger of Internap and VitalStream took place on September 30, 2006, and combines the Internap historical consolidated balance sheet at September 30, 2006 with VitalStream’s historical consolidated balance sheet at September 30, 2006. The Internap and VitalStream unaudited pro forma condensed combined statements of income data assume that the merger of Internap and VitalStream took place as of January 1, 2005. The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2005 combines Internap’s and VitalStream’s historical consolidated statements of operations for the year then ended. The unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2006 combines Internap’s and VitalStream’s historical consolidated statement of operations for the nine months then ended.

The selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma combined financial data as of and for the nine months ended September 30, 2006 and for the fiscal year ended December 31, 2005 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Nine Months Ended	Fiscal Year Ended
	September 30,	December 31,
	2006	2005

Unaudited Pro Forma Condensed Combined Statements of Operations data:
Revenue	$151,555	$171,035
Loss from operations	(9,623)	(17,367)
Loss before income taxes	(8,451)	(17,865)
Net loss	(8,551)	(17,865)
Net loss per share basic and diluted	(0.18)	(0,39)
Shares used in per share calculations:
Basic and Diluted	46,446	45,848

As of
September 30,
2006

Unaudited Pro Forma Condensed Combined Balance Sheet data:
Cash, cash equivalents, and short-term investments	$70,790
Total current assets	101,093
Total assets	398,923
Total liabilities	62,483
Stockholders’ equity	336,440

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The information below reflects:

•	the historical net income (loss) and book value per share of Internap common stock and the historical net income (loss) and book value per share of VitalStream common stock in comparison with the unaudited pro forma net income (loss) and book value per share after giving effect to the proposed merger of Internap with VitalStream on a purchase basis; and

•	the equivalent historical net income (loss) and book value per share attributable to 0.5132 shares of Internap common stock which will be received for each share of VitalStream common stock.

You should read the tables below in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Internap and VitalStream incorporated by reference in this joint proxy statement/prospectus and the unaudited pro forma condensed financial information and notes related to such consolidated financial statements included elsewhere in this joint proxy statement/prospectus. Unless specifically stated otherwise, the following information and all other information contained in this joint proxy statement/prospectus, including that regarding the exchange ratio pursuant to the merger agreement, gives effect to the one-for-ten reverse stock split of Internap’s common stock on July 11, 2006 and the one-for-four reverse stock split of VitalStream common stock on April 4, 2006.

INTERNAP

	Nine Months Ended	Fiscal Year Ended
	September 30, 2006	December 31, 2005

Historical Per Common Share Data:
Net income (loss) per common share — basic and diluted(1)	$0.04	$(0.15)
Book value per share(2)	3.46	3.21

VITALSTREAM

	Nine Months Ended	Fiscal Year Ended
	September 30, 2006	December 31, 2005

Historical Per Common Share Data:
Net income (loss) per common share — basic and diluted(1)	$(0.21)	$(0.25)
Book value per share(2)	1.84	0.70

INTERNAP AND VITALSTREAM

	Nine Months Ended	Year Ended
	September 30, 2006	December 31, 2005

Combined Pro Forma Per Common Share Data:
Net income (loss) per Internap share — basic and diluted(1)	$(0.18)	$(0.39)
Book value per Internap share(2)	7.13	—
Net loss per equivalent VitalStream share — basic and diluted(3)	(0.09)	(0.20)
Book value per equivalent VitalStream share(3)	3.66	—

(1)	Basic net income (loss) per share has been computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of the incremental shares of common stock issuable upon the exercise of outstanding stock options and warrants and unvested restricted stock using the treasury stock method. The treasury stock method calculates the dilutive effect for only those stock options and warrants for which the sum of proceeds, including unrecognized compensation and any windfall tax benefits, is less than the average stock price during the period presented. Potentially dilutive shares are excluded from the computation of net income (loss) per share if their effect is antidilutive.

(2)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding as of the end of the period presented after adjusting shares outstanding for reverse stock splits. The combined pro forma book value per share is computed by dividing combined pro forma stockholders’ equity by the combined pro forma number of shares of Internap common stock outstanding assuming the merger had occurred as of those dates.

(3)	The equivalent pro forma combined net loss and book value per VitalStream share are calculated by multiplying the pro forma combined share amounts by the exchange ratio of 0.5132 shares of Internap common stock for each share of VitalStream common stock.

FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this joint proxy statement/prospectus include, without limitation, statements regarding forecasts of market growth, future revenue, benefits of the proposed merger, expectations that the merger will be accretive to Internap’s results, future expectations concerning available cash and cash equivalents, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed in or implied by this joint proxy statement/prospectus. Such risk factors include, among others:

•	difficulties encountered in integrating merged businesses;

•	uncertainties as to the timing of the merger, approval of the transaction by the stockholders of the companies and the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals;

•	whether certain market segments grow as anticipated;

•	the competitive environment in the industry and competitive responses to the proposed merger; and

•	whether the companies can successfully develop new products and services and the degree to which these gain market acceptance.

Actual results may differ materially from those contained in the forward-looking statements in this joint proxy statement/prospectus. Additional information concerning these and other risk factors is contained in the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by each of Internap and VitalStream. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement.

RISK FACTORS

You should consider the following factors in evaluating whether to approve the issuance of shares of Internap common stock in the merger or to adopt the merger agreement, as the case may be. These factors should be considered in conjunction with the other information included or incorporated by reference by Internap and VitalStream in this joint proxy statement/prospectus.

Risks Relating to the Merger

If we do not integrate our services, we may lose customers and fail to achieve our financial objectives.

Achieving the benefits of the merger will depend in part on the integration of Internap’s and VitalStream’s services in a timely and efficient manner. In order for us to provide enhanced and more valuable services to our customers after the merger, we will need to integrate our service offerings and development organizations. This will be difficult and unpredictable because our service networks are highly complex, have been developed independently and were designed without regard to such integration. If we cannot successfully integrate our services and continue to provide customers with services and new service features in the future on a timely basis, we may lose customers and our business and results of operations may be harmed.

If we are not successful in integrating our organizations, we will not be able to operate efficiently after the merger.

Achieving the benefits of the merger will also depend in part on the successful integration of Internap’s and VitalStream’s operations and personnel in a timely and efficient manner. The integration process requires coordination of different development and engineering teams, and involves the integration of systems, applications, policies, procedures and business processes. This, too, will be difficult and unpredictable because of possible cultural conflicts and different opinions on technical decisions and service roadmaps. If we cannot successfully integrate our operations and personnel, we will not realize the expected benefits of the merger.

Integrating our companies may divert management’s attention away from our operations.

Successful integration of Internap’s and VitalStream’s operations, services and personnel may place a significant burden on our management and our internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business, financial condition and operating results.

We expect to incur significant costs integrating the companies into a single business and if such integration is not successful we may not realize the expected benefits of the merger.

We expect to incur significant costs to integrate VitalStream’s operations, services and personnel with ours. For example, we expect these costs to include costs for:

•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	integration and implementation of accounting systems and internal controls;

•	combining research and development teams and processes; and

•	reorganization.

We do not know whether we will be successful in these integration efforts and cannot assure you that we will realize the expected benefits of the merger.

If we fail to retain key employees the benefits of the merger could be diminished.

The successful combination of Internap and VitalStream will depend in part on the retention of key personnel. There can be no assurance that Internap will be able to retain its or VitalStream’s key management, technical, sales and customer support personnel, or that Internap will realize the anticipated benefits of the merger.

Our sales could decline if customer relationships are disrupted by the merger.

Our respective customers may not continue their current buying patterns during the pendency of, and following, the merger. Any significant delay or reduction in orders for Internap’s or VitalStream’s services could harm the combined company’s business, financial condition and results of operations. Customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing our services. In addition, by increasing the breadth of Internap’s and VitalStream’s business, the merger may make it more difficult for the combined company to enter into relationships, including customer, reseller or other business relationships, some of whom may view the combined company as a more direct competitor than either Internap or VitalStream as an independent company.

VitalStream stockholders will receive a fixed number of shares of Internap common stock in the merger, rather than a fixed value, so if the market price of Internap common stock declines, VitalStream stockholders will receive consideration in the merger of lesser value.

Upon the consummation of the merger, each VitalStream share will be converted into the right to receive 0.5132 shares of Internap common stock. Since the exchange ratio is fixed, the number of shares that VitalStream stockholders will receive in the merger will not change, even if the market price of Internap common stock changes. In recent years, the stock market in general, the securities of technology companies and the price of Internap common stock, have experienced extreme price and volume fluctuations. The market price of Internap common stock upon and after the consummation of the merger could be lower than the market price on the date of the merger agreement or the current market price. VitalStream stockholders should obtain recent market quotations of Internap common stock before they vote on the merger.

If the merger does not close, the businesses and stock prices of both VitalStream and Internap may be harmed.

Each of Internap and VitalStream has incurred, and will continue to incur, substantial legal, financial advisory and other expenses associated with the merger even if it does not close. In addition, each has agreed to certain limitations on the operation of its business and may be making, or deferring, important capital expenditure and planning decisions in light of the pending merger that are different than the decisions it would make were the merger not pending. If the merger does not close, the operations, financial condition and other aspects of each our businesses viewed on a stand-alone basis may have been harmed on account of steps taken, or deferred, in anticipation of the merger.

Additional risks associated with the failure of the merger to close include the following:

•	neither VitalStream nor Internap would realize any anticipated benefits from being part of the combined company;

•	VitalStream may be obligated to pay a termination fee equal to $8 million, plus expenses of Internap, representing a substantial portion of VitalStream’s available working capital;

•	the market price of the common stock of one or both companies may decline to the extent the current market prices reflect a market assumption that the merger will be completed;

•	Internap and VitalStream may experience difficulties in attracting or retaining customers that were expected to use the products and services to be offered by the combined company; and

•	Internap and VitalStream may be less able to find companies willing to enter into purchase, sale or other strategic transactions because of the failure of the merger to close.

Risks Relating to Internap

Risks Related to Internap’s Business

We have a history of losses and may not sustain profitability.

We have incurred net losses in each quarterly and annual period since we began operations in May 1996 through the year ended December 31, 2005. We incurred net losses of $5.0 million, $18.1 million and $34.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. As of September 30, 2006, our accumulated deficit was $858.7 million. Even though we have achieved profitability in the three fiscal quarters ended September 30, 2006, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis, and our failure to do so would adversely affect our business, including our ability to raise additional funds.

Our operations have historically been cash flow negative, and we have depended on equity and debt financings to meet our cash requirements, which may not be available to us in the future on favorable terms.

We have experienced negative operating cash flow and have depended upon equity and debt financings, as well as borrowings under our credit facilities, to meet our cash requirements in most quarterly and annual periods since we began our operations in May 1996. We expect to meet our cash requirements for the remainder of 2006 and 2007 through a combination of cash flows from operations, existing cash, cash equivalents and investments in marketable securities, borrowings under our credit facilities, and the proceeds from our March 2004 public offering. Our capital requirements depend on several factors, including the rate of market acceptance of our services, the ability to expand and retain our customer base, and other factors. If our cash requirements vary materially from those currently planned, if our cost reduction initiatives have unanticipated adverse effects on our business, or if we fail to generate sufficient cash flow from the sales of our services, we may require additional financing sooner than anticipated. We cannot assure you that we will be able to obtain additional financing on commercially favorable terms, or at all. Provisions in our credit facility limit our ability to incur additional indebtedness.

Designing and implementing adequate internal control procedures for our business after the proposed merger will be difficult.

In the course of our ongoing evaluation of our internal controls over financing reporting, we have identified areas requiring improvement and are in the process of designing enhanced processes and controls to address the issues identified during our evaluation. We cannot be certain that our efforts will be effective or sufficient for us, or our auditors, to issue unqualified reports in the future.

It may be difficult to design and implement effective financial controls for combined operations and differences in existing controls of any acquired businesses may result in weaknesses that require remediation when the financial controls and reporting are combined. Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement improvements to our internal reporting systems and controls in an efficient and timely manner and may discover deficiencies in existing systems and controls.

We may not be able to compete successfully against current and future competitors.

The Internet connectivity and Internet Protocol services market is highly competitive, as evidenced by recent declines in pricing for Internet connectivity services. We expect competition from existing competitors to continue to intensify in the future, and we may not have the financial resources, technical expertise, sales and marketing abilities or support capabilities to compete successfully. Our competitors currently include: regional Bell operating companies that offer Internet access; global, national and regional Internet service providers; providers of specific applications or solutions such as content distribution, security or storage; software-based and other Internet infrastructure providers and manufacturers; and colocation and data center providers. In addition, Internet network service providers may make technological advancements, such as the introduction of improved routing protocols to enhance the quality of their services, which could negatively impact the demand for our products and services.

In addition, we will face additional competition as we expand our managed services product offerings, including competition from technology and telecommunications companies. A number of telecommunications companies and Internet service providers have been offering or expanding their network services. Further, the ability of some of these potential competitors to bundle other services and products with their network services could place us at a competitive disadvantage. Various companies are also exploring the possibility of providing, or are currently providing, high-speed, intelligent data services that use connections to more than one network or use alternative delivery methods including the cable television infrastructure, direct broadcast satellites and wireless local loop. Many of our existing and future competitors may have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than we do. As a result, our competitors may have significant advantages over us. Increased competition and technological advancements by our competitors could adversely affect our business, results of operations and financial condition.

Pricing pressure could decrease our revenue and threaten the attractiveness of our premium priced services.

Pricing for Internet connectivity services has declined significantly in recent years and may decline in the future. An economic downturn could further contribute to this effect. We currently charge, and expect to continue to charge, higher prices for our high performance Internet connectivity services than prices charged by our competitors for their connectivity services. By bundling their services and reducing the overall cost of their solutions, certain of our competitors may be able to provide customers with reduced communications costs in connection with their Internet connectivity services or private network services, thereby significantly increasing the pressure on us to decrease our prices. Increased price competition and other related competitive pressures could erode our revenue and significant price deflation could affect our results of operations if we are unable to control our costs. Because we rely on Internet network service providers to deliver our services and have agreed with some of these providers to purchase minimum amounts of service at predetermined prices, our profitability could be adversely affected by competitive price reductions to our customers even with an increased number of customers.

In addition, over the last several years, companies that require Internet connectivity have been evaluating and will continue to evaluate the cost of such services, particularly high performance connectivity services such as those we currently offer, in light of economic factors and technological advances. Consequently, existing and potential customers may be less willing to pay premium prices for high performance Internet connectivity services and may choose to purchase lower quality services at lower prices, which could adversely affect our business, results of operations and financial condition.

We depend on a number of Internet network service providers to provide Internet connectivity to our network access points. If we are unable to obtain required connectivity services on a cost-effective basis or at all, or if such services are interrupted or terminated, our growth prospects and business, results of operations and financial conditions would be adversely affected.

In delivering our services, we rely on a number of Internet networks, all of which are built and operated by others. In order to be able to provide high performance connectivity services to our customers through our network access points, we purchase connections from several Internet network service providers. We cannot assure you that these Internet network service providers will continue to provide service to us on a cost-effective basis or on otherwise competitive terms, if at all, or that these providers will provide us with additional capacity to adequately meet customer demand. Consolidation among Internet network service providers limits the number of vendors from which we obtain service, possibly resulting in higher network costs to us. We may be unable to establish and maintain relationships with other Internet network service providers that may emerge or that are significant in geographic areas, such as Asia and Europe, in which we may locate our future network access points. Any of these situations could limit our growth prospects and adversely affect our business, results of operations and financial condition.

We depend on third-party suppliers for key elements of our network infrastructure and to provide services. If we are unable to obtain products or services, such as network access loops or local loops, on favorable terms or at all, or in the event of a failure of these suppliers to deliver their products and services as agreed, our ability to provide our services on a competitive and timely basis would be impaired and our results of operations and financial conditions would be adversely affected.

Any failure to obtain required products or services from third-party suppliers on a timely basis and at an acceptable cost would affect our ability to provide our services on a competitive and timely basis. In addition to depending on services from third party Internet network service we depend on other companies to supply various key elements of our infrastructure, including the network access loops between our network access points and our Internet network service providers and the local loops between our network access points and our customers’ networks. Pricing for such network access loops and local loops has been rising significantly over time, and we generally bill these charges to our customers at low or no margin, while some of our competitors have their own network access loops and local loops and are therefore not subject to similar availability and pricing issues. In addition, we currently purchase routers and switches from a limited number of vendors. Furthermore, we do not carry significant inventories of the products we purchase, and we have no guaranteed supply arrangements with our vendors. A loss of a significant vendor could delay any build-out of our infrastructure and increase our costs. If our limited source of suppliers fails to provide products or services that comply with evolving Internet standards or that interoperate with other products or services we use in our network infrastructure, we may be unable to meet all or a portion of our customer service commitments, which could adversely affect our business, results of operations and financial condition.

A failure in the redundancies in our network operations centers, network access points or computer systems would cause a significant disruption in our Internet connectivity services, and we may experience significant disruptions in our ability to service our customers.

Our business depends on the efficient and uninterrupted operation of our network operations centers, our network access points and our computer and communications hardware systems and infrastructure. Interruptions could result from natural or human caused disasters, power loss, telecommunications failure and similar events. If we experience a problem at our network operations centers, including the failure of redundant systems, we may be unable to provide Internet connectivity services to our customers, provide customer service and support or monitor our network infrastructure or network access points, any of which would seriously harm our business and operating results. Also, because we provide continuous Internet availability under our service level agreements, we may be required to issue a significant amount of customer credits as a result of such interruptions in service. These credits could negatively affect our results of operations. In addition, interruptions in service to our customers could harm our customer relations, expose us to potential lawsuits and require additional capital expenditures.

A significant number of our network access points are located in facilities owned and operated by third parties. In many of those arrangements, we do not have property rights similar to those customarily possessed by a lessee or subtenant, but instead have lesser rights of occupancy. In certain situations, the financial condition of those parties providing occupancy to us could have an adverse impact on the continued occupancy arrangement or the level of service delivered to us under such arrangements.

The increased use of high power density equipment may limit our ability to fully utilize our data centers.

Customers are increasing their use of high-density equipment, such as blade servers, in our data centers, which has significantly increased the demand for power on a per cabinet basis. Because most of our centers were built several years ago, the current demand for electrical power may exceed our designed capacity in these facilities. As electrical power, not space, is typically the limiting factor in our data centers, our ability to fully utilize our data centers may be limited in these facilities.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources.

Our data centers and P-NAPs are susceptible to regional costs of power, electrical power shortages, planned or unplanned power outages or natural disasters, and limitations, especially internationally, on availability of adequate power resources. Power outages could harm our customers and our business. We attempt to limit exposure to system downtime by using backup generators and Uninterruptible Power Systems (UPS), however, we may not be able to limit our exposure entirely even with these protections in place, as has been the case with power outages we have experienced in the past and may experience in the future. In addition, the overall power shortage in California has increased the cost of energy, which we may not be able to pass on to our customers.

In each of our markets, we rely on utility companies to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are growing on a per unit basis. As a result, some customers are consuming an increasing amount of power per cabinet. We do not have long-term power agreements in all our markets for long-term guarantees of provisioned amounts. This means that we could face power limitations in our centers. This could have a negative impact on the effective available capacity of a given center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable service. We must protect our customers’ data center and P-NAP infrastructure and their equipment located in our data centers. The services we provide in each of our data centers are subject to failure resulting from numerous factors, including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	fiber cuts;

•	power loss;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more of the data centers operated by us or any of our colocation providers, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers, including our significant customers. As a result, service interruptions or significant equipment damage in our data centers could result in difficulty maintaining service level commitments to these customers. If we incur significant financial commitments to our customers in connection with a loss of power, or our failure to meet other service level commitment obligations, our liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon Internet service providers and telecommunications carriers in the U.S., Europe and Asia Pacific, some of which have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially adversely impacted.

There is no known prevention or defense against denial of service attacks. During a prolonged denial of service attack, Internet service may not be available for several hours, thus negatively impacting hosted customers’ on-line business transactions. Affected customers might file claims against us under such circumstances. Our property and liability insurance may not be adequate to cover these customer claims.

Our results of operations have fluctuated in the past and may continue to fluctuate, which could have a negative impact on the price of our common stock.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuation in our operating results may cause the market price of our common stock to decline. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including:

•	competition and the introduction of new services by our competitors;

•	continued pricing pressures resulting from competitors’ strategies or excess bandwidth supply;

•	fluctuations in the demand and sales cycle for our services;

•	fluctuations in the market for qualified sales and other personnel;

•	changes in the prices for Internet connectivity we pay to Internet network service providers;

•	the cost and availability of adequate public utilities, including power;

•	our ability to obtain local loop connections to our network access points at favorable prices;

•	integration of people, operations, products and technologies of acquired businesses; and

•	general economic conditions.

In addition, fluctuations in our results of operations may arise from strategic decisions we have made or may make with respect to the timing and magnitude of capital expenditures such as those associated with the deployment of additional network access points and the terms of our network connectivity purchase agreements. These and other factors discussed in this joint proxy statement/prospectus could have a material adverse effect on our business, results of operations and financial condition. In addition, a relatively large portion of our expense is fixed in the short-term, particularly with respect to lease and personnel expense, depreciation and amortization, and interest expense. Therefore, our results of operations are particularly sensitive to fluctuations in revenue. Because our results of operations have fluctuated in the past and are expected to continue to fluctuate in the future, investors should not rely on the results of any particular period as an indication of future performance in our business operations. Fluctuations in our results of operations could have a negative impact on our ability to raise additional capital and execute our business plan. Our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

We have acquired and may acquire other businesses, and these acquisitions involve numerous risks.

We intend to pursue additional acquisitions of complementary businesses, products, services and technologies to expand our geographic footprint, enhance our existing services, expand our service offerings and enlarge our customer base. If we complete future acquisitions, we may be required to incur or assume additional debt and make capital expenditures and issue additional shares of our common stock or securities convertible into our common stock as consideration, which will dilute our existing stockholders’ ownership interest and may adversely affect our results of operations. Our ability to grow through acquisitions involves a number of additional risks, including the following:

•	the ability to identify and consummate complementary acquisitions;

•	the possibility that we may not be able to integrate the operations, personnel, technologies, products and services of the acquired companies in a timely and efficient manner;

•	diversion of management’s attention from other ongoing business concerns;

•	insufficient revenue to offset significant unforeseen costs and increased expenses associated with the acquisitions;

•	challenges in completing projects associated with in-process research and development being conducted by the acquired businesses;

•	risks associated with our entrance into markets in which we have little or no prior experience and where competitors have a stronger market presence;

•	deferral of purchasing decisions by current and potential customers as they evaluate the likelihood of success of our acquisitions;

•	issuance by us of equity securities that would dilute ownership of our existing stockholders;

•	incurring or assuming significant debt, contingent liabilities and amortization expense;

•	difficulties in successfully integrating the management teams and employees of both companies; and

•	loss of key employees of the acquired companies.

Failure to effectively manage our growth through acquisitions could adversely affect our growth prospects, business, results of operations and financial condition.

The terms of our existing credit facility impose restrictions upon us.

The terms of our existing credit facility impose operating and financial restrictions on us and require us to meet certain financial tests. These restrictions may also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions.

The failure to comply with any of these covenants would cause a default under the credit facility. Any defaults, if not waived, could result in the lender ceasing to make loans or extending credit to us, accelerate or declare all or any obligations immediately due, or take possession of or liquidate collateral. If any of these occur, we may not be able to borrow sufficient funds to refinance it on terms that are acceptable to us, which could adversely impact our business, results of operations and financial condition. In the past, we have violated loan covenants, under a prior credit arrangement, regarding minimum cash EBITDA.

As of September 30, 2006, we were in compliance with all loan covenants.

Continued overcapacity in the Internet connectivity and IP services market may result in our recording additional significant restructuring charges and goodwill impairment.

As a result of the overcapacity created in the Internet connectivity and IP services market during the past several years, we have undertaken significant operational restructurings and have taken restructuring charges and recorded total restructuring costs of less than $0.1 million for the year ended December 31, 2005 and $3.6 million and $1.1 million for the years ended December 31, 2004 and 2003, respectively. If the Internet connectivity and IP services market continues to experience overcapacity and uncertainty or declines in the future, we may incur additional restructuring charges or adjustments in the future. Such additional restructuring charges or adjustments could adversely affect our business, net profit and stockholders’ equity.

If we are unable to deploy new network access points or do not adequately control expense associated with the deployment of new network access points, our results of operations could be adversely affected.

As part of our strategy, we intend to continue to expand our network access points, particularly into new geographic markets. We will face various risks associated with identifying, obtaining and integrating attractive network access point sites, negotiating leases for centers on competitive terms, cost estimation errors or overruns, delays in connecting with local exchanges, equipment and material delays or shortages, the inability to obtain necessary permits on a timely basis, if at all, and other factors, many of which are beyond our control and all of which could delay the deployment of a new network access point. We cannot assure you that we will be able to open and operate new network access points on a timely or profitable basis. Deployment of new network access points will increase operating expense, including expense associated with hiring, training, retaining and managing new employees, provisioning capacity from Internet network service providers, purchasing new equipment, implementing new systems, leasing additional real estate and incurring additional depreciation expense. If we are unable to control our costs as we expand in geographically dispersed locations, our results of operations could be adversely affected.

Because we have limited experience operating internationally, our international operations may not be successful.

We have limited experience operating internationally. We currently have network access points in London, England, Hong Kong, Singapore and Sydney, Australia, participate in a joint venture with NTT-ME Corporation and another NTT affiliate that operates a network access point in Tokyo, Japan and maintain a marketing agreement with Telefonica USA, which provides us with further access in Europe and access to the Latin American market. As part of our strategy to expand our geographic markets, we may develop or acquire network access points or complementary businesses in additional international markets. The risks associated with expansion of our international business operations include:

•	challenges in establishing and maintaining relationships with foreign customers as well as foreign Internet network service providers and local vendors, including data center and local network operators;

•	challenges in staffing and managing network operations centers and network access points across disparate geographic areas;

•	limited protection for intellectual property rights in some countries;

•	challenges in reducing operating expense or other costs required by local laws;

•	exposure to fluctuations in foreign currency exchange rates;

•	costs of customizing network access points for foreign countries and customers;

•	protectionist laws and practices favoring local competition;

•	political and economic instability; and

•	compliance with governmental regulations.

We may be unsuccessful in our efforts to address the risks associated with our international operations, which may limit our international sales growth and adversely affect our business and results of operations.

Disputes with vendors regarding the delivery of services may materially impact our results of operations and cash flows.

In delivering our services, we rely on a number of Internet network, telecommunication and other vendors. We work directly with these vendors to provision services such as establishing, modifying or discontinuing services for our customers. Because of the volume of activity, billing disputes inevitably arise. These disputes typically stem from disagreements concerning the starting and ending dates of service, quoted rates, usage and various other factors. Disputed costs, both in the vendors’ favor and our favor, are researched and discussed with vendors on an ongoing basis until ultimately resolved. We record the cost and a liability based on our estimate of the most likely outcome of the dispute. These estimates are periodically reviewed by management and modified in light of new information or developments, if any. Because estimates regarding disputed costs include assessments of uncertain outcomes, such estimates are inherently vulnerable to changes due to unforeseen circumstances that could materially and adversely affect our results of operations and cash flows.

We depend upon our key employees and may be unable to attract or retain sufficient numbers of qualified personnel.

Our future performance depends to a significant degree upon the continued contributions of our executive management team and other key employees. To the extent we are able to expand our operations and deploy additional network access points, we may need to increase our workforce. Accordingly, our future success depends on our ability to attract, hire, train and retain highly skilled management, technical, sales, marketing and customer support personnel. Competition for qualified employees is intense, and we compete for qualified employees with companies that may have greater financial resources than we have. Our employment agreements with our executive officers provide that either party may terminate their employment at any time. Consequently, we may not be successful in attracting, hiring, training and retaining the people we need, which would seriously impede our ability to implement our business strategy.

If we fail to adequately protect our intellectual property, we may lose rights to some of our most valuable assets.

We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect such intellectual property. Taken as a whole, we believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our results of operations. We cannot assure you that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States. From time to time, third parties have or may assert infringement claims against us or against our customers in connection with their use of our products or services. In addition, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products or services effectively. We cannot assure you that any necessary licenses will be available on reasonable terms.

We may face litigation and liability due to claims of infringement of third-party intellectual property rights.

The Internet services industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark, trade secret and other intellectual property rights to technologies that are important to our business. Any claims that our products or services infringe or may infringe proprietary rights of third-parties, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel or require us to enter into royalty or licensing agreements, any of which could significantly harm our operating results. In addition, our customer agreements generally provide for us to indemnify our customers for expense or liabilities resulting from claimed infringement of patents or copyrights of third parties, subject to certain limitations. If an infringement claim against us were to be successful, and we were not able to obtain a license to the relevant or a substitute technology on acceptable terms or redesign our products or services to avoid infringement, our ability to compete successfully in our competitive market would be materially impaired.

Risks Related to Internap’s Industry

The future evolution of the high performance Internet connectivity market, and therefore the role of our products and services, cannot be predicted with certainty.

We face the risk that the market for high performance Internet connectivity services might develop more slowly or differently than currently projected, or that our services may not achieve continued and/or widespread market acceptance. Furthermore, we may be unable to market and sell our services successfully and cost-effectively to a sufficiently large number of customers. We typically charge a premium for our services, which may affect market acceptance of our services or adversely impact the rate of market acceptance. We believe the danger of non-acceptance is particularly acute during economic slowdowns and when there is significant pricing pressure on Internet service providers. Finally, if the Internet becomes subject to a form of central management, or if Internet network service providers establish an economic settlement arrangement regarding the exchange of traffic between Internet networks, the demand for our Internet connectivity services could be adversely affected.

If we are unable to respond effectively and on a timely basis to rapid technological change, we may lose or fail to establish a competitive advantage in our market.

The Internet connectivity and IP services industry is characterized by rapidly changing technology, industry standards and customer needs, as well as by frequent new product and service introductions. New technologies and industry standards have the potential to replace or provide lower cost alternatives to our services. The adoption of such new technologies or industry standards could render our existing services obsolete and unmarketable. Our failure to anticipate the prevailing standard, to adapt our technology to any changes in the prevailing standard or the failure of a common standard to emerge could hurt our business. Our pursuit of necessary technological advances may require substantial time and expense, and we may be unable to successfully adapt our network and services to alternative access devices and technologies.

Our network and software are vulnerable to security breaches and similar threats that could result in our liability for damages and harm our reputation.

There have recently been a number of widespread and disabling attacks on public and private networks. The number and severity of these attacks may increase in the future as network assailants take advantage of outdated software, security breaches or incompatibility between or among networks. Computer viruses, intrusions and similar disruptive problems could result in our liability for damages under agreements with our customers, and our reputation could suffer, thereby deterring potential customers from working with us. Security problems or other attacks caused by third parties could lead to interruptions and delays or to the cessation of service to our customers. Furthermore, inappropriate use of the network by third-parties could also jeopardize the security of confidential information stored in our computer systems and in those of our customers and could expose us to liability under Internet “spam” regulations. In the past, third parties have occasionally circumvented some of these industry-standard measures. Therefore, we cannot assure you that the measures we implement will not be circumvented. Our efforts to eliminate computer viruses and alleviate other security problems, or any circumventions of those efforts, may result in increased costs, interruptions, delays or cessation of service to our customers, which could hurt our business, results of operations and financial condition.

Terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The continued threat of terrorist activity and other acts of war or hostility may have an adverse effect on business, financial and general economic conditions internationally. Effects from any future terrorist activity, including cyber terrorism, may, in turn, increase our costs due to the need to provide enhanced security, which would adversely affect our business and results of operations. These circumstances may also damage or destroy the Internet infrastructure and may adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our network access points.

If governments modify or increase regulation of the Internet, the provision of our services could become more costly.

International bodies and federal, state and local governments have adopted a number of laws and regulations that affect the Internet and are likely to continue to seek to implement additional laws and regulations. For example, a federal law regulating unsolicited commercial e-mail, or “spam,” was enacted in 2003. In addition, federal and state agencies are actively considering regulation of various aspects of the Internet, including taxation of transactions, and imposing access fees for voice over IP, or VoIP. The Federal Communications Commission and state agencies are also reviewing the regulatory requirements, if any, that should be applicable to VoIP. If we seek to offer VoIP services, we could be required to obtain certain authorizations from regulatory agencies. We may not be able to obtain such authorizations in a timely manner, or at all, and conditions could be imposed upon such authorization that may not be favorable to us. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for our services, impose taxes or other costly technical requirements, regulate the Internet in some respects as has been done with traditional telecommunications services, or otherwise increase the cost of doing business on the Internet or in some other manner. Any of these actions could have a significantly harmful effect on our customers or us. Moreover, the nature of any new laws and regulations and the interpretation of applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

Congress has extended the Internet Tax Freedom Act, which placed a moratorium against certain state and local taxation of Internet access, until November 1, 2007. Pursuant to this moratorium, most of our services are not subject to state and local taxation. Should the U.S. Congress not further extend or pass a similar moratorium limiting the taxation of Internet access or related services, state and local governments may impose taxes on some or all of the services we currently provide after November 1, 2007. We may not be able to pass these taxes along to our customers. This additional expense may have a negative impact on our business and the industry generally.

Risks Related to Internap’s Capital Stock

Our common stockholders may experience significant dilution, which could depress the market price of our common stock.

Holders of our stock options and warrants to purchase common stock may exercise their options or warrants to purchase our common stock which would increase the number of outstanding shares of common stock in the future. As of September 30, 2006, (1) options to purchase an aggregate of 2.9 million shares of our common stock at a weighted average exercise price of $10.86 were outstanding, and (2) warrants to purchase 0.2 million shares of our common stock at an exercise price of $9.50 per share were outstanding. The issuance of our common stock upon the exercise of options and warrants could depress the market price of the common stock by increasing the number of shares of common stock outstanding on an absolute basis or as a result of the timing of additional shares of common stock becoming available on the market.

Our stock price may be volatile.

The market for our equity securities has been extremely volatile. Our stock price could suffer in the future as a result of any failure to meet the expectations of public market analysts and investors about our results of operations from quarter to quarter. The following factors could cause the price of our common stock in the public market to fluctuate significantly:

•	actual or anticipated variations in our quarterly and annual results of operations;

•	changes in market valuations of companies in the Internet connectivity and services industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

Risks Relating to VitalStream

VitalStream is subject to many risks that are similar to those described under the following sub-headings under Risks Relating to Internap:

•	Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources.

•	Our results of operations have fluctuated in the past and may continue to fluctuate in the future, which could have a negative impact on the price of our common stock.

•	We have acquired and may acquire other businesses, and these acquisitions involve many risks.

Risks Related to VitalStream’s Business.

We may continue to experience net losses from operations and may never become profitable.

We have experienced net losses in each quarter since our inception and as of September 30, 2006, had an accumulated deficit of $17.2 million. We are uncertain when, or if, we will generate net income. Even if we do generate net income in one or more quarters in the future, subsequent developments in our industry, customer base, business or cost structure or expenses associated with our operations, or due to an event such as significant litigation or a significant transaction may cause us to again experience net losses. We may never become profitable for the long-term, or even for any quarter.

We are dependent on a concentrated number of customers, and a material reduction in revenue from any of our significant customers would harm our financial results.

Historically, a significant portion of our revenues has come from a limited number of customers. We may not be able to sustain our revenue levels from these customers because our revenues have largely been generated in connection with these customers’ decisions to choose our Streaming Service for Flash, Streaming Service for Windows Media and managed hosting and colocation services versus competing services. During the nine months ended September 30, 2006, MySpace, Inc. accounted for approximately 35% of our revenue. In early October 2006, MySpace informed us that it intends to develop its own in-house streaming capabilities and to significantly reduce its use of our services. We began experiencing a significant reduction in revenue from MySpace commencing in October 2006 and expect that reduction to continue in the future.

During 2005, Comcast Corporation, MySpace, Inc. and World Netmedia, LLC accounted for approximately 14%, 11% and 11% of our revenue, respectively. During 2004, World Netmedia, LLC and Hypermedia Systems, Inc. accounted for approximately 18% and 10% of our revenue, respectively. Several additional customers individually accounted for between 1% and 9% of our revenues during the nine months ended September 30, 2006 and the years ended December 31, 2005 and 2004. Many of our agreements with customers are only for a year at a time and are generally terminable at any time upon short-term notice. In addition, during the term of an agreement, customer usage may expand or contract dramatically. Costs and disruptions associated with changing content delivery network, or CDN, providers are generally insignificant. Our largest customers generally use several CDN providers and, as a result, can move their business rapidly. As a result, customers accounting for a significant portion of our revenue could change CDN providers at any given time. Decisions by one or more significant customers to terminate or not renew their agreements with us, or to substantially reduce their use of our services, could substantially slow our revenue growth or lead to a decline in revenue.

We are substantially dependent upon technology and services provided by third parties, including our Adobe and Microsoft product licenses, and we may not be able to continue our current operations without such technology and services.

We rely on other companies to provide software licenses and supply key components of our network infrastructure, including Internet bandwidth, which constitutes our largest direct cost of providing services, and networking equipment. Additionally, we rely on third-party development of technology to provide media-related functionality, such as streaming media formats. We do not have long-term agreements governing the supply or license of many of these services or technologies, and most are available from only limited sources. Our Streaming Service for Flash and Streaming Service for Windows Media services are dependent upon licenses from Adobe Systems Incorporated and Microsoft Corporation, respectively. Our licenses are effective for the term of the applicable license agreements, which have limited terms and may be terminated early following an uncured material breach or may not be renewed upon expiration. Our license from Adobe terminates in December 2006. We have two successive one-year options to renew this license. Our license from Microsoft terminates in February 2007. A termination or nonrenewal of our license agreements with Adobe or Microsoft would result in a decrease in revenue and would harm our business. In the future, irrespective of our licenses with Adobe or Microsoft, we may be unable to continue to obtain needed services or licenses for needed technologies on commercially reasonable terms, or at all, which would harm our ability to continue to provide services, our cost structure and/or the quality of our services.

If we are unsuccessful in introducing our ad selection and ad insertion services and if our customers do not adopt our ad selection and ad insertion technology, we may not be able to achieve or sustain our anticipated growth.

We currently offer ad insertion technology for audio and video streams. Our VitalStream Advertising Service is designed to enable customers to turn existing streaming traffic into content packaged with advertising. In the third quarter, we first recognized material revenues from the VitalStream Advertising Service product line. Ad insertion for audio and video streams is a new technology and an evolving method of advertising and is subject to technological and market acceptance risk. If our VitalStream Advertising Service fails to achieve market acceptance, we may not grow our business, and our revenue may grow slower than expected. In addition, if we do not continue to improve our VitalStream Advertising Service, it may not remain competitive with other services.

Our failure to meet performance standards under our service level agreements could result in our customers terminating their relationship with us or our customers being entitled to receive service credits which could lead to reduced revenues.

We have service level agreements with substantially all of our customers in which we provide various guarantees regarding our levels of service. As a result, service interruptions could result in difficulty maintaining our service level commitments required by these agreements. If we fail to provide the levels of service required by these agreements, our customers may be able to receive service credits for their accounts, as well as terminate their relationship with us. In addition, any inability to meet our service level commitments could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would harm our ability to generate revenues and our operating results.

We intend to expand our operations and increase our expenditures in an effort to grow our business. If we are unable to achieve or manage significant growth and expansion, or if our business does not grow as we expect, our operating results will suffer.

In order to successfully implement our business strategy, we must achieve substantial growth in our customer base through sales, business acquisitions or a combination thereof. We may not achieve such growth. If achieved, significant growth would place increased demands on our management, accounting systems, network infrastructure and systems of financial and internal controls. We may be unable to expand associated resources and refine associated systems fast enough to keep pace with expansion, especially as we expand into multiple facilities at distant locations. Rapid growth would also require an increase in the capacity, efficiency and accuracy of our billing and customer support systems. This would require an increase in the number of our personnel, particularly within accounting, customer service and technical support. Because of competition for employees and difficulties inherent in hiring, retaining and training large numbers of service and support personnel in a short period of time, we may be short staffed at times or be staffed with relatively inexperienced personnel. Our labor, administrative, professional fees and other costs may also increase. Any failure to expand our technical and personnel infrastructure with our business could lead to a decline in the quality of our sales, marketing, service, or other aspects of our business and lead to a long-term decline in revenue.

If we are unable to sell our services at acceptable prices relative to our costs, our business and financial results are likely to suffer.

Prices we have been charging for some of our services have declined in recent years. We expect that this decline may continue in the future as a result of, among other things, existing and new competition in the markets we serve. Consequently, our historical revenue rates may not be indicative of future revenues based on comparable traffic volumes. If we are unable to sell our services at acceptable prices relative to our costs or if we are unsuccessful with our strategy of selling additional services and features to our existing content delivery customers, our gross margins will decrease, and our business and financial results will suffer.

If we are unable to keep up with evolving industry standards and changing user needs, our business is likely to suffer, and we may need to deploy significant company resources to keep up with evolving industry standards and changing user needs.

The market for our Internet streaming and other services, and the markets for products and services utilizing our streaming and other services, are relatively new and rapidly evolving. As our customers’ needs and industry standards continue to evolve, our success will depend, in part, on our ability to timely and accurately identify emerging trends and to modify our services offerings accordingly. We may be unable to modify our proprietary technology, obtain licenses for key third-party technologies or integrate technologies rapidly and efficiently enough to keep pace with emerging trends. We may fail to identify and invest in technologies that subsequently dominate the industry, and we may build our offerings around, and invest in, technologies that fail to achieve a substantial foothold in the industry. In addition, new industry standards or technologies could render our Internet streaming and other services obsolete and unmarketable or require substantial reduction in the fees we charge.

Any failure on our part to properly identify, invest in and adopt new technologies that subsequently achieve market dominance in a timely and cost effective manner could lead to a substantial reduction in our market share, a reduction in our revenue and an increase in our operating costs. Any such decrease in revenues, or increase in costs, would harm our business, financial condition and results of operations.

The market for services supported by our Internet streaming services may not continue to grow at a sufficient pace to permit our continued growth.

Our continued growth is dependent upon the continued expansion of the markets for services supported by our Internet broadcasting and streaming services. This includes markets for services such as the streaming of movie trailers and music samples online, virtual home tours, online video games, live streamed sporting events or concerts and video conferences or presentations. The market for streaming-supported services may not continue to grow for various reasons, including:

•	consumers may determine not to view or listen to streamed audio and video over the Internet because of, among other factors, poor reception of streamed broadcasts or the creation or expansion of competing technologies, such as television beaming or interactive cable that may provide a similar service at lower cost or with better features;

•	consumers may not acquire high-speed connectivity to the Internet, which is essential for viewing streamed digital media, in sufficient numbers to support growth in data streaming;

•	risks related to copyright and patent infringement, royalty payments to artists and publishers, illegal copying and distribution of data, or other intellectual property issues may limit the feasibility of streaming digital media;

•	new technologies may make it more feasible and cost effective for our customers to bring streaming in house;

•	customers that use the Internet to broadcast presentations or meetings may determine that alternative means of communications are more effective or less expensive; and

•	new laws and regulations, including confusing or expensive tax laws, may increase the cost to our customers or to the public of transacting business or streaming or viewing digital media over the Internet.

If the market for streaming-dependent services does not grow, or grows more slowly than expected, our business, results of operations and financial condition will be harmed. Our business plan assumes continued growth in revenue, and it is unlikely that we could become profitable if our revenue were to cease growing.

The markets in which we operate are highly competitive, and we may be unable to compete successfully against existing or future competitors of our businesses.

We have experienced, and expect to continue to experience, increasingly competitive markets for our services. Our current and future competitors in Internet streaming may include other CDN providers, Internet broadcast network specialty providers and alternative access providers such as cable television companies, direct broadcast satellite companies, telecommunication companies, wireless communications providers and other established media. Our current and future competitors in hosting and colocation may include other Internet hosting, colocation and access businesses, including such major providers as Savvis and AT&T. Barriers to entry in the hosting and colocation business are minimal.

Many of our existing and prospective competitors have longer operating histories and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than we do. Competitors with an extended operating history, a strong financial position and an established reputation have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as unproven or unstable. In addition, our competitors may be able to use their extensive resources to our disadvantage in the following ways, among others:

•	to improve and expand their communications and network infrastructures more quickly than we can;

•	to reduce costs, particularly bandwidth costs, because of discounts associated with large volume purchases;

•	to offer less expensive streaming, hosting, colocation and related services as a result of a lower cost structure, greater capital reserves or otherwise;

•	to adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;

•	to offer bundles of related services that we are unable to offer;

•	to take advantage of acquisition and other opportunities more readily; and

•	to devote greater resources to the marketing and sales of their products.

If we are unable to compete effectively in our various markets, or if competition places downward pressure on the prices at which we offer our services, our business, financial condition and results of operations may suffer.

Our sales cycle requires us to expend a significant amount of resources, and could have an adverse effect on the amount, timing and predictability of future revenues.

The sales cycle of our products and services, beginning from our first customer contact to closing of the sale, often ranges from one to three months. We may expend significant resources during the sales cycle and ultimately fail to close the sale. The success of our sales process is subject to factors over which we have little or no control, including:

•	the timing of our customers’ budget cycles, approval processes and product launches;

•	the announcement or introduction of competing products; and

•	established relationships between our competitors and our potential customers.

We expend substantial time, effort and money educating our current and prospective customers as to the value of our products and services. Even if we are successful in persuading lower-level decision makers within our customers’ organizations of the benefits of our products and services, senior management might nonetheless elect not to buy our products and services after months of sales efforts by our employees or resellers. If we are unsuccessful in closing sales after expending significant resources, this would result in lost potential revenues and an increase in operating expenses and would harm our business.

If we are unable to maintain peering arrangements with Internet Service Providers on favorable terms, our revenues could decrease and our operations could be harmed.

We enter into “peering” agreements with Internet Service Providers. “Peering” is the voluntary interconnecting of distinct data networks on the Internet in order to increase the number of alternatives participants have for the routing of data. Previously, many providers agreed to exchange traffic without charging each other. Recently, however, many providers that previously offered peering have reduced peering relationships or are seeking to impose charges for transit. Increases in costs associated with Internet and exchange traffic could have an adverse effect on our business. If we are not able to maintain our peering relationships on favorable terms, our costs may increase or, if we decrease our use of peering relationships, the data transmission speed experienced by our customers may decrease. Such an increase in cost, decrease in transmission speed or combination of the two would likely lead to a decrease in our customer base and otherwise harm our business. In addition, consolidation in the telecommunication industry has led to fewer companies providing Internet bandwidth between major nodes, which may lead to higher prices for the bandwidth services we depend upon.

The network architecture and data tracking technology underlying our services is complex and may contain errors in design or implementation that could harm our business.

The network architecture and data tracking technology underlying our streaming and hosting services is complex and includes software and code used to generate customer invoices. This software and code is either developed internally or licensed from third parties. Any of the system architecture, system administration, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when first introduced or when new versions or enhancements to our services are released. In addition, with respect to certain usage-based billing, the data used to bill the customer for usage is an estimate, based upon complex formulas or algorithms. We or the customer may subsequently believe that such formulas or algorithms overstate or understate actual usage. In any such case, a design or application error could cause overbilling or underbilling of our customers, which may:

•	harm our relationship with those customers and others, possibly leading to a loss of affected and unaffected customers;

•	lead to billing disputes and related legal fees, and diversion of management resources;

•	increase our costs related to product development; and/or

•	result in a decrease in revenues and increase in expenses, either prospectively or retrospectively.

We may have insufficient transmission, electrical power and server capacity, which could result in interruptions in our services and loss of revenues.

Our operations are dependent in part upon transmission and electrical power capacity provided by third-party telecommunications network providers and power companies or owners of the facilities at which our data centers are located. In addition, our content delivery network must be sufficiently robust to handle all of our customers’ traffic. We may not be adequately prepared for unexpected increases in bandwidth demands by our customers, and the bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including due to payment disputes or network providers going out of business. Any failure of these network providers to provide the capacity we require, due to financial or other reasons, may result in a reduction in, or interruption of, service to our customers. If we do not have adequate access to third-party transmission capacity, we could lose customers. If we are unable to obtain adequate transmission capacity or power on terms commercially acceptable to us, or at all, our business and financial results could suffer. We may not be able to deploy on a timely basis enough servers to meet the needs of our customer base or effectively manage the functioning of those servers. In addition, damage or destruction of, or other denial of access to, a facility where our servers are housed could result in a reduction in, or interruption of, service to our customers.

If “network neutrality” principles do not continue to govern the Internet, our business may be harmed by an increase in costs associated with the bandwidth underlying our streaming services.

The Internet is currently “network neutral.” This means that network providers generally transport all packets of data on a first come, first served basis, offer service plans distinguished only by bandwidth, refrain from billing third parties for network service and provide access to all sources of content on an equal basis. Residential broadband providers such as Verizon, Comcast, and AT&T have proposed tiered service offerings. In a tiered, as opposed to a neutral system, data from entities that purchase the higher tiered and more expensive service streams through the Internet faster and with more consistency than data from entities that have purchased lower tiered offerings. If content providers are able to charge for premium services, because of the importance of speed and quality to our streaming services, we would likely be required by our customers to purchase and pay for premium services, which may significantly increase our bandwidth and related costs. We would likely attempt to pass along these premium charges to our customers. If our customers are unwilling to pay premium charges, or if our competitors are able to provide premium services in a more cost-effective manner than we are, we would experience an increase in costs without a corresponding increase in revenue, which would harm our business and results of operations.

We are dependent upon key personnel who may leave at any time and may be unable to attract qualified personnel in the future which could harm our anticipated growth, implementation of current business plans and may impair our financial performance.

We are highly dependent upon the continued services of our senior management team. As a result of our recent growth and the number of new customers and transactions, we are constantly evaluating our executive and management resources. To the extent our executives officers and managers are parties to employment agreements, such agreements are terminable at will by such employees. If one or more of our executives or senior managers were to leave, particularly if several were to leave within a short period of time, we may experience a significant disruption in our ability to recruit and retain customers, maintain our internal controls, and complete significant transactions in a timely and competent manner. In addition, we may be unable to recruit competent replacement personnel on a timely basis. The loss of the services of key executive or management personnel could harm our ability to execute our business plan and may impair our financial performance.

We may become subject to risks associated with international operations, which could slow our anticipated growth, implementation of current business plans and impair our financial performance.

We plan to expand our marketing efforts in foreign countries, which will involve the establishment of one or more data centers or other bases of operations outside of the U.S. We currently have a data center in the Netherlands. The establishment or expansion of foreign operations involves numerous risks, including without limitation:

•	we may incur losses solely as a result of the fluctuation of the value of the U.S. dollar, as most of our costs will continue to be denominated primarily in dollars, while our revenues may increasingly be denominated in other currencies;

•	we may incur significant costs in order to comply with, or obtain intellectual property protection under, the laws of foreign countries, and even then, foreign courts or other tribunals may decline to honor our intellectual property rights, may not enforce our contracts as written and may impose restrictions, taxes, fines and other penalties that exceed those that would generally be imposed under U.S. laws;

•	we may be the target of anti-U.S. politically motivated actions, including boycotts, sabotage, violence, nationalization of resources or discrimination;

•	costs and risks associated with management and internal controls may increase as our employees and assets are located outside of the southern California region, and increase compliance management and costs with respect to U.S. export control legislation and the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder;

•	if our overseas revenues increase, our dependence on such revenues may also increase, which would make us increasingly subject not only to economic cycles in the U.S., but also to cycles in other nations, which may be more variable than those in the U.S.;

•	we may be subject to tariffs, export controls or other trade barriers; and

•	we may experience increased difficulties in collecting delinquent accounts receivable.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could harm our operating results.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we maintain effective internal controls over financial reporting. Beginning December 31, 2006, we are required to furnish annually a report of our management’s assessment of the effectiveness of our internal controls over financial reporting and to cause our auditors to attest to, and report on, our assessment. In addition, effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have not yet completed a report, or undergone an audit on a report, related to management’s assessment of our internal controls. We may identify material weaknesses or other areas in need of improvement in connection with management’s assessment of our internal controls. Separately, our auditors may identify material weaknesses or other areas in need of improvement as part of their review and audit of our internal controls. We could experience significant expenses in connection with the design and implementation of our internal assessment, the audit of our assessment and efforts to remedy any weaknesses identified. In addition, we may fail to identify and remedy weaknesses in our internal controls over financial reporting. Weaknesses in our existing internal controls, or any failure to remedy weaknesses in internal controls in the future, could harm our operating results or cause management to be unable to report that our internal controls over financial reporting are effective.

Increases in government regulation may have an adverse effect on our business and increase compliance costs.

As Internet commerce continues to evolve, and, in particular, as the use of streaming media in markets such as wireless communications increases, we expect that federal, state or foreign legislatures and agencies may adopt laws and regulations affecting our business or our customers, including laws or regulations potentially imposing taxes or other fees on us or our customers, imposing reporting, tracking or other similar requirements or imposing restrictions or standards on us or our customers related to issues such as user privacy, pricing, content and quality of products and services. Such laws and regulations may significantly increase our costs of operations, may expose us to liability or may limit the services we can offer, or may impose similar burdens on our customers, which in turn may negatively impact our business, financial condition and results of operations. In particular, the growth and development of the market for online commerce has prompted calls for more stringent tax, consumer protection and privacy laws, both in the U.S. and abroad, that may impose additional burdens on companies conducting business online or providing Internet-related services such as ours. This could negatively affect both our business directly as well as the businesses of our customers, which could reduce their demand for our services. Tax laws that might apply to our servers, which are located in many different jurisdictions, could require us to pay additional taxes that would adversely affect any profitability we may experience. Internet-related laws remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet or our operations, or interpretations of existing law, could adversely affect our business.

If we are found liable for the material that content providers distribute over our network, we could incur material monetary settlements.

The law relating to the liability of private network operators for information carried on or disseminated through their networks is still unsettled in many jurisdictions. We may become subject to legal claims relating to the content disseminated on our network. Lawsuits may be brought against us claiming that material on our network on which one of our customers relied was inaccurate. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Content providers operating private networks have been sued in the past, sometimes successfully, based on the content of material. Such actions could be brought against us in international jurisdictions and defending such actions could be costly and divert management attention. If we need to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against, or pay large monetary settlements in connection with, such claims, our financial results could be negatively affected.

Risks Related to VitalStream Common Stock.

Our common stock has low trading volume, which may make it difficult to dispose of a large number of shares.

Our common stock has been listed on the NASDAQ Market since June 21, 2006. The volume of trading in our common stock is relatively low, which limits significantly the number of shares that investors can purchase or sell in a short period of time without adversely affecting the market price of our common stock. Consequently, an investor may find it more difficult to dispose of large numbers of shares of our common stock or to obtain a fair price for our common stock in the market.

The market price for our common stock is volatile and may change dramatically at any time.

The market price of our common stock may be highly volatile. Our stock price may change dramatically as the result of announcements of our quarterly results, new products or innovations by us or our competitors, the execution or termination of significant customer contracts, significant litigation or other factors or events that could affect our business, financial condition, results of operations or future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:

•	a single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares;

•	the interest of the market in our business sector, without regard to our financial condition or results of operations; and

•	economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of our common stock, the market price of our common stock could decline significantly. As of November 10, 2006, we had 23,213,607 outstanding shares of common stock. Of these shares, other than the 1,747,312 shares of common stock we issued to EON Streams, Inc. in May 2006, which are “restricted securities” under Rule 144 of the Securities Act of 1933, substantially all of our outstanding shares of common stock may be sold without significant restriction pursuant to resale registration statements that we have filed for the benefit of certain stockholders or pursuant to Rule 144(k) of the Securities Act of 1933.

Our ability to issue preferred stock and common stock may significantly dilute ownership and voting power, negatively affect the price of our common stock and inhibit hostile takeovers.

Under our Articles of Incorporation, as amended, we are authorized to issue up to 10,000,000 shares of preferred stock and 290,000,000 shares of common stock without seeking stockholder approval. Our board of directors has the authority to create various series of preferred stock with such voting and other rights superior to those of our common stock and to issue such stock without stockholder approval. Any issuance of such preferred stock or common stock would dilute the ownership and voting power of existing holders of our common stock and may have a negative effect on the price of our common stock. The issuance of preferred stock without stockholder approval may also be used by management to stop or delay a change of control, or might discourage third parties from seeking a change of control of our company, even though some stockholders or potential investors may view possible takeover attempts as potentially beneficial to our stockholders.

The concentration of our capital stock in the hands of affiliates may limit the voting power of other stockholders and permit affiliates to make decisions benefiting themselves at the expense of stockholders generally.

Our executive officers, directors, affiliates of our officers and directors and other holders of more than five percent of our common stock collectively own or control approximately 43% of the voting power of VitalStream as of November 10, 2006. As a result, if such persons act together, they have the ability to effectively control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These stockholders may make decisions that benefit themselves at the expense of stockholders generally.

Within the affiliate group as of November 10, 2006, affiliates of Dolphin Equity Partners held 3,190,114 shares, representing 13.74% of the outstanding common stock of VitalStream, and affiliates of WaldenVC held 3,305,959 shares, representing 14.24% of the outstanding common stock of VitalStream. Each of Dolphin Equity Partners and WaldenVC also has contractual rights effectively assuring each of them a seat on our board of directors. As a result of their stock holdings and board seats, Dolphin Equity Partners or WaldenVC may be able to block, or extract concessions or special benefits in connection with, various transactions, including any future financing or business combination transactions.

We have never declared, do not presently intend to declare, and are currently not permitted to declare, dividends with respect to our common stock.

We have never declared dividends on our common stock. We intend to retain earnings, if any, to finance the operation and expansion of our business and, therefore, we do not expect to pay cash dividends on our shares of common stock in the foreseeable future. In addition, restrictive covenants in our financing agreements presently prohibit us from paying dividends without the consent of Comerica Bank.

THE COMPANIES

Internap

Internap markets products and services that provide managed and premise-based Internet Protocol (IP) and route optimization technologies that enable business-critical applications such as e-commerce, customer relationship management, video and audio streaming, voice-over-IP, virtual private networks, and supply chain management. Internap’s IP and route optimization product and service offerings are complemented by IP access solutions such as data center services, content delivery networks and managed security. Additionally, it offers high levels of pre- and post-installation service and consulting.

Internap was originally incorporated in Washington in 1996 and reincorporated in Delaware in 2001.

Merger Sub

Ivy Acquisition Corp, or Merger Sub, is a wholly owned subsidiary of Internap that was incorporated in Nevada in 2006. Merger Sub does not engage in any operations and exists solely to facilitate the merger.

VitalStream

VitalStream provides products and services for storing and delivering audio and video digital media to large audiences over the Internet. Its content delivery network, or CDN, was purpose-built for streaming digital media and enables content owners to monetize their digital media assets via both subscription and ad-based business models. Historically, its core products have been Internet streaming, hosting and collocation services. In May 2006, it launched VitalStream Advertising Services, offering proprietary ad selection and ad insertion capabilities, enabling customers to turn existing streaming traffic into content packaged with advertising. Some of its other offerings include Internet Protocol Television, or IPTV, professional services and small business services.

VitalStream was incorporated in Nevada in 1986. VitalStream commenced its streaming, hosting and colocation business in 2000 as VitalStream, Inc. In April 2002, VitalStream, Inc. became a wholly-owned subsidiary of VitalStream Holdings, Inc., which had no operations at that time.

THE SPECIAL MEETING OF INTERNAP STOCKHOLDERS

Date, Time and Place

The special meeting of Internap stockholders will be held at          .m. local time on          , 2007, at the principal executive offices of Internap at 250 Williams Street, Atlanta, Georgia. We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the Internap board of directors for use at the Internap special meeting and any adjournments or postponements of the special meeting.

Purposes of the Internap Special Meeting

The purposes of the Internap special meeting are:

•	to consider and vote on Proposal No. 1 to approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement; and

•	to consider and vote on Proposal No. 2 to adjourn the special meeting, if a quorum is present, if necessary to solicit additional proxies in favor of Proposal No. 1.

Recommendation of Internap’s Board of Directors

The Internap board of directors has determined and believes that the issuance of shares of Internap common stock in the merger and adoption of the merger agreement is advisable to, and in the best interests of, Internap and its stockholders and has unanimously approved such issuance and has unanimously approved the merger and the merger agreement. The Internap board of directors unanimously recommends that Internap stockholders vote “FOR” Proposal No. 1, to approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement.

The Internap board of directors has concluded that the proposal to adjourn the Internap special meeting, if a quorum is present, if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, is advisable to, and in the best interests of, Internap and its stockholders. Accordingly, the Internap board of directors unanimously recommends that all Internap stockholders vote “FOR” Proposal No. 2 to adjourn the Internap special meeting, if a quorum is present, if necessary to solicit additional proxies in favor of Proposal No. 1.

Record Date and Voting Power

Only holders of record of Internap common stock at the close of business on the record date, December 4, 2006, are entitled to notice of, and to vote at, the Internap special meeting. There were approximately           holders of record of Internap common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Internap is unable to estimate the total number of stockholders represented by these record holders.           shares of Internap common stock were issued and outstanding at the close of business on the record date. Each share of Internap common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Security Ownership by Certain Beneficial Owners” for information regarding persons known to the management of Internap to be the beneficial owners of more than 5% of the outstanding shares of Internap common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Internap for use at the Internap special meeting.

All properly executed proxies that are not revoked will be voted at the Internap special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Internap common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the special meeting, if a quorum is present, if necessary to solicit additional proxies in favor of Proposal No. 1, in accordance with the recommendation of the Internap board of directors.

An Internap stockholder who has submitted a proxy may revoke it at any time before it is voted at the Internap special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the Internet (your latest Internet proxy is counted), filing written notice of revocation with the Secretary of Internap stating that the proxy is revoked or attending the special meeting and voting in person.

Required Vote

The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Internap common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Approval of each of Proposal No. 1 and Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether either proposal is approved.

At the record date for the special meeting, the directors and executive officers of Internap owned approximately     % of the outstanding shares of Internap common stock entitled to vote at the meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Internap may solicit proxies from Internap stockholders by personal interview, telephone, telegram, email or otherwise. Internap will bear the costs of the solicitation of proxies from its stockholders, except that Internap and VitalStream will each pay one-half of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Internap common stock for the forwarding of solicitation materials to the beneficial owners of Internap common stock. Internap will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Internap has engaged the services of Morrow & Co., Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Internap stockholders for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

Other Matters

As of the date of this joint proxy statement/prospectus, the Internap board of directors does not know of any business to be presented at the Internap special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, the accompanying proxy gives discretionary authority to the persons named as proxies to vote the shares represented by all valid proxies with respect to such other matters, and it is intended that the shares represented by such proxies will be voted with respect to such matters in accordance with the judgment of the persons named in the proxies.

Stockholder Proposals

Stockholder proposals may be included in Internap’s proxy materials for the Internap 2007 annual meeting so long as they are provided to Internap on a timely basis and satisfy the other conditions set forth in applicable SEC rules and regulations. For a stockholder proposal to be included in Internap’s proxy materials for the Internap annual meeting to be held in 2007, Internap must receive the proposal at its principal executive offices, addressed to its Secretary, not later than January 2, 2007. In addition, stockholder business that is not intended for inclusion in Internap’s proxy materials may be brought before the Internap annual meeting so long as Internap receives notice of the proposal in compliance with the requirements set forth in Internap’s Amended and Restated Bylaws, at Internap’s principal executive offices, not earlier than February 21, 2007 and not later than March 23, 2007.

THE SPECIAL MEETING OF VITALSTREAM STOCKHOLDERS

Date, Time and Place

The special meeting of VitalStream stockholders will be held at          .m. local time on          , 2007, at the principal executive offices of VitalStream at 555 Anton Blvd., Suite 400, Costa Mesa, California. We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the VitalStream board of directors for use at the VitalStream special meeting and any adjournments or postponements of the special meeting.

Purposes of the VitalStream Special Meeting

The purposes of the VitalStream special meeting are:

•	to consider and vote upon Proposal No. 1 to adopt the merger agreement; and

•	to consider and vote on Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Recommendations of the VitalStream Board of Directors

The VitalStream board of directors has unanimously determined and believes that the merger is advisable and fair to, and in the best interests of, VitalStream and its stockholders and has unanimously approved the merger and the merger agreement. The VitalStream board of directors unanimously recommends that VitalStream stockholders vote “FOR” Proposal No. 1, to adopt the merger agreement.

The VitalStream board of directors has concluded that the proposal to adjourn the VitalStream special meeting, if necessary to solicit additional proxies in favor of the foregoing Proposal No. 1, is advisable to, and in the best interests of, VitalStream and its stockholders. Accordingly, the VitalStream board of directors unanimously recommends that VitalStream stockholders vote “FOR” Proposal No. 2, to adjourn the VitalStream special meeting, if necessary to solicit additional proxies in favor of Proposal No. 1.

Record Date and Voting Power

Only holders of record of VitalStream common stock at the close of business on the record date, December 4, 2006, are entitled to notice of, and to vote at, the VitalStream special meeting. There were approximately          holders of record of VitalStream common stock at the close of business on the record date, with           shares of VitalStream common stock issued and outstanding. Each share of VitalStream common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Security Ownership by Certain Beneficial Owners” for information regarding persons known to the management of VitalStream to be the beneficial owners of more than 5% of the outstanding shares of VitalStream common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of VitalStream for use at the VitalStream special meeting.

All properly executed proxies that are not revoked will be voted at the VitalStream special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of VitalStream common stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted: (i) “FOR” Proposal No. 1 to adopt the merger agreement; (ii) “FOR” Proposal No. 2 to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, in accordance with the recommendation of the VitalStream board of directors; and (iii) in the discretion of the proxy holders as to any other matters incident to the conduct of the special meeting.

A VitalStream stockholder who has submitted a proxy may revoke it at any time before it is voted at the VitalStream special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the Internet (your latest Internet proxy is counted), filing written notice of revocation with the Secretary of VitalStream stating that the proxy is revoked or attending the special meeting and voting in person.

Required Vote

The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of VitalStream common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. VitalStream will count abstentions and broker non-votes to determine the number of shares present at the special meeting for the purpose of determining the presence or absence of a quorum. Broker non-votes are proxies from brokers or other nominees indicating that the record holder of the shares has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Approval of Proposal No. 1, requires the affirmative vote of the holders of a majority of the voting power of the shares of VitalStream common stock outstanding on the record date of the VitalStream special meeting. Approval of Proposal No. 2, requires the affirmative vote of holders of a majority of the votes cast in person or by proxy at the

VitalStream special meeting. Abstentions and broker non-votes will be counted towards a quorum and will have the same effect as negative votes on Proposal No. 1, but will not be counted for any purpose in determining whether Proposal No. 2, is approved.

At the record date for the VitalStream special meeting, the directors and executive officers of VitalStream and their affiliates owned approximately     % of the outstanding shares of VitalStream common stock entitled to vote at the meeting. WaldenVC II, LP, or Walden, and four investment funds affiliated with Dolphin Communications, LLC, collectively referred to as the Dolphin Group, each of which beneficially owns 10% or more of the outstanding common stock of VitalStream, have each entered into voting agreements with Internap dated October 12, 2006 pursuant to which these stockholders agreed, among other things, to vote, or cause to be voted, all of the shares of VitalStream common stock owned by them, as well as all shares of VitalStream common stock acquired by them, in favor of the approval of the merger agreement and against approval of any proposal made in opposition to, or in competition with, the merger agreement. As of the record date for the special meeting, 6,496,103 shares of VitalStream common stock were subject to the voting agreements, representing approximately 28% of the outstanding shares of VitalStream common stock entitled to vote at the VitalStream special meeting. See “Voting Agreements.”

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of VitalStream may solicit proxies from VitalStream stockholders by personal interview, telephone, telegram or otherwise. VitalStream will bear the costs of the solicitation of proxies from its stockholders, except that Internap and VitalStream will each pay one-half of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of VitalStream common stock for the forwarding of solicitation materials to the beneficial owners of VitalStream common stock. VitalStream will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. In connection with this joint proxy statement/prospectus, VitalStream has retained a proxy solicitation firm, Morrow & Co., Inc., to aid in the solicitation process and will pay it a fee of approximately $5,500 for its services, plus any reasonable expenses incurred in connection with the solicitation.

Other Matters

As of the date of this joint proxy statement/prospectus, the VitalStream board of directors does not know of any business to be presented at the VitalStream special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals

Stockholder proposals may be included in VitalStream’s proxy materials for an annual meeting so long as they are provided to VitalStream on a timely basis and satisfy the other conditions set forth in applicable SEC rules and regulations. For a stockholder proposal to be included in VitalStream’s proxy materials for the VitalStream annual meeting to be held in 2007, VitalStream must have received the proposal at its principal executive offices, addressed to its Secretary, not later than February 10, 2007. In addition, stockholder business that is not intended for inclusion in VitalStream’s proxy materials may be brought before the VitalStream annual meeting so long as VitalStream receives notice of the proposal in compliance with the requirements set forth in VitalStream’s bylaws, addressed to its Secretary at VitalStream’s principal executive offices, no less than 30 days prior to the 2007 annual meeting; provided, however, that in the event such notice is provided less than 40 days prior to the 2007 annual meeting, to be timely, a stockholder notice must be received no later than the close of business on the 10th day following the date on which the notice of 2007 annual meeting was mailed. Pursuant to rules adopted by the SEC, if a stockholder intends to propose any matter for a vote at the 2007 annual meeting but failed to notify VitalStream of such intention prior to April 28, 2007, then a proxy solicited by the VitalStream board of directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

PROPOSAL NO. 1

THE MERGER

General Description of the Merger

At the effective time of the merger, Merger Sub will be merged with and into VitalStream. VitalStream will be the surviving corporation and will continue as a wholly owned subsidiary of Internap. In the merger, each share of VitalStream common stock outstanding at the effective time will automatically be converted into the right to receive 0.5132 shares of Internap common stock. Each VitalStream stockholder who would otherwise be entitled to receive a fraction of a share of Internap common stock (after aggregating all fractional shares to be received by such stockholder) will instead be paid in cash for such fractional share.

Based on the number of shares of Internap common stock and VitalStream common stock outstanding as of the record date,           shares of Internap common stock will be issuable pursuant to the merger agreement, representing approximately     % of the total Internap common stock to be outstanding after such issuance. This assumes that no shares of VitalStream common stock or Internap common stock are issued after the record date and prior to the effective time of the merger.

Background

As part of the ongoing evaluation of its business, Internap regularly considers a variety of strategic alternatives for its business. As a part of this process, Internap has evaluated, independently and with investment bankers, various alternatives for expanding its business, improving its competitive position and enhancing stockholder value, including the advisability of potential acquisitions and other transactions.

In March 2006, Internap and VitalStream discussed a possible commercial sales relationship in which VitalStream would purchase products and/or services from Internap. In connection with these discussions, the parties decided to discuss various commercial and strategic relationships.

A mutual nondisclosure agreement was executed between Internap and VitalStream on April 20, 2006. Neither the nondisclosure agreement nor any other agreement in effect between Internap and VitalStream prior to the execution of the merger agreement contained any provision that prevented VitalStream from discussing potential business combinations with other parties.

On April 27, 2006, Jack Waterman, VitalStream’s Chief Executive Officer, and Philip Kaplan, VitalStream’s President and Chief Operating Officer met with representatives of its financial advisor, RBC Capital Markets Corporation, or RBC, to discuss financial alternatives available to VitalStream at that time, including a public offering of VitalStream common stock to raise capital for its business, a sale of the company, acquisitions of other companies in the sector and private placement of equity. Management had been directed by VitalStream’s board to search for transactions that would significantly enhance the company’s prospects for rapid expansion in what was felt to be a time of rapid growth and change in VitalStream’s sector.

On May 11, 2006, David A. Buckel, Internap’s Chief Financial Officer, David C. Abrahamson, Internap’s Executive Vice President of Sales, Eric Klinker, Internap’s Chief Technology Officer and Chief Information Officer, Andrew Albrecht, Internap’s Vice President of Corporate Development and Investor Relations, and other representatives of Internap met with Mr. Kaplan and Chris Dion, VitalStream’s current Senior Vice President of Business Development, in Atlanta, Georgia to discuss commercial business opportunities between the companies. At the meeting, the parties also discussed a possible strategic business combination of the two companies. After discussing the results of their initial contacts with other members of the executive staff at their respective companies and consulting with their respective boards of directors, the parties agreed to arrange another meeting to discuss a possible combination of the two companies.

On May 31, 2006, James P. DeBlasio, Internap’s President and Chief Executive Officer, Mr. Albrecht, Mr. Waterman, Mr. Kaplan, Mr. Dion and Steve Newman, Executive Vice President of VitalStream Advertising Services, met in New York City to further discuss the possibility of a business combination of the two companies.

On June 5, 2006, Messrs. Buckel and Albrecht held a conference call with representatives of RBC to discuss general strategic benefits of a potential business combination between the two companies, to exchange information and to discuss potential transactional structures for such a business combination.

On June 6, 2006 at a meeting of the VitalStream board of directors, the directors discussed the potential business combination with Internap. Management presented preliminary valuation material on a potential business combination with Internap and reviewed with the board its views of the strategic rationale for the potential business combination and RBC presented information relating to the potential business combination. Following the presentation, the board approved discussions with Internap regarding a potential business combination with the assistance of RBC as financial advisor and directed management, with the assistance of RBC, to search for alternative business combinations for the board to consider. The board also authorized the engagement of RBC and Cowen & Company as co-book running managers with respect to a potential public offering and the commencement of definitive due diligence, drafting and other activities in preparation for the potential public offering. On June 7, 2006, VitalStream formally engaged RBC as VitalStream’s exclusive financial advisor for a potential sale transaction and, along with Cowen, as co-book running manager in connection with a contemplated public offering. The VitalStream board directed RBC to facilitate discussion with Internap and to actively check the market for alternative acquirers.

From June 7 though June 21, 2006, Messrs. Buckel and Albrecht, representatives of Internap’s financial advisor, Thomas Weisel Partners LLC, or TWP, Messrs. Waterman, Kaplan and Dion from VitalStream, Mark Belzowski, VitalStream’s Chief Financial Officer at the time, and representatives of RBC held several conference calls and discussions regarding Internap’s and VitalStream’s respective businesses, strategies and financial position, general strategic benefits of a potential business combination of the two companies, and methodologies for determining valuations of the companies.

On June 7, 2006, VitalStream formally engaged RBC as VitalStream’s financial advisor for the potential transaction with Internap and in connection with a contemplated registered offering.

From June 7, 2006 to July 17, 2006, VitalStream, with the assistance of Cowen, RBC and other investment banks, engaged in due diligence, drafting sessions and related activities with respect to a proposed registered offering of its common stock.

On June 11, 2006 the strategy committee of the Internap board of directors, which meets on an ad hoc basis to discuss and provide guidance to management on corporate strategy, including corporate development activities, met with Messrs. DeBlasio, Buckel and Albrecht to discuss the potential business combination with VitalStream. The committee and Internap management discussed the business opportunity presented by a strategic business combination with VitalStream, the relative valuations of the two companies, their respective business prospects, and market and investor perception of each company. The committee discussed the potential strategic, cultural and technology fit of the two companies.

On June 12, 2006, Internap formally engaged TWP as Internap’s financial advisor for the potential transaction with VitalStream.

On June 12, 2006, representatives of TWP and representatives of RBC held a conference call to discuss methodologies for determining valuations of the companies and the key terms relating to such a strategic business combination between the two companies.

On June 16, 2006, Internap received a proposed term sheet from VitalStream regarding a possible transaction between Internap and VitalStream.

Representatives of TWP and RBC held a conference call on June 19, 2006 to discuss the methodologies for determining valuations of the companies. The same day, Mr. DeBlasio, representatives of TWP, Mr. Waterman, Mr. Kaplan and representatives of RBC discussed Internap’s and VitalStream’s respective businesses, strategies and financial position, and the strategic benefits of a potential business combination of the two companies. At the conclusion of the meeting, the parties determined to move forward with further discussions.

On June 21, 2006 at a meeting of the Internap board of directors, the directors discussed the potential business combination with VitalStream. Management presented its views of the strategic rationale for the potential business combination and TWP also discussed the potential business combination. At the conclusion of this meeting, the Internap board authorized management to continue discussions with VitalStream regarding such a potential business combination.

On July 10, 2006, TWP submitted an initial due diligence list and a proposed process timeline to VitalStream.

On July 14, 2006, RBC submitted a supplemental financial due diligence list to Internap.

On July 13, 2006 at a special meeting of the VitalStream board of directors, among other matters, the VitalStream board of directors was updated by management about the status of discussions with Internap, as well as other strategic alternatives and the public offering. The board authorized the public offering and created a pricing committee with respect to the public offering with authority, among other things, to proceed with or cancel the public offering. The board also discussed the continued pursuit of discussions with Internap and the exploration of additional strategic alternatives.

On July 14, 2006, RBC submitted a supplemental financial due diligence request list to Internap.

On July 17, 2006, at a special meeting of the VitalStream board of directors, the board was updated by RBC and management about the status of discussions with Internap, as well as other strategic alternatives and the public offering. The board authorized the pricing committee of the board of directors, working with management, to make a decision with respect to the filing of a registration statement for the public offering that week. The board discussed the continued pursuit of discussions with Internap and exploration of additional strategic alternatives if the determination was made not to file the registration statement.

After close of market on July 17, 2006, VitalStream suspended its activities with respect to the proposed registered offering of its common stock due to several factors. These factors included unfavorable market conditions for the public offering and an interest in creating a window for additional discussions with Internap prior to moving forward with the public offering, which management viewed as foreclosing the possibility of a sale of the company in the short term.

On July 20 and 21, 2006, Messrs. DeBlasio, Buckel, Klinker and Albrecht, representatives of TWP, Messrs. Waterman, Kaplan, Dion, Belzowski, Newman and other representatives of VitalStream, including Arturo Sida, Chief Legal Officer, and Steven Smith, Chief Technical Officer at the time, and representatives of RBC conducted joint due diligence meetings in Irvine, California. The parties conducted in-depth discussions regarding the operations of each company and how a combined company could be integrated to take advantage of the synergies created by such a strategic business combination. At the conclusion of the meeting, the parties determined to move forward with further discussions.

From August 1 though August 15, 2006, representatives of RBC and TWP continued their financial due diligence discussions and exchanged financial due diligence materials.

On August 4, 2006, Mr. Waterman received a call from another investment bank regarding an indication of preliminary interest by another potential acquirer, referred to as Company A.

On August 9, 2006, Messrs. Buckel and Albrecht, representatives of TWP, Messrs. Waterman and Dion and other representatives of VitalStream and representatives of RBC held a conference call to discuss the potential strategic business combination of the two companies. Internap management expressed its continued interest in a potential strategic business combination with VitalStream.

On August 16, 2006, at a meeting of the Internap board of directors, the directors discussed the potential business combination with VitalStream. Internap management updated the board of directors on the status of the ongoing discussions with VitalStream regarding a potential strategic business combination. Following the presentation, the board authorized management to continue discussions with VitalStream regarding such a potential strategic business combination.

In mid-to-late August 2006, Messrs. Kaplan and Dion held discussions with executives of Company A regarding a potential alternative business combination. Management subsequently reported to the VitalStream board of directors regarding the discussions, which management did not believe were promising.

On or about September 6, 2006, VitalStream recommenced its efforts with respect to the public offering of its common stock, and on September 12, 2006, VitalStream filed a registration statement on Form S-3 with the SEC with respect to an underwritten offering of its common stock. In part because of the ongoing discussions with respect to a potential business combination between VitalStream and either Internap or Company A, VitalStream did not commence marketing efforts with respect to its public offering, and withdrew its registration statement on October 12, 2006, the date it entered into the merger agreement with Internap.

From September 7 though September 24, 2006, VitalStream’s management and representatives of RBC contacted six other companies to discuss a potential business combination with them. Messrs. Kaplan and Dion visited the offices of one of these companies in person to discuss an acquisition of the company’s content delivery network business. Of the six companies contacted, three indicated an interest in a potential business combination with VitalStream, and VitalStream delivered financial due diligence materials to each of these three companies. On September 12, 2006, representatives of RBC updated VitalStream management regarding the interest level and status of discussions with these three potential acquirers.

On September 15, 2006, Internap delivered to VitalStream a non-binding outline of potential terms for a business combination.

On September 18 and 19, 2006, Messrs. Buckel and Albrecht met with Messrs. Waterman, Kaplan and Dion and Eric Mersch, VitalStream’s Chief Financial Officer in Irvine to discuss business updates and the status of the public offering, and to exchange additional financial information.

On September 19, 2006, the strategy committee of the Internap board met with Messrs. DeBlasio, Buckel and Albrecht to receive an update on discussions with VitalStream and to further discuss the potential business combination.

In the last several days of September 2006, Messrs. Buckel and Albrecht of Internap, representatives of TWP, Eric Mersch, the newly appointed Chief Financial Officer of VitalStream and Mr. Dion of VitalStream and representatives of RBC held numerous conference calls regarding the key economics terms and other issues with respect to a proposed business combination. During this time, representatives of RBC and representatives of TWP held a few conference calls to discuss additional financial due diligence requests and the agenda and process for a potential business combination between VitalStream and Internap.

On September 25, 2006, Messrs. Waterman and Kaplan met with Messrs. DeBlasio, Buckel, Abrahamson, Klinker, Albrecht and other members of Internap’s senior management in Atlanta to engage in extensive discussions regarding VitalStream’s business, service offerings and possible business synergies of the potential business combination.

On September 30, 2006, the first draft of the definitive merger agreement was circulated and negotiations with respect to the merger agreement began between Internap, advised by Morris, Manning & Martin, LLP, legal advisors to Internap, referred to as Morris, Manning, and VitalStream, advised by Parr Waddoups. Between September 30, and October 12, 2006, representatives of Internap and VitalStream, along with their respective legal and financial advisors, negotiated the terms of the merger agreement and voting agreements, and discussed potential management employment agreements and other employee matters.

On October 2, 2006, members of VitalStream management and representatives of RBC conducted financial due diligence and a tour of Internap’s facilities in Atlanta. On the same day, Internap management conducted accounting, financial and operational due diligence on VitalStream in Irvine, California.

Beginning on October 2, 2006, and continuing through October 12, 2006, representatives of Internap, TWP and Morris Manning continued their due diligence on the business, legal and financial records of VitalStream.

On October 5, 2006, the Internap board of directors held a meeting at which Internap senior management made presentations to the board regarding the proposed business combination with VitalStream, including the due diligence investigation regarding VitalStream by Internap and its advisors, and organizational and integration matters. The Internap board continued its discussion of the potential business combination, including the strategic rationale for such a business combination, as well as the relative potential benefits and risks of combining with VitalStream. Following discussions regarding due diligence and the financial impact of the transaction, and after extensive board discussion, the Internap board authorized management to proceed with due diligence and negotiations on the proposed transaction on the terms discussed.

The board of directors of VitalStream met on October 5, 2006 to discuss Internap’s offer, which did not yet include key financial terms, and to consider authorizing the commencement of marketing efforts with respect to the public offering. Representatives of Cowen discussed with the board numerous issues related to the public offering, including timing, risk, logistics and expectations as to timing, pricing and the likelihood of success based upon current market circumstances. Representatives of RBC discussed with the board various financial and strategic aspects of a potential business combination with Internap. The VitalStream board considered the public offering, a possible business combination with Internap and additional possible strategic alternatives, including the possibility of remaining an independent entity and proceeding with neither transaction. At the conclusion of this meeting, the VitalStream board authorized the preparation of a pre-effective amendment to the registration statement for the public offering in anticipation of commencing marketing in the near future. The board also authorized the continuation of discussions regarding a potential business combination with Internap and, in particular, the negotiation of key financial terms for the board to consider at a subsequent meeting.

On October 6, 2006, Messrs. DeBlasio, Buckel and Albrecht met with Messrs. Waterman and Dion in Atlanta to discuss the business outlook of both companies and the potential for integrating the companies as a cohesive entity.

From October 9 though October 12, Messrs. Buckel and Albrecht and other representatives of Internap and VitalStream and their respective advisors conducted final negotiations on the deal terms and the definitive transaction documents in Irvine, California.

On October 9, 2006, Internap’s board of directors held a meeting by conference call, at which Messrs. DeBlasio and Buckel and other executives of Internap and a representative of TWP provided the board with an update on the discussions with representatives of VitalStream. Representatives of TWP updated the board with respect to its financial analysis regarding the potential business combination. The Internap board continued its discussion, with input from both its legal and financial advisors, of the potential business combination, including the strategic rationale for a business combination, as well as the potential benefits and risks of combining with VitalStream. At the conclusion of this meeting, the Internap board authorized management to continue discussions regarding the potential business combination.

On October 10, 2006, Mr. DeBlasio and Buckel and other executives of Internap and representatives of TWP updated members of Internap’s board of directors by conference call to review and discuss the status of the discussions with VitalStream and terms of the transaction.

On October 11, 2006, the Internap board of directors held a special meeting at which the proposed merger was extensively discussed and considered. TWP reviewed in detail the financial terms of the proposed merger and its analysis of the proposed transaction. TWP then delivered its oral opinion, subsequently confirmed in writing as of October 12, 2006, and based on and in reliance on the factors and assumptions set forth in its written opinion, that the consideration to be paid by Internap pursuant to the merger agreement was fair to Internap from a financial point of view. Representatives of Morris, Manning reviewed with the board in detail the proposed terms of the merger agreement, the voting agreements to be entered into by Internap with key stockholders of VitalStream, the irrevocable proxies to be granted to Internap by such key stockholders and related matters, as well as the fiduciary duties of the VitalStream board. Following the presentation, and after further review and extensive discussion, the board unanimously approved the merger and related matters, authorized management to execute the merger agreement and related agreements and recommended that Internap stockholders approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement.

On October 11, 2006, the VitalStream board of directors held a meeting at which the proposed merger was discussed and considered. Mr. Waterman provided an update on the Internap board of directors’ authorization of the proposed exchange ratio of 0.5132 shares of Internap common stock for each share of VitalStream common stock. At this meeting, VitalStream senior management and representatives of RBC made presentations to the board regarding the proposed merger. The board reviewed in detail the outcome of further negotiations and the terms of the merger agreement and related agreements, and together with Parr Waddoups, discussed key issues related to the fiduciary duties of the VitalStream board. The VitalStream board was apprised of the interests of certain members of VitalStream management in the proposed merger. RBC reviewed with the board the financial terms of the proposed merger and delivered its oral opinion, subsequently confirmed in writing as of the same date, to the VitalStream board of directors that, as of October 11, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the exchange ratio, as set forth in the merger agreement, was fair from a financial point of view to the holders of VitalStream common stock. Following the presentations, and after further review and discussion, the board unanimously voted to approve the merger and related matters, authorized management to execute the merger agreement and related agreements and resolved to recommend that VitalStream stockholders adopt the merger agreement.

The merger agreement was signed on October 12, 2006, and a press release announcing the deal was made on October 12, 2006, prior to the opening of regular trading on the NASDAQ Global Market.

Reasons for the Merger

The following discussion of the parties’ reasons for the merger contains a number of forward-looking statements that reflect the current views of Internap and/or VitalStream with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Summary — Forward-Looking Information” and “Risk Factors.”

Mutual Reasons for the Merger

We believe that the combined companies together can meet more of their customers’ needs for products, services and technologies. Many of our customer segments are complementary. We believe that the broad set of products and services that Internap and VitalStream can provide to customers, including high performance route control products and services, content delivery services and on-line advertising services, will represent one of the industry’s most comprehensive solutions for optimized delivery and management of websites, and website scalability and the monetization of streaming and digital content over the Internet.

Internap’s Reasons for the Merger

In addition to considering the strategic factors outlined above, the Internap board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Internap stockholders approve the issuance of shares of Internap common stock in the merger, all of which it viewed as generally supporting its decision to approve the business combination with VitalStream:

•	the complementary nature of Internap’s and VitalStream’s product lines;

•	the potential opportunity for the two companies to integrate their solutions to meet a wider set of customer needs and to combine their technological resources to develop new products with increased functionality and bring them to market faster;

•	the board’s and management’s assessment that the merger and VitalStream’s operating strategy are consistent with Internap’s long-term strategic objectives to grow into new markets;

•	the competitive and market environments in which Internap and VitalStream operate;

•	historical and current information about each of the combining companies and their businesses, prospects, financial performance and condition, operations, technology, management and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value, including public reports filed with the SEC, analyst estimates, market data and management’s knowledge of the industry;

•	the opinion of TWP, Internap’s financial advisor that, as of October 12, 2006 and based on and in reliance on the factors and assumptions set forth in the opinion, the consideration to be paid by Internap pursuant to the merger agreement was fair to Internap from a financial point of view, and the related financial analyses and presentation (a copy of TWP’s written opinion is attached as Annex C to this joint proxy statement/prospectus);

•	the results of the due diligence review of VitalStream’s businesses and operations by Internap’s management, legal advisors and financial advisors;

•	the judgment of the Internap Board of Directors, based on arm’s length negotiations with VitalStream, that the merger consideration of 0.5132 shares of Internap common stock for each share of VitalStream common stock represented the lowest price that could be negotiated with VitalStream;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type and that a fixed exchange ratio fairly captures the respective ownership interests of the Internap and VitalStream stockholders in the combined company based on valuations of Internap and VitalStream at the time of the board’s approval of the merger agreement and avoids fluctuations caused by near-term market volatility;

•	the reciprocal requirement that the merger agreement be submitted to a vote of the stockholders of VitalStream and that the issuance of shares of Internap common stock in the merger be submitted to a vote of the stockholders of Internap;

•	the fact that the merger agreement is not subject to termination solely as a result of any change in the trading price of either Internap’s or VitalStream’s stock between signing of the merger agreement and consummation of the merger;

•	the nature of the conditions to VitalStream’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•	the no-solicitation provisions governing VitalStream’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

•	the limited ability of the parties to terminate the merger agreement;

•	the possible effects of the provisions regarding termination fees;

•	the likelihood that the merger will be consummated on a timely basis, including the likelihood that the merger will receive all necessary regulatory antitrust approvals; and

•	the likelihood of retaining key VitalStream employees to help manage the combined entity.

Internap’s board of directors also considered the potential risks of the merger, including the following:

•	the risks, challenges and costs inherent in combining the operations of two companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Internap’s common stock resulting from the merger announcement;

•	the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the negative impact of any customer confusion or delay in purchase commitments after the announcement of the merger;

•	the potential loss of one or more large customers of either company or other third party with which either company has a business relationship, as a result of any such customer’s or other third party’s unwillingness to do business with the combined company or response to potential service disruptions as a result of the integration process;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	the risk to Internap’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk that anticipated benefits of product integration and interoperability and cost savings will not be realized; and

•	various other applicable risks associated with the combined company and the merger, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing information and factors considered by Internap’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Internap’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Internap board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Internap board of directors may have given different weight to different factors. The Internap board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Internap’s management and Internap’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

VitalStream’s Reasons for the Merger

The VitalStream board of directors has determined that the terms of the merger agreement and the merger are advisable, fair to, and in the best interests of, VitalStream and its stockholders. In the course of reaching its decision to approve the merger and to approve and adopt the merger agreement, the VitalStream board of directors consulted with our management, RBC and legal counsel.

The decision of the VitalStream board of directors was based upon a number of potential benefits of the transaction, including the following:

•	the ability to better serve the customer base and partners of each company with the combination of a comprehensive portfolio of technologies, applications and expertise that will enable customers to store, download and broadcast digital media more effectively;

•	the belief that VitalStream’s ability to attract and retain customers would be enhanced by the scale and reliability of Internap’s network;

•	the belief that a merger with Internap could enhance the combined company’s ability to compete with larger competitors by bringing together the network and technologies of Internap with the streaming, ad-insertion and other capabilities of VitalStream, in addition to both of their management and sales teams;

•	the opportunity for each company to introduce its complementary product lines into the customer base of the other company;

•	the greater global presence of the combined company;

•	the expected synergies and cost-saving opportunities that should result from headcount reductions, office site consolidations and eliminating redundant operating expenses;

•	the belief that the combined company’s larger size, increased public stock float and broadened capabilities would lead to expanded research coverage and might lead to increased institutional investor interest than that of VitalStream alone; and

•	the belief that the merger would combine two experienced and respected management teams, resulting in a combined management team that is stronger than the management teams of each of the individual companies.

In addition to the potential benefits accruing to VitalStream and its stockholders from the merger, the VitalStream board of directors also considered a number of other factors in approving the merger, including the following:

•	the merger consideration relative to the current market prices of VitalStream common stock, and in particular the fact that, based on the closing price of Internap common stock on October 11, 2006, the merger consideration of 0.5132 shares of Internap common stock for each share of VitalStream common stock represented a 36.7% premium over the closing price of VitalStream common stock on October 11, 2006 and a 23.8% premium over the average closing price of VitalStream common stock for the week preceding October 11, 2006; VitalStream’s market price at such time was after its announcement that MySpace Inc., which accounted for over 30% of VitalStream’s revenue between January 1, 2006 and September 30, 2006, informed VitalStream that it intends to develop its own in-house streaming capabilities and to significantly reduce its use of VitalStream services and also VitalStream’s release of projections regarding third quarter 2006 and certain future revenues following the announcement related to MySpace;

•	the merger consideration relative to the historical market prices of VitalStream common stock, and in particular the belief that, notwithstanding the fact that, based on the closing price of Internap common stock on October 11, 2006, the per-share merger consideration of 0.5132 share of common stock represented a discount of 9.1% from the average closing price of VitalStream common stock for the preceding six months and a 7.9% premium over the average closing price of VitalStream common stock for the preceding year, the six-month and one-year average stock price numbers did not reflect the market’s reaction to the above-referenced MySpace announcement and subsequent revenue projections and that the recent stock price information represented a more accurate benchmark as to what VitalStream stockholders could expect if VitalStream were to continue to operate on a stand-alone basis;

•	the fact that the merger consideration consists almost entirely of Internap common stock (excepting only that partial Internap shares will be paid in cash), which will allow VitalStream stockholders to participate in the growth and opportunities of the combined company;

•	the financial analyses reviewed with the VitalStream board of directors on October 11, 2006 and prior dates by RBC and the opinion of RBC to the VitalStream board of directors on October 11, 2006 to the effect that, as of that date, and based upon and subject to the factors, qualifications, assumptions and limitations set forth in RBC’s opinion, the total consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of VitalStream common stock (a copy of RBC’s written opinion is attached as Annex D to this proxy statement/prospectus);

•	the judgment of the VitalStream board of directors, based on arm’s-length negotiations with Internap, that the merger consideration of 0.5132 shares of Internap common stock for each share of VitalStream common stock represented the highest price that could be negotiated with Internap;

•	the absence of other serious potential bidders for VitalStream following a targeted marketing effort by RBC and management of VitalStream and the judgment of the VitalStream board of directors that continued searching for an alternative acquirer would unlikely yield a superior proposal;

•	the prospects for VitalStream’s business and the potential stockholder value that could be expected to be generated if VitalStream were to remain an independent, publicly traded company, including its business strategy going forward, its cash reserves, uncertainties regarding the success of a proposed financing transaction, uncertainties regarding VitalStream’s ability to retain certain customers, attract additional significant customers and expand its product lines and sales channels, and continued consolidation in the industry and increased competition, especially from competitors with greater name recognition and financial and other resources;

•	the terms and conditions of the merger agreement, including:

•	the fact that the merger agreement enables the VitalStream board of directors, in the exercise of its fiduciary duties, to authorize VitalStream to participate in discussions and negotiations with and furnish non-public information to a third party in connection with an unsolicited bid to acquire VitalStream, change its recommendation in favor of the merger with Internap, and potentially enter into a transaction with another acquirer, subject to certain limitations as set forth in the merger agreement, and in certain circumstances, subject to the payment of a termination fee of $8 million, which constituted approximately 3.7% of the merger consideration based on the closing price of Internap common stock on October 11, 2006, plus transaction expenses of Internap incurred theretofore;

•	the fact that VitalStream is not obligated to pay the $8 million termination fee plus transaction expenses of Internap incurred theretofore upon a termination of the merger agreement due to the VitalStream stockholders failing to approve the merger absent a change in recommendation by the VitalStream board of directors unless prior to such termination there has been public disclosure of an acquisition proposal and within 12 months following the termination of the merger agreement, VitalStream consummates an acquisition or enters into an agreement providing for an acquisition of VitalStream;

•	the limited number and nature of the conditions to Internap’s obligation to close the proposed merger and the risk of non-satisfaction of such conditions; and

•	the condition to the closing of the proposed merger that the merger consideration be tax-free to VitalStream’s U.S. stockholders;

•	the competitive and market environments in which VitalStream and Internap operate;

•	the results of the due diligence investigation of Internap conducted by VitalStream’s management, financial advisor, accountants and legal counsel;

•	the VitalStream board of directors’ own understanding of VitalStream, Internap and their respective businesses; and

•	the likelihood the merger will be completed on a timely basis, including the likelihood that the merger will be approved by the appropriate regulatory authorities.

In reaching its decision to approve the merger agreement and the merger, the VitalStream board of directors also identified and considered a number of potentially negative factors that could result from the merger, including the following:

•	the risks that the integration of the businesses, products and personnel of the two companies will not be successfully implemented and may require a significant amount of management time and resources;

•	the risk that the potential synergies and cost-saving opportunities identified by Internap and VitalStream will not be fully realized or not fully realized in the time frame anticipated;

•	in the event that the transaction is not consummated, the possible negative effects of the announcement of the merger on relationships with customers and suppliers, employee morale, future capital raising opportunities and potential loss of key employees, and the impact on sales, operating results and stock price, and the negative impact that the transaction costs incurred in connection with the proposed merger would have on cash reserves and operating results;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	because VitalStream stockholders will receive only shares of Internap common stock as the merger consideration and because of the absence of a floor on the aggregate merger consideration, the price volatility of Internap’s common stock may reduce the market price of the Internap common stock that VitalStream stockholders will receive upon the closing of the merger;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact VitalStream would be obligated to pay a termination fee of $8 million, plus transaction expenses of Internap incurred theretofore in certain circumstances;

•	the limitations that the merger agreement imposes on VitalStream’s ability to operate its business until the transaction closes or is terminated;

•	the fact that, based on the closing price of Internap common stock on October 11, 2006, the per-share merger consideration of 0.5132 shares of common stock represented discount of 9.1% under the average closing price of VitalStream common stock for the preceding six months and a 7.9% premium over the average closing price of VitalStream common stock for the preceding year;

•	the risk of diverting management’s attention from other strategic priorities, including the proposed public offering, and to implement merger integration efforts; and

•	the other risks described in this joint proxy statement/prospectus in the section entitled “Risk Factors.”

The VitalStream board of directors evaluated all of the factors described above in light of its knowledge of VitalStream’s business, financial condition and prospects, Internap’s business, financial condition and prospects, and the market opportunities for its various services. In view of the variety of factors considered by the VitalStream board of directors in its evaluation of the merger, the VitalStream board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its decision. In addition, individual members of the VitalStream board of directors may have given different weight to different factors. The list of factors described in this section as having been considered by the VitalStream board of directors is not intended to be the complete list of all factors considered but is believed to include all of the factors considered by the VitalStream board of directors to be material.

Opinion of Internap’s Financial Advisor

Internap’s board of directors engaged Thomas Weisel Partners LLC, or “TWP,” to render an opinion as to the fairness from a financial point of view as of the date of the opinion in connection with the consideration to be paid by Internap pursuant to the merger. The Internap board of directors selected TWP to act as its financial advisor and to render the fairness opinion based on TWP’s experience, expertise and reputation, and its familiarity with its business.

On October 11, 2006, at a meeting of the Internap board of directors, TWP rendered its oral opinion that, as of that date, and based on the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be paid by Internap pursuant to the merger was fair to Internap from a financial point of view. The oral opinion was subsequently confirmed by the delivery by TWP of a written opinion dated October 12, 2006.

The full text of the TWP opinion, dated October 12, 2006, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Stockholders of Internap should read the entire TWP opinion carefully, for it discusses the assumptions made, limitations upon the review undertaken and qualifications in rendering the opinion. TWP has consented to the use of the TWP opinion in this joint proxy statement/prospectus. The following description is a summary of the TWP opinion.

The TWP opinion was directed to the board of directors of Internap in its consideration of the merger. The TWP opinion does not constitute a recommendation to any shareholder as to how they should vote with respect to the merger. The opinion addresses only the financial fairness of the merger consideration to Internap and does not address the relative merits of the merger or any alternatives to the merger, Internap’s underlying decision to proceed with or effect the merger, or any other aspect of the merger. In furnishing its opinion, TWP did not admit that they are experts within the meaning of the term “expert” as used in the Securities Act and the rules and regulations promulgated thereunder, nor did TWP admit that the TWP opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. TWP’s opinion includes statements to this effect.

In connection with its opinion, TWP, among other things:

•	reviewed certain publicly available financial and other data, including financial forecasts, with respect to Internap and VitalStream, including the consolidated financial statements of Internap and VitalStream for recent years and interim periods to June 30, 2006 and certain other relevant financial and operating data relating to Internap and VitalStream made available to TWP from published sources and from the internal records of Internap and VitalStream;

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, Internap common stock and VitalStream common stock;

•	compared Internap and VitalStream from a financial point of view with other publicly traded companies that TWP deemed to be relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations that TWP deemed to be comparable, in whole or in part, to the merger;

•	reviewed and discussed with representatives of the managements of Internap and VitalStream information of a business and financial nature regarding Internap and VitalStream furnished to TWP by Internap and VitalStream, including financial forecasts and related assumptions of Internap and VitalStream;

•	considered pro forma effects of the merger on Internap’s financial statements and reviewed certain estimates of synergies provided by management of Internap;

•	made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Internap’s counsel; and

•	performed such other analyses and examinations as TWP deemed appropriate.

In preparing its opinion, TWP did not assume any responsibility to independently verify the foregoing information and relied on it being accurate and complete in all material respects. TWP also made the following assumptions:

•	with respect to the financial forecasts and synergies for Internap and VitalStream provided to TWP by Internap’s management, with Internap’s consent, TWP assumed for purposes of the TWP opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the management at the time of preparation as to the future financial performance of Internap and VitalStream and that they provide a reasonable basis upon which TWP can form its opinion;

•	there had been no material changes in Internap’s or VitalStream’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to TWP that had not been disclosed to TWP; and

•	the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

In addition, TWP relied on information from Internap’s counsel and independent accountants as to all legal and financial reporting matters with respect to Internap, the merger and the merger agreement. TWP also did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Internap or VitalStream and was not furnished with any such appraisals. Finally, the TWP opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to TWP as of, the date of the TWP opinion. Accordingly, although subsequent developments may affect the TWP opinion, TWP has not assumed any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses that TWP performed in connection with the TWP opinion and presented to the Internap board of directors on October 11, 2006. Some of the summaries of financial analyses that TWP performed include information presented in tabular format. In order to fully understand the financial analyses performed by TWP, you should read the tables together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by TWP.

Selected Public Company Analysis

Based on public and other available information for selected companies, TWP calculated the implied purchase value and exchange ratio of VitalStream based on the enterprise value of VitalStream (which TWP defined as market capitalization plus total debt and restructuring liabilities less cash and cash equivalents) based on multiples in selected companies. The multiples that TWP analyzed were derived by dividing the enterprise value of each selected company (based on closing stock prices on October 11, 2006) by its estimated 2007 revenue. Projected 2007 information for VitalStream was based on estimated revenues provided by Internap management and publicly available information. Projections for the other selected companies were based on TWP’s research and other publicly available information. TWP selected the four companies listed below for this analysis that TWP deemed relevant based on their lines of business and financial and operating characteristics. The following companies were reviewed in this analysis:

•	Akamai Technologies Inc.

•	Digital River Inc.

•	Macrovision Corp.

•	SAVVIS Inc.

The results of this analysis are summarized as follows:

Relevant Market
	Multiples	Implied per Share Value	Implied Exchange Ratio

Internap Management	3.8x - 7.9x	$5.83 - $11.30	0.3417x - 0.6625x
Wall Street Research	3.8x - 7.9x	$6.62 - $12.86	0.3880x - 0.7545x

The implied VitalStream values above were each based on a range of multiples of first quartile to third quartile. The quartiles were calculated using statistical interpolation to divide the probability distribution into four equal areas. TWP considered the first quartile and the third quartile to represent the low and the high ends of the range of each multiple, and highlighted that analysis in its presentation to the board of directors.

While the selected public company analysis compared VitalStream to four companies in the content delivery industry, TWP did not include every company that could be deemed to be a participant in this same industry, or in any specific sectors of this industry.

Selected Transaction Analysis

Based on public and other available information for selected transactions, TWP calculated the implied purchase value and exchange ratio of VitalStream based on the enterprise value of VitalStream based on multiples in selected transactions. The multiples that were analyzed by TWP were derived by dividing the enterprise value of each target in 17 selected acquisitions of technology companies that have been announced since March 3, 2004 by its revenue for the last 12 months, or LTM, and the next 12 months, or NTM. Projected 2007 information for VitalStream was based on estimated revenues provided by Internap management and publicly available information. Projections for the targets in the selected transactions were based on publicly available information. TWP selected the transactions listed below for this analysis that TWP deemed relevant based on their lines of business and financial and operating characteristics. The following acquisitions were reviewed in this analysis:

Announce Date	Acquiror	Target

08/18/06	Nokia	Loudeye
07/19/06	Entrust	Business Signatures
06/29/06	EMC	RSA Security
06/10/06	Gannett	PointRoll
04/18/06	Amdocs	Qpass
03/20/06	VeriSign	m-Qube
01/05/06	CA	Wily Tech.
12/02/05	RSA	Cyota
09/26/05	Openwave	Musiwave
07/05/05	Oracle	ProfitLogic
06/02/05	Citrix	NetScaler
03/12/05	Akamai	Speedera
02/08/05	Microsoft	Sybari
09/19/04	Digital River	element5 AG
08/31/04	Veritas	Kvault
05/19/04	Symantec	Brightmail
03/03/04	Covad Communications	GoBeam Inc

The results of this analysis are summarized as follows:

Relevant Market
	Multiples	Implied per Share Value	Implied Exchange Ratio

Internap Management
LTM Revenue	5.9x - 10.9x	$6.55 - $11.23	0.3844x - 0.6589x
NTM Revenue	4.0x - 5.7x	$6.13 - $ 7.99	0.3597x - 0.4685x
Wall Street Research
LTM Revenue	5.9x - 10.9x	$6.84 - $11.79	0.4010x - 0.6914x
NTM Revenue	4.0x - 5.7x	$6.97 - $ 9.16	0.4086x - 0.5370x

The implied values of VitalStream above were each based on a range of multiples of first quartile to third quartile. TWP considered the first quartile and the third quartile to represent the low and the high ends of the range of each multiple, and highlighted that analysis in its presentation to the board of directors.

No company or transaction used in the selected public company or selected transactions analyses is identical to VitalStream or the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which VitalStream and the merger are being compared.

Discounted Cash Flow Analysis

TWP performed a discounted cash flow analysis using estimated free cash flows for VitalStream derived from estimates provided by Internap’s management. TWP calculated the terminal value of the estimated cash flows by applying multiples ranging from 10.0x to 12.0x to VitalStream’s estimated 2012 earnings before interest, taxes, depreciation and amortization, or EBITDA, calculated as a run rate of the EBITDA estimated for the fourth quarter of 2011. TWP then discounted to the present the cash flows to 2011 and the terminal value using discount rates ranging from 18.0% — 20.0%. Using information provided by BARRA and Ibbotson Associates, Inc., the discount rates were based on the weighted average cost of capital for VitalStream and the selected companies referred to in the selected public companies analysis above.

TWP also performed a discounted cash flow analysis using Internap management’s estimates of the synergies resulting from the merger. TWP calculated the terminal value of the estimated cash flows resulting from synergies by applying multiples ranging from 9.0x to 11.0x to VitalStream’s estimated 2012 EBITDA from synergies, calculated as a run rate of the EBITDA synergies estimated for fourth quarter of 2011. TWP then discounted to the present the cash flows resulting from synergies to 2011 and the terminal value using discount rates ranging from 20.0% — 22.0%. The discount rates were based on weighted average cost of capital computations and qualitative assessments of VitalStream’s and Internap’s projected results and the synergies and risks inherent therein.

The discounted cash flow valuation implied values of per share of $5.26 to $6.80 per share of VitalStream common stock on a stand-alone basis and $7.29 to $9.32 per share of VitalStream common stock inclusive of synergies.

Premiums Paid Analysis

Based on public information, TWP reviewed the consideration paid in 14 acquisitions involving technology companies with 100% stock consideration announced since October 14, 2003 with transaction values between $150 million and $2.0 billion. TWP calculated the implied price per share of VitalStream and implied exchange ratios based on premiums paid in these transactions over:

•	the stock price and exchange ratio one day prior to the announcement of the acquisition;

•	the average stock price and exchange ratio during the one week prior to the announcement of the acquisition; and

•	the average stock price and exchange ratio during the one month prior to the announcement of the acquisition.

The results of this analysis are summarized as follows:

Relevant Market
	Premiums	Implied per Share Value	Implied Exchange Ratio

Stock Price
1 Day Average	16.5% - 46.0%	$7.46 - $ 9.34	0.4374x - 0.5480x
1 Week Average	10.8% - 41.5%	$7.83 - $10.01	0.4592x - 0.5869x
1 Month Average	7.3% - 35.2%	$8.93 - $11.25	0.5236x - 0.6599x
Exchange Ratio
1 Day Average	16.5% - 46.0%	$7.46 - $ 9.34	0.4374x - 0.5480x
1 Week Average	10.1% - 41.1%	$7.78 - $ 9.97	0.4565x - 0.5848x
1 Month Average	0.6% - 37.2%	$9.26 - $12.63	0.5431x - 0.7408x

The implied VitalStream values above were each based on a range of multiples of first quartile to third quartile. TWP considered the first quartile and the third quartile to represent the low and the high ends of the range of each multiple, and highlighted that analysis in its presentation to the board of directors.

Pro Forma Merger Analysis

Based on estimates by Internap’s management, TWP analyzed the potential pro forma effects of the merger on Internap’s estimated 2007 EBITDA per share based on various assumptions regarding the merger. TWP performed such analysis due to the fact that several research analysts use EBITDA per share, among other measurements, as a valuation measurement for Internap. This analysis, taking into account certain operating cost synergies estimated by Internap management, indicated that the merger would be dilutive to Internap’s projected EBITDA per share in 2007 by $0.09 per share, slightly dilutive to Internap’s projected EBITDA per share in 2008 by $0.01 per share and accretive to Internap’s projected EBITDA per share in 2009 by $0.16 per share, based on projections for VitalStream prepared by Internap management. The actual results achieved by the combined company for these future periods may vary from projected results and the variations may be material.

General

The foregoing description is only a summary of the analyses and examinations that TWP presented to the board of directors of Internap on October 11, 2006 in connection with the TWP opinion. It is not a comprehensive description of all analyses and examinations actually conducted by TWP. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. TWP believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors of Internap. In addition, TWP may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of TWP with respect to the actual value of Internap or VitalStream.

In performing its analyses, TWP made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond TWP’s and Internap’s control. The analyses performed by TWP are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by TWP with respect to the fairness, from a financial point of view, of the consideration to be paid by Internap in connection with the merger, as of the date of the TWP opinion, and were provided to the Internap board of directors in connection with the TWP opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, the opinion of TWP was among many factors that the Internap board of directors took into consideration in making its determination to approve, and to recommend that the shareholders approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement.

Internap retained TWP under an engagement letter dated June 12, 2006. Under the engagement letter, Internap agreed to pay TWP an opinion fee of $250,000 upon the delivery of the TWP opinion and a cash success fee equal to 1% of the transaction consideration payable upon the closing of the merger, reduced by the opinion fee. In the event that the merger is not consummated, TWP may receive a fee if Internap receives a termination, break-up or other fee. Internap has also agreed to reimburse TWP for its reasonable out-of-pocket expenses and to indemnify TWP and certain affiliates, to the full extent permitted under applicable law, against specified liabilities, including certain liabilities under securities legislation, related to or arising out of the performance by TWP of services under its engagement or the merger. The board of directors of Internap was aware of this fee structure and took it into account in considering the TWP opinion and in approving the merger and the merger agreement. In the ordinary course of their business, TWP may trade the equity securities of Internap and VitalStream for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. TWP has also acted as an underwriter in connection with offerings of securities of Internap and performed other investment banking services for Internap.

Opinion of VitalStream’s Financial Advisor

Pursuant to an engagement letter dated June 7, 2006, RBC Capital Markets Corporation was retained by VitalStream to act as a financial advisor and furnish an opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of VitalStream common stock of the exchange ratio provided for under the terms of the proposed merger agreement.

On October 11, 2006, RBC rendered its opinion to the VitalStream board of directors, that, as of such date and based on the procedures followed, factors considered and assumptions made by RBC and certain other limitations, the total consideration to be paid was fair, from a financial point of view, to the holders of outstanding shares of VitalStream common stock. A copy of RBC’s written opinion is attached as Annex D to this joint proxy statement/prospectus and is hereby incorporated into this joint proxy statement/prospectus by reference. VitalStream shareholders are urged to read the opinion of RBC carefully and in its entirety.

RBC’s opinion was provided for the information and assistance of the VitalStream board of directors in connection with the merger. RBC expresses no opinion and makes no recommendation to any shareholder as to how such shareholder should vote with respect to the merger. All advice and opinions (written and oral) rendered by RBC are intended solely for the use and benefit of the VitalStream board of directors. RBC’s opinion related solely to the fairness of the exchange ratio, from a financial point of view, to the holders of VitalStream common stock. RBC did not review, nor did its opinion in any way address, other merger terms or arrangements, including, without limitation, the financial or other terms of any employment or any break-up or termination fee. Further, RBC’s opinion does not address the merits of the underlying decision by VitalStream to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which VitalStream might engage.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to RBC by VitalStream and Internap (including, without limitation, the financial statements and related notes thereto of VitalStream and Internap), and did not assume responsibility for independently verifying and did not independently verify such information. For all forward looking projections, RBC relied on IBES, First Call, street equity research and Thomson One Analytics consensus estimates and assumed they corresponded to the best judgments of the managements of VitalStream and Internap. RBC expressed no opinion as to such financial data or the assumptions on which they were based.

RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of VitalStream or Internap, and RBC was not furnished with any such valuations or appraisals. RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of VitalStream or Internap. Additionally, RBC did not investigate, and made no assumption regarding, any litigation or other claims affecting VitalStream, Internap or any other party.

RBC’s opinion speaks only as of the date of such opinion, and is based on the conditions as they existed and information which RBC had been supplied as of October 11, 2006 (the last trading day preceding the finalization of the analysis), and is without regard to any market, economic, financial, legal, or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of the opinion and RBC does not have any obligation to update, revise or reaffirm its opinion. RBC expressed no opinion as to the prices at which VitalStream common stock or Internap common stock have traded or will trade following the announcement or consummation of the merger.

For purposes of its opinion, RBC assumed that the merger would be a tax-free exchange for U.S. federal income tax purposes. RBC assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by RBC. RBC also assumed that the merger would be consummated pursuant to the terms of the merger agreement, without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

In arriving at its opinion, RBC:

•	reviewed and analyzed the financial terms of the draft merger agreement dated October 11, 2006 and received by RBC on October 11, 2006;

•	reviewed and analyzed certain publicly available financial and other data with respect to VitalStream and Internap and certain other relevant historical operating data relating to VitalStream and Internap made available to RBC from published sources and from the internal records of VitalStream and Internap;

•	conducted discussions with members of the senior managements of VitalStream and Internap with respect to the business prospects and financial outlook of VitalStream and Internap;

•	reviewed historical financial information relating to VitalStream and Internap and IBES, First Call, street equity research and Thomson One Analytics consensus estimates regarding the potential future performance of VitalStream and Internap as standalone entities;

•	reviewed the reported prices and trading activity for VitalStream common stock and Internap common stock, including their trading relative to one another; and

•	considered such other information and performed other studies and analyses as RBC deemed appropriate, including recent developments with respect to VitalStream’s business.

In arriving at its opinion, RBC performed the following analyses in addition to the review, inquiries, and analyses referred to above:

•	compared selected market valuation metrics of VitalStream and other comparable publicly traded companies with the financial metrics implied by the exchange ratio;

•	compared the financial metrics of selected precedent transactions, to the extent publicly available, with the financial metrics implied by the exchange ratio;

•	reviewed the premiums paid on selected precedent transactions and comparably structured transactions versus the premiums implied by the exchange ratio; and

•	reviewed the relative contribution of the financial metrics of VitalStream and those of Internap versus the relative ownership implied by the exchange ratio.

Because of the unavailability of long-term projections for VitalStream’s business, RBC did not employ a discounted cash flow analysis for the purposes of its opinion.

In delivering its opinion to the VitalStream board of directors, RBC prepared and delivered to the VitalStream board of directors written materials containing various analyses and other information material to the opinion. The following is a summary of these materials, including information presented in tabular format. To understand fully the summary of the financial analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

Transaction Overview

Giving effect to the exchange ratio of 0.5132 shares of Internap common stock per share of VitalStream common stock, the implied offer price to common shareholders of VitalStream was determined to be $8.75 per share of VitalStream common stock with the total consideration valued at approximately $217 million (based on the closing prices for VitalStream and Internap common stock on October 11, 2006). RBC calculated the implied enterprise value of VitalStream to be approximately $205 million. Based on the exchange ratio, the Internap common shares issued to current holders of VitalStream common shares would represent 26.0% of the Internap common shares outstanding on a pro forma combined basis using the treasury stock method of accounting.

Historical Trading Analysis

RBC compared Internap and VitalStream’s price performance to the Dow, NASDAQ and to a group of publicly traded Internet services companies over selected time periods. RBC also reviewed the historical implied exchange ratio (as defined by VitalStream’s closing price per share divided by Internap’s closing price per share) over selected time periods. RBC noted that, in light of the recent developments disclosed by VitalStream surrounding its customer MySpace, Inc, and the significant reduction in revenue expected to be received by VitalStream in the future from MySpace, Inc., the historical trading levels and exchange ratios did not reflect investors current perspective of VitalStream’s business. RBC provided summaries of the average common stock trading history of Internap and VitalStream and the average implied exchange ratios, including the following:

	Internap	VitalStream
	Share Price	Share Price

Closing price on October 11, 2006	$17.05	$6.40
One-month average	15.15	8.55
Three-month average	12.96	8.67
Six-month average	12.42	9.63
One-year average	9.01	8.11
52 week high	17.85	13.70
52 week low	3.60	3.44

Implied Average
Historic
Exchange Ratio

Closing price on October 11, 2006	0.375
One-week average	0.415
One-month average	0.565
Three-month average	0.691
Six-month average	0.791

Precedent Transaction Analysis

RBC compared implied enterprise values to revenue multiples and to earnings before interest, taxes, depreciation and amortization multiples relating to the proposed merger of VitalStream and Internap with multiples of operating data from 15 selected merger and acquisition precedent transactions. These precedent transactions involved companies in the Internet technology and services market that were completed since January 1, 2003, which RBC deemed comparable to the transaction between VitalStream and Internap. Financial data regarding the precedent transactions was taken from SEC filings, press releases, Bloomberg and Dealogic databases and publicly available research sources. The selected precedent transactions were as follows:

•	Packeteer’s acquisition of Tacit Networks;

•	VeriSign’s acquisition of m-Qube;

•	VeriSign’s acquisition of Kontiki;

•	eBay’s acquisition of Shopping.com;

•	Hellman & Friedman’s acquisition of DoubleClick;

•	Acxiom’s acquisition of Digital Impact;

•	InterActiveCorp’s acquisition of Ask Jeeves;

•	Akamai’s acquisition of Speedera Networks;

•	VeriSign’s acquisition of LightSurf;

•	America Online’s acquisition of Advertising.com;

•	InfoSpace’s acquisition of Switchboard;

•	Ask Jeeves’ acquisition of Interactive Search;

•	Lightbridge’s acquisition of Payment Solutions Business;

•	Yahoo!’s acquisition Overture; and

•	FindWhat.com’s acquisition of Espotting Media.

RBC noted that VitalStream’s implied revenue multiple exceeded the median, mean and maximum multiples for the above selected precedent transactions. The following table presents the resulting selected precedent transaction multiples:

	Comparable Precedent Transactions
	Min		Median		Mean		Max		VitalStream

Enterprise value to last twelve months revenue(1)	1.7	x	3.4	x	4.2	x	9.8	x	10.1	x
Enterprise value to last twelve months EBITDA(2)	11.9	x	18.4	x	19.8	x	37.3	x	NM

(1)	Enterprise value = equity value (as implied by the exchange ratio) + total debt + preferred stock + minority interest − cash and cash Equivalents.

(2)	EBITDA = earnings before interest, taxes, depreciation and amortization and adjusted for one-time items and stock-based compensation.

Comparable Company Analysis

RBC analyzed certain valuation metrics implied by the total consideration relative to corresponding metrics observed in a selected group of publicly traded companies in the Internet services market that RBC deemed for purposes of its analysis to be comparable to VitalStream and Internap. The group of comparable companies for VitalStream and Internap included:

•	Akamai Technologies, Inc.;

•	Webex Communications, Inc.;

•	Equinix, Inc.;

•	SAVVIS, Inc.;

•	J2 Global;

•	Broadwing Corp.;

•	Cogent Communications Group;

•	Terremark Worldwide, Inc.; and

•	Website Pros.

In this analysis, RBC compared the (i) enterprise value of VitalStream and Internap, expressed as a multiple of actual and estimated revenue in calendar years 2005, 2006 and 2007, to the minimum, median, mean and maximum multiples of enterprise values of the comparable companies implied by the public trading price of their common stock, expressed as a multiple of the same operating data, (ii) enterprise value of VitalStream and Internap, expressed as a multiple of actual and estimated earnings before interest, taxes, depreciation and amortization in calendar years 2005, 2006 and 2007, to the minimum, median, mean and maximum multiples of enterprise values of the comparable companies implied by the public trading price of their common stock, expressed as a multiple of the same operating data, and (iii) share price of VitalStream and Internap expressed as a multiple of actual and estimated earnings per share in calendar year 2005, 2006 and 2007, to the minimum, median, mean and maximum multiples of share prices of the comparable companies, expressed as a multiple of the same operating data. Multiples of future revenue, earnings before interest, taxes, depreciation and amortization and net income data for VitalStream and Internap were based on publicly available research and, for the comparable companies, from publicly available research analyst estimates. RBC noted that VitalStream’s implied 2005, 2006 and 2007 revenue multiples and implied 2007 EBITDA multiple exceeded the median and mean multiples for the comparable companies group and that the implied 2006 EBITDA multiple and 2007 Pro Forma EPS multiple exceeded the maximum multiples for the comparable companies group. The following table presents the resulting selected valuation data:

	Comparable Companies
	Min		Median		Mean		Max		VitalStream

Enterprise value to 2005 revenue(1)	1.1	x	5.8	x	8.1	x	29.0	x	13.0	x
Enterprise value to estimated 2006 revenue	1.0	x	4.2	x	5.9	x	19.6	x	7.8	x
Enterprise value to estimated 2007 revenue	0.9	x	3.4	x	4.7	x	14.9	x	5.1	x
Enterprise value to 2005 EBITDA(2)	16.3	x	27.4	x	41.6	x	80.2	x	NM
Enterprise value to estimated 2006 EBITDA	14.7	x	25.3	x	25.7	x	48.7	x	102.9	x
Enterprise value to estimated 2007 EBITDA	11.9	x	14.3	x	16.1	x	34.6	x	25.4	x
Price/2005 pro forma EPS(3)	14.8	x	51.4	x	54.1	x	99.0	x	NM
Price/estimated 2006 pro forma EPS	23.9	x	26.9	x	34.4	x	60.1	x	NM
Price/estimated 2007 pro forma EPS	19.1	x	21.7	x	26.6	x	43.9	x	79.5	x

(1)	Enterprise value = equity value (as implied by the exchange ratio) + total debt + preferred stock + minority interest − cash and cash equivalents.

(2)	EBITDA = earnings before interest, taxes, depreciation and amortization and adjusted for one-time items and stock-based compensation.

(3)	Pro forma EPS adjusted for one-time items and stock-based compensation.

Premiums Paid Analysis

RBC conducted an analysis of the stock price premiums in the fifteen selected merger and acquisition precedent transactions of companies in the Internet technology and services market that RBC deemed comparable to the transaction between VitalStream and Internap (see above) and of 13 comparably structured merger and acquisition transactions in publicly traded businesses in the technology industry since January 1, 2002, having transaction values between $100 million and $1 billion, 100% of the target company acquired and with target pro forma ownership between 15% and 35%. RBC compared VitalStream’s implied value based on the exchange ratio to VitalStream’s closing stock price one day, one week and one month prior to public announcement with the corresponding premiums in the precedent and comparably structured transactions. RBC noted that VitalStream’s one-day premium compared favorably to the median and mean premiums in the precedent and comparably structured transactions, but that VitalStream’s longer-term one-week and one-month premiums fell below the minimum premiums in the precedent and comparably structured transactions. RBC also noted, however, that the recent developments regarding the significant reduction in future revenue from VitalStream’s customer MySpace, Inc. impacted the usefulness of these longer-term historical premiums. The following tables present the resulting valuation data:

	Implied Premiums (Discounts)
	from Precedent Transactions
	Comparable Companies				VitalStream

Premium, one day prior to announcement	(0.8)%	18.5%	21.8%	52.8%	36.7%
Premium, one week prior to announcement	17.7%	20.6%	29.5%	75.9%	1.7%
Premium, one month prior to announcement	10.5%	39.5%	40.1%	75.0%	(11.2)%

	Implied Premiums (Discounts)
	from Comparably Structured Transactions
	Comparable Companies				VitalStream

Premium, one day prior to announcement	9.0%	23.3%	27.5%	83.5%	36.7%
Premium, one week prior to announcement	6.3%	27.5%	30.1%	95.5%	1.7%
Premium, one month prior to announcement	(3.2)%	27.4%	36.8%	108.4%	(11.2)%

Pro Forma Analyses

Contribution Analysis:  RBC analyzed the relative contribution of each of Internap and VitalStream in terms of various financial statement metrics relative to the pro forma metrics of the combined company for the full fiscal years 2005, 2006 and 2007. The financial statement categories included revenue, gross profit, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, net income and free cash flows. RBC noted that, based upon the exchange ratio pursuant to the merger agreement, VitalStream stockholders (on a fully diluted basis using the treasury stock method of accounting) will receive a 26.0% pro forma ownership interest in the combined entity. RBC further noted that the 26.0% pro forma ownership interest in the combined entity compared favorably to VitalStream’s relative pro forma contribution to revenue, gross profit, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, net income and free cash flows for fiscals years 2005, 2006 and 2007. The following table presents a summary of this analysis for fiscal years 2005, 2006 and 2007:

			Estimated		Estimated
	Fiscal Year 2005(1)		Fiscal Year 2006(1)		Fiscal Year 2007(1)
	VitalStream	Internap	VitalStream	Internap	VitalStream	Internap

Revenue	9.4%	90.6%	12.9%	87.1%	16.3%	83.7%
Gross Profit	10.0%	90.0%	13.9%	86.1%	18.1%	81.9%
EBITDA(2)	NM	>100%	7.9%	92.1%	21.4%	78.6%
EBIT(3)	NM	NM	NM	>100%	11.5%	88.5%
Net Income(4)	NM	NM	NM	>100%	14.2%	85.8%
Free Cash Flows(5)	NM	NM	NM	>100%	16.8%	83.2%

(1)	Per publicly available research, except free cash flows.

(2)	EBITDA = earnings before interest, taxes, depreciation and amortization and adjusted for one-time items and stock-based compensation.

(3)	EBIT = earnings before interest and taxes and adjusted for one-time items and stock-based compensation.

(4)	Adjusted for one-time items and stock-based compensation.

(5)	VitalStream figures per VitalStream management and publicly available research. Internap figures per publicly available research.

Other Consideration

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all of the factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In view of the wide variety of factors considered in connection with its evaluation of the fairness of the exchange ratio from a financial point of view, RBC did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses as a comparison is identical to VitalStream or Internap or the proposed merger. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of

VitalStream common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

In connection with its analyses, RBC made, and was provided by VitalStream’s and Internap’s managements, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond VitalStream’s or Internap’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, and are based upon numerous factors or events beyond the control of VitalStream, Internap, or their advisors, none of VitalStream, Internap, RBC, or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

VitalStream selected RBC to render its opinion based on RBC’s experience in mergers and acquisitions and in securities valuation generally. RBC is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, RBC and its affiliates may act as a market maker and broker in the publicly traded securities of VitalStream and Internap and receive customary compensation, and may also actively trade securities (whether debt or equity) of VitalStream and/or Internap for its own account and the accounts of its customers, and accordingly, RBC and its affiliates, may hold a long or short position in such securities.

Pursuant to the engagement letter, VitalStream is to pay RBC a customary, nonrefundable fee of $350,000 upon the rendering of its opinion. Payment of this fee to RBC was not contingent upon the acceptance of the opinion or the closing of the merger. RBC will receive a further fee of between 1% and 1.4% of the aggregate transaction value for its services if the proposed merger is consummated. Whether or not the proposed merger is consummated, VitalStream has agreed to reimburse RBC for its out-of-pocket expenses and to indemnify RBC against certain liabilities relating to or arising out of services performed by RBC in connection with the proposed merger. The terms of the engagement letter were negotiated at arm’s-length between VitalStream and RBC, and the VitalStream board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

Recommendation of Internap Board of Directors

The Internap board of directors has determined and believes that the issuance of shares of Internap common stock in the merger and adoption of the merger agreement is advisable to, and in the best interests of, Internap and its stockholders and has unanimously approved such issuance and adopt the merger agreement. The Internap board of directors unanimously recommends that Internap stockholders vote “FOR” Proposal No. 1, to approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement.

Recommendation of VitalStream Board of Directors

The VitalStream board of directors has unanimously determined and believes that the merger is advisable and fair to, and in the best interests of, VitalStream and its stockholders and has unanimously approved the merger and the merger agreement. The VitalStream board of directors unanimously recommends that VitalStream stockholders vote “FOR” Proposal No. 1, to adopt the merger agreement.

Interests of VitalStream’s Executive Officers and Directors in the Merger

In considering the recommendation of the VitalStream board of directors with respect to the adoption of the merger agreement, you should be aware that certain stockholders, officers and directors of VitalStream may have interests in the merger that are different from, or in addition to, your interests. As a result, VitalStream’s directors and officers may have been more likely to vote to approve the merger and the merger agreement, and recommend the adoption of the merger agreement, than if they did not have these interests. The VitalStream board of directors was aware of these interests and considered the following matters, among others, in approving the merger:

Combined Company Board of Directors.  The employment agreement between Internap and Mr. Jack Waterman, Chairman and Chief Executive Officer of VitalStream, provides that Internap will cause Mr. Waterman to be elected or appointed to the Internap board of directors, subject to the approval of Internap’s board of directors in accordance with its nomination procedures.

Accelerated Vesting of Options.  The following table identifies as of November 10, 2006, for each individual who has served as an executive officer or director of VitalStream at any time since January 1, 2005, the aggregate number of shares subject to outstanding options to purchase VitalStream common stock, the aggregate number of shares subject to outstanding but unvested options to purchase VitalStream common stock that will accelerate in connection with the merger and the weighted average exercise price of unvested outstanding options to be accelerated in the merger.

		Aggregate Shares	Weighted Average
	Aggregate	Subject to Unvested	Exercise Price of
	Shares Subject	Options to be	Unvested Options to be
	to Options	Accelerated in the	Accelerated in the
	Outstanding	Merger*	Merger

Jack Waterman	1,560,000	742,188	$2.28
Philip Kaplan	252,500	—	—
Michael Linos	60,000	1,563	2.88
Arturo Sida	256,250	69,531	7.31
Mark Belzowski	200,000	12,500	2.08
Christopher Dion	200,000	168,750	7.44
Eric Mersch	125,000	125,000	8.29
Michael Maseo	175,000	175,000	8.25
Stephen Smith	—	—	—
Melvin A. Harris	28,125	—	—
Raymond L. Ocampo Jr.	78,125	—	—
Philip Sanderson	62,500	—	—
Salvatore Tirabassi	62,500	—	—
Leonard Wanger	84,375	—	—

*	Assumes consummation of the merger on January 15, 2007 and continued service or employment of any currently serving or employed officer or director until that date. Because the options vest over time, the actual number of unvested options accelerated will vary based upon the closing date of the merger. Includes options for which vesting is accelerated as of approval of the merger by VitalStream stockholders and options for which vesting is accelerated as of the closing of the merger. Does not include the effect of any cutback provisions limiting the number of options subject to acceleration if such acceleration would trigger a tax penalty.

Employment Agreements.  Internap has entered into employment and change of control agreements with each of: Jack Waterman, VitalStream’s Chief Executive Officer and Chairman, Philip Kaplan, VitalStream’s President and Chief Operating Officer and a director, Christopher Dion, VitalStream’s Senior Vice President of Business Development and Patrick Ritto, VitalStream’s Chief Technical Officer, which employment agreements become effective upon the consummation of the merger.

Under his employment agreement with Internap, Mr. Waterman is entitled to receive an annual base salary of $375,000 and will be eligible for a performance-based bonus, based upon objectives to be established, equal to up to 50% of his base salary. Internap has agreed to recommend to its board of directors that it grant restricted stock awards having a value equal to $1 million to Mr. Waterman, and, if such grant is not made within 30 days of consummation of the merger, all re-sale restrictions set forth in his affiliate agreement that are not required by Rule 145 under the Securities Act of 1933 will terminate. The employment relationship created by the employment agreement is terminable by either party at will at any time. If Mr. Waterman’s employment with Internap is terminated by Internap without cause at any time, Mr. Waterman is entitled to a severance payment in an amount equal one year’s base salary, pro rated for the initial year of employment, and all re-sale restrictions set forth in his affiliate agreement that are not required by Rule 145 under the Securities Act of 1933 shall terminate. If within 12 months following a change of control, Mr. Waterman’s employment with Internap is terminated by Internap without cause or by Mr. Waterman with good reason, Mr. Waterman is entitled to a severance payment in an amount equal to one-year’s base salary and his maximum target bonus, his healthcare and life insurance benefits shall continue for 24 months following termination, all of his unvested restricted stock awards shall vest and any restrictions not required by Rule 145 under his affiliate agreement shall lapse.

Under his employment agreement with Internap, Mr. Kaplan is entitled to receive an annual base salary of $235,000 and will be eligible for a performance-based bonus, based upon objectives to be established, equal to up to 37% of his base salary. Internap has agreed to recommend to its board of directors the grant of an option to purchase 30,000 shares of Internap common stock to Mr. Kaplan. The employment relationship created by the employment agreement is terminable by either party at will. If Mr. Kaplan’s employment with Internap is terminated by Internap without cause at any time, Mr. Kaplan is entitled to a severance payment in an amount equal six month’s base salary, pro rated for the initial year of employment. If within 12 months following a change of control Mr. Kaplan’s employment with Internap is terminated by Internap without cause or by Mr. Kaplan with good reason, Mr. Kaplan is entitled to a severance payment in an amount equal to six month’s base salary and one-half of his maximum target bonus, his healthcare and life insurance benefits shall continue for 24 months following termination and all of his options granted pursuant to the employment agreement shall vest.

Under his employment agreement with Internap, Mr. Dion is entitled to receive an annual base salary of $180,000 and will be eligible for a performance-based bonus, based upon objectives to be established, equal to up to 37% of his base salary. Internap has agreed to recommend to its board of directors the grant of an option to purchase 30,000 shares of Internap common stock to Mr. Dion. The employment relationship created by the employment agreement is terminable by either party at will. If Mr. Dion’s employment with Internap is terminated by Internap without cause at any time, Mr. Dion is entitled to a severance payment in an amount equal six month’s base salary, pro rated for the initial year of employment. If within 12 months following a change of control Mr. Dion’s employment with Internap is terminated by Internap without cause or by Mr. Dion with good reason, Mr. Dion is entitled to a severance payment in an amount equal to six month’s base salary and one-half of his maximum target bonus, his healthcare and life insurance benefits shall continue for 24 months following termination and all of his options granted pursuant to the employment agreement shall vest.

Under his employment agreement with Internap, Mr. Ritto is entitled to receive an annual base salary of $190,000 and will be eligible for a performance-based bonus, based upon objectives to be established, equal to up to 37% of his base salary. The employment relationship created by the employment agreement is terminable by either party at will. If Mr. Ritto’s employment with Internap is terminated by Internap without cause at any time, Mr. Ritto is entitled to a severance payment in an amount equal to six month’s base salary, pro rated for the initial year of employment. If within 12 months following a change of control Mr. Ritto’s employment with Internap is terminated by Internap without cause or by Mr. Ritto with good reason, Mr. Ritto is entitled to a severance payment in an amount equal to six month’s base salary and one-half of his maximum target bonus, his healthcare and life insurance benefits shall continue for 24 months following termination and all of his options granted pursuant to the employment agreement shall vest.

Messrs. Waterman, Dion, Kaplan and Ritto have each entered into noncompetition agreements with Internap in connection with the execution of the merger agreement, which noncompetition agreements become effective upon the consummation of the merger. The noncompetition agreements restrict each such person from engaging in the business of providing content delivery service for the streaming of digital media over the Internet for a period of three years following the consummation of the merger. These persons have not received any additional consideration in connection with the noncompetition agreements.

Indemnification and Insurance.  The merger agreement provides for the survival for a period of three years after the merger of all rights of the directors and officers of VitalStream as of October 12, 2006 to indemnification for acts and omissions as directors and officers occurring before the merger, as their rights existed as of October 12, 2006 pursuant to the VitalStream certificate of incorporation and bylaws and indemnification agreements with

VitalStream. Internap will guarantee that the surviving company observes all of these indemnification rights to the fullest extent permitted by Delaware law for a period of three years after the merger.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax considerations of the merger that are expected to apply generally to VitalStream stockholders upon an exchange of their VitalStream common stock for Internap common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, or the Code, existing regulations under the Code and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Internap, VitalStream or the stockholders of VitalStream as described in this summary. In addition, this summary assumes the truth and satisfaction of the statements and conditions described below as the basis for the tax opinions of Morris, Manning & Martin LLP and Parr, Waddoups Brown Gee & Loveless, PC . No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to particular holders, including holders:

•	who are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, regulated investment companies, real estate investment trusts, banks, financial institutions, insurance companies or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•	who do not hold their shares as capital assets.

In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address any of the following:

•	the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which VitalStream shares are acquired or Internap shares are disposed of;

•	the tax consequences to holders of options issued by VitalStream which are assumed, accelerated, exercised or converted, as the case may be, in connection with the merger;

•	the tax consequences of the receipt of Internap shares other than in exchange for VitalStream shares; or

•	the tax implications of a failure of the merger to qualify as a reorganization.

Accordingly, holders of VitalStream common stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences of the merger under state, local and foreign tax laws.

As a condition to the consummation of the merger, Morris, Manning & Martin LLP and Parr, Waddoups Brown Gee & Loveless, PC must render tax opinions that the merger will constitute a reorganization within the meaning of Section 368 of the Code, or a Reorganization. The tax opinions discussed in this section are conditioned upon certain assumptions stated in the tax opinions and the tax representations made by VitalStream and Internap. If any of the assumptions or representations upon which the tax opinions are based are untrue as of the date of the merger, the tax consequences of the merger could be adversely affected and the tax opinions may no longer be valid.

No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. In addition, stockholders of VitalStream should be aware that the tax opinions discussed in this section are not binding on the IRS, the IRS could adopt a contrary position and a contrary position could be sustained by a court.

Subject to the assumptions and limitations discussed above, it is the opinion of Morris, Manning & Martin LLP, tax counsel to Internap, and Parr, Waddoups Brown Gee & Loveless, PC, tax counsel to VitalStream, that the merger will be treated for U.S. federal income tax purposes as a Reorganization. Accordingly, if the merger is treated for U.S. federal income tax purposes as a Reorganization,

•	Internap, Merger Sub and VitalStream will each be a party to the Reorganization;

•	Internap, Merger Sub and VitalStream will not recognize any gain or loss solely as a result of the merger;

•	stockholders of VitalStream will not recognize any gain or loss upon the receipt of solely Internap common stock for their VitalStream common stock, other than with respect to cash received in lieu of fractional shares of Internap common stock;

•	the aggregate tax basis of the shares of Internap common stock received by a VitalStream stockholder in the merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of VitalStream common stock surrendered in exchange therefore;

•	the holding period of the shares of Internap common stock received by a VitalStream stockholder in the merger will include the holding period of the shares of VitalStream common stock surrendered in exchange therefor; and

•	cash payments received by VitalStream stockholders in lieu of fractional shares of Internap common stock will be treated as if such fractional shares of Internap common stock were issued in the merger and then redeemed. A stockholder of VitalStream who receives such cash will recognize gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss and any such capital gain will be long-term capital gain if the VitalStream common stock is held by such stockholder as a capital asset at the effective time of the merger and such stockholder’s holding period for his, her or its VitalStream common stock is more than one year.

Each VitalStream stockholder who is a “significant holder” that receives Internap common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth the information required by Treasury Regulation Section 1.368-3T, including the fair market value of and the stockholder’s basis in the VitalStream common stock surrendered, and to retain permanent records of these facts relating to the merger. A “significant holder” is a VitalStream stockholder who, immediately before the merger, owned at least five percent of the outstanding stock of VitalStream or owned VitalStream securities with a tax basis of $1,000,000 or more.

The preceding discussion is intended only as a summary of certain U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all of the merger’s potential tax effects. VitalStream stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, and the applicability and effect of federal, state, local, and other applicable tax laws.

Anticipated Accounting Treatment

The merger is expected to be accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of VitalStream acquired in connection with the merger, based on their estimated fair values. These allocations will be based upon valuations that have not yet been finalized.

Appraisal Rights

Under Nevada corporate law, holders of VitalStream common stock are not entitled to appraisal rights in connection with the merger because both Internap common stock and VitalStream common stock are listed on the NASDAQ Global Market. Holders of Internap common stock are also not entitled to appraisal rights in connection with the merger.

Regulatory Approvals

To consummate the merger, Internap and VitalStream must make filings with and obtain approvals or clearances from antitrust regulatory authorities. Transactions such as the merger are subject to review by the U.S. Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, in the United States, certain governmental entities in the European Union and other countries to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, the merger may not be consummated until the specified waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act have been satisfied. Internap and VitalStream filed notification reports, together with requests for early termination of the waiting period, with the DOJ and the FTC under the Hart-Scott-Rodino Antitrust Improvements Act on November 3, 2006 and November 13, 2006, respectively. The waiting period was terminated by the FTC effective November 17, 2006. In the United States, Internap must also comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Stock Market in connection with the issuance of shares of Internap common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC.

Restrictions on Sales of Internap Common Stock by Affiliates of VitalStream

The shares of Internap common stock to be issued to holders of VitalStream common stock in connection with the merger have been registered under the Securities Act and, except as described in this section, may be freely traded without restriction. Internap’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Internap common stock to be received in connection with the merger by persons who are deemed to be “affiliates” of VitalStream on the date of the VitalStream special meeting of stockholders. The shares of Internap common stock to be issued in the merger and received by persons who are deemed to be “affiliates” of VitalStream on the date of the VitalStream special meeting of stockholders may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who are deemed to be “affiliates” of VitalStream prior to the merger include individuals or entities that control, are controlled by, or are under common control with VitalStream on the date of the VitalStream special meeting, and may include officers and directors, as well as principal stockholders, of VitalStream on the date of the VitalStream special meeting. Affiliates of VitalStream will be notified separately of their affiliate status.

The merger agreement provides that VitalStream will use its reasonable best efforts to deliver or cause each VitalStream affiliate — within the meaning of Rule 145, as identified by VitalStream — to deliver an affiliate agreement with Internap. Under the terms of the affiliate agreements, such affiliates agree not to make any sale, transfer or other disposition of any shares of Internap common stock received in the merger except in certain specified situations, including:

•	pursuant to an effective registration statement under the Securities Act covering the resale of those shares;

•	in compliance with Rule 145(d) under the Securities Act; or

•	in a transaction which, in the opinion of counsel reasonably acceptable to Internap, is not required to be registered under the Securities Act.

The affiliate agreements also allow Internap to place appropriate legends on the certificates evidencing any shares of Internap common stock received by the affiliates in the merger, and to issue stop transfer instructions to the transfer agent for such shares of Internap common stock received by the affiliates.

In addition, the following stockholders of VitalStream have agreed to the transfer restrictions with respect to Internap common stock issued in the merger:

WaldenVC II, L.P., holder of approximately 14% of VitalStream’s outstanding common stock as of the record date, has agreed that it will not, during the 90-day period immediately following the merger, sell more than 25% of the shares of Internap common stock issued to it in the merger or, during any subsequent 90-day period, sell more than 50% of the shares of Internap common stock issued in the merger.

Companies included in the Dolphin Group, holders in the aggregate of approximately 14% of VitalStream’s outstanding common stock as of the record date, have agreed that they will not, during the 90-day period immediately following the merger, sell more than 25% of the shares of Internap common stock issued to it in the merger or, during any subsequent 90-day period, sell more than 50% of the shares of Internap common stock issued in the merger.

Mr. Kaplan, holder of approximately 4% of VitalStream’s outstanding common stock as of the record date, has agreed that he will not, during the 90-day period immediately following the merger, sell more than 15% of the shares of Internap common stock issued to him in the merger or, during any of the next three consecutive 90-day periods immediately thereafter, sell more than 10% of the shares of Internap common stock issued to him in the merger.

Mr. Waterman, holder of 1% of VitalStream’s outstanding common stock as of the record date, has agreed that he will not, between October 12, 2006 and the 90th day following the merger, sell or transfer more than 25% of the shares of Internap common stock issued to him in the merger or, during any of the next three consecutive 90-day periods immediately thereafter, sell or transfer more than 10% of the shares of Internap common stock issued to him in the merger. For purposes of this affiliate agreement, Internap common stock issued to Mr. Waterman in the merger includes shares of VitalStream common stock (pro rated as per the exchange ratio) sold by Mr. Waterman prior to the merger and shares of Internap common stock issuable upon the exercise of existing VitalStream stock options assumed by Internap.

THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about either Internap or VitalStream. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings each of Internap and VitalStream makes with the SEC, which are available without charge at www.sec.gov.

The following summary of the merger agreement is qualified in its entirety by reference to the complete copy of the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement carefully and in its entirety.

Merger Consideration

The merger agreement provides that at the effective time of the merger, each share of VitalStream common stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive 0.5132 of a share of Internap common stock, which we refer to as the exchange ratio. However, each share of VitalStream common stock held by a wholly-owned subsidiary of VitalStream or owned by Internap or Ivy Acquisition Corp. will be canceled, and no exchange will be made with respect to them. No fractional shares of Internap common stock will be issued in connection with the merger. Each holder of VitalStream common stock who would otherwise be entitled to receive a fraction of a share of Internap common stock will instead receive an amount of cash, without interest, determined by multiplying that fraction by the average closing price of Internap common stock on the NASDAQ Global Market for the five trading days ended on the trading day immediately preceding the effective time of the merger.

For example:  If you hold 100 shares of VitalStream common stock you will receive 51 shares of Internap common stock and an amount in cash equal to the value of 0.32 shares of Internap common stock.

At the effective time of the merger, holders of VitalStream common stock will cease to be, and will have no rights as, VitalStream stockholders, other than:

•	the right to receive any dividend or other distribution, if any, with respect to VitalStream common stock with a record date occurring prior to the effective time of the merger, and

•	the right to receive the merger consideration (without interest).

After the merger occurs, there will be no transfers on VitalStream’s stock transfer books of any shares of its common stock.

Treatment of VitalStream Stock Options.

The merger agreement provides that at the effective time of the merger, each option to purchase shares of VitalStream common stock granted under VitalStream’s stock option plans, whether or not vested and exercisable, will cease to represent a right to acquire shares of VitalStream common stock and will be converted automatically into an option to purchase shares of Internap common stock, and Internap will assume each VitalStream stock option, in accordance with the terms of the VitalStream stock option plan and applicable VitalStream stock option agreement, including, without limitation, all terms pertaining to the acceleration of vesting, except that from and after the effective time of the merger:

•	Internap and its board of directors shall be substituted for VitalStream and the VitalStream board of directors or duly authorized board committee administering the VitalStream stock option plans;

•	each VitalStream stock option assumed by Internap will be exercisable solely for shares of Internap common stock;

•	the number of shares of Internap common stock subject to such VitalStream stock option will be equal to the number of shares of VitalStream common stock subject to such VitalStream stock option immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded up to the nearest whole share; and

•	the per share exercise price under each VitalStream stock option will be adjusted by dividing the per share exercise price under each such VitalStream stock option by the exchange ratio, rounded down to the nearest whole cent.

Effective Time of the Merger and Anticipated Date of the Merger

The merger agreement provides that the merger will become effective at the date and time that the parties file articles of merger with the Secretary of State of the State of Nevada, or if another date and time is specified in such filing, such specified date and time. Assuming proposals related to the merger are approved by stockholders of Internap and VitalStream and all of the other conditions to closing set forth in the merger agreement are satisfied or waived, the parties expect to complete the merger as soon as practicable after the completion of the special meetings.

Conditions to Consummation of the Merger

Internap and VitalStream.  The merger agreement provides that Internap’s and VitalStream’s obligations to effect the merger are subject to the satisfaction or waiver of various conditions, including the following:

•	the holders of a majority of the issued and outstanding shares of VitalStream common stock must have voted in favor of adopting the merger agreement;

•	the holders of a majority of the shares of Internap common stock voting on the proposal must have voted in favor of adopting the merger agreement and approving the merger;

•	no stop order or similar proceeding in respect of this joint proxy statement/prospectus is initiated or threatened in writing by the SEC;

•	the registration statement must be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement has been issued;

•	the shares of Internap common stock that are issuable to VitalStream’s stockholders pursuant to the merger must be authorized for listing on the NASDAQ Global Market upon official notice of issuance;

•	no statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of making the merger illegal or otherwise prohibits the completion of the merger is in effect; and

•	all approvals from each governmental entity necessary for the completion of the merger have been obtained, and any waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act has expired or been terminated.

VitalStream.  The merger agreement provides that the obligations of VitalStream to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by VitalStream:

•	the representations and warranties of Internap and Ivy Acquisition Corp. set forth in the merger agreement must be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of material adverse effect, which statements must be true and correct in all respects giving effect such qualified standard) as of the date of the merger agreement and as of the date of the closing of the merger, except that representations and warranties that address matters only as of a particular date must be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of material adverse effect, which statements must be true and correct in all respects giving effect to such qualified standard) as of such date; provided, however, this condition will be satisfied as long as any failure of Internap’s and Ivy Acquisition Corp.’s representations and warranties to be true and correct does not result in a material adverse effect on Internap; and a certificate with respect to the foregoing is delivered by Internap to VitalStream;

•	Internap and Ivy Acquisition Corp. must have performed or complied with in all material respects all obligations required to be performed or completed by them under the merger agreement at or prior to the closing of the merger and Internap must provide a certificate to such effect to VitalStream;

•	no material adverse effect on Internap has occurred since the date of the merger agreement and Internap must provide a certificate to such effect to VitalStream;

•	Internap and Ivy Acquisition Corp. must have obtained certain consents, waivers, and approvals of governmental entities or third parties required in connection with the transactions contemplated by the merger agreement, the failure of which to be obtained would have a material adverse effect on Internap or the surviving corporation as a result of the merger or adversely affect the ability of Internap to consummate the merger; and

•	VitalStream must have received a written opinion of Parr Waddoups Brown Gee & Loveless, PC counsel to VitalStream, or other counsel reasonably satisfactory to VitalStream, dated as of the closing of the merger, that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Internap.  The merger agreement provides that the obligations of Internap and Ivy Acquisition Corp. to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Internap:

•	the representations and warranties of VitalStream set forth in the merger agreement must be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of material adverse effect, which statements must be true and correct in all respects giving effect such qualified standard) as of the date of the merger agreement and as of the date of the closing of the merger, except that representations and warranties that address matters only as of a particular date must be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of material adverse effect, which statements must be true and correct in all respects giving effect such qualified standard) as of such date; provided, however, this condition will be satisfied as long as any failure of VitalStream’s representations and warranties to be true and correct does not result in a material adverse effect on VitalStream, and a certificate with respect to foregoing is delivered by VitalStream to Internap;

•	VitalStream must have performed or complied with in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger and must provide a certificate to such effect to Internap;

•	no material adverse effect on VitalStream has occurred since the date of the merger agreement and VitalStream must provide a certificate to such effect to Internap;

•	Internap must have received the written legal opinion of Morris, Manning & Martin, LLP, legal counsel to Internap, or other counsel reasonably satisfactory to Internap, dated as of the closing of the merger, that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•	VitalStream must have obtained certain consents, waivers, and approvals of governmental entities or third parties required in connection with the transactions contemplated by the merger agreement, the failure of which to be obtained would result in a material loss of benefits to, or adversely effect the operations or condition of, VitalStream, or the surviving corporation as a result of the merger or adversely affect the ability of VitalStream to consummate the merger;

•	Internap must have received written resignations from each of VitalStream’s directors; and

•	Internap must have received from VitalStream evidence that VitalStream’s rights to grant additional awards under its 2001 Stock Incentive Plan (Third Amended and Restated) have been terminated effective immediately prior to the closing of the merger and conditioned upon the closing of the merger.

In addition, the merger agreement provides that Internap will be obligated to effect the merger only if there is no instituted, pending or threatened action, proceeding or hearing by any governmental entity:

•	seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Internap or any of its subsidiaries of all or any portion of the business of VitalStream or any of its subsidiaries or of Internap or any of its subsidiaries or to compel Internap or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of VitalStream or any of its subsidiaries or of Internap or any of its subsidiaries;

•	seeking to impose or confirm limitations or regulations on the ability of Internap or any of its subsidiaries effectively to exercise full rights of ownership of the shares of common stock of VitalStream (or shares of the surviving corporation of the merger) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct VitalStream’s business; or

•	seeking to require divestiture by Internap or any of its subsidiaries of any of VitalStream’s assets or shares.

Exchange Procedures

The merger agreement provides that prior to the effective time of the merger Internap will select an institution reasonably acceptable to VitalStream to act as the paying agent for the purpose of exchanging certificates representing shares of VitalStream common stock for certificates representing shares of Internap common stock. The merger agreement provides that promptly after the effective time of the merger, Internap will deposit with the paying agent (i) certificates representing shares of Internap common stock in respect of the aggregate merger consideration to be issued to VitalStream stockholders in the merger and (ii) any cash payable in lieu of fractional shares and dividends or other distributions declared by Internap for its common stock, the record date for which is at or after the closing of the merger.

The merger agreement contemplates that, promptly after the consummation of the merger, the paying agent will mail to each holder of record of VitalStream common stock a letter of transmittal and instructions on how to exchange VitalStream common stock certificates for the merger consideration.

Please do not send in your VitalStream common stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not send your VitalStream common stock certificates with the enclosed proxy card. Stock certificates should not be surrendered for exchange by VitalStream stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the merger agreement provides will be mailed to VitalStream stockholders promptly following the effective time of the merger. In all cases, the certificates representing shares of Internap common stock and cash in lieu of fractional shares will be delivered only in accordance with the procedures set forth in the letter of transmittal. If your shares of VitalStream common stock are held through a broker, your broker will surrender your shares of VitalStream common stock for cancellation. After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your VitalStream common stock certificates to the paying agent, the agent will mail an Internap common stock certificate and a check for any cash to which you are entitled in exchange for fractional shares. The VitalStream common stock certificates you surrender will be canceled. After the effective time of the merger, all holders of certificates representing shares of VitalStream common stock that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of VitalStream.

After the completion of the merger, there will be no further transfers of VitalStream common stock, and VitalStream common stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If the Internap common stock certificate is to be issued in the name of a person other than the registered holder of the shares of VitalStream common stock, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the paying agent’s satisfaction that such tax has been paid or is not payable.

The paying agent and Internap are entitled to deduct and withhold from any consideration payable or deliverable under the merger agreement to any holder of VitalStream common stock such amounts as may be required to be deducted or withheld under the Code or other applicable law.

If your VitalStream common stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by the paying agent, posting a bond as indemnity against any claim with respect to the certificates, the paying agent will issue the merger consideration in exchange for your lost, stolen, or destroyed stock certificates.

The merger agreement contemplates that, upon demand by Internap, the paying agent will deliver to Internap any certificates representing Internap common stock and any funds which have not been disbursed to holders of VitalStream stock certificates as of 180 days after the effective time of the merger. Any holders of VitalStream stock certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to Internap for delivery of any shares of Internap common stock, and payment of any cash, dividends or other distributions with respect to such Internap common stock. Any such portion of Internap common stock or any other funds which have not been disbursed, remaining unclaimed by holders of shares of VitalStream common stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by law, become the property of Internap.

Representations and Warranties

The merger agreement contains customary representations and warranties that Internap and VitalStream made to each other. The representations and warranties expire at the effective time. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Internap and VitalStream have exchanged in connection with signing the merger agreement. While Internap and VitalStream do not believe that they contain information securities laws require the parties to publicly disclose in addition to, or different from, information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts related to Internap and/or VitalStream, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

Conduct of Business Pending the Merger

VitalStream.  Pursuant to the merger agreement, VitalStream has agreed that, except as permitted or contemplated by the merger agreement or as consented to by Internap in writing, during the period from the date of the merger agreement to the completion of the merger, VitalStream will (1) carry on its business in the ordinary course, in substantially the same manner as previously conducted and in compliance in material respects with all applicable laws and regulations, (2) pay its debts and taxes when due (subject to good faith disputes over such debts and taxes) and pay or perform other material obligations when due, and (3) use all commercially reasonable efforts consistent with past practice to:

•	preserve intact its business organization;

•	keep available the services of its present officers and employees; and

•	preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

In addition, VitalStream will promptly notify Internap of any event that would reasonably be expected to have a material adverse effect on VitalStream.

Further, VitalStream has agreed that, among other things and subject to limited exceptions, VitalStream may not, without Internap’s written consent:

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans, except as contemplated under the merger agreement;

•	grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date of the merger agreement and as previously disclosed in writing to Internap, or adopt any new severance plan or policies;

•	transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to VitalStream’s intellectual property rights, other than with respect to non-exclusive licenses in the ordinary course of business and consistent with past practice; disclose to any person other than VitalStream employees and representatives of Internap not subject to a nondisclosure agreement, any material trade secret except in the ordinary course of business consistent with past practices; transfer, modify or terminate any agreement pursuant to which VitalStream has licensed intellectual property rights from any person except in the ordinary course of business consistent with past practices and which would be immaterial to the business of VitalStream; and disclose any source code to any third party except in the ordinary course of business consistent with past practices;

•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date of the merger agreement;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than issuance, delivery and sale of shares of VitalStream common stock pursuant to the exercise of VitalStream stock options or VitalStream warrants outstanding on the date of the merger agreement;

•	cause, permit or propose any amendments to VitalStream’s articles of incorporation, bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

•	incur or prepay any indebtedness for borrowed money, guarantee any such indebtedness of another person, issue, sell or repurchase any debt securities or options, warrants, calls or other rights to acquire any debt securities of VitalStream, enter into any “keep well” or other contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than borrowings under VitalStream’s existing Loan and Security Agreement with Comerica Bank (and any renewals or extensions thereof on substantially the same terms as in effect on the date of the merger agreement), in any case with an aggregate loan amount not to exceed $6 million in the ordinary course of business consistent with past practices;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than to any direct or indirect wholly owned subsidiary of VitalStream;

•	(i) adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, (ii) enter into any employment contract or collective bargaining agreement, other than an offer letter on VitalStream’s standard form that is terminable at will without severance or other continuing obligation following termination of employment, (iii) pay any special bonus or special remuneration to any officer, director or employee (other than year-end bonuses in accordance with VitalStream’s existing bonus plan or program approved by VitalStream’s board of directors, (iv) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its officers, directors, employees or consultants, (v) make any other change in the compensation or benefits payable or to become payable to any of its employees, agents or consultants, or members of the board of directors of VitalStream, (vi) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its directors, officers, employees, affiliates, agents or consultants, (vii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such directors, officers, employees, agents, consultants, (viii) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practices, (ix) offer, grant or issue any stock options or take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (x) hire or terminate any officer (other than terminations for cause) or encourage any officer or employee to resign, or materially increase or decrease the number of employees, or (xi) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

•	make any capital expenditures in excess of amounts specifically allocated for capital expenditures in the VitalStream’s 2006 operating budget approved by its board of directors;

•	permit to be cancelled or terminated, without reasonable efforts to maintain coverage, or cancel or terminate any insurance policy naming it as a beneficiary or loss payee, unless such policy is replaced by a policy with comparable coverage, or otherwise fail to maintain insurance at less than current levels or otherwise in a manner consistent with past practices in all material respects;

•	(i) modify or amend in any material respect or terminate certain contracts, other than in the ordinary course of business consistent with past practices, (ii) waive, release or assign any material rights or claims under certain contracts, other than in the ordinary course of business consistent with past practices, (iii) enter into any material commitment or transaction, including entering into any material purchase, sale or lease of assets or real estate, (iv) enter into any material strategic alliance, material joint development or joint marketing agreement, or (v) enter into any agreement pursuant to which Internap or the surviving corporation or any subsidiary of Internap, or VitalStream or any of its subsidiaries will be subject to any exclusivity, noncompetition, nonsolicitation, most favored nations or other similar restriction or requirement on their respective businesses following the consummation of the merger;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (subject to extension pursuant to Section 12b-25 under the Exchange Act);

•	(i) make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, (ii) make any tax election or change any tax election already made, adopt any tax accounting method, except for such changes required by applicable laws, rules or regulations, change any tax accounting method, except for such changes required by applicable laws, rules or regulations, enter into any closing agreement or settle any claim or assessment relating to taxes other than settlements or assessments the result of which would not be material to VitalStream and its subsidiaries, taken as a whole, or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment, (iii) file any material federal or state income tax return without Internap’s review and consent, which shall not be unreasonably withheld, or (iv) revalue any of its material assets, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved other than in the ordinary course of business consistent with past practices;

•	pay, discharge or satisfy any material claims, material liabilities or material obligations (whether absolute, accrued, contingent or otherwise), other than (i) the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practices, (ii) the settlement of claims that do not require a monetary payment in excess of $50,000 or restrictions on VitalStream’s business or (iii) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger contemplated by the merger agreement), (ii) acquire or agree to acquire by purchasing any equity interest in or a material portion or all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, except in the ordinary course of business consistent with past practices, otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to VitalStream and its subsidiaries, taken as a whole, or (iii) sell, transfer, lease, mortgage, pledge, license exclusively, encumber, or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to VitalStream and its subsidiaries, taken as a whole;

•	take any action that would, or is reasonably likely to, result in any of the conditions to the merger as set forth in the merger agreement not being satisfied, or would make any representation or warranty of VitalStream contained in the merger agreement inaccurate in any material respect at, or as of any time prior to, the consummation of the merger, or that would impair the ability of VitalStream to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;

•	commence any litigation (except actions commenced in the ordinary course of business against third parties);

•	except in the ordinary course of business consistent with past practices or as required by applicable laws, seek a judicial order or decree or settle any litigation, with the parties having agreed that any settlement of litigation involving the payment by VitalStream or its subsidiaries of an amount in excess of $100,000 is not in the ordinary course of business;

•	take any action, or permit any of its subsidiaries to take any action, that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree in writing or otherwise commit to take any of the actions described in any of the above.

Internap.  Pursuant to the merger agreement, Internap has agreed that, except as permitted or contemplated by the merger agreement or as consented to by VitalStream in writing, during the period from the date of the merger agreement to the completion of the merger, Internap will (1) carry on its business in the ordinary course, in substantially the same manner as previously conducted and in compliance in material respects with all applicable laws and regulations, (2) pay its debts and taxes when due (subject to good faith disputes over such debts and taxes) and pay or perform other material obligations when due, and (3) use all commercially reasonable efforts consistent with past practice to:

•	preserve intact its business organization;

•	keep available the services of its present officers and employees; and

•	preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

In addition, Internap will promptly notify VitalStream of any event that would reasonably be expected to have a material adverse effect on Internap. Further, Internap has agreed that, among other things and subject to limited exceptions, Internap may not, without VitalStream’s written consent:

•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Internap or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date of the merger agreement;

•	cause, permit or propose any amendments to its certificate of incorporation, bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) in a manner that would reasonably be likely to prevent or materially delay or impair the merger; provided that any amendment to its certificate of incorporation to increase the number of authorized shares of any class or series of capital stock of Internap shall in no way be restricted by the foregoing;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (subject to extension pursuant to Section 12b-25 under the Exchange Act);

•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, (ii) adopt any plan of merger in which Internap’s corporate existence would cease or all of its outstanding capital stock would be converted into cash, property or other securities, or (iii) sell, transfer, lease, mortgage, pledge, license exclusively, or otherwise dispose of, all or substantially all of the assets of Internap and its subsidiaries, taken as a whole;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and sale of shares of Internap common stock pursuant to the exercise of Internap stock options and warrants; (ii) the grant of options with respect to, or the issuance of, the remaining shares of Internap common stock authorized on the date of the merger agreement under Internap’s stock plans in the ordinary course of business; and (iii) other issuances of securities in the ordinary course of business;

•	incur any indebtedness for borrowed money other than to fund the normal business operations of Internap and its subsidiaries;

•	take any action that would, or is reasonably likely to, result in any of the conditions to the merger set forth in the merger agreement not being satisfied, or would make any representation or warranty of Internap or Ivy Acquisition Corp. contained in the merger agreement inaccurate, which inaccuracy would constitute or represent a material adverse effect on Internap and its subsidiaries, taken as a whole, or that would impair the ability of Internap or Ivy Acquisition Corp. to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;

•	take any action, or permit any of its subsidiaries to take any action, that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree in writing or otherwise commit to take any of the actions described in any of the above.

Material Adverse Effect

Several of VitalStream’s and Internap’s representations and warranties, closing conditions and termination provisions contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on VitalStream or Internap, as applicable. The merger agreement provides that a “material adverse effect” means, when used in connection with VitalStream or Internap, any effect or change that would be materially adverse to the business, operations, properties, condition (financial or otherwise) or prospects of such party taken as a whole, or on the ability of such party to consummate timely the transactions contemplated by the merger agreement; provided that no adverse change, event, development, or effect to the extent arising from (1) changes in general business or economic conditions occurring after the date of the merger agreement, including such conditions related to the business of such party but not unique for such party, (2) changes in national or international political or social conditions occurring after the date of the merger agreement, including engagement, continuation or escalation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) any disruption in the financial, banking, or securities markets, (4) changes resulting from the execution, announcement or performance of the merger agreement, or (5) changes in the trading prices of VitalStream common stock or Internap common stock will be deemed to constitute, and will be taken into account in determining whether there has been, a material adverse effect.

No Solicitation

VitalStream has agreed that from the date the merger agreement was executed, until either the merger is completed or the merger agreement is terminated, VitalStream will not, nor will it authorize or permit any of its subsidiaries or its directors, officers, affiliates or employees or any of its investment bankers, attorneys, accountants or other agents to, directly or indirectly:

•	solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of, any acquisition proposal;

•	continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	engage or participate in discussions with any person with respect to any acquisition proposal, except to ascertain the terms of and understand any acquisition proposal and to decline to engage or participate in such discussions by referring to the existence of these provisions;

•	approve, endorse or recommend any acquisition proposal, except as specifically permitted by the merger agreement; or

•	enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any acquisition proposal.

The merger agreement provides that after receipt of any acquisition proposal, any request for information which VitalStream reasonably believes would lead to an acquisition proposal or any inquiry with respect to or which could reasonably be expected to lead to an acquisition proposal, VitalStream must, as promptly as practicable (and, in any event, within 24 hours), provide Internap with oral and written notice of the material terms and conditions of such acquisition proposal, request or inquiry, and the identity of the person or group making any such acquisition proposal, request or inquiry and copies of all written materials provided in connection with such acquisition proposal, request or inquiry, and must provide updated information with respect to such proposal, request or inquiry. Also, VitalStream must provide Internap with at least two business days prior written notice of a meeting of its board of directors at which the VitalStream board of directors is reasonably expected to consider an acquisition proposal or recommend a superior proposal to its stockholders and along with such notice, a copy of any documents relating to the superior proposal.

The merger agreement provides that if the VitalStream board of directors determines in good faith that an acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and if the acquisition proposal did not otherwise result from a breach of the no solicitation provisions of the merger agreement, subject to compliance with the provisions of the merger agreement, including notice to Internap and execution of a confidentiality agreement with the party making the offer (but only if and to the extent that the VitalStream board of directors concludes in good faith, following consultation with its outside legal counsel, that the failure to do so would result in a breach of its fiduciary obligations under applicable law), VitalStream may:

•	furnish information to the third party making such acquisition proposal in compliance with the provisions of the merger agreement; and

•	engage in discussions or negotiations with the third party with respect to the acquisition proposal in compliance with the provisions of the merger agreement.

The merger agreement provides that the term “acquisition proposal” means any offer or proposal (other than by Internap) relating to, or involving:

•	any acquisition or purchase from VitalStream by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of VitalStream or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of VitalStream or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving VitalStream pursuant to which the stockholders of VitalStream immediately preceding such transaction hold less than 85% of the equity interests in the surviving entity of such transaction;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of VitalStream; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of VitalStream.

Covenants Regarding Special Meetings and Recommendations of Board of Directors

Internap has agreed to take all action necessary in accordance with governing law, NASDAQ rules and its corporate documents to convene and hold a meeting of stockholders for the purposes of considering and voting upon the merger agreement, the merger and related proposal. Internap has agreed to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of the merger agreement, the approval of the merger and any other approvals reasonably related thereto and to take all other action necessary or advisable to obtain such approvals and to secure the vote of its stockholders. Internap has agreed that:

•	its board of directors will recommend that stockholders vote in favor of and adopt and approve the merger agreement and approve the merger at the Internap stockholders meeting; and

•	neither its board of directors nor any committee thereof shall withdraw, amend or modify (or propose or resolve to withdraw, amend or modify) in a manner adverse to VitalStream, the board’s recommendation that Internap stockholders vote in favor of and adopt and approve the merger agreement and the merger.

VitalStream has agreed to take all action necessary in accordance with governing law, NASDAQ rules and its corporate documents to convene and hold a meeting of stockholders for the purposes of considering and voting upon the merger agreement, the merger and related proposal. Unless its board of directors has withheld, withdrawn, amended or modified its recommendation of the merger as described below, VitalStream has agreed to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of the merger agreement, the approval of the merger and any other approvals reasonably related thereto and to take all other action necessary or advisable to obtain such approvals and to secure the vote of its stockholders. Unless its board of directors has withheld, withdrawn, amended or modified its recommendation of the merger as described below, VitalStream has agreed that:

•	its board of directors will recommend that stockholders vote in favor of and adopt and approve the merger agreement and approve the merger at the VitalStream stockholders meeting; and

•	neither its board of directors nor any committee thereof shall withdraw, amend or modify (or propose or resolve to withdraw, amend or modify) in a manner adverse to Internap, the board’s recommendation that VitalStream stockholders vote in favor of and adopt and approve the merger agreement and the merger.

The merger agreement provides that the VitalStream board of directors may withhold, withdraw, amend or modify its recommendation of the merger and may, in the case of a superior proposal that is a tender offer or exchange offer made directly to VitalStream stockholders, recommend such tender or exchange offer instead of the merger if the following conditions are complied with:

•	VitalStream has provided Internap with at least two business days prior notice (or such lesser prior notice as provided to the members of the VitalStream board of directors) of any meeting of its board at which the board of directors is reasonably expected to consider any acquisition proposal to determine whether such acquisition proposal is a superior proposal;

•	a superior proposal is made to VitalStream and such superior proposal has not been withdrawn;

•	the special meetings of VitalStream stockholders and of Internap stockholders have not occurred;

•	VitalStream has delivered a written notice to Internap (i) indicating that it has received a superior proposal and will withhold, withdraw, amend or modify its recommendation for the merger and the manner in which it intends to do so, (ii) specifying all of the material terms and conditions of such superior proposal and (iii) identifying the person, entity or group making such superior proposal;

•	VitalStream has delivered to Internap a copy of all written materials delivered to the person or group making the superior proposal, and made available to Internap all materials and information made available to the person or group making the superior proposal, together with a complete list identifying all such materials and information;

•	Internap shall not have, within five business days of Internap’s receipt of notice of the superior proposal, made an offer that the VitalStream board of directors by majority vote determines in its good faith judgment (after consultation with a reputable financial advisor) to be at least as favorable to VitalStream’s stockholders as such superior proposal, and the VitalStream board of directors will not withhold, withdraw, amend or modify its recommendation to VitalStream’s stockholders in favor of approval and adoption of the merger agreement and approval of the merger for five business days after receipt by Internap of notice of the superior proposal;

•	the VitalStream board of directors concludes in good faith (after consultation with its outside legal counsel) that, in light of the superior proposal, the failure to effect a change of recommendation would result in a breach of its fiduciary obligations to VitalStream’s stockholders under applicable law; and

•	VitalStream has not breached any of the joint proxy statement, registration statement and filing provisions contained in the merger agreement, any no-solicitation provisions contained in the merger agreement or its obligations to convene a stockholders meeting to consider the merger.

The merger agreement provides that the term “superior proposal,” with respect to VitalStream, means a bona fide binding written offer that has not been solicited by VitalStream following the date of the merger agreement and is made by a person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or in excess of 50% of the assets of VitalStream or in excess of 50% of the outstanding voting securities of VitalStream and as a result of which the stockholders of VitalStream immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the board of directors of VitalStream concludes in good faith, after consultation with its outside financial advisors, to be (i) more favorable to VitalStream’s stockholders from a financial point of view than the terms of the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by either party to amend the terms of the merger agreement) and the person making the offer, and (ii) reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a superior proposal if any financing required to consummate the transaction contemplated by such offer is not committed or if there is a general due diligence condition to the parties’ obligations to consummate the transaction that is the subject of the superior proposal.

The merger agreement provides that regardless of any change in recommendation or acquisition proposals received, VitalStream is required to submit the merger proposal to the stockholders at the special meeting to vote on approval and adoption of the merger agreement and approval of the merger unless the merger agreement is terminated as described below.

Termination

The merger agreement provides that Internap and VitalStream can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of each of the Internap and VitalStream boards of directors.

•	by Internap or VitalStream if:

•	the merger has not been consummated by March 31, 2007 (“outside closing date”); provided, however, that the outside closing date is April 30, 2007 if the merger has not been consummated by March 31, 2007 solely by reason of (i) the failure of the registration statement being declared effective under the Securities Act in a timely manner, (ii) the failure to resolve all SEC comments with respect to this joint proxy statement/prospectus in a timely manner, or (iii) the failure to obtain all approvals from each governmental entity necessary for the consummation of the transactions contemplated by the merger agreement; and provided, further, the right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;

•	the required approval of the stockholders of VitalStream contemplated by the merger agreement has not been obtained by reason of the failure to obtain the required vote at a meeting of the VitalStream stockholders duly convened or at any adjournment of such meeting; provided, however, that the right to terminate the merger agreement is not available to VitalStream where the failure to obtain VitalStream stockholder approval shall have been caused by the action or failure to act of VitalStream and such action or failure to act constitutes a breach by VitalStream of the merger agreement; or

•	the required approval of the stockholders of Internap contemplated by the merger agreement has not been obtained by reason of the failure to obtain the required vote at a meeting of the Internap stockholders duly convened or at any adjournment of such meeting; provided, however, that the right to terminate the merger agreement is not available to Internap where the failure to obtain Internap stockholder approval shall have been caused by the action or failure to act of Internap and such action or failure to act constitutes a breach by Internap of the merger agreement.

•	by VitalStream, if:

•	a breach of any representation, warranty, covenant or agreement on the part of Internap set forth in the merger agreement has occurred, or if any representation or warranty of Internap shall have become untrue, which breach (1) would give rise to the failure of any of the conditions to the merger related to truth and accuracy of Internap’s representations and warranties or performance of Internap’s obligations under the merger agreement and (2) has not been, or is incapable of being, cured within 20 calendar days after written notice of such breach;

•	a material adverse effect on Internap has occurred since the date of the merger agreement that has not been, or is incapable of being, cured within 20 calendar days after written notice of such material adverse effect; or

•	a triggering event has occurred with respect to Internap.

•	by Internap, if:

•	a material adverse effect on VitalStream has occurred since the date of the merger agreement that has not been, or is incapable of being, cured within 20 calendar days after written notice of such material adverse effect;

•	a breach of any representation, warranty, covenant or agreement on the part of VitalStream set forth in the merger agreement occurs, or if any representation or warranty of VitalStream shall have become untrue, which breach (1) would give rise to the failure of any of the conditions to the merger related to truth and accuracy of VitalStream’s representations and warranties or performance of VitalStream’s obligations under the merger agreement and (2) has not been, or is incapable of being, cured within 20 calendar days after written notice of such breach;

•	a governmental entity has issued a final and nonappealable order, decree or ruling (i) seeking to refrain, prohibit, regulate or otherwise interfere with the ownership or operation by Internap or any of its subsidiaries of all or any portion of the business of VitalStream or any of its subsidiaries or of Internap or any of its subsidiaries, (ii) to compel Internap or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of VitalStream or any of its subsidiaries or of Internap or any of its subsidiaries, (iii) seeking to impose or confirm limitations or regulations on the ability of Internap or any of its subsidiaries effectively to exercise full rights of ownership of the shares of VitalStream common stock (or shares of stock of the surviving corporation) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct VitalStream’s business, or (iv) seeking to require divestiture by Internap or any of its subsidiaries of any such assets or shares; or

•	a triggering event has occurred with respect to VitalStream.

For the purposes of the merger agreement, a “triggering event” is deemed to have occurred to VitalStream if:

•	the VitalStream board of directors or any board committee has for any reason effected a change of recommendation with respect to the merger;

•	VitalStream has failed to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

•	the VitalStream board of directors fails to reaffirm (publicly, if so requested by Internap) its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within 10 business days after Internap requests in writing that such recommendation be reaffirmed;

•	the VitalStream board of directors or any board committee has approved or recommended any acquisition proposal;

•	VitalStream has entered into any non-binding letter of intent, memorandum of understanding, term sheet or contract with respect to any acquisition proposal;

•	a tender or exchange offer relating to VitalStream securities has been commenced by a person unaffiliated with Internap, and VitalStream has not sent to its securityholders, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that VitalStream recommends rejection of such tender or exchange offer; or

•	VitalStream has breached in any material respect its obligations under the no solicitation sections of the merger agreement or the sections relating to convening a stockholder meeting and the recommendation of its board of directors.

Additional Agreements

Pursuant to the merger agreement VitalStream and Internap also have agreed:

•	to prepare and file any filings required by applicable law relating to the merger and the transactions contemplated by the merger agreement, including required under the Hart-Scott-Rodino Antitrust Improvements Act;

•	to acknowledge the provisions of the confidentiality agreement between the parties;

•	to afford the other party and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of such party prior to the consummation of the merger to obtain all information concerning the business, properties, results of operations and personnel of such party;

•	to consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the merger or the merger agreement and will not issue any such press release or make any such public statement prior to such consultation, except as required by applicable law and the provisions of the merger agreement;

•	to use commercially reasonable efforts to obtain all third party consents;

•	to cause its board of directors to take all actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act (i) the disposition of shares of VitalStream common stock and derivative securities (as defined in Rule 16a-1(c) under the Exchange Act) with respect to shares of VitalStream common stock and (ii) the acquisition of Internap common stock and derivative securities with respect to Internap common stock pursuant to the terms of the merger agreement by officers and directors of VitalStream subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of VitalStream who may become an officer or director of Internap subject to the reporting requirements of Section 16(a) of the Exchange Act;

•	to use its reasonable best efforts to and to cause each of its subsidiaries to, (i) cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the tax opinions of each party’s counsel that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and if such opinions have been issued, to report the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

•	to use its reasonable best efforts to deliver to Morris, Manning & Martin LLP and to Parr Waddoups Brown Gee & Loveless, PC a tax representation letter, dated as of the closing of the merger, containing representations as shall be reasonably necessary or appropriate to enable such counsel to render its tax opinion;

•	to give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger (other than the necessary consents identified in the merger agreement), (ii) any notice or other communication from any governmental entity in connection with the merger, (iii) any litigation relating to, involving or otherwise affecting VitalStream, Internap or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the merger; and

•	to give prompt notice to the other of any representation or warranty made by it contained in the merger agreement becoming untrue or inaccurate, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, in each case, such that the conditions set forth in merger agreement would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement.

In the merger agreement, VitalStream has further agreed:

•	to deliver to Internap, prior to the meeting of its stockholders, a list identifying all persons who, to the knowledge of VitalStream, may be deemed as of the date of such meeting to be affiliates of VitalStream for purposes of Rule 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date thereof until such meeting, and will use its reasonable best efforts to cause each person identified on such list to deliver to Internap not later than the date of such meeting, a written agreement substantially in the form attached as Exhibit A to the merger agreement;

•	to give Internap the opportunity to participate in the defense or settlement of any stockholder litigation against VitalStream or members of its board of directors relating to the merger agreement and the transactions contemplated by the merger agreement or otherwise and shall not settle any such litigation without Internap’s prior written consent; and

•	to use its commercially reasonable efforts to consult with Internap on material strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding exchange of information and other laws regarding competition.

In the merger agreement, Internap has further agreed:

•	to cause the articles of incorporation and bylaws of the surviving corporation to contain the provisions with respect to exculpation and indemnification of directors of VitalStream, and advancement of expenses in connection therewith, set forth in the articles of incorporation and bylaws of VitalStream on the date of the merger agreement (except that such provisions shall specifically confirm that the obligation to advance expenses applies to former directors and officers), which provisions shall not be amended for a period of three years after the consummation of the merger (unless such amendment is required by applicable laws and except for amendments that do not adversely affect the rights of persons who at the consummation of the merger were serving or had previously served as directors or officers of VitalStream); and

•	to not take any action that is reasonably likely to cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including any action that is reasonably likely to cause the merger to fail to satisfy the “continuity of business enterprise” requirement described in Treasury Regulation Section.1.368-1(d).

Commercially Reasonable Efforts

Except as otherwise limited by the terms of the merger agreement, VitalStream and Internap have each agreed to use commercially reasonable efforts to take actions necessary, proper or advisable to complete the merger, including:

•	causing certain conditions precedent to the merger to be satisfied;

•	obtaining all necessary consents, approvals, or waivers from third parties; and

•	the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Termination Fees

The merger agreement requires that VitalStream pay Internap a termination fee of $8,000,000 and transaction expenses incurred by Internap if, among other things the merger agreement is terminated by Internap because:

•	the VitalStream board of directors changes its recommendation of the merger;

•	VitalStream fails to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

•	the VitalStream board of directors fails to reaffirm its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger after Internap requests that it do so;

•	the VitalStream board of directors approves or recommends any other acquisition proposal;

•	VitalStream enters into any letter of intent, memorandum of understanding, term sheet or contract with respect to any other acquisition proposal;

•	VitalStream materially breaches specific provisions of the sections of the merger agreement regarding the meeting of VitalStream’s stockholders, conditions to change of recommendation, superior proposal, notification and no solicitation; or

•	a third-party tender or exchange offer for VitalStream securities is commenced, and VitalStream does not within 10 business days send its security holders its recommendation that the tender or exchange offer be rejected.

In addition, the merger agreement requires that VitalStream pay Internap a termination fee and transaction expenses if, among other things:

•	the merger agreement is terminated:

•	by either VitalStream or Internap if the merger is not consummated by the outside closing date, except for a termination by VitalStream if any action or failure to act by Internap or Ivy Acquisition Corp. is the principal cause of the failure of the merger to occur on or before the outside closing date;

•	by either VitalStream or Internap, if the approval and adoption of the merger agreement and the approval of the merger by VitalStream’s stockholders has not been obtained by reason of the failure to obtain the required vote at a meeting of VitalStream’s stockholders duly convened therefor or at any adjournment thereof; provided, however, that this right to terminate the merger agreement is not available to VitalStream where the failure to obtain approval by VitalStream’s stockholders has been caused by the action or failure to act of VitalStream and such action or failure to act constitutes a material breach by VitalStream of the merger agreement; or

•	by Internap, either (a) upon a breach of any representation, warranty, covenant or agreement on the part of VitalStream set forth in the merger agreement or if any representation or warranty of VitalStream has become untrue, in either case such that the conditions to consummate the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue, or (b) if a material adverse effect with respect to VitalStream has occurred; provided that if such inaccuracy in VitalStream’s representations and warranties or breach by VitalStream, or if such material adverse effect with respect to VitalStream, is curable by VitalStream through the exercise of its commercially reasonable efforts, then Internap may not terminate the merger agreement for 20 days after delivery of written notice from Internap to VitalStream of such breach, provided VitalStream continues to exercise commercially reasonable efforts to cure such breach or material adverse effect with respect to VitalStream (it being understood that Internap may not terminate the merger agreement if such breach by VitalStream or material adverse effect with respect to VitalStream is cured during such 20-day period, or if Internap has materially breached the merger agreement); and

•	at or prior to a termination of the merger agreement but after the date of the merger agreement, there exists or has been publicly proposed a bona fide acquisition proposal relating to an acquisition and within 12 months after such termination, VitalStream enters into a letter of intent or definitive agreement with respect to any acquisition or any acquisition is consummated.

For purposes of the termination fee provisions of the merger agreement, an “acquisition” means any of the following transactions (other than the transactions contemplated by the merger agreement):

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving VitalStream pursuant to which the stockholders of VitalStream immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

•	a sale or other disposition by VitalStream of assets representing in excess of 50% of the aggregate fair market value of VitalStream’s business immediately prior to such sale; or

•	the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by VitalStream), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of VitalStream.

Expenses

Other than the termination fee and related expenses, the merger agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties will be borne by the party incurring such expenses.

Amendment, Extension and Waiver

The merger agreement may be amended in writing signed by all of the parties, by action taken or authorized by their respective boards of directors, at any time, before or after approval of VitalStream’s stockholders has been obtained.

At any time prior to the consummation of the merger, any party to the merger agreement may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties in the merger agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under the merger agreement will not constitute a waiver of such right.

VitalStream Articles of Incorporation

As of the consummation of the merger, VitalStream’s articles of incorporation will be amended and restated to be identical to the articles of incorporation of Ivy Acquisition Corp., except that Article FIRST of such amended and restated articles of incorporation will read in its entirety as follows: “The name of the corporation is VitalStream Holdings, Inc.”

VitalStream Bylaws

As of the consummation of the merger, the bylaws of VitalStream will be amended and restated to be identical to the bylaws of Ivy Acquisition Corp.

VOTING AGREEMENTS

The following is a description of the material terms of the voting agreements. This description of the voting agreements is qualified in its entirety by reference to the form of voting agreement which is attached as Annex B to this joint proxy statement/prospectus and incorporated herein by reference. We encourage you to read the entire form of voting agreement.

As a condition to the willingness of Internap to enter into the merger agreement, Walden and each of the companies comprising the Dolphin Group, who collectively held approximately 28% of the outstanding shares of VitalStream common stock as of the record date, executed a voting agreement with Internap dated as of October 12, 2006.

In the voting agreements, these stockholders agreed to vote and have granted to Internap an irrevocable proxy and power of attorney to:

•	vote their shares and any newly acquired shares in favor of approval of the merger agreement and the merger and any matter necessary for consummation of the merger; and

•	vote their shares and any newly acquired shares against:

•	approval or adoption of any acquisition proposal made in opposition to, or in competition with, the merger; or

•	approval or adoption of any acquisition proposal, or any agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger.

The voting agreements terminate at the effective time of the merger, unless terminated by mutual consent of the parties or termination of the merger agreement prior to the effective time of the merger. The form of voting agreement is attached to this joint proxy statement/prospectus as Annex B, and you are urged to read it in its entirety.

MANAGEMENT AND OTHER INFORMATION

After the merger, VitalStream will be a wholly owned subsidiary of Internap, and all of VitalStream’s subsidiaries will be indirect wholly owned subsidiaries of Internap. It is anticipated that, following the merger, Mr. Waterman will become the President and, subject to the Board of Directors’ approval of such appointment in accordance with its nomination procedures, a director of Internap, and that Messrs. Kaplan, Dion and Ritto will become Vice Presidents of Internap. Information regarding their interests, and those of other VitalStream officers and directors, in the merger is set forth on page 66 under “Interests of VitalStream’s Executive Officers and Directors in the Merger.” Information relating to the historical management, executive compensation, certain relationships and related transactions and other related matters pertaining to Internap and VitalStream is contained in or incorporated by reference in their respective annual reports on Form 10-K which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Recommendation of Internap Board of Directors

The Internap board of directors unanimously recommends that Internap stockholders vote “FOR” Proposal No. 1, to approve the issuance of shares of Internap common stock in the merger and adopt the merger agreement.

Recommendation of VitalStream Board of Directors

The VitalStream board of directors unanimously recommends that VitalStream stockholders vote “FOR” Proposal No. 1, to adopt the merger agreement.

INTERNAP PROPOSAL NO. 2

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Internap fails to receive a sufficient number of votes to approve Proposal No. 1, Internap may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Internap currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the Internap special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy on the proposal.

Recommendation of Internap Board of Directors

The Internap board of directors unanimously recommends that Internap’s stockholders vote “FOR” Proposal No. 2 to adjourn the special meeting, if a quorum is present, if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

VITALSTREAM PROPOSAL NO. 2

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If VitalStream fails to receive a sufficient number of votes to approve Proposal No. 1, VitalStream may propose to adjourn the special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. VitalStream currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the VitalStream special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy on the proposal.

Recommendation of VitalStream Board of Directors

The VitalStream board of directors unanimously recommends that VitalStream’s stockholders vote FOR Proposal No. 2 to adjourn the special meeting if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

Unless specifically stated otherwise, the following information and all other information contained in this joint proxy statement/prospectus, including that regarding the exchange ratio pursuant to the merger agreement, gives effect to the one-for-ten reverse stock split of Internap’s common stock on July 11, 2006 and the one-for-four reverse stock split of VitalStream common stock on April 4, 2006.

Beneficial Ownership of Internap Shares

The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of Internap common stock, as of November 10, 2006, by each director, named executive officer and all directors and executive officers of Internap as a group, and by each person or group who is known to the management of Internap to be the beneficial owner of more than five percent of Internap common stock outstanding as of November 10, 2006. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Internap believes that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 35,354,118 shares outstanding on November 10, 2006. Shares of Internap common stock subject to options that are currently exercisable or are exercisable within 60 days after November 10, 2006 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o Internap Network Services Corporation, 250 Williams Street, Atlanta, Georgia 30303.

	Number of	Percent of
Beneficial Owner	Shares	Totals

David L. Abrahamson(1)	199,409	*
David A. Buckel(2)	117,552	*
Charles B. Coe(3)	41,000	*
James P. DeBlasio(4)	335,425	*
Eugene Eidenberg(5)	235,773	*
William J. Harding(6)	46,051	*
Fredric W. Harman(7)	58,219	*
Patricia L. Higgins(8)	33,729	*
J. Eric Klinker(9)	76,958	*
Kevin Ober(10)	22,833
Daniel C. Stanzione(11)	29,000	*
Eric Suddith(12)	58,545	*
All directors and executive officers as a group (12 persons)(13)	1,254,494	3.55%

*	Less than 1%.

(1)	Consists of 25,520 shares of common stock, 500,000 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, and options to purchase 124,209 shares of common stock.

(2)	Consists of 2,000 shares of common stock, 53,885 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, and options to purchase 61,667 shares of common stock.

(3)	Consists of 10,000 shares of common stock and options to purchase 31,000 shares of common stock.

(4)	Consists of 5,000 shares of common stock, 82,675 shares of restricted stock that vest 50% on September 30, 2006 with the remainder to vest over three years in equal installments on each of the first three anniversaries after September 30, 2006, and options to purchase 247,750 shares of common stock.

(5)	Consists of 57,774 shares of common stock and options to purchase 177,999 shares of common stock. Includes 853 shares held by Mr. Eidenberg, 45,556 shares of common stock held by Eugene Eidenberg, as trustee of the Eugene Eidenberg Trust dated 9/97, 2,619 shares of common stock held by Eugene Eidenberg, as trustee of the Anna M. Chavez Educational Trust and 8,746 shares held by Anna M. Chavez.

(6)	Consists of 24,051 shares of common stock and options to purchase 22,000 shares of common stock.

(7)	Consists of 44,219 shares of common stock and options to purchase 14,000 shares of common stock. Includes 9,486 shares of common stock held by a trust of which Fredric W. Harman is a trustee and an aggregate of 819 shares of common stock held in trust for the benefit of Mr. Harman’s three minor children.

(8)	Consists of 4,729 shares of common stock and options to purchase 29,000 shares of common stock.

(9)	Consists of 500 shares of common stock, 50,000 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, and options to purchase 26,458 shares of common stock.

(10)	Consists of 833 shares of common stock and options to purchase 22,000 shares of common stock.

(11)	Consists of options to purchase 29,000 shares of common stock.

(12)	Consists of 47,972 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, and options to purchase 10,573 shares of common stock.

(13)	Includes options to purchase 795,656 shares of common stock.

Beneficial Ownership of VitalStream Shares

The following table and the related notes present information on the beneficial ownership of shares of VitalStream common stock, as of November 10, 2006 (except as noted in the footnotes), by each director, named executive officer and all directors and executive officers as a group of VitalStream, and by each person or group who is known to the management of VitalStream to be the beneficial owner of more than 5% of the VitalStream common stock outstanding as of November 10, 2006. This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable and the voting agreements entered into by certain stockholders of VitalStream with Internap, VitalStream believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,213,607 shares outstanding on November 10, 2006. Shares of VitalStream common stock subject to options that are currently exercisable or are exercisable within 60 days of November 10, 2006 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Shares of VitalStream common stock issuable upon the exercise of options that are not currently exercisable or exercisable within 60 days of November 10, 2006, but which become immediately exercisable as a result of the consummation of the merger, are not treated as outstanding for any purpose. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o VitalStream Holdings, Inc., 555 Anton Blvd., Suite 400, Costa Mesa, California 92626.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Totals

Dolphin Reporting Group(1)	3,190,144	13.74%
Walden Reporting Group(2)	3,305,959	14.24%
Crosslink Reporting Group(3)	1,759,274	7.58%
Jack Waterman(4)	487,511	2.06%
Philip N. Kaplan(5)	1,000,277	4.30%
Michael F. Linos(6)	519,369	2.24%
Arturo Sida(7)	171,740	*
Mark Z. Belzowski(8)	154,821	*
Leonard Wanger(9)	113,866	*
Salvatore Tirabassi(10)	35,417	*
Melvin A. Harris(11)	17,969	*
Raymond L. Ocampo Jr.(12)	67,708	*
Philip Sanderson(13)	35,417	*
All directors and executive officers as a group (14 persons)(14)	2,635,845	10.89%

*	Less than 1%.

(1)	The Dolphin Reporting Group is comprised of Dolphin Communications I, LLC, Dolphin Communications, LP, Dolphin Communications II, LP, Dolphin Communications Fund, LP, Dolphin Communications Fund II, LP, Dolphin Communications Parallel Fund, LP, Dolphin Communications Parallel Fund II Netherlands, LP, and Richard Brekka. Authority to make voting and investment decisions with respect to shares owned by all such selling stockholders is held by Richard Brekka. The address for the Dolphin Reporting Group is 750 Lexington Avenue, New York, NY 10022.

(2)	The Walden Reporting Group is comprised of WaldenVC II, LP, WaldenVC, LLC and various individual managers of WaldenVC, LLC. Authority to make voting and investment decisions with respect to shares owned by such selling stockholder is held by WaldenVC, LLC whose managers are Arthur Berliner, Steven Eskenazi, Lawrence Marcus and Matthew Miller. The address for the Walden Reporting Group is 750 Battery St. 7th Floor, San Francisco, CA 94110.

(3)	Information regarding Crosslink Reporting Group is based upon information provided to us by representatives of the same on November 17, 2006. Includes (i) Crosslink Ventures IV, L.P., Crosslink Omega Ventures IV GmbH & Co. KG, Offshore Crosslink Omega Ventures IV (a Cayman Islands Unit Trust) and Omega Bayview IV, LLC, for which Michael J. Stark, Seymour F. Kaufman, James Feuille and David I. Epstein, as general partner, managing member, or manager of Class B units of the stockholder, have voting and/or investment power over the shares, and (ii) Crosslink Crossover Fund IV, L.P. and Offshore Crosslink Crossover Fund III, L.P., for which Michael J. Stark, Seymour F. Kaufman, Thomas Edward Bliska and Daniel John Dunn, as general partner of the stockholder, have voting and/or investment power over the shares, and (iii) Delta Growth Fund, L.P., for which Michael J. Start has voting and/or investment power over the shares.

(4)	Includes 24,074 shares of VitalStream common stock and options to purchase 463,437 shares of VitalStream common stock.

(5)	Includes 942,219 shares of VitalStream common stock owned by the Kaplan Family Trust dated June 30, 2004. Also includes options to purchase 46,459 shares of VitalStream common stock owned by Philip N. Kaplan and 11,599 shares of VitalStream common stock owned by Stacy Kaplan, the wife of Philip N. Kaplan.

(6)	Includes 505,411 shares of VitalStream common stock and options to purchase 13,958 shares of VitalStream common stock.

(7)	Includes 45,177 shares of VitalStream common stock and options to purchase 126,563 shares of VitalStream common stock.

(8)	Includes 64,196 shares of VitalStream common stock and options to purchase 90,625 shares of VitalStream common stock.

(9)	Includes 30,931 shares of VitalStream common stock and options to purchase 71,335 shares of VitalStream common stock owned by Mr. Wanger, and 11,599 shares of VitalStream common stock held in a trust that is beneficially owned by Mr. Wanger. The address of Mr. Wanger is191 N. Wacker Dr., Suite 1500, Chicago, Ilinois. 60606.

(10)	Represents options to purchase 35,417 shares of VitalStream common stock owned by Mr. Tirabassi. The business address of Mr. Tirabassi is c/o Dolphin Equity Partners, 750 Lexington Avenue, 16th Floor, New York, NY 11201.

(11)	Represents options to purchase 17,969 shares of VitalStream common stock.

(12)	Represents options to purchase 67,708 shares of VitalStream common stock. The address of Mr. Ocampo is P.O. Box 1688, San Mateo, CA 94401.

(13)	Represents options to purchase 35,417 shares of VitalStream common stock.

(14)	Includes options to purchase 968,888 shares of VitalStream common stock.

INTERNAP UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unless specifically stated otherwise, the following information and all other information contained in this joint proxy statement/prospectus, including that regarding the exchange ratio pursuant to the merger agreement, gives effect to the one-for-ten reverse stock split by Internap affected on July 11, 2006 and the one-for-four reverse stock split by VitalStream affected on April 4, 2006.

On October 12, 2006, Internap entered into an agreement pursuant to which its wholly owned subsidiary agreed to merge with and into VitalStream in a transaction to be accounted for using the purchase method of accounting for business combinations. Under the terms of the merger agreement, each issued and outstanding common share of VitalStream will be exchanged for 0.5132 shares of Internap common stock. Additionally, the merger agreement provides that, subject to certain exceptions, at the effective time of the merger, each VitalStream stock option that is outstanding and unexercised immediately prior to the effective time will be converted, as affected by the exchange provision for the number of shares and exercise price, into an option to purchase Internap common stock and Internap will assume that stock option in accordance with the terms of the applicable VitalStream stock option plan and terms of the stock option agreement relating to that VitalStream option, with certain limitations.

The following unaudited pro forma condensed combined balance sheet is based on historical balance sheets of Internap and VitalStream and has been prepared to reflect the merger as if it had been consummated on September 30, 2006. Such pro forma information is based upon the historical consolidated balance sheet data of Internap and VitalStream at September 30, 2006. The following unaudited pro forma condensed combined statement of operations data assume that the merger of Internap and VitalStream took place as of January 1, 2005. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2006 combines Internap’s and VitalStream’s historical consolidated statements of operations for the nine months then ended.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the merger been consummated as of the dates indicated or that may be achieved in the future.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Internap and VitalStream and other financial information pertaining to Internap and VitalStream including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” incorporated by reference or included herein.

INTERNAP UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2006

	Internap	VitalStream
	as of	as of
	September 30,	September 30,	Pro Forma		Pro Forma
	2006	2006	Adjustments(1)		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$41,389	$16,894	$—		$58,283
Short-term investments in marketable securities	12,507	—	—		12,507
Accounts receivable, net	19,823	5,107	—		24,930
Other current assets	3,924	1,449	—		5,373

Total current assets	77,643	23,450	—		101,093
Property and equipment, net	48,099	12,143	—		60,242
Investments	2,123	—	—		2,123
Intangible assets, net	1,896	1,126	(1,126	)(a)	43,696
			41,800	(g)
Goodwill	36,314	19,404	(19,404	)(b)	189,748
			153,434	(h)
Deposits and other assets	1,656	365	—		2,021

	$167,731	$56,488	$174,704		$398,923

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, current portion	$4,375	$—	$—		$4,375
Accounts payable	8,374	3,968	—		12,342
Accrued liabilities	6,836	2,144	3,000	(c)	11,980
Deferred revenue, current portion	2,905	—	—		2,905
Capital lease obligations, current portion	442	2,070	—		2,512
Line of credit obligations, current portion	—	3,992	—		3,992
Restructuring liability, current portion	957	—	—		957

Total current liabilities	23,889	12,174	3,000		39,063
Notes payable, less current portion	4,375	—	—		4,375
Deferred revenue, less current portion	903	—	—		903
Capital lease obligations, less current portion	92	1,138	—		1,230
Line of credit obligations, less current portion	—	500	—		500
Restructuring liability, less current portion	4,204	—	—		4,204
Deferred rent	11,117	80	—		11,197
Other long-term liabilities	1,011	—	—		1,011

Total liabilities	45,591	13,892	3,000		62,483

Commitments and contingencies
Stockholders’ equity
Series A convertible preferred stock	—	—	—		—
Common stock, at par value	35	86	(86	)(d)	47
			12	(e)
Additional paid-in capital	980,528	59,719	(59,719	)(d)	1,194,816
			195,288	(e)
			19,000	(f)
Accumulated deficit	(858,664)	(17,209)	17,209	(d)	(858,664)
Accumulated items of other comprehensive income	241	—	—		241

Total stockholders’ equity	122,140	42,596	171,704		336,440

	$167,731	$56,488	$174,704		$398,923

(1)	For an explanation of pro forma adjustments, refer to note 3 to the unaudited pro forma condensed combined financial statements.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

INTERNAP UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2005

		Pro Forma
	Internap	VitalStream
	Year Ended	Year Ended
	December 31,	December 31,			Pro Forma		Pro Forma
	2005	2005(1)	Reclassifications(2)		Adjustments(3)		Combined
	(In thousands, except per share data)

Revenue	$153,717	$17,318	$—		$—		$171,035
Costs and expense:
Direct cost of network, exclusive of depreciation and amortization	81,958	8,887	504	(A)	(97	)(i)	91,920
			(1,204	)(B)	4,150	(j)
			(2,278	)(C)	—
Direct cost of customer support	10,670	—	1,204	(B)	130	(k)	12,004
Product development	4,864	1,179	(48	)(C)	62	(k)	6,057
Sales and marketing	25,864	6,514	(270	)(C)	501	(k)	32,609
General and administrative	20,096	5,067	(170	)(C)	1,801	(k)	26,794
Depreciation and amortization	15,314	—	(504	)(A)	(343	)(i)	18,933
			2,766	(C)	1,700	(j)
Other operating expense, net	85	—	—		—		85

Total operating costs and expense	158,851	21,647	—		7,904		188,402
Loss from operations	(5,134)	(4,329)	—		(7,904)		(17,367)
Total non-operating (income) expense	(170)	668	—		—		498

Income (loss) before income taxes	(4,964)	(4,997)	—		(7,904)		(17,865)
Income taxes	—	—	—		—		—

Net loss	$(4,964)	$(4,997)	$—		$(7,904)		$(17,865)

Net Loss per share:
Basic and diluted	$(0.15)	$(0.28)					$(0.39)
Shares used in per share calculations:(4)
Basic and diluted	33,939	17,740					45,848

(1)	Pro Forma VitalStream operations include the historical results of VitalStream combined with the historical unaudited results of VitalStream’s acquisition of EON Streams, Inc. for the year ended December 31, 2005.

(2)	For an explanation of Reclassifications, refer to note 2 to the unaudited pro forma condensed combined financial statements.

(3)	For an explanation of Pro Forma Adjustments, refer to note 3 to the unaudited pro forma condensed combined financial statements.

(4)	Shares used in computing basic and diluted loss per share is the sum of Internap historical shares plus the number of Internap shares issued to VitalStream stockholders. Share amounts also reflect adjustments for reverse stock splits as described in the footnotes.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INTERNAP UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2006

		Pro Forma
	Internap	VitalStream
	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,			Pro Forma		Pro Forma
	2006	2006(1)	Reclassifications(2)		Adjustments(3)		Combined
	(In thousands, except per share data)

Revenue	$132,404	$19,151	$—		$—		$151,555
Costs and expense:
Direct cost of network, exclusive of depreciation and amortization	71,471	9,774	(1,180	)(B)	(67	)(i)	80,319
			(2,779	)(C)	3,100	(j)
Direct cost of customer support	8,596	—	1,180	(B)	17	(k)	9,793
Product development	3,490	1,395	(52	)(C)	8	(k)	4,841
Sales and marketing	20,611	6,269	(179	)(C)	186	(k)	26,887
General and administrative	15,888	6,753	(146	)(C)	736	(k)	22,231
Depreciation and amortization	11,717	—	3,156	(C)	(246	)(i)	15,902
					1,275	(j)
Other operating expense, net	205	—	—		—		205

Total operating costs and expense	131,978	24,191	—		5,009		161,178
Income (loss) from operations	426	(5,040)	—		(5,009)		(9,623)
Total non-operating (income)	(1,122)	(50)	—		—		(1,172)

Income (loss) before income taxes	1,548	(4,990)	—		(5,009)		(8,451)
Income taxes	100	—	—		—		100

Net income (loss)	$1,448	$(4,990)	$—		$(5,009)		$(8,551)

Net income (loss) per share:
Basic	$0.04	$(0.22)					$(0.18)
Diluted	$0.04	$(0.22)					$(0.18)
Shares used in per share calculations:(4)
Basic	34,537	22,518					46,446
Diluted	35,343	22,518					46,446

(1)	Pro Forma VitalStream operations include the historical results of VitalStream combined with the historical unaudited results of VitalStream’s acquisition of EON Streams, Inc. from January 1, 2006 through April 30, 2006.

(2)	For an explanation of Reclassifications, refer to note 2 to the unaudited pro forma condensed combined financial statements.

(3)	For an explanation of Pro Forma Adjustments, refer to note 3 to the unaudited pro forma condensed combined financial statements.

(4)	Shares used in computing basic and diluted income (loss) per share is the sum of Internap historical basic shares plus the number of Internap shares issued to VitalStream stockholders. Share amounts also reflect adjustments for reverse stock splits as described in the footnotes.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO INTERNAP UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

1.	Basis of Presentation

On October 12, 2006, Internap entered into an agreement pursuant to which its wholly owned subsidiary agreed to merge with and into VitalStream in a transaction to be accounted for using the purchase method of accounting for business combinations. The total estimated purchase price of approximately $217.3 million includes common stock valued at $195.3 million and stock options assumed with a fair value of $19.0 million and estimated direct transaction costs of $3.0 million.

The unaudited pro forma condensed combined financial statements assume the issuance of approximately 11.9 million shares of Internap common stock based on an exchange ratio of 0.5132 shares of Internap common stock for each outstanding share of VitalStream common stock as of the effective time of the merger. The actual number of shares of Internap common stock to be issued will be determined based on the actual number of shares of VitalStream common stock outstanding upon the conversion date. The closing price of Internap common stock on October 11, 2006, the last full trading day before the public announcement of the proposed merger, was $17.05.

The merger agreement provides that, subject to certain exceptions, at the effective time of the merger, each VitalStream stock option that is outstanding and unexercised immediately prior to the effective time will be converted, as affected by the exchange provision for the number of shares and exercise price, into an option to purchase Internap common stock and Internap will assume that stock option in accordance with the terms of the applicable VitalStream stock option plan and terms of the stock option agreement with certain limitations.

Based on VitalStream stock options outstanding at September 30, 2006, Internap would convert options to purchase approximately 3.9 million shares of VitalStream common stock into options to purchase approximately 2.0 million shares of Internap common stock. The actual number of Internap stock options into which VitalStream stock options will be converted will be determined based on the actual number of VitalStream stock options outstanding at the effective time of the merger. The fair value of the outstanding options was determined based on the estimated fair value on the announcement date.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary because the proposed merger has not yet been consummated. The actual purchase price will be based on the Internap shares issued to VitalStream stockholders and the options to purchase VitalStream stock assumed by Internap. The final allocation of the purchase price will be based on VitalStream’s assets and liabilities on the date the merger is consummated.

The preliminary estimated total purchase price of the merger is as follows (in thousands):

Value of Internap stock issued	$195,300
Estimated fair value of options assumed	19,000
Estimated direct transaction costs	3,000

Total preliminary estimated purchase price	$217,300

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to VitalStream’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. The management of Internap has allocated the preliminary estimated purchase price based on preliminary estimates that are described in the introduction to these unaudited pro forma condensed combined financial statements. Internap will complete the final purchase price allocation with the assistance of an independent valuation of the fair value of certain assets and liabilities of VitalStream purchased in the proposed business combination. Estimates used in the pro forma condensed combined financial statements may differ from the actual fair value of the tangible and intangible assets and liabilities as well as the associated depreciation and amortization upon receipt of the final valuation analysis which is expected to be completed upon closing.

NOTES TO INTERNAP UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

The allocation of the preliminary purchase price and the estimated useful lives associated with certain assets is as follows (in thousands):

		Estimated
	Amount	Useful Life

Net tangible assets	$22,066	N/A
Identifiable intangible assets:
Developed technologies	29,000	6-8 years
Customer relationships	10,000	8-9 years
Trade name and other	2,800	3-7 years
Goodwill	153,434	N/A

Total preliminary estimated purchase price	$217,300

A preliminary estimate of $22.1 million has been allocated to net tangible assets acquired and approximately $41.8 million has been allocated to amortizable intangible assets acquired and $153.4 million has been allocated to goodwill. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets.  Developed technologies relate to VitalStream products across all of their product lines that have reached technological feasibility and include processes and trade secrets acquired or developed through design and development of their products. Customer relationships represent existing contracts that related primarily to underlying customer relationships. Trade name primarily relates to the VitalStream and other product names.

The method of future amortization will be based on the pattern in which the economic benefits of the intangible assets are consumed.

Goodwill.  Approximately $153.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.	Reclassifications

Certain reclassification adjustments have been made to conform Internap’s and VitalStream’s historical reported balances to the pro forma combined condensed financial statement basis of presentation. The reclassifications are as follows:

(A) Previously, direct cost of network and sales did not include amortization of purchased technology and such amounts were included in depreciation and amortization. In accordance with Question 17 of the Financial Accounting Standards Board (FASB) Implementation Guide to Statement of Financial Accounting Standard (SFAS) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed,” Internap reclassified these costs from “Depreciation and amortization” to “Direct cost of network and sales” for the year ended December 31, 2005.

(B) To reclassify VitalStream’s customer support related costs to a separate line item to conform to Internap’s presentation.

(C) To reclassify VitalStream’s depreciation and amortization to a separate line item to conform to Internap’s presentation.

NOTES TO INTERNAP UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

3.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to VitalStream’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, and to reflect changes in amortization expense resulting from the estimated fair value adjustments for intangible assets.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Internap and Vital Stream filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of Internap and VitalStream are in the process of making these assessments, and estimates of these costs are not currently known.

Internap has not identified any pre-merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) To eliminate VitalStream’s historical intangible assets.

(b) To eliminate VitalStream’s historical goodwill.

(c) To accrue Internap’s estimated direct costs of the transaction. See note 1 for a preliminary allocation of the purchase price.

(d) To eliminate VitalStream’s historical equity.

(e) To record the fair value of Internap shares exchanged in the transaction. See note 1 for a preliminary allocation of the purchase price.

(f) To record the fair value of VitalStream stock options assumed. See note 1 for a preliminary allocation of the purchase price.

(g) To record the fair value of VitalStream’s identifiable intangible assets. See note 1 for a preliminary allocation of the purchase price.

(h) To record goodwill. See note 1 for a preliminary allocation of the purchase price.

(i) To eliminate VitalStream’s historical amortization of intangible assets.

(j) To amortize intangible assets from the beginning of the period presented based upon the pattern in which the economic benefits of the intangible asset will be consumed.

(k) To record stock-based compensation related to the unvested stock options of VitalStream assumed by Internap for which future services of the employees are required.

4.	Pro Forma Net Income (Loss) Per Share

The pro forma basic and diluted net income (loss) per share are based on the number of Internap shares used in computing basic and diluted net income (loss) per share plus the number of Internap shares issued to VitalStream stockholders. All Internap historical and pro forma per-share amounts reflect the retroactive effect of the Internap one-for-ten reverse stock split effective July 11, 2006 and all VitalStream historical and pro forma per-share amounts reflect the retroactive effect of the VitalStream one-for-four reverse stock split effective April 4, 2006.

VITALSTREAM UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unless specifically stated otherwise, the following information and all other information contained in this joint proxy statement/prospectus, including that regarding the exchange ratio pursuant to the merger agreement, gives effect to the the one-for-four reverse stock split by VitalStream affected on April 4, 2006.

On May 20, 2006, VitalStream acquired, through one of its wholly-owned subsidiaries, substantially all of the assets and most of the liabilities of EON Streams, Inc. in exchange for 1,747 shares of their common stock at $9.73 per share. VitalStream’s historical statement of operations includes the results of EON Streams from the effective date of its acquisition of EON Streams, May 1, 2006.

The following unaudited pro forma condensed combined statement of operations data assume that the merger of VitalStream and EON Streams took place as of January 1, 2005. The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2005 combines the historical consolidated statements of operations for VitalStream and EON Streams for the year then ended. The unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2006 combines VitalStream’s historical consolidated statements of operations for the nine months then ended with EON Streams’ historical consolidated statements of operations for the period prior to the effective date of the acquisition, or January 1, 2006 through April 30, 2006.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the merger been consummated as of the dates indicated or that may be achieved in the future.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of VitalStream and EON Streams and other financial information pertaining to VitalStream including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” incorporated by reference or included herein.

VITALSTREAM UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2005

	VitalStream
	Holdings, Inc.	EON Streams, Inc.
	Year Ended	Year Ended	Pro Forma		Pro Forma
	December 31, 2005	December 31, 2005	Adjustments(1)		Combined
	(In thousands, except per share data)

Revenue	$15,880	$1,690	$(252	)(a)	$17,318
Cost of revenue	7,921	1,132	(252	)(a)	8,887
			86	(b)

Gross profit	7,959	558	(86)		8,431
Research and development	1,001	151	27	(c)	1,179
Sales and marketing	5,689	651	174	(c)	6,514
General and administrative	4,621	446	—		5,067

Operating loss	(3,352)	(690)	(287)		(4,329)
Net other expense	666	2	—		668

Net loss	$(4,018)	$(692)	$(287)		$(4,997)

Net loss per share:
Basic and diluted	$(0.25)				$(0.28)
Shares used in per share calculations:
Basic and diluted	15,993		1,747		17,740

(1)	For an explanation of pro forma adjustments, refer to note 2 to the unaudited pro forma condensed combined financial statements.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

VITALSTREAM UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2006

	VitalStream
	Holdings, Inc.	EON Streams, Inc.
	Nine Months Ended	Four Months Ended	Pro Forma		Pro Forma
	September 30, 2006	April 30, 2006(1)	Adjustments(2)		Combined
	(In thousands, except per share data)

Revenue	$18,817	$399	$(65	)(a)	$19,151
Cost of revenue	9,458	352	(65	)(a)	9,774
			29	(b)

Gross profit	9,359	47	(29)		9,377
Research and development	1,338	48	9	(c)	1,395
Sales and marketing	6,006	205	58	(c)	6,269
General and administrative	6,613	140	—		6,753

Operating loss	(4,598)	(346)	(96)		(5,040)
Net other income (expense)	51	(1)	—		50

Net loss	$(4,547)	$(347)	$(96)		$(4,990)

Net loss per share:
Basic and diluted	$(0.21)				$(0.22)
Shares used in per share calculations:
Basic and diluted	21,628		890		22,518

(1)	EON Streams results of operations for the period May 1, 2006 through September 30, 2006 are included in VitalStream’s historical statement of operations for the nine months ended September 30, 2006.

(2)	For an explanation of pro forma adjustments, refer to note 2 to the unaudited pro forma condensed combined financial statements.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO VITALSTREAM UNAUDITED
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except per share data)

1.	Basis of Presentation

On May 20, 2006, VitalStream acquired, through one of its wholly-owned subsidiaries, substantially all of the assets and most of the liabilities of EON Streams, Inc. in exchange for 1,747 shares of their common stock at $9.73 per share. VitalStream’s acquisition of EON Streams was effective as of May 1, 2006. EON Streams provides streaming media services targeted at small businesses and home offices out of its headquarters in Knoxville Tennessee. For the year ended December 31, 2005, EON Streams reported sales revenue of $1,690. The acquired assets include an office space lease, servers and other equipment, customer agreements and other assets used to operate the EON Streams’ business.

The unaudited pro forma combined financial statements reflect the combination of VitalStream and EON Streams, Inc. and the issuance of shares of common stock to EON Streams. The unaudited pro forma combined financial statements were derived from consolidated historical financial statements of both VitalStream and EON Streams. The unaudited pro forma condensed combined statement of operations for the nine month-period ended September 30, 2006 and the year ended December 31, 2005 were prepared as if the acquisition of EON Streams had occurred as of January 1, 2005.

In the opinion of VitalStream management, all adjustments necessary to present fairly the pro forma combined financial statements have been made based on the terms and structure of the transaction.

The unaudited pro forma combined financial statements are not necessarily indicative of what actual results would have been had the acquisition or issuance of VitalStream common stock to EON Streams occurred at January 1, 2005 nor do they purport to indicate the results of future operations of VitalStream and EON Streams. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and historical financial statements and notes to the financial statements of VitalStream and EON Streams incorporated by reference in this joint proxy statement/prospectus.

2.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to EON Streams’ net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, and to reflect changes in amortization expense resulting from the estimated fair value adjustments for intangible assets.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management is in the process of making these assessments, and estimates of these costs are not currently known.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) To eliminate intercompany revenue and expense.

(b) To record amortization of software technology intangible asset.

(c) To record amortization of customer relationship, brand name and covenants not to compete.

COMPARATIVE RIGHTS OF INTERNAP STOCKHOLDERS
AND VITALSTREAM STOCKHOLDERS

Internap is incorporated under the laws of the State of Delaware and VitalStream is incorporated under the laws of the State of Nevada. Accordingly, the rights of Internap stockholders are currently, and will continue to be, governed by the Delaware General Corporation Law, or the DGCL and the rights of VitalStream stockholders are currently governed by Nevada Revised Statutes Chapter 78 and Chapter 92A, also referred to as Nevada Law. Before the consummation of the merger, the rights of holders of VitalStream common stock are also governed by the articles of incorporation of VitalStream, as amended and the bylaws of VitalStream. After the consummation of the merger, VitalStream stockholders will become stockholders of Internap, and their rights will be governed by the DGCL, the restated certificate of incorporation of Internap and the amended and restated bylaws of Internap.

The following is a summary of the material differences between the rights of VitalStream stockholders and the rights of Internap stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of VitalStream and Internap stockholders and is qualified in its entirety by reference to the DGCL and Nevada law and the various documents of Internap and VitalStream that we refer to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Internap and being a stockholder of VitalStream. Internap and VitalStream have filed their respective documents referred to herein with the SEC and will send copies of these documents to you upon your request. See “Additional Information — Where You Can Find More Information.”

	VitalStream	Internap

Authorized Capital Stock	VitalStream’s articles of incorporation authorize the issuance of 300,000,000 shares, consisting of two classes: 290,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.	Internap’s certificate of incorporation authorizes the issuance of 800,000,000 shares, consisting of two classes: 600,000,000 shares of common stock, $0.001 par value per share, and 200,000,000 shares of preferred stock, $0.001 par value per share.
Number of Directors	VitalStream’s articles of incorporation provide that its board of directors shall consist of between three and nine persons.	Internap’s certificate of incorporation provides that its board of directors shall consist of no more then nine.
Cumulative Voting	VitalStream’s articles of incorporation do not provide for cumulative voting, and as a result, holders of VitalStream common stock have no cumulative voting rights in connection with the election of directors.	Internap’s certificate of incorporation does not provide for cumulative voting, and as a result, holders of Internap common stock have no cumulative voting rights in connection with the election of directors.
Classification of Board of Directors	VitalStream has a classified board. VitalStream’s articles of incorporation provide that the board is divided into three classes, with board members serving three-year terms.	Internap has a classified board. Internap’s certificate of incorporation provides that the board is divided into three classes, with board members serving three-year terms, and that directors shall be assigned to each class in accordance with a resolution or resolutions adopted by Internap’s board.
Removal of Directors	VitalStream’s bylaws provide that a director may be removed from	Internap’s certificate of incorporation provides that any

	VitalStream	Internap

	office, at a meeting expressly called for that purpose, by the vote of a majority of the shares of outstanding stock of the company entitled to vote on the election of directors.	director or the entire board may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of Internap, entitled to vote at an election of directors.
Vacancies on the Board of Directors	VitalStream’s articles of incorporation provide that vacancies on the board of directors may only be filled by a majority vote of the directors then in office, even if less than a quorum. Any director so chosen shall hold office for the remainder of the full term of the director for which the vacancy was created and until a successor has been duly elected and qualified.	Internap’s certificate of incorporation provides that any vacancy on the board shall, unless the board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
Stockholder Action by Written Consent	VitalStream’s articles of incorporation provide that its stockholders may act by written consent, without a meeting, if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.	Internap’s bylaws specify that no action shall be taken by the stockholders except at an annual or special meeting of the stockholders and that no action shall be taken by the stockholders by written consent.
Amendment of Certificate or Articles of Incorporation	VitalStream’s articles of incorporation may be amended in any manner otherwise permitted by law, with the exception that Article XI (relating to the board of directors, including the classification thereof) requires the affirmative vote of the holders of in excess of 70% of the outstanding common stock of the company.	Internap’s certificate of incorporation may be amended in any manner otherwise permitted by law, with the exception that Article V (relating to the composition of the board, alterations and amendments to Internap’s bylaws, stockholder meetings and stockholder nominations for the election of directors and proposals for other business), Article VI (relating to director indemnification) and Article VII (relating to amendments and alterations to Internap’s certificate of incorporation) require the affirmative vote of the holders of a

	VitalStream	Internap

majority of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class.
Amendment of Bylaws	VitalStream’s bylaws may be amended by the stockholders or the board of directors of the company, subject to the following: (i) no bylaw adopted or amended by the stockholders shall be altered or repealed by the board of directors, (ii) no bylaw shall be adopted by the board of directors which shall require more than the holders of stock representing a majority of the voting power for a quorum at a meeting of stockholders or more than a majority of the votes cast to constitute action by the stockholders, except where higher percentages are required by law, (iii) if any bylaw regulating an impending election of directors is adopted or amended or repealed by the board of directors, there shall be set forth in the notice of the next meeting of the stockholders for the election of directors, the bylaws so adopted or repealed, together with a concise statement of the changes made; and (iv) no amendment, alteration or repeal of the Article XI of the bylaws (relating to amendments to the bylaws) shall be made except by the stockholders of the company.	Internap’s bylaws may be amended by the affirmative vote of the holders of at least 66.6% of the voting power of all the then-outstanding shares of voting stock. Internap’s bylaws also permit the board to adopt, amend or repeal the bylaws. However, any repeal or modification of the indemnification provisions of Internap’s bylaws will only be prospective and will not affect the indemnification rights under Internap’s bylaws in effect at the time of any action or omission giving rise to a claim for indemnification.
Special meetings of Stockholders	Special meetings of VitalStream’s stockholders may be called according to the Nevada Law, which provides that special meetings of stockholders may be called by the entire board of directors, any two directors or the president. Only matters set forth in a notice of special meeting may be conducted at a special meeting.	Internap’s bylaws provide that special meetings of the stockholders may be called, for any purpose, by (i) the chairman of the board, (ii) the Chief Executive Officer or (iii) the board of directors pursuant to a resolution adopt by a majority of the total number of authorized directors.
Notice of Stockholder Meetings	VitalStream’s bylaws require that notice of a meeting be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.	Internap’s bylaws require that notice of a meeting shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.

	VitalStream	Internap

Delivery and Notice Requirements of Stockholder Nominations and Proposals	VitalStream’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely notice mailed to VitalStream’s principal executive offices not less than 30 days prior to the date of the annual meeting; provided, in the event that less than 40 days notice of the date of the meeting is given or made to the stockholders, then the stockholder may deliver such notice not later than the 10th day following the day on which such notice of the date of the meeting was mailed. The notice from the stockholder must contain various items related to the proposal, as detailed in the bylaws.	Internap’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Internap’ secretary not less than 120 days in advance of the first anniversary of the date that the corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting; provided however, that if no annual meeting was held in the previous year of if the date of the annual meeting has changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which a notice of the date of the meeting was mailed or public announcement thereof was made.
Proxy	VitalStream’s bylaws provide that every person entitled to vote shall have the right to do so either in person or by an agent or agents authorized by a written proxy. No proxy shall be voted after six months from its date, unless the proxy is coupled with an interest or provides for a longer period not to exceed seven years.	Internap’s bylaws provide that every person entitled to vote shall have the right to do so either in person or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.
Preemptive Rights	VitalStream’s articles of incorporation deny any preemptive rights.	Internap’s certificate of incorporation does not grant any preemptive rights. Internap’s bylaws are silent as to preemptive rights.
Dividends	VitalStream’s articles of incorporation provide that the board of directors may, in accordance with law, declare dividends on its outstanding common stock following payment of all amounts required in respect of any outstanding preferred stock.	Internap’s bylaws provide that, subject to the provisions of Internap’s certificate of incorporation, the board may declare dividends pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, the board may set aside any funds

	VitalStream	Internap

of the corporation available for dividends as the board from time to time, in its absolute discretion, thinks proper as a reserve for any purpose the board thinks conducive to the interests of Internap.
Limitation of Personal Liability of Directors	VitalStream’s articles of incorporation provide that directors and officers shall have no personal liability to the company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages resulting from (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law, or (ii) the payment of dividends in violation of certain Nevada laws. In addition, the articles of incorporation provide that each person who is now or may become an officer or director of the company is relieved from liability that he might otherwise obtain in the event such officer or director contracts with the company for the benefit of himself or any firm or other corporation in which he may have an interest, provided such officer or director acts in good faith.	Internap’s certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Furthermore, if the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Officers and Directors	VitalStream’s articles of incorporation and bylaws provide that the company shall indemnify all current and former directors and officers, as well as officers and directors of another corporation in which VitalStream at such time owned or may own shares of stock or of which it was or may be creditor, against any and all expenses, including amounts paid upon judgments counsel fees and amounts paid in settlement in connection with the defense or settlement of any claim, action, suit or proceedings in which they, or any of them, are a party, or which may be asserted against them by reason of being or	Internap’s bylaws require that the corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers.The corporation shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by the person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board, (iii) such indemnification is provided by the

	VitalStream	Internap

having been an officer or director, except in matters as to which such officer or director shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. These indemnification rights are in addition to any other rights of indemnification that such a person may be entitled under any law, agreement, vote of shareholders, or otherwise.
corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or (iv) such indemnification is required to be made under the provisions of the bylaws.

The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL.

	VitalStream’s bylaws expand the indemnification rights of officers and directors to include indemnification from both third parties and VitalStream as to a broad range of amounts (including claims, proceedings, settlements, etc.), and to cover cases in which such an officer or director acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the company, and to also cover criminal actions or proceedings, where such person had no reasonable cause to believe his conduct was unlawful. If an officer or director is successful, whether on the merits or otherwise, in the defense of any action, suit or proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against amounts in connection therewith, without any judgment as to eligibility according to the above standards.	Internap shall advance to any executive officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person was a director or executive officer of the corporation, or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, all expenses incurred by any director or executive officer in connection with such proceeding if such person provides an undertaking to repay all amounts if it is ultimately determined that the person is not entitled to be indemnified under the bylaw or otherwise.
VitalStream’s bylaws provide that the board of directors may also indemnify employees or agents of the company, pursuant to the indemnification provisions of the bylaws.
Dissenters’ Rights	Dissenters’ rights are not available to VitalStream stockholders with respect to the merger.	Appraisal rights are not available to Internap stockholders with respect to the merger.
Certain Business Combination Restrictions	Sections 78.411 to 78.444 of the Nevada Law contain provisions limiting business combinations between Nevada corporations with 200 or more stockholders and ‘interested stockholders,‘ which	Under the DGCL a corporation can elect not to be governed by §203 of the DGCL, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain

	VitalStream	Internap

	term includes any person that beneficially owns 10% or more of the corporation’s voting power. These sections provide that the corporation and the interested stockholder may not engage in a broad range of specified business transaction for three years following the date the person became an interested stockholder unless the board of directors approved, before the person became an interested stockholder, the transaction that resulted in the stockholder becoming an interested stockholder. Although Nevada Law permits a corporation to elect not to be governed by these provisions, VitalStream has not made this election and, accordingly, such provisions currently apply.	actions following such takeovers. Internap has not made this election and is therefore governed by §203 of the DGCL.
The Nevada Law also includes provisions restricting the voting rights of persons who acquire a controlling interest of a Nevada corporation with more than 200 stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and which does business in Nevada directly or through an affiliated corporation. As permitted by Nevada Law, VitalStream has made the election not to be governed by such provisions.
Vote on Business Combinations	Neither the VitalStream articles of incorporation nor bylaws contain any provisions relating to voting on business combinations.	Neither the Internap certificate of incorporation nor its bylaws contain any provisions relating to business combinations.

LEGAL MATTERS

The validity of the Internap common stock to be issued in the merger has been passed upon for Internap by Fenwick & West LLP. Certain tax consequences of the merger have been passed upon for Internap by Morris, Manning & Martin LLP and for VitalStream by Parr Waddoups Brown Gee & Loveless, PC.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of VitalStream incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, and the consolidated financial statements of EON Streams, Inc. incorporated in this joint proxy statement/prospectus by reference to Amendment No. 2 to VitalStream’s Current Report on Form 8-K/A filed on November 28, 2006, have been so incorporated in reliance on the report of Rose, Snyder & Jacobs, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Internap and VitalStream each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Internap’s and VitalStream’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning Internap and VitalStream also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

Internap has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of Internap common stock to be issued to VitalStream stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus and proxy statement of Internap and a proxy statement of VitalStream for the special meeting.

As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows Internap and VitalStream to incorporate information into this joint proxy statement/prospectus “by reference,” which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or subsequent filings that are incorporated by reference. This joint proxy statement/prospectus incorporates by reference the documents listed below that Internap and VitalStream have previously filed with the SEC. The portions of these documents that were furnished to, and not filed with, the SEC are not incorporated by reference. These documents contain important information about the companies and their financial condition.

Internap Filings (File No. 000-27265):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Current Reports on Form 8-K filed March 21, 2006, July 11, 2006, September 7, 2006, September 14, 2006, October 12, 2006, October 13, 2006, October 19, 2006 and November 13, 2006; and

•	The description of Internap common stock included in Internap’s Registration Statements on Form 8-A, filed with the SEC on February 9, 2004, including any amendment or reports filed for the purpose of updating such description.

VitalStream Filings (File No. 000-17020 following June 27, 2006: file No. 001-10013 prior to June 27, 2006):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, as amended, June 30, 2006 and September 30, 2006; and

•	Current Reports on Form 8-K filed on January 6, 2006, February 3, 2006, February 9, 2006, March 27, 2006, May 22, 2006, as amended, June 13, 2006, July 19, 2006, August 18, 2006, September 12, 2006 (two), September 13, 2006, September 20, 2006, October 12, 2006, October 18, 2006 and November 2, 2006.

Internap and VitalStream hereby incorporate by reference additional documents that Internap or VitalStream may file with the SEC between the date of this joint proxy statement/prospectus and the date of the special meetings. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

Internap and VitalStream also incorporate by reference the following additional documents:

•	the Agreement and Plan of Merger and Reorganization attached to this joint proxy statement/prospectus as Annex A;

•	the Form of Voting Agreement between Internap Network Services Corporation and certain stockholders of VitalStream Holdings, Inc. attached to this joint proxy statement/prospectus as Annex B;

•	the Opinion of Thomas Weisel Partners LLC attached to this joint proxy statement/prospectus as Annex C; and

•	the Opinion of RBC Capital Markets attached to this joint proxy statement/prospectus as Annex D.

Internap has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Internap or Merger Sub, and VitalStream has supplied all information relating to VitalStream.

If you are a stockholder, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company or the SEC or the SEC’s Internet web site described above. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Internap Network Services Corporation
Attn: Investor Relations
250 Williams Street, Suite E-100
Atlanta, Georgia 30303
Telephone: (404) 302-9700
E-mail: ir@internap.com

VitalStream Holdings, Inc.
Attn: Investor Relations
555 Anton Blvd., Suite 400
Costa Mesa, California 92626
Telephone: (415) 217-7722
E-mail: ir@VitalStream.com

If you would like to request documents, please do so by           to receive them before the special meetings. If you request any incorporated documents, the appropriate company will strive to mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated          . You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Internap common stock in the merger shall create any implication to the contrary.

Internap Network Services Corporation, the Internap logos and all other Internap product and service names are registered trademarks or trademarks of Internap Network Services Corporation in the United States and in other select countries. VitalStream Holdings Inc., the VitalStream logos and all other VitalStream product and service names are registered trademarks or trademarks of VitalStream Holdings, Inc. or its consolidated subsidiaries in the United States and in other select countries. “®” and “tm” indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

ANNEX A

Agreement and Plan of Merger
by and among
INTERNAP NETWORK SERVICES CORPORATION,
IVY ACQUISITION CORP.
and
VITALSTREAM HOLDINGS, INC.
October 12, 2006

A-i

A-ii

Index of Exhibits

Exhibit A  Affiliate Agreement

A-iii

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 12, 2006, among Internap Network Services Corporation, a Delaware corporation (“Parent”), Ivy Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and VitalStream Holdings, Inc., a Nevada corporation (“Company”).

Recitals

The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes Chapter 78 and Chapter 92A (collectively, “Nevada Corporate Law”).

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Nevada Corporate Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Nevada Corporate Law (the “Articles of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI. The closing of the Merger (the “Closing”) shall take place at the offices of Morris, Manning & Martin, LLP, located at 3343 Peachtree Road, N.E., Suite 1600, Atlanta, Georgia 30326, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Corporate Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation, except that the name of Company, as the Surviving Corporation, shall be “Vine, Inc.” and Article FIRST of the Articles of Incorporation shall read in its entirety as follows: “The name of the corporation is “VitalStream Holdings, Inc.”

(b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

1.5  Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6  Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock.  Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), shall be automatically converted into and become exchangeable for 0.5132 (the “Exchange Ratio”) shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) (the shares of Parent Common Stock into which each share of Company Common Stock is to be converted, the “Merger Consideration”) upon the surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding, shall be canceled and extinguished and shall cease to exist and (i) each certificate (a “Certificate”) formerly representing any of such shares of Company Common Stock, other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), and (ii) each uncertificated share of Company Common Stock registered to a holder on the stock transfer books of the Company, other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 1.7(g) cash in lieu of fractional shares into which such shares of Company Common Stock have been converted pursuant to this Section 1.6(a) and any distribution or dividend pursuant to Section 1.7(h), in each case without interest.

(b) Cancellation of Company-Owned and Parent-Owned Stock.  Each share of Company Common Stock held by Company, any Company Subsidiaries, Merger Sub, Parent or any Parent Subsidiaries immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Employee Stock Options.

(i) At the Effective Time, each outstanding option to purchase Company Shares (a “Company Option”) under the Company Plans identified in Section 2.12 of the Company Disclosure Letter as being the only Company Plans pursuant to which shares of Company Common Stock may be issued or benefits measured by the value of shares of Company Common Stock may be obtained (the “Company Stock Plans”), whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded up to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements that must be met for Company Options to avoid classification as “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time. At or prior to the Effective Time, Company shall take all such action necessary to adopt appropriate amendments to the Company Stock Plans, including using its reasonable best efforts in accordance with Section 5.2 to cause its stockholders to approve such amendments, to the extent necessary to effectuate the provisions of this Section 1.6(d), and the Board of Directors of the Company shall adopt such other appropriate resolutions as may be necessary to effectuate the provisions of this Section 1.6(d). At or prior to the Effective Time, Parent shall take all actions as are necessary for the assumption of the Company Stock Plans pursuant to this Section 1.6(d), including the issuance (subject to Section 1.6(d)(ii)) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 1.6(d).

(ii) Parent shall file with the Securities and Exchange Commission (the “SEC”), within 5 business days following the Effective Time, a registration statement on Form S-8 (or any successor form), registering under the Securities Act of 1933, as amended (the “Securities Act”), options to purchase shares of, and shares of, Parent Common Stock issued under the Company Stock Plan, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein and comply with any applicable state securities or “blue sky” laws) for so long as awards granted under the Company Stock Plans remain outstanding. As soon as reasonably practicable after the registration of such interests or shares, as applicable, Parent shall deliver to the holders of Company Options by any permissible method appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and agreements evidencing the grants of such Company Options, and stating that such Company Options and agreements have been assumed by Parent in accordance with the applicable terms.

(iii) Without limiting the applicability of Sections 1.6(d)(i) and (ii), the Company shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, or other rights, awards or arrangements under the Company Stock Plans that would entitle any Person after the Effective Time to acquire any shares of Company Common Stock or to receive any payments in respect thereof with respect to exercises or conversions occurring following the Effective Time. At or prior to the Effective Time, Company shall take all such action necessary to adopt appropriate amendments to the Company Stock Plans, including using its reasonable best efforts in accordance with Section 5.2 to cause its stockholders to approve such amendments, to the extent necessary to effectuate the provisions of this Section 1.6(d)(iii), and the Board of Directors of the Company shall adopt such other appropriate resolutions as may be necessary to effectuate the provisions of this Section 1.6(d)(iii).

(e) Warrants.  At the Effective Time, each outstanding and unexercised warrant to purchase shares of Company Common Stock (each, a “Company Warrant”), whether or not exercisable or vested as of such date, shall be canceled.

1.7  Surrender of Certificates.

(a) Paying Agent.  At or before the Effective Time, Parent shall select, and enter into an agreement with, an institution reasonably acceptable to Company to act as the paying agent (the “Paying Agent”) in the Merger. Parent shall make available to the Paying Agent for payment in accordance with this Article I, and at or promptly after (but no more than three business days) the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent (i) certificates representing the shares of Parent Common Stock to be exchanged for shares of Company Common Stock, other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), in respect of the aggregate Merger Consideration to be issued in the Merger and (ii) any cash payable pursuant to Section 1.7(g) in lieu of fractional shares and dividends or other distributions payable pursuant to Section 1.7(h). Such certificates for shares of Parent Common Stock, together with the amount of any cash payable pursuant to Section 1.7(g) in lieu of fractional shares and dividends or other distributions payable pursuant to Section 1.7(h) shall hereinafter be referred to as the “Merger Fund.” With respect to the amount of cash to be deposited to satisfy its obligation under Section 1.7(g), Parent shall only be required to make a reasonable estimate of the amount of such cash that will be necessary; provided, however, that Parent shall use reasonable efforts to cause the Paying Agent to agree to notify Parent at any point when the amount of cash so paid to the Paying Agent to satisfy Parent’s obligations pursuant to Section 1.7(g) reasonably appears to be inadequate, and Parent shall, upon receipt of such notice, timely deliver to the Paying Agent such additional cash amounts as it may deem reasonably necessary for such purpose.

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for receipt of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to receive the Merger Consideration attributable thereto.

(c) Transfer of Ownership.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificates are registered, it will be a condition of payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.7) required by reason of the payment of the Merger Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or Paying Agent that such Tax has been paid or is not payable.

(d) Required Withholding.  Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for the purpose of Parent satisfying its obligation to deliver the Merger Consideration under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) No Liability.  Notwithstanding anything to the contrary in this Section 1.7, neither the Paying Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Termination of Merger Fund.  Any portion of the Merger Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains undistributed to the holders of Certificates 180 days after the Effective Time shall, at the request of the instruction of Parent, be delivered to Parent. Any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Parent look only to Parent for delivery of any shares of Parent Common Stock and payment of any cash, dividends and other distributions in respect thereof payable or deliverable pursuant to Sections 1.6(a), 1.7(g) or 1.7(h), in each case without any interest thereon. Any such portion of the Merger Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.4) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Fractional Shares.  Any other provision of this Agreement to the contrary notwithstanding, no fractional shares of Parent Common Stock shall be issued. Any holder of shares of Company Common Stock entitled to receive a fractional share of Parent Common Stock but for this Section 1.7(g) shall be entitled to receive an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average of the closing price of a share of Parent Common Stock, as reported in the Wall Street Journal, New York City edition, for the five trading days ending on the trading day immediately prior to the Effective Time.

(h) Distributions with Respect to Unexchanged Shares; Voting.

(i) Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article I (or in compliance with the provisions of Section 1.9 of this Agreement, as applicable). Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid with respect to such shares and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

(ii) After the Effective Time, registered holders of unsurrendered Certificates shall be entitled to receive notice of, and vote at, any meeting of Parent’s stockholders with a record date at or after the Effective Time at any meeting of Parent’s stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, as the case may be, regardless of whether such holders have surrendered their Certificates or delivered duly executed transmittal materials.

1.8  No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender for payment of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (including payment for fractional shares set forth in Section 1.7(g) hereof) to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article I.

1.10  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Parent and Merger Sub that, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) delivered by Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), which exceptions shall be deemed to be representations and warranties as if made hereunder, the following statements are true and correct as of the date hereof, except where another date is specified, and will be true and correct as of the Closing Date, except where another date (including “as of the date hereof” is specified in the representation or warranty (for the avoidance of doubt, if any section in the Company Disclosure Letter discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Company Disclosure Letter readily apparent based on the substance of such disclosure, such matter shall be deemed to have been disclosed in such other section of the Company Disclosure Letter, notwithstanding the omission):

2.1  Company Organization and Qualification.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties and to conduct its business as it is currently being conducted. Company is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not, individually or in the aggregate, have a Material Adverse Effect on Company.

(b) Company has delivered or made available to Parent true, correct and complete copies of: (i) the Articles of Incorporation and Bylaws of Company, in each case as amended to date (collectively, the “Company Charter Documents”), (ii) its committee charters, codes of conduct or other comparable governing documents, in each case as amended to date, (iii) all existing written consents and minutes of the meetings of Company’s Board of Directors and each committee of its Board of Directors, and (iv) all the existing written consents and minutes of the meetings of the Company Stockholders. Each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents.

2.2  Company Power and Authority; Enforceability of this Agreement.

(a) Company has all requisite corporate power and authority to execute and deliver this Agreement, and subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of Company, at a meeting duly called and held at which all directors of Company were present in accordance with the Bylaws of Company, duly adopted resolutions (the “Company Board Approval”) (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is advisable and making a determination that it is in the best interest of Company and the Company Stockholders that Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) making a determination that this Agreement is fair to Company and the Company Stockholders, (iv) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company Stockholders to be held as promptly as practicable as set forth in Section 5.2 hereof and (v) recommending that the Company Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 5.2 hereof. The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, subject to obtaining the Company Stockholder Approval (as defined below). The affirmative vote of the holders of a majority of the issued and outstanding shares of the Company Common Stock as of the record date established for the Company Stockholders’ Meeting, voting as a single class, in favor of adopting this Agreement and of approving the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of Company’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

(b) The Board of Directors of Company has taken all action necessary to ensure that any restrictions on business combinations applicable to Company shall not apply to the transactions contemplated by this Agreement. No state or foreign takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

2.3  Company Capitalization.

(a) The authorized capital stock of Company consists solely of 290,000,000 shares of the Company Common Stock and 10,000,000 shares of the Company Preferred Stock, of which 200,000 shares are designated as 1995 Series Preferred Stock, par value $0.001 per share (the “Company 1995 Series Preferred Stock”), 3,500 shares are designated as 1998 Series A Preferred Stock, par value $0.001 per share (the “Company 1998 Series A Preferred Stock”), 1,000 shares are designated as 2003 Series A Preferred Stock, par value $0.001 per share (the “Company 2003 Series A Preferred Stock”), and 1,100 shares are designated as 2003 Series B Preferred Stock, par value $0.001 per share (the “Company 2003 Series B Preferred Stock” and together with the Company 1995 Series Preferred Stock, the Company 1998 Series A Preferred Stock, the Company 2003 Series A Preferred Stock and the Company 2003 Series B Preferred Stock, the “Company Preferred Stock”), and (i) 23,224,272 shares of the Company Common Stock are issued and outstanding as of October 10, 2006, (ii) no shares of Company 1995 Series Preferred Stock are issued and outstanding, (iii) no shares of Company 1998 Series A Preferred Stock are issued and outstanding, (iv) no shares of Company 2003 Series A Preferred Stock are issued and outstanding, (v) no shares of Company 2003 Series B Preferred Stock are issued and outstanding, and (vi) no shares of Company’s capital stock are being held in Company’s treasury. Part 2.3(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the number of shares of the Company Common Stock held by each registered holder thereof as of October 10, 2006, and since such date Company has not issued any securities (including derivative securities) except for any shares of the Company Common Stock issued upon exercise of Company Options outstanding under the Company Stock Plans prior to such date. All outstanding shares of the Company Common Stock and the Company Preferred Stock were duly authorized and validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under the provisions of Nevada Corporate Law, the Company Charter Documents or any Contract to which Company is a party or by which it is bound. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Company or any Company Subsidiary.

(b) Company has reserved 5,375,000 shares of the Company Common Stock for issuance to permitted grantees pursuant to the Company Stock Plans, of which (i) 1,325,114.5 shares of the Company Common Stock have been issued pursuant to option exercises as of the date hereof, (ii) 3,918,300.05 shares are subject to outstanding, unexercised options, with a weighted-average exercise price of $5.23 as of the date hereof, and (iii) 131,585 shares remain available for issuance thereunder as of the date hereof. Part 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of the Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule of such Company Option, and the extent to which such Company Option is vested as of the date of this Agreement; (vi) the date on which such Company Option expires; and (vii) whether the exercisability or vesting of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of the Company Stock Plans and the forms of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of the Company Common Stock other than pursuant to the Company Stock Plans. All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Part 2.3(b) of the Company Disclosure Letter, there are no Contracts of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the transactions contemplated by this Agreement. Other than as set forth on Part 2.3(b) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, stock purchase, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Company or any Company Subsidiary.

(c) All outstanding shares of the Company Common Stock and the Company Preferred Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable federal, state and foreign securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or the NGM.

2.4  Obligations With Respect to Company Capital Stock.

(a) Except as described in Section 2.3 or set forth on Parts 2.3, 2.4(a) and 2.5 of the Company Disclosure Letter, no capital stock of Company or any Company Subsidiary or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date hereof. Except as set forth on Part 2.3 or Part 2.4(a) of the Company Disclosure Letter, there are no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any kind to which Company or any Company Subsidiary is bound obligating Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to grant, extend or accelerate the vesting of or otherwise amend or enter into any such subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Company), of Company or any Company Subsidiary, to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any Company Subsidiary or any securities convertible or exchangeable into or exercisable for such capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person. Neither Company nor any Company Subsidiary has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company Stockholders have the right to vote.

(b) Except as set forth on Part 2.4(b) of the Company Disclosure Letter, Company is not a party to or bound by any agreement with respect to the voting (including voting trusts, proxies, “poison pill” anti-takeover plans) registration under the Securities Act, or sale or transfer (including agreements related to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights but excluding restrictions required by the Securities Act in connection with private placements of securities) of any securities of Company or any Company Subsidiary. To the knowledge of Company, there are no agreements among other parties, to which Company is not a party and by which it is not bound, with respect to voting (including voting trusts and proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights but excluding restrictions required by the Securities Act in connection with private placements of securities) of any securities of Company or any Company Subsidiary.

(c) The Company Common Stock constitutes the only class of securities of Company or Company Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.5  Company Subsidiaries and Investments.

(a) Part 2.5 of the Company Disclosure Letter sets forth the name, jurisdiction of organization and number of outstanding shares of each Company Subsidiary, and lists of all of the stockholders of each Company Subsidiary (indicating the number of shares owned by each such stockholder). Company or one of Company Subsidiaries owns of record and beneficially holds valid title to all of the issued and outstanding shares of capital stock of each Company Subsidiary as set forth on Part 2.5 of the Company Disclosure Letter, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries, all of which are set forth on Part 2.5 of the Company Disclosure Letter) are free and clear of Encumbrances. All of the outstanding shares of capital stock of each Company Subsidiary were duly authorized, validly issued, and are fully paid and nonassessable and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or securities convertible into or exchangeable for securities having such rights) of any Company Subsidiary to any Person except Company.

(b) Each Company Subsidiary is a corporation or limited liability entity and is duly incorporated or formed and organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not reasonably be expected to have a Material Adverse Effect on Company. Except as set forth on Part 2.5 of the Company Disclosure Letter, neither Company nor any Company Subsidiary has a place of business or permanent establishment outside of the United States. Company has delivered, or made available to Parent true, correct and complete copies of the following documents: (i) the Articles of Incorporation and Bylaws (or similar organizational documents), in each case as amended, of each Company Subsidiary, (ii) all the existing written consents and minutes of the meetings of the Boards of Directors of each Company Subsidiary and each committee of such Boards of Directors, and (iii) all the existing written consents and minutes of the meetings of the stockholders of each Company Subsidiary.

(c) Except as set forth on Part 2.5 of the Company Disclosure Letter, neither Company nor any Company Subsidiary owns any capital stock, any equity or partnership interest, any joint venture or profit sharing interest or any other ownership or proprietary interest in any Person.

2.6  Company SEC Reports; Compliance with OTCBB and NGM; Company Financial Statements.

(a) Company has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by Company with the SEC since April 23, 2002 (the “Company Commencement Date”), including all exhibits thereto and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) (collectively, the “Certifications”), as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Reports”). Since the Company Commencement Date, there have been no comment letters or other correspondence received by Company from the SEC (excluding letters related to confidential treatment applications and orders of effectiveness) or responses to such comment letters or other correspondence by or on behalf of Company that have not been provided to Parent, and the copies of such letters and responses delivered or made available to Parent were true, correct and complete. Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that material information relating to Company, including Company Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to Company’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. No Company Subsidiary is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates and except as subsequently corrected by amendment, the Company SEC Reports and all other filings that have been made by Company with the SEC complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and Company has filed all exhibits required to be filed with the Company SEC Reports and all other filings that have been made by Company with the SEC, and all such exhibits were true, correct and complete in all material respects (except to the extent omissions were in reliance upon a confidential treatment request). The Company SEC Reports and all other filings that have been made by Company with the SEC (a) were and, in the case of Company SEC Reports and all other filings with the SEC filed by Company after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), and in the case of such forms, reports and documents filed by Company with the SEC after the date hereof, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in or necessary in order to make the statements in such documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that all of the Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. Company has filed all amendments to the Company SEC Reports and all other filings that have been made by Company with the SEC as were required to be filed under applicable law. Company was in compliance with the requirements applicable to securities that are traded on the OTC Bulletin Board (the “OTCBB”) when its securities were traded on the OTCBB and is in compliance with the requirements applicable to securities that are traded on the NGM and has not, since the Company Commencement Date, received any notice from the OTCBB or the NGM, asserting any non-compliance with such requirements. As used in Sections 2.6 and 3.6 hereof, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the “Company Financials”), (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto then in effect at the same time as such filing, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Company and Company Subsidiaries that are required by GAAP to be consolidated therein and fairly reflects its investment in any unconsolidated Subsidiary as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. All Subsidiaries of Company that are required by GAAP to be consolidated in the Company Financials have been so consolidated. The balance sheet of Company contained in Company SEC Reports as of June 30, 2006 is hereinafter referred to as the “Company Balance Sheet.” The reserves reflected in the Company Financials have been calculated in accordance with GAAP. Except as disclosed in the Company Balance Sheet, neither Company nor any Company Subsidiary has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and Company Subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. Neither Company nor any Company Subsidiary nor, to Company’s knowledge, any director, officer, employee, auditor, accountant or representative of Company or Company Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Company or Company Subsidiaries has engaged in questionable accounting or auditing practices; provided that if such event arises after the date of this Agreement, Company shall provide Parent with prompt written notice of such event. Part 2.6(b) of the Company Disclosure Letter contains a description of all non-audit services performed by Company’s auditors for Company and Company Subsidiaries since January 1, 2006 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. In the reasonable opinion of Company’s audit committee, the fees paid to and the services performed by Company’s auditors relating to such non-audit services as set forth on Part 2.6(b) of the Company Disclosure Letter do not impair such auditor’s independence. Company has delivered or made available to Parent true, correct and complete copies of all policies, manuals and other documents promulgating Company’s internal accounting controls. Since the Company Commencement Date, no attorney representing Company or any Company Subsidiary, whether or not employed by Company or Company Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to Company’s Board of Directors or any committee thereof or to any director or officer of Company; provided that if such event arises after the date of this Agreement, Company shall provide Parent with prompt written notice of such event.

(c) Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Company or any Company Subsidiary in the Company Financials.

2.7  Absence of Certain Changes or Events.  Except as contemplated by this Agreement, since the date of the Company Balance Sheet, Company and Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business. Since the date of the Company Balance Sheet, there has not been:

(a) a Material Adverse Effect on Company;

(b) (i) any split, combination or reclassification of any capital stock, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security;

(c) any (i) any disposing or impairment of or permitting to lapse of any Company IP Rights that would be material and adverse to Company or outside the ordinary course of business, (ii) disposing of or disclosing (except as necessary in the conduct of its business) to any Person other than representatives of Parent any trade secret or other Intellectual Property Rights not theretofore a matter of public knowledge to any party that is not subject to a nondisclosure or similar agreement, or (iii) any material change to Company’s or any Company Subsidiary’s rights to use Intellectual Property Rights licensed from a third party, except, in the case of (i) through (iii) in the aggregate, as would not be material to Company and Company Subsidiaries, taken as a whole;

(d) any sale, transfer, or other disposition of any material properties or assets (whether real, personal or mixed, tangible or intangible) except in the ordinary course of business consistent with past practices;

(e) (i) any assumption, guarantee, endorsement or liability otherwise incurred (whether directly, contingently or otherwise) for the obligations of any other Person other than those of Company or Company Subsidiaries, or (ii) any making of any loan, advance or capital contribution to or investment in any Person, including any director, officer or other affiliate of Company, other than advances to employees for travel and other reimbursable expenses in the ordinary course of business;

(f) (i) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting other than as required by applicable laws or regulations, any filing of any material amended Tax Returns, any entering into of a closing agreement, settlement of or consent to any Tax claim, any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim, (ii) any material change in any method of accounting, method of accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, or (iii) any revaluation of any material assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

(g) any loss of, or receipt of written notice of any intention to cancel or otherwise terminate, any identified Contract that would be reasonably likely, individually or in the aggregate, to be material to Company other than in the ordinary course of business consistent with past practices and other than threatened terminations of any identified Contract where Company has cured the underlying cause of the threat and such Contract still remains in full force and effect;

(h) as of the date hereof, (i) any increase or change in any compensation, benefits or bonus paid or made payable to any of their executive officers or directors, or employees earning more than $100,000 in base salary annually, or any increase in severance or termination pay, or any material modification or amendment of any currently effective employment, severance, termination or indemnification agreement or any agreement or policy the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated hereby or (ii) any action taken to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice Company

Options granted under the Company Stock Plans or authorization of cash payments in exchange for any Company Options granted under the Company Stock Plans; or

(i) any agreement, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8  Company Books and Records.  All accounts, books, ledgers and official and other records material to Company’s business maintained by Company or Company Subsidiaries have been properly and accurately kept in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. Company or Company Subsidiaries have under their control or possession all material records, systems, data or information used in Company’s business, and neither Company nor any Company Subsidiary uses any third party provider for records storage, except duplicate backup storage tapes which are maintained at a secure location and readily accessible by Company and Company Subsidiaries.

2.9  Company Taxes.  (a) Company and each Company Subsidiary have timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, in all material respects, all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by or on behalf of Company and each Company Subsidiary with any Tax authority. Such Tax Returns are true, correct and complete in all material respects. Company and each Company Subsidiary have paid all Taxes required to be paid.

(b) Company and Company Subsidiaries have collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate Tax authority within the prescribed time periods. Company and each Company Subsidiary have timely withheld or paid all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid by Company and each Company Subsidiary with respect to any of its employees, former employees, directors, officers, residents and non-residents or third parties.

(c) Neither Company nor any Company Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Company or any Company Subsidiary, nor has Company or any Company Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) Since January 1, 2002, none of the Tax Returns of Company or any Company Subsidiary have ever been audited by the IRS or any other Governmental Entity. No examination of any Tax Return of Company or any Company Subsidiary is currently in progress, and neither Company nor any Company Subsidiary has received written notice of any (i) pending or proposed audit or examination, (ii) request for information regarding Tax matters, or (iii) notice of deficiency or prepared adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Company or any Company Subsidiary, and Company does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(e) Company has no liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and Company Subsidiaries in the ordinary course. The amount set up as an accrual for Taxes (aside from any reserve for deferred Taxes established to reflect timing differences between book and tax income) in the Company Balance Sheet is sufficient for the payment of all unpaid Taxes of Company and any Company Subsidiary, whether or not disputed, for all periods ended on or prior to the date hereof.

(f) Company has delivered or made available to Parent or its legal counsel or accountants true, correct and complete copies of all Tax Returns for Company and Company Subsidiaries filed for all periods since December 31, 2002, and all such filings were true, correct and complete in all material respects when made.

(g) There are (and immediately following the Effective Time there will be) no Encumbrances on the assets of Company relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Encumbrance for Taxes on the assets of Company.

(h) Neither Company nor any Company Subsidiary has (a) been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or any combined, consolidated or unitary state or local or foreign income Tax Return, (b) been a party to any Tax sharing, indemnification or allocation agreement, nor does Company owe any amount under any such agreement (c) liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise or (d) been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(i) Neither Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended or purported to be governed by Section 355 or Section 361 of the Code.

(j) Neither Company nor any Company Subsidiary has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(k) Neither Company nor any Company Subsidiary is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code or under similar provisions of foreign, state, or local law.

(l) Company and each Company Subsidiary has complied in all material respects with all applicable laws relating to accounting and Tax matters, intercompany transactions and transfer pricing, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any:

(i) change in method of accounting for a taxable period beginning or ending on or prior to the date hereof;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the date hereof; or

(v) prepaid amount received on or prior to the date hereof.

(m) Except as would not have a Material Adverse Effect on Company, Company and Company Subsidiaries have complied with all registration, reporting, collection, and remittance requirements in respect of all federal and provincial sales tax legislation, including, but not limited to the Excise Tax Act and the Retail Sales Act.

2.10  Title and Operation of Company Properties.

(a) Company and Company Subsidiaries have good and valid title to, or enforceable leasehold interests in, or valid rights under Contract to use, all the properties and assets owned or used by it or them (real and personal, tangible and intangible), in each case free and clear of all Encumbrances, except for Company Permitted Encumbrances. The property and equipment owned or otherwise contracted for by Company and Company Subsidiaries are in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used. “Company Permitted Encumbrances” mean all (i) Encumbrances for Taxes not yet payable or being contested in good faith and by proper proceedings diligently pursued and for which an adequate reserve has been made, (ii) Encumbrances upon equipment granted in connection with the purchase, lease or financing of such equipment provided that such Encumbrance attaches only to the equipment purchased, leased or financed with the proceeds secured thereby, (iii) carriers’, warehousemen’s, mechanics’ and materialmen’s Encumbrances arising in the ordinary course of business securing sums which are not past due, (iv) Encumbrances of landlords which are inchoate arising solely by operation of law with respect to the Company Real Property Leases, (v) Encumbrances on PINs and equipment held by providers thereof arising in the ordinary course of business for sums not yet past due or being contested in good faith and by proper proceedings diligently pursued and for which an adequate reserve has been made, (vi) with respect to real property, any zoning laws and ordinances or recorded easements and (vii) those Encumbrances set forth on Part 2.10(a) of the Company Disclosure Letter.

(b) Neither Company nor any Company Subsidiary owns any real property (including ground leases) or holds any option or right of first refusal or first offer to acquire any real property, and neither Company nor any Company Subsidiary is obligated by Contract or otherwise to purchase any real property.

(c) Part 2.10(c) of the Company Disclosure Letter contains a true, complete and correct list of each real property lease, sublease, license or other occupancy agreement, including any modification, amendment or supplement thereto and any other related document or agreement that is currently in effect and has been executed or entered into by Company or any Company Subsidiary (including any of the foregoing which Company or any Company Subsidiary has subleased or assigned to another Person and as to which Company or such Subsidiary remains liable) (each, a “Company Real Property Lease”). Company and Company Subsidiaries hold the leasehold estate on each Company Real Property Lease free and clear of all Encumbrances, except for Company Permitted Encumbrances and any mortgagees’ Encumbrances on the real property in which such leasehold estate is located. The real property leased by Company and Company Subsidiaries is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used, and, to the knowledge of Company, there are no material repair or restoration works needed in connection with any of the leased real properties which Company or any Company Subsidiary are responsible to make. Company or one of Company Subsidiaries is in physical possession and actual and exclusive occupation of the whole of each of its leased properties. Except as set forth on Part 2.10(c) of the Company Disclosure Letter, neither Company nor any Company Subsidiary owes any brokerage commission with respect to any Company Real Property Lease.

2.11  Company Intellectual Property.

(a) Company and the Company Subsidiaries own or have the valid right or license to use in the manner used by Company and the Company Subsidiaries all IP Assets and Intellectual Property Rights used by, or necessary to the operation of the business of, Company and the Company Subsidiaries. Such IP Assets and Intellectual Property Rights used by Company and the Company Subsidiaries are sufficient for the conduct of the business of Company and the Company Subsidiaries as currently conducted and as currently planned to be conducted. The consummation of the Merger and the other transactions contemplated by this Agreement and any ancillary agreements will not result in any termination or other material restriction being imposed on any Company IP Assets or Company IP Rights.

(b) Except as otherwise set forth on Part 2.11(b) of the Company Disclosure Letter there are no royalties, honoraria, fees or other payments payable by Company and the Company Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the use, possession or ownership of any Company IP Assets, or any Company IP Rights, and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) To the knowledge of Company, neither the operation of the business of Company and the Company Subsidiaries, nor any product or service of Company and the Company Subsidiaries, nor the use of any Company IP Asset or the use or exercise of any Company IP Rights, infringes or misappropriates, or has infringed or misappropriated, any Intellectual Property Right of any other Person. There is no pending, or, to the knowledge of Company, threatened, claim or litigation against Company or any Company Subsidiary contesting the validity, ownership or other right of Company in any Company IP Asset or any Company IP Right nor, to Company’s knowledge, is there any legitimate basis for any such claim. Company and the Company Subsidiaries have not received any written notice asserting that the use, exercise, sale, license or disposition, or any proposed use, exercise, sale, license or disposition, of any Company IP Asset or any Company IP Right, or any business practice or product or service of Company and the Company Subsidiaries, conflicts, or will conflict with, any Intellectual Property Right of any other Person nor, to Company’s knowledge, is there any legitimate basis for any such assertion.

(d) The Company IP Assets and Company IP Rights owned by Company and the Company Subsidiaries do not contain any derivative works or other materials not owned in their entirety by Company and the Company Subsidiaries. Company and the Company Subsidiaries have granted no third party any exclusive rights with respect to any Company IP Assets or Company IP Rights.

(e) To Company’s knowledge, no current or former employee, consultant or independent contractor of Company or the Company Subsidiaries: (i) is in material violation of any term or covenant of any Contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or the Company Subsidiaries or using Intellectual Property Rights of others without permission; or (ii) has developed any IP Assets or Intellectual Property Rights for Company or the Company Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any Person (other than Company) any rights in or to such IP Assets or Intellectual Property Rights.

(f) Company and the Company Subsidiaries have taken all appropriate steps to protect, preserve and maintain the secrecy and confidentiality of their respective confidential information, including trade secrets, and to preserve and maintain all of their respective interests and rights in Company IP Assets and the Company IP Rights owned by Company or any Company Subsidiary. Company and the Company Subsidiaries have adequately maintained all trade secrets and copyrights included in the Company IP Rights owned by Company or any Company Subsidiary. Company and the Company Subsidiaries have secured valid written assignments of all rights in or to any Company IP Assets and Company IP Rights owned by Company or any Company Subsidiary pursuant to valid “work for hire” agreements from all of Company’s and the Company Subsidiaries’ current and former employees, consultants and independent contractors who were involved in, or who contributed to, the creation or development of any such Company IP Assets or Company IP Rights, which agreements comply in all material respects with all applicable Legal Requirements. To Company’s knowledge, no current or former director, officer, employee, consultant or independent contractor of Company or the Company Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company IP Assets or Company IP Rights.

(g) Part 2.11(g) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made in any and all jurisdictions throughout the world by or on behalf of Company and the Company Subsidiaries of any Company IP Rights, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable laws by Company and the Company Subsidiaries to secure, perfect, protect or maintain its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks (collectively, the “Registered Company IP Rights”). All Registered Company IP Rights are valid, enforceable and subsisting, and all necessary registration, maintenance and renewal fees that have become due in connection with the Registered Company IP Rights have been paid and all necessary documents and articles in connection with the Registered Company IP Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining the Registered Company IP Rights. There are no facts or circumstances that would render any Registered Company IP Rights invalid or unenforceable. Without limiting the foregoing, there are no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Registered Company IP Rights invalid or unenforceable, or would adversely effect any pending application for any Registered Company IP Rights.

(h) Company and the Company Subsidiaries possess all right, title and interest in and to all Company IP Assets and Company IP Rights owned by Company or any Company Subsidiary, free and clear of all Encumbrances and licenses (other than non-exclusive licenses granted to customers and resellers in the ordinary course of business and licenses and rights listed on Part 2.11(h) of the Company Disclosure Letter), other than Permitted Encumbrances. Without limiting the foregoing, Company represents and warrants that the Company IP Assets owned by the

Company include without limitation all EONStreams components and the internal elements of its FastAim, EasyImpressions and MediaConsole products, and Company possesses sole ownership with respect thereto.

(i) To Company’s knowledge, there is no current or past unauthorized use, disclosure, infringement or misappropriation of any Company IP Asset or Company IP Rights owned by Company or any Company Subsidiary by any Person, including any employee or former employee of Company or the Company Subsidiaries.

(j) No (i) government funding, or (ii) facilities of a university, college, other educational institution or research center; was used in the development of any Company IP Assets or Company IP Rights owned by the Company or the Company Subsidiaries. To the Company’s knowledge, no current or former employee, consultant or independent contractor of Company or the Company Subsidiaries who was involved in, or who contributed to, the creation or development of any Company IP Assets or Company IP Rights owned by Company or any Company Subsidiary, has performed services for the government, any university, college or other educational institution or any research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or the Company Subsidiaries. No university, college, other educational institution or research center has any right, title or interest in or to any Company IP Rights owned by Company or any Company Subsidiary.

(k) Except as set forth on Part 2.11(k) of the Company Disclosure Letter the Company IP Assets owned by the Company and the Company Subsidiaries do not contain any Publicly Available Software or any Harmful Code.

2.12  Company Employees; Location and Compensation.  Part 2.12 of the Company Disclosure Letter is a true, complete and correct list as of the date hereof showing (a)(i) the names and positions of all employees and consultants of Company and Company Subsidiaries, (ii) the principal offices where such employees and consultants work, (iii) a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable to such individuals, and a statement of the projected bonus and incentive compensation payable with respect to the fiscal year ending December 31, 2006, and the fringe benefits of such employees and consultants not generally available to all employees of Company and Company Subsidiaries; (b) the names of all retired employees, if any, of Company or Company Subsidiaries who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from Company or any of Company Subsidiaries not covered by any pension plan to which Company or any of Company Subsidiaries is a party, their ages and current unfunded pension rate, if any; and (c) a description of the current severance and vacation policy of Company and Company Subsidiaries. Other than as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary has, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).

2.13  Company Employee Benefit Plans.

(a) Part 2.13(a) of the Company Disclosure Letter lists (a) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (b) all “specified fringe benefit plans” (as defined in Section 6039D(d)(1) of the Code); (c) all “nonqualified deferred compensation plans” (as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Code); and (d) all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, unemployment, disability, bonus, stock options, stock appreciation rights or other forms of incentive compensation, health, vision, dental or other insurance, or other benefit plans, programs or arrangements, or other Contracts; whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by Company or any ERISA Affiliate for the benefit of any employee, independent contractor, agent, director or stockholder of Company or any ERISA Affiliate or for the benefit of any spouse, dependents or beneficiaries of such Persons, other than Social Security, Medicare and state unemployment programs to which Company and the Company Subsidiaries are required by statute to contribute (each item listed on Part 2.13(a) of the Company Disclosure Letter being referred to herein individually, as a “Company Plan” and collectively, as the “Company Plans”). Company has delivered or made available to Parent, to the extent applicable, a true, complete and correct copy of: (i) each written Company Plan and descriptions of any unwritten Company Plan (including all amendments thereto whether or not such amendments are currently effective); (ii) each summary plan description and summary of material modifications relating to a Company Plan (if applicable);

(iii) each trust agreement or other funding arrangement with respect to each Company Plan, including insurance Contracts (if applicable); (iv) the three most recently filed IRS Form 5500 relating to each Company Plan (if applicable); (v) the most recently received IRS determination letter for each Company Plan (if applicable); (vi) the three most recently prepared actuarial reports and financial statements in connection with each Company Plan (if applicable); (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries of any Company Plan, and all bonds pertaining to any Company Plan (if applicable); (viii) all nondiscrimination test results required under the Code for any Company Plan for the prior three years; and (ix) all material rulings, opinion letters, information letters, advisory opinions or other correspondence to or from or issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation with respect to any Company Plan. Except as set forth on Part 2.13(a) of the Company Disclosure Letter, neither Company nor any Company Subsidiary has made any commitment, (A) to create or cause to exist any Company Plan not set forth on Part 2.13(a) of the Company Disclosure Letter or (B) except as necessary to comply with changes in applicable Legal Requirements, to modify, change or terminate any Company Plan.

(b) Except as set forth on Part 2.13(b) of the Company Disclosure Letter, neither Company nor any ERISA Affiliate has maintained, established, sponsored, contributed to, or participated in any (a) multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (b) multiple employer plan subject to Sections 4063 and 4064 of ERISA, (c) multiple employer plan (within the meaning of Section 413(c) of the Code), (d) multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA), (e) plan subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or (f) plan subject to Title IV of ERISA, nor does Company or any ERISA Affiliate have any obligations or liabilities, including withdrawal or successor liabilities, regarding any such plan. As used herein, the term “ERISA Affiliate” means any Person that, together with Company or Parent, as the case may be, is considered a “single employer” pursuant to Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code. None of the Company Plans cover Employees providing services outside the United States.

(c) Except as set forth on Part 2.13(c) of the Company Disclosure Letter, Company and Company Subsidiaries have expressly reserved the right, in all Company Plan documents provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time such Company Plans, and Company is not aware of any fact, event or condition that could reasonably be expected to restrict or impair such right.

(d) Each Company Plan is now and has been operated in accordance with the requirements of all applicable laws, including ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Code, and the regulations and authorities published thereunder. Company and Company Subsidiaries performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and Company has no knowledge of any material default or violation by any party to, any Company Plan. No legal action, suit, audit, investigation or claim is pending or to the knowledge of Company is threatened, with respect to any Company Plan (other than claims for benefits in the ordinary course of business), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All material reports, disclosures, notices and filings with respect to such Company Plans required to be made to employees, participants, beneficiaries, alternate payees and any Governmental Entity have been timely made or an extension has been timely obtained.

(e) Each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. Each Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be exempt from federal income taxation under Section 501(a) of the Code has received either (i) a determination letter from the IRS that it is so qualified or exempt as applicable or (ii) an opinion letter from the IRS as to the qualified form of its plan documents. No fact or event has occurred or condition exists since the date of such determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust and which cannot be corrected pursuant to IRS Revenue Procedure 2006-27 (including any subsequent authority modifying or superseding such Revenue Procedure), and to the extent such fact or event has occurred or such condition exists which can be corrected pursuant to such Revenue Procedure, all material facts and circumstances relating to such fact, event or condition have been set forth on Part 2.13(e) of the Company Disclosure Letter.

(f) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. Neither Company nor any Company Subsidiary has incurred or failed to pay any liability for any excise tax arising under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability. Neither Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA and, no fact, event or condition exists which could give rise to any such liability. No complete or partial termination of an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA has occurred within the five years preceding the date hereof with respect to any Company Plan maintained by Company or any ERISA Affiliate.

(g) All contributions, premiums or payments required to be made, paid or accrued with respect to any Company Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.

(h) With respect to each Company Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, (i) such Company Plan has been operated in good faith compliance with the provisions of Section 409A of the Code and Notice 2005 1 since January 1, 2005 if it was not terminated on or before December 31, 2005, (ii) such Company Plan has not been “materially modified” (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner which would cause amounts deferred in taxable years beginning before January 1, 2005, under such plan to be subject to Section 409A of the Code if such plan was in existence prior to October 3, 2004, and (iii) no event has occurred and no condition exists, that could subject any Person to any tax, fine, penalty or other liability under Section 409A of the Code (“409A Liability”). None of the transactions contemplated by this Agreement could, directly or indirectly, subject any Person to any 409A Liability.

(i) Except as set forth on Part 2.13(i) of the Company Disclosure Letter (a) each of the employees of Company and any Company Subsidiary is employed at will, (b) none of the Company Plans, or any employment agreement or other Contract to which Company or any Company Subsidiary is a party or bound, (i) provides for the payment of or obligates Company or any Company Subsidiary to pay separation, severance, termination, as deferred compensation, consulting, post termination or similar type benefits to any Person as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, or (ii) obligates Company or any Company Subsidiary to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, and (c) the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (A) entitle any Person to bonus pay, golden parachute payment, severance pay, unemployment compensation or any other payment from Company or any Company Subsidiary, (B) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such Person from Company or any Company Subsidiary, or (C) result in any forgiveness of indebtedness from Company or any Company Subsidiary.

2.14  Company Labor.

(a) Company and Company Subsidiaries have materially complied with all applicable laws related to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, non-discrimination, and withholding and payment of social security and other Taxes. There are no actions, suits, claims, charges, labor disputes or grievances pending, or to Company’s knowledge, threatened involving Company or any Company Subsidiary and any of their respective employees. There are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to Company’s knowledge, threatened by or on behalf of any present or former employee of Company or any Company Subsidiary alleging any claim for material damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment and/or workplace discrimination and harassment; provided that if such event arises after the date of this Agreement, Company shall provide Parent with prompt written notice of such event. There has been (i) no labor union organizing or, to Company’s knowledge, attempting to organize any employees of Company or any Company Subsidiary into one or more collective bargaining units, or (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Company or any Company Subsidiary, or, to the knowledge of Company, threatened against or affecting Company or any Company Subsidiary. Neither Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreements or other agreement with any labor organization applicable to the employees of Company or any Company Subsidiary and no such agreement is currently being negotiated.

(b) To the knowledge of Company, (i) no employee of Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law involving Company or any Company Subsidiary; provided that if such event arises after the date of this Agreement, Company shall provide Parent with prompt written notice of such event, and (ii) neither Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(c) Neither Company nor any Company Subsidiary has effectuated (i) a “plant closing” as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company or any Company Subsidiary, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or any Company Subsidiary; nor has Company or any Company Subsidiary engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation similar to the WARN Act that is applicable to Company or any Company Subsidiary. To Company’s knowledge, neither Company’s nor any Company Subsidiary’s employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

2.15  Company Litigation.  Except as set forth on Part 2.15 of the Company Disclosure Letter, there is no claim, action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of Company, any investigation, inquiry or subpoena by) any Governmental Entity, pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary with respect to this Agreement or the transactions contemplated hereby, or otherwise against (or, to the knowledge of Company, affecting) Company or any Company Subsidiary or their respective properties or assets. Neither Company nor any Company Subsidiary is subject to any order entered in any lawsuit or proceeding that would have a Material Adverse Effect on Company or would prevent the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2003, nor are there currently, any internal investigations or inquiries being conducted by Company, Company Subsidiaries, their respective Boards of Directors or other equivalent management bodies or any third party or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance matters.

2.16  Compliance with Laws by Company.

(a) Each of Company and Company Subsidiaries are, and Company’s business has been conducted in compliance with all Legal Requirements applicable to Company or such Subsidiary or by which Company or any of its properties is bound or affected, except in each case where the failure to so comply would not be material with respect to Company. No investigation or review by any Governmental Entity is pending or, to Company’s knowledge, has been threatened against Company or Company Subsidiaries in a writing delivered to Company.

(b) Company and Company Subsidiaries have all permits, licenses, variances, exemptions, orders and approvals required by any Governmental Entity that are material to the operation of the business of Company and Company Subsidiaries as currently conducted and the use of their respective properties and assets as presently operated or used (collectively, the “Company Permits”), and are in material compliance with the terms of the Company Permits. All of the Company Permits are in full force and effect. No action or claim is pending, nor to the knowledge of Company is threatened, to involve or terminate any Company Permits or declare any such Company Permit invalid in any material respect.

2.17  Environmental Matters of Company.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on Company:

(i) each of Company and Company Subsidiaries possesses all Environmental Permits necessary to conduct its businesses and operations as now being conducted, and each such Environmental Permit is in full force and effect; none of Company or Company Subsidiaries has received written notification from any Governmental Entity that any such Environmental Permits will be modified, suspended or revoked;

(ii) each of Company and Company Subsidiaries is in compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits, and none of Company or any Company Subsidiary has received written notification from any Governmental Entity or other Person that alleges that Company or any Company Subsidiary has violated or is, or may be, liable under any Environmental Law;

(iii) there are no past or pending or, to the knowledge of Company, threatened Environmental Claims (A) against Company or any Company Subsidiary or (B) against any Person whose liability for any Environmental Claim Company or any Company Subsidiary has retained or assumed either by Contract or by operation of law, and none of Company or any Company Subsidiary has contractually retained or assumed any liabilities that could reasonably be expected to provide the basis for any Environmental Claim;

(iv) to the knowledge of Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by Company or any Company Subsidiary or their predecessors or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against Company or any Company Subsidiary; and

(v) neither Company nor any Company Subsidiary or their predecessors or Affiliates transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off site location that could reasonably be anticipated to result in an Environmental Claim.

(b) To the knowledge of Company, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos containing material within the leasehold of any site or building utilized by Company or any Company Subsidiary.

(c) There have been no environmental investigations, studies, tests, audits, reviewed or other analyses conducted by, on behalf of, or which are in the possession of, Company or any Company Subsidiary that have not been delivered or made available to Parent.

2.18  Company Contracts.  (a) Company has delivered or made available to Parent true, correct and complete copies (and all exhibits and schedules thereto and all amendments, modifications and supplements thereof) of the following Contracts, and all of such Contracts in existence on the date hereof are listed on Part 2.18 of the Company Disclosure Letter, in each case only if such Contract either (x) by its terms requires, or is reasonably likely to require, payment to, or by, Company or the Company Subsidiaries of at least $50,000 over the stated minimum term of the Contract or (y) is material to the business of Company and the Company Subsidiaries (it being understood that any Contract described in clauses (iv), (vii), (ix), (x), (xi), (xiii) or (xvi) are deemed to be material to the business of the Company and the Company Subsidiaries (the “Company Contracts”):

(i) any distributor, supplier, sales, advertising, agency or manufacturer’s representative Contract;

(ii) any license agreement or other written or oral agreement or permission pursuant to which Company has granted to any third party with respect to any IP Assets or Intellectual Property Rights (other than pursuant to Company’s standard customer agreements in the ordinary course of business);

(iii) any license, sublicense, agreement or other permission pursuant to which Company uses or otherwise possesses the IP Assets or Intellectual Property Rights of any third party;

(iv) any Contract of Company or any Company Subsidiaries containing any material support or maintenance obligation on the part of Company or any Company Subsidiaries outside of the ordinary course of business;

(v) all Contracts with any customer of the business of the Company and the Company Subsidiaries (provided that for customers that have executed a standard form of agreement, a copy of such form agreement and a list of the customers that have so executed such form agreement shall be sufficient);

(vi) all Contracts of Company or any Company Subsidiaries relating to indebtedness of Company or any Company Subsidiaries

(vii) any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of products or services of Company or any Company Subsidiaries;

(viii) any continuing Contract for the purchase of materials, supplies, equipment, services or capital expenditures by Company or the Company Subsidiaries involving in the case of any such Contract more than fifty thousand dollars ($50,000) over the life of the Contract;

(ix) all Contracts of Company or any of the Company Subsidiaries that involve the sale or purchase of any assets of Company or any of the Company Subsidiaries, other than in the ordinary course of business;

(x) any Contract pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company’s Subsidiaries;

(xi) all Contracts of Company whereby Company or any Company Subsidiaries is restricted by any “standstill” or similar obligations;

(xii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(xiii) any Contract limiting the freedom of Company to engage in any line of business or to compete with any other Person;

(xiv) any Contract pursuant to which Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that is material to the business of the Company and Company Subsidiaries, taken as a whole;

(xv) all Company Real Property Leases;

(xvi) any Contract with an officer, director employee, Affiliate or any other Person with whom Company does not deal at arm’s length (other than standard form offer letters under which the officer, director or employee’s relationship with Company or the Company Subsidiaries is terminable at will and which letter does not contain any severance provisions or obligations on the part of Company or any Company Subsidiary extending beyond termination of employment or other relationship with Company);

(xvii) all Contracts pursuant to which Company or any Company Subsidiaries has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance or similar agreements or arrangements; and

(xviii) all Contracts that are otherwise material to the business of the Company or any Company Subsidiaries.

(b) Each Company Contract is in full force and effect and constitutes a legal, valid and binding agreement of Company or a Company Subsidiary, as applicable, enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Company or a Company Subsidiary, as applicable, have performed all of their obligations (except those that have not yet become due) under, and is not in material violation or breach of or default under, any such Company Contract. To the knowledge of Company, the other parties to each Company Contract have performed all of their obligations (except those that have not yet become due) under, and are not in material violation or breach of or default under, any such Company Contract.

2.19  Company Authority; Non-Contravention.

(a) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not (i) subject to obtaining the Company Stockholder Approval, conflict with or violate the Company Charter Documents or the equivalent organizational documents of any Company Subsidiary, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in this Section 5.1 hereof, conflict with or violate any Legal Requirement applicable to Company or by which Company or any Company Subsidiary or any of their respective assets and properties are bound or affected, or (iii) subject to obtaining the Company Necessary Consents, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any Company Subsidiary pursuant to, any Contract to which Company or any Company Subsidiary is a party or by which Company or any of its properties or assets are bound or affected. Part 2.19 of the Company Disclosure Letter list all consents, waivers and approvals under any of Contracts or any Legal Requirements applicable to Company or Company Subsidiaries that are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to, or adversely effect the operations or condition of, Company, or the Surviving Corporation as a result of the Merger or adversely affect the ability of Company to consummate the Merger (“Company Necessary Consents”).

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”) or other Person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act, (iii) the Company Necessary Consents and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Company with respect to Company, Parent or the Surviving Corporation or adversely effect the ability of the parties hereto to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such requirement.

2.20  Company Customer Contracts.  Part 2.20 of the Company Disclosure Letter lists the customers of Company that have contributed no less than 61% of Company’s consolidated revenue for the current fiscal year to date (“Key Company Customers”), together with a summary of the revenue derived from each such Key Company Customer. Neither Company nor any Company Subsidiary has received any written or oral indication or assertion from any Key Company Customer since January 1, 2006 that there has been any material problem with the service Company provides to such Key Company Customers or that a Key Company Customer desires to decrease services pursuant to, terminate, relinquish or not renew any Key Company Customer Contract. To Company’s knowledge, no facts or circumstances exist with respect to any Key Company Customer(s) that would reasonably be expected to cause such Key Company Customer(s) to cease use of Company’s products or services, which would materially and adversely affect Company’s revenues for any future period.

2.21  Company Brokers’ and Finders’ Fees.  Other than as disclosed in Part 2.21 of the Company Disclosure Letter, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.22  Opinion of Company’s Financial Advisor.  Company has received the written opinion of RBC Capital Markets Corporation, to the effect that, as of the date of such opinion, the Merger Consideration was fair to the Company Stockholders from a financial point of view, and a true and complete copy of such opinion has been delivered to Parent.

2.23  Company Insurance.  Copies of all material insurance policies have been made available to Parent. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such material policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There is no material claim pending under any such material policies as to which coverage has been questioned, denied or disputed.

2.24  Company Corporate Controls.  Neither Company, any Company Subsidiary nor any of their respective directors, managers, stockholders, members, officers, agents, employees or consultants or any other Person while acting on behalf of Company or any Company Subsidiary, has, directly or indirectly: (a) used any funds of Company or any Company Subsidiary for unlawful contributions, gifts, or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the funds of Company or any Company Subsidiary; (c) established or maintained any unlawful or unrecorded fund of monies or other assets of Company or any Company Subsidiary; (d) made or caused to be made any false or fictitious entry on Company’s or any Company Subsidiary’s books or records; (e) participated in any racketeering activity involving Company or any Company Subsidiary; or (f) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business for Company or any Company Subsidiary or to obtain special concessions, or to pay for favorable treatment for business secured by Company or any Company Subsidiary or for special concessions already obtained, and neither Company nor any Company Subsidiary has participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

2.25  Transactions with Affiliates of Company.

(a) Except as set forth in the Company SEC Reports filed prior to the date hereof, there have been no transactions, agreements, arrangements or understandings between Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses).

(b) Except as set forth in the Company SEC Reports filed prior to the date hereof, to Company’s knowledge, (i) no officer of Company or any Company Subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Company, and (ii) no officer or director of Company or any Company Subsidiary (x) has made, on behalf of Company or any Company Subsidiary any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of Company or any Company Subsidiary or, to Company’s knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies), or (y) owes any money to Company or any Company Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practices).

(c) Since June 30, 2006, Company has not, directly or indirectly, including through any Company Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of Company.

2.26  Copies of Documents.  Company has caused to be made available for inspection by Parent and its advisers, true, correct and complete copies of all documents referred to in this Article II or in the Company Disclosure Letter under this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company, that, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) delivered by Parent and Merger Sub to Company dated as of the date hereof (the “Parent Disclosure Letter”), which exceptions shall be deemed to be representations and warranties as if made hereunder, the following statements are true and correct as of the date hereof, except where another date is specified, and will be true and correct as of the Closing Date, except where another date (including “as of the date hereof” is specified in the representation or warranty (for the avoidance of doubt, if any section in the Parent Disclosure Letter discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Company Disclosure Letter readily apparent based on the substance of such disclosure, such matter shall be deemed to have been disclosed in such other section of the Parent Disclosure Letter, notwithstanding the omission):

3.1  Organization and Qualification of Parent and Merger Sub.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to conduct its business as it is currently being conducted. Parent is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any other business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

3.2  Power and Authority of Parent and Merger Sub; Enforceability of this Agreement.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, and subject to obtaining the Parent Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of Parent, at a meeting duly called and held at which all directors of Parent were present in accordance with the Bylaws of Parent, duly adopted resolutions (the “Parent Board Approval”) (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is advisable and making a determination that it is in the best interest of Parent and the Parent Stockholders that Parent enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) making a determination that this Agreement is fair to Parent and the Parent Stockholders, (iv) directing that this Agreement be submitted to a vote for adoption at a meeting of the Parent Stockholders to be held as promptly as practicable as set forth in Section 5.4 hereof and (v) recommending that the Parent Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated hereby. The Board of Directors of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, subject to obtaining the Parent Stockholder Approval. The affirmative vote of the holders of a majority of the issued and outstanding shares of the Parent Common Stock as of the record date established for the Parent Stockholders’ Meeting, voting as a single class, in favor of adopting this Agreement and of approving the Merger and the other transactions contemplated hereby (the “Parent Stockholder Approval”), is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

(b) The Board of Directors of Parent and Merger Sub has taken all action necessary to ensure that any restrictions on business combinations applicable to Parent shall not apply to the transactions contemplated by this

Agreement. No state or foreign takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

3.3  Parent Capitalization.

(a) The authorized capital stock of Parent consists solely of 600,000,000 shares of the Parent Common Stock and 200,000,000 shares of the preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), of which 3,500 shares are designated as Series A Convertible Preferred Stock, par value $0.001 per share (the “Parent Series A Preferred Stock”). (i) 35,182,081 shares of the Parent Common Stock are issued and outstanding as of October 2, 2006, (ii) no shares of Parent Series A Preferred Stock are issued and outstanding as of the date hereof, and (iii) no shares of Parent’s capital stock are being held in Parent’s treasury as of the date hereof. Part 3.3(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of the number of shares of the Parent Common Stock held by each registered holder thereof as of October 2, 2006. All outstanding shares of the Parent Common Stock and the Parent Preferred Stock were duly authorized and validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under the provisions of Delaware General Corporation Law (“DGCL”), the Parent Charter Documents or any Contract to which Parent is a party or by which it is bound. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Parent or any Parent Subsidiary.

(b) As of the date hereof, Parent has reserved 8,971,131 shares of the Parent Common Stock for issuance to permitted grantees pursuant to the equity-based compensation plans included as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Parent Stock Plans”) of which (i) 2,303,771 shares of the Parent Common Stock have been issued pursuant to option exercises, (ii) 2,916,792 shares are subject to outstanding, unexercised options for Parent Company Stock, with a weighted-average exercise price of $10.86, (iii) 669,729 shares have been issued pursuant to restricted stock awards, and (iv) 3,074,982 shares remain available for issuance thereunder. Parent has made available to Company an accurate and complete copy of the Parent Stock Plans and the forms of all stock option agreements evidencing Parent Options. There are no options outstanding to purchase shares of the Parent Common Stock other than pursuant to the Parent Stock Plans. All shares of the Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no Contracts of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the transactions contemplated by this Agreement. Except for the Parent Stock Plans, there are no outstanding or authorized stock appreciation, stock purchase, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Parent or any Parent Subsidiary.

(c) All outstanding shares of the Parent Common Stock and the Parent Preferred Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each Parent Subsidiary have been issued and granted in compliance with (i) all applicable federal, state and foreign securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments.

3.4  Obligations With Respect to Parent Capital Stock.

(a) Except as described in Section 3.3 or set forth in the Parent Disclosure Letter, no capital stock of Parent or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date hereof. Except as set forth in the Parent Disclosure Letter, there are no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any kind to which Parent is bound obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent

Subsidiary to grant, extend or accelerate the vesting of or otherwise amend or enter into any such subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Parent), of Parent or any Parent Subsidiary, to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any securities convertible or exchangeable into or exercisable for such capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Parent. Parent has no authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Parent Stockholders have the right to vote.

(b) Except as set forth on Part 3.4(b) of the Parent Disclosure Letter, Parent is not a party to or bound by any agreement with respect to the voting (including voting trusts, proxies, “poison pill” anti-takeover plans) registration under the Securities Act, or sale or transfer (including agreements related to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights but excluding restrictions required by the Securities Act in connection with private placements of securities) of any securities of Parent. To the knowledge of Parent, there are no agreements among other parties, to which Parent is not a party and by which it is not bound, with respect to voting (including voting trusts and proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights but excluding restrictions required by the Securities Act in connection with private placements of securities) of any securities of Parent.

(c) The Parent Common Stock constitutes the only class of securities of Parent registered or required to be registered under the Exchange Act.

3.5  Parent SEC Reports; Compliance with AMEX and NGM; Parent Financial Statements.

(a) Parent has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2005 (the “Parent Commencement Date”), including all exhibits thereto and all Certifications, as such documents since the time of filing may have been amended or supplemented with the SEC (the “Parent SEC Reports”). For Parent’s Exchange Act periodic report filings since the fourth quarter of 2005, there have been no comment letters or other correspondence received by Parent (excluding letters related to confidential treatment applications and orders of effectiveness) from the SEC or other correspondence by or on behalf of Parent to the SEC that have not been provided to Company and the copies of such letters and responses delivered to or made available to Company were true and complete copies. Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that material information relating to Parent, including Parent Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. No Parent Subsidiary is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates and except as subsequently corrected by amendment, the Parent SEC Reports and all other filings that have been made by Parent with the SEC complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and Parent has filed all exhibits required to be filed with the Parent SEC Reports and all other filings that have been made by Parent with the SEC, and all such exhibits were true, correct and complete in all material respects (except to the extent omissions were in reliance upon a confidential treatment request). The Parent SEC Reports and all other filings that have been made by Parent with the SEC (a) were and, in the case of Parent SEC Reports and all other filings with the SEC filed by Parent after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), and in the case of such forms, reports and documents filed by Parent with the SEC after the date hereof, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in or necessary in order to make the statements in such documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that all of the Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. Parent has filed all amendments to the Parent SEC Reports and all other filings that have been made by Parent with the SEC as were required to be filed under applicable law. Parent was in material compliance with the requirements applicable to securities that are traded on the American Stock Exchange (the

“AMEX”) when its securities were traded on the AMEX and is in material compliance with the requirements applicable to securities that are traded on the NGM and has not, since the Parent Commencement Date, received any notice from the AMEX or the NGM, asserting any non compliance with such requirements.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing (the “Parent Financials”), (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto then in effect at the same time as such filing, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and Parent Subsidiaries that are required by GAAP to be consolidated therein and fairly reflects its investment in any unconsolidated Subsidiary as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. All Subsidiaries of Parent that are required by GAAP to be consolidated in the Parent Financials have been so consolidated. The balance sheet of Parent contained in Parent SEC Reports as of June 30, 2006 is hereinafter referred to as the “Parent Balance Sheet.” The reserves reflected in the Parent Financials have been calculated in accordance with GAAP. Except as disclosed in the Parent Balance Sheet, neither Parent nor any Parent Subsidiary has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and Parent Subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. Neither Parent nor any Parent Subsidiary nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or Parent Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Parent Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Parent Subsidiaries has engaged in questionable accounting or auditing practices; provided that if such event arises after the date of this Agreement, Parent shall provide Company with prompt written notice of such event. Since the Parent Commencement Date, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or Parent Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s Board of Directors or any committee thereof or to any director or officer of Parent; provided that if such event arises after the date of this Agreement, Parent shall provide Company with prompt written notice of such event.

(c) Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Parent or any Parent Subsidiary in the Parent Financials.

3.6  Absence of Certain Changes or Events.  Except as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent and Parent Subsidiaries, taken as a whole, have conducted their businesses in all material respects in the ordinary course of business. Since the date of the Parent Balance Sheet, there has not been:

(a) a Material Adverse Effect on Parent;

(b) (i) any split, combination or reclassification of any capital stock (other than a 1-for-10 reverse stock split effected on July 10, 2006), (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security;

(c) any sale, transfer, or other disposition of any material properties or assets (whether real, personal or mixed, tangible or intangible) except in the ordinary course of business consistent with past practices;

(d) (i) any assumption, guarantee, endorsement or liability otherwise incurred (whether directly, contingently or otherwise) for the obligations of any other Person other than those of Parent or Parent Subsidiaries, or (ii) any making of any loan, advance or capital contribution to or investment in any Person, including any director, officer or other affiliate of Parent, other than advances to employees for travel and other reimbursable expenses in the ordinary course of business;

(e) (i) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting other than as required by applicable laws or regulations, any filing of any material amended Tax Returns, any entering into of a closing agreement, settlement of or consent to any Tax claim, any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim, (ii) any material change in any method of accounting, method of accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, or (iii) any revaluation of any material assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

(f) As of the date hereof, any loss of, or receipt of written notice of any intention to cancel or otherwise terminate, any contract or agreement that would be reasonably likely, individually or in the aggregate, to be material to the Parent other than in the ordinary course of business consistent with past practices and other than threatened terminations for breach of any contract or agreement where Parent has cured the underlying cause of the threat and such contract or agreement still remains in full force and effect; or

(g) any agreement, whether in writing or otherwise, to take any action described in this Section 3.7.

3.7  Parent Books and Records.  All accounts, books, ledgers and official and other records material to Parent’s business maintained by Parent or Parent Subsidiaries have been properly and accurately kept in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. Parent or Parent Subsidiaries have under their control or possession all material records, systems, data or information used in Parent’s business, and neither Parent nor any Parent Subsidiary uses any third party provider for records storage, except duplicate backup storage tapes which are maintained at a secure location and readily accessible by Parent and Parent Subsidiaries.

3.8  Parent Taxes.

(a) Parent and each Parent Subsidiary have timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, in all material respects, all Tax Returns required to be filed by or on behalf of Parent and each Parent Subsidiary with any Tax authority. Such Tax Returns are true, correct and complete in all material respects. Parent and each Parent Subsidiary have paid all Taxes due and owing by Parent and each Parent Subsidiary.

(b) Parent and Parent Subsidiaries have collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate Tax authority within the prescribed time periods. Parent and each Parent Subsidiary have timely withheld or paid all federal and state income Taxes, Taxes pursuant to the FICA, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid by Parent and each Parent Subsidiary with respect to any of their respective employees, former employees, directors, officers, residents and non-residents or third parties.

(c) There is no Tax deficiency outstanding, proposed or assessed against Parent or any Parent Subsidiary, nor has Parent or any Parent Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No examination of any Tax Return of Parent or any Parent Subsidiary is currently in progress, and neither Parent nor any Parent Subsidiary has received written notice of any (i) pending or proposed audit or examination, (ii) request for information regarding Tax matters, or (iii) notice of deficiency or prepared adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Parent or any Parent Subsidiary, and Parent does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(e) Parent has no liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and Parent Subsidiaries in the ordinary course. The amount set up as an accrual for Taxes (aside from any reserve for deferred Taxes established to reflect timing differences between book and tax income) in the Parent Balance Sheet is sufficient for the payment of all unpaid Taxes of Parent and any Parent Subsidiary, whether or not disputed, for all periods ended on or prior to the date hereof.

(f) Parent has delivered or made available to Company or its legal counsel or accountants true, correct and complete copies of all Tax Returns for Parent and Parent Subsidiaries filed for all periods since the fiscal year ended December 31, 2002, and all such filings were true, correct and complete in all material respects when made.

(g) There are (and immediately following the Effective Time there will be) no Encumbrances on the assets of Parent relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Encumbrance for Taxes on the assets of Parent.

3.9  Parent Litigation.  Except as set forth on Part 3.9 of the Parent Disclosure Letter, there is no claim, action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of Parent, any investigation, inquiry or subpoena by) any Governmental Entity, pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary with respect to this Agreement or the transactions contemplated hereby, or otherwise against (or, to the knowledge of Parent, affecting) Parent or any Parent Subsidiary or their respective properties or assets. Neither Parent nor any Parent Subsidiary is subject to any order entered in any lawsuit or proceeding that would have a Material Adverse Effect on Parent or would prevent the consummation of the transactions contemplated by this Agreement. There are no current internal investigations or inquiries being conducted by Parent, Parent Subsidiaries, their respective Boards of Directors or other equivalent management bodies or any third party or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance matters.

3.10  Parent Properties.  Parent and the Parent Subsidiaries have valid rights (excluding Intellectual Property Rights, which are addressed exclusively in Section 3.13) to use the tangible assets used by it or them in the delivery of services by Parent and the Parent Subsidiaries to their customers. The property and equipment owned or otherwise contracted for by Parent and Parent Subsidiaries used by Parent and the Parent Subsidiaries for services that are currently sold and provided by Parent or Parent Subsidiaries to customers are adequate and suitable for the purposes for which they are presently being used, except for instances that would not have a Material Adverse Effect on Parent.

3.11  Compliance with Laws by Parent.  Each of Parent and Parent Subsidiaries are, and Parent’s business has been conducted in compliance with all Legal Requirements applicable to Parent or such Subsidiary or by which Parent or any of its properties is bound or affected, except in each case where the failure to so comply would not have a Material Adverse Effect with respect to Parent. No investigation or review by any Governmental Entity (other than any taxing authority) is pending or, to Parent’s knowledge, has been threatened against Parent or Parent Subsidiaries in a writing delivered to Parent.

3.12  Parent Customer Contracts.  Parent has previously delivered to Company a true and correct list of the twenty customers of Parent and the Parent Subsidiaries that have generated the most revenue for Parent and the Parent Subsidiaries for the period commencing January 1, 2006 and ending on June 30, 2006, together with such revenue derived from each such customer during such period.

3.13  Parent Intellectual Property.  Except as would not reasonably be expected to have a Material Adverse Effect on Parent:

(a) To the knowledge of Parent, Parent and the Parent Subsidiaries own or have the valid right or license to use in the manner used by Parent and the Parent Subsidiaries, all IP Assets and Intellectual Property Rights used by, or necessary to the operation of the business of, Parent and the Parent Subsidiaries as currently conducted.

(b) There is no pending, or, to the knowledge of Parent, threatened, claim or litigation contesting the validity, ownership or right of Parent in any Parent IP Asset.

3.14  Environmental Matters of Parent.  Except as would not reasonably be expected to have a Material Adverse Effect on Parent:

(a) there are no past or pending or, to the knowledge of Parent, threatened Environmental Claims (i) against Parent or any Parent Subsidiary or (ii) against any Person whose liability for any Environmental Claim Parent or any Parent Subsidiary has retained or assumed either by Contract or by operation of law, and none of Parent or any Parent Subsidiary has contractually retained or assumed any liabilities that could reasonably be expected to provide the basis for any Environmental Claim; and

(b) to the knowledge of Parent, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by Parent or any Parent Subsidiary or their predecessors or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against Parent or any Parent Subsidiary.

3.15  Parent Authority; Non-Contravention.

(a) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not (i) subject to obtaining the Parent Stockholder Approval, conflict with or violate the Parent Charter Documents or the equivalent organizational documents of any Parent Subsidiary, (ii) subject to obtaining the Parent Stockholder Approval and compliance with the requirements set forth in Section 5.1 hereof, conflict with or violate any Legal Requirement applicable to Parent or by which Parent or any Parent Subsidiary or any of their respective assets and properties are bound or affected, or (iii) subject to obtaining the Parent Necessary Consents, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or any Parent Subsidiary pursuant to, any Contract to which Parent or any Parent Subsidiary is a party or by which Parent or any of its properties or assets are bound or affected that would have a Material Adverse Effect on Parent. Part 3.15 of the Parent Disclosure Letter list all consents, waivers and approvals under any of Contracts or any Legal Requirements applicable to Parent that are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would have a Material Adverse Effect on Parent or the Surviving Corporation as a result of the Merger or adversely affect the ability of Parent to consummate the Merger (“Parent Necessary Consents”).

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iii) the Parent Necessary Consents and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent with respect to Parent, Company or the Surviving Corporation or adversely effect the ability of the parties hereto to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such requirement.

3.16  Opinion of Parent’s Financial Advisor.  Parent has received the written opinion of Thomas Weisel Partners LLC, to the effect that, as of the date of such opinion, the Merger Consideration was fair to Parent from a financial point of view, and a true and complete copy of such opinion has been delivered to Company.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business by Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any event that would reasonably be expected to have a Material Adverse Effect on Company.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit any Company Subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any Company Stock Plan, except as contemplated under Section 1.6(d) of this Agreement;

(b) Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as disclosed in the Company Disclosure Letter, or adopt any new severance plan or policies;

(c) (i) Transfer or license to any Person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP Rights, other than with respect to non-exclusive licenses in the ordinary course of business and consistent with past practice; (ii) disclose to any Person, other than Company employees and representatives of Parent not subject to a nondisclosure agreement, any material trade secret except in the ordinary course of business consistent with past practices; (iii) transfer, modify or terminate any agreement pursuant to which the Company has licensed Intellectual Property Rights from any Person except in the ordinary course of business consistent with past practices and which would be immaterial to the business of the Company; and (iv) disclose any source code to any third party except in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or the Company Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Company Warrants outstanding as of the date of this Agreement;

(g) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of Company Subsidiaries);

(h) Incur or prepay any indebtedness for borrowed money, guarantee any such indebtedness of another Person, issue, sell or repurchase any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than borrowings under Company’s existing Loan and Security Agreement with Comerica Bank (and any renewals or extensions thereof on substantially the same terms as in effect on the date hereof), in any case with an aggregate loan amount not to exceed $6 million in the ordinary course of business consistent with past practices;

(i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than to any direct or indirect wholly owned Company Subsidiary;

(j) (i) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, (ii) enter into any employment contract or collective bargaining agreement, other than an offer letter on Company’s standard form that is terminable at will without severance or other continuing obligation following termination of employment, (iii) pay any special bonus or special remuneration to any officer, director or employee (other than year-end bonuses in accordance with Company’s existing bonus plan or program approved by Company’s Board of Directors, (iv) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its officers, directors, employees or consultants, (v) make any other change in the compensation or benefits payable or to become payable to any of its employees, agents or consultants, or members of the board of directors of the Company, (vi) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its directors, officers, employees, affiliates, agents or consultants, (vii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such directors, officers, employees, agents, consultants, (viii) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practices, (ix) offer, grant or issue any stock options or take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (x) hire or terminate any officer (other than terminations for cause) or encourage any officer or employee to resign, or materially increase or decrease the number of employees, or (xi) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(k) Make any capital expenditures in excess of amounts specifically allocated for capital expenditures in the Company’s 2006 operating budget approved by its Board of Directors (a copy of which budget specifically setting forth such capital expenditures has been provided to Parent);

(l) Permit to be cancelled or terminated, without reasonable efforts to maintain coverage, or cancel or terminate any insurance policy naming it as a beneficiary or loss payee, unless such policy is replaced by a policy with comparable coverage, or otherwise fail to maintain insurance at less than current levels or otherwise in a manner consistent with past practices in all material respects;

(m) (i) Modify or amend in any material respect or terminate any of the Company Contracts, other than in the ordinary course of business consistent with past practices, (ii) waive, release or assign any material rights or claims under any of the Company Contracts, other than in the ordinary course of business consistent with past practices, (iii) enter into any material commitment or transaction, including entering into any material purchase, sale or lease of assets or real estate, (iv) enter into any material strategic alliance, material joint development or joint marketing agreement, or (v) enter into any agreement pursuant to which Parent or the Surviving Corporation or any Parent Subsidiary, or the Company or any Company Subsidiary will be subject to any exclusivity, noncompetition, nonsolicitation, most favored nations or other similar restriction or requirement on their respective businesses following the Closing;

(n) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (subject to extension pursuant to Section 12b-25 under the Exchange Act);

(o) (i) Make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, except for such changes required by applicable Legal Requirements, rule or regulation, change any Tax accounting method, except for such changes required by applicable Legal Requirements, rule or regulation, enter into any closing agreement or settle any claim or assessment relating to Taxes other than settlements or assessments the result of which would not be material to the Company and the Company Subsidiaries, taken as a whole, or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, (iii) file any material federal or state income Tax return without Parent’s review and consent, which shall not be unreasonably withheld, or (iv) revalue any of its material assets, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved other than in the ordinary course of business consistent with past practices;

(p) Pay, discharge or satisfy any material claims, material liabilities or material obligations (whether absolute, accrued, contingent or otherwise), other than (i) the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practices, (ii) the settlement of claims that do not require a monetary payment in excess of $50,000 or restrictions on the Company’s business or (iii) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto);

(q) (i) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger), (ii) acquire or agree to acquire by purchasing any equity interest in or a material portion or all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, except in the ordinary course of business consistent with past practices, otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, or (iii) sell, transfer, lease, mortgage, pledge, license exclusively, encumber, or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(r) Take any action that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make many representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(s) (A) Commence any litigation (except actions commenced in the ordinary course of business against third parties) or (B) except in the ordinary course of business consistent with past practices or as required by applicable Legal Requirements, seek a judicial order or decree or settle any litigation, it being understood that any settlement of litigation involving the payment by the Company or any Company Subsidiary of an amount in excess of $100,000 is not in the ordinary course of business;

(t) Take any action, or permit any Company Subsidiary to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(u) Agree in writing or otherwise commit to take any of the actions described in Section 4.1(a) through (t) above.

4.2  Conduct of Business by Parent.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall, except to the extent that Company shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Parent will promptly notify Company of any event that would reasonably be expected to have a Material Adverse Effect on Parent.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or provided in Part 4.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit any Parent Subsidiaries to do any of the following:

(a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or the Parent Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date hereof;

(c) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of Parent Subsidiaries) in a manner that would reasonably be likely to prevent or materially delay or impair the Merger; provided that any amendment to its Certificate of Incorporation to increase the number of authorized shares of any class or series of capital stock of Parent shall in no way be restricted by the foregoing;

(d) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (subject to extension pursuant to Section 12b-25 under the Exchange Act);

(e) (i) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, (ii) adopt any plan of merger in which Parent’s corporate existence would cease or all of its outstanding capital stock would be converted into cash, property or other securities, or (iii) sell, transfer, lease, mortgage, pledge, license exclusively, or otherwise dispose of, all or substantially all of the assets of Parent and the Parent Subsidiaries, taken as a whole;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and sale of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options or Parent Warrants; (ii) the grant of options with respect to, or the issuance of, the remaining shares of Parent Common Stock authorized on the date hereof under Parent Stock Plans in the ordinary course of business; and (iii) other issuances of securities in the ordinary course of business;

(g) Incur any indebtedness for borrowed money other than to fund the normal business operations of Parent and the Parent Subsidiaries;

(h) Take any action that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make many representation or warranty of Parent or Merger Sub contained herein inaccurate, which inaccuracy would constitute or represent a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole, or that would impair the ability of the Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(i) Take any action, or permit any Parent Subsidiary to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(j) Agree in writing or otherwise commit to take any of the actions described in Section 4.2(a) through (g) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Joint Proxy Statement, Registration Statement and Filings.

(a) As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare and file with the SEC preliminary joint proxy materials relating to the Company Stockholder Approval and Parent Stockholder Approval, and Parent shall prepare and file with the SEC a registration statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (such joint proxy materials are referred to herein as the “Joint Proxy Statement” and such registration statement, including the Joint Proxy Statement that constitutes a part thereof, is referred to herein as the “Registration Statement”). Each of Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Joint Proxy Statement and the Registration Statement. Parent and Company each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. At the earliest practicable time following (i) the Registration Statement being declared effective under the Securities Act and (ii) the later of (A) receipt and resolution of SEC comments with respect to the Joint Proxy Statement and (B) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act with respect to the Joint Proxy Statement, Company and Parent shall file a definitive Joint Proxy Statement with the SEC and cause the Joint Proxy Statement to be mailed to their respective stockholders. Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the effective date of the Registration Statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b) Each of Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Joint Proxy Statement and the Registration Statement. Company and Parent each agrees that none of the information supplied or to be supplied by it or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company and Parent shall cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

(c) Each of Company and Parent shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Joint Proxy Statement or Registration Statement and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, and shall provide the other party with an opportunity to review and comment on such correspondence or responses. If at any time prior to the Company Stockholders Meeting or Parent Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that

(i) should be set forth in an amendment or supplement to the Joint Proxy Statement, so that the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) should be set forth in an amendment or supplement to the Registration Statement, so that the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of Company and Parent.

(d) As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any filings required to be filed by any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Filings”). Without limitation, Filings shall include all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations. Each of Company and Parent shall notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to any Filing, (ii) upon the receipt of any comments from any Governmental Entity in connection with any Filing, and (iii) upon any request by any Governmental Entity for amendments or supplements to any Filings or for additional information. Each of Company and Parent shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and a Governmental Entity, on the other hand, with respect to any Filing. Except where prohibited by applicable Legal Requirements (i) each of Company and Parent shall consult with the other party prior to taking a position with respect to any Filing, shall permit the other party to review and discuss in advance, and consider in good faith the views of such other party in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with any Filing, and (ii) each of Company and Parent shall coordinate with the other party in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with any Filing; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.1(d) to comply in all material respects with all applicable Legal Requirements.

5.2  Meeting of Company Stockholders; Conditions to Change of Recommendation; Superior Proposal; Notification.

(a) Company shall take all action necessary in accordance with the Nevada Corporate Law, governing rules of the NGM and its Articles of Incorporation and Bylaws to convene and hold the Company Stockholders’ Meeting, to be held as promptly as practicable, for the purpose of voting upon approval and adoption of this Agreement, approval of the Merger and any other approvals reasonably related thereto. Unless the Board of Directors of Company has made a Change of Recommendation pursuant to Section 5.2(c). Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the approval of the Merger and any other approvals reasonably related thereto and will take all other action necessary or advisable to obtain such approvals and to secure the vote of its stockholders, in each case. Company (i) shall consult with Parent regarding the date of the Company Stockholders Meeting, and (ii) shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent; provided, however, that Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any necessary (which determination shall not be made before consulting with Parent) supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. Company shall call, notice, convene, hold and conduct the Company Stockholders’ Meeting, and solicit proxies in connection with the Company Stockholders’ Meeting, in compliance with the Nevada Corporate Law, its Articles of Incorporation and Bylaws, the rules of the NGM and all other applicable Legal Requirements. Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Proposal or by any Change of Recommendation.

(b) Unless the Board of Directors of Company has made a Change of Recommendation pursuant to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders’ Meeting; (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders’ Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

(c) Nothing in this Agreement shall prevent the Board of Directors of Company, in response to the receipt of a Superior Proposal, from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (viii) are met:

(i) Company shall provide Parent with at least two business days prior notice (or such lesser prior notice as provided to the members of Company’s Board of Directors) of any meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Proposal;

(ii) a Superior Proposal (as defined below) is made to Company and is not withdrawn;

(iii) both the Company Stockholder Meeting and the Parent Stockholder Meeting have not occurred; provided, however that if either meeting is adjourned in accordance with Section 5.2(a) or 5.4(a), as applicable, then such meeting shall not be deemed to have occurred for purposes of this clause (iii);

(iv) Company shall have provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that Company has received a Superior Proposal and that it intends to effect a Change of Recommendation and the manner in which it intends to do so, specifying all of the material terms and conditions of such Superior Proposal and identifying the Person, entity or group making such Superior Proposal;

(v) Company shall have provided to Parent a copy of all written materials delivered after the date of this Agreement to the Person or group making the Superior Proposal in connection with such Superior Proposal, and made available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, together with a complete list identifying all such materials and information;

(vi) Parent shall not have, within five business days of Parent’s receipt of the Notice of Superior Proposal, made an offer that Company’s Board of Directors by a majority vote determines in its good faith judgment (after consultation with a reputable U.S. financial advisor) to be at least as favorable to Company’s stockholders as such Superior Proposal (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), and that the

Board of Directors of Company will not withhold, withdraw, amend or modify its recommendation to the Company’s stockholders in favor of approval and adoption of this Agreement and approval of the Merger for five business days after receipt by Parent of the Notice of Superior Proposal;

(vii) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and any offer made by Parent pursuant to Section 5.2(c)(vi), the failure to effect a Change of Recommendation would be a breach of its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; and

(viii) Company shall have complied in all material respects with Sections 5.1, 5.2 and 5.3.

(d) Nothing contained in this Agreement shall limit Company’s obligation to call, give notice of, hold and convene the Company Stockholders’ Meeting (regardless of the commencement, disclosure, announcement or submission to the Board of Directors of the Company of any Acquisition Proposal or of any Change of Recommendation). Company shall not submit to the vote of its stockholders for a vote any Acquisition Proposal or propose or agree to do so at or prior to the Company Stockholders Meeting.

(e) For purposes of this Agreement, “Superior Proposal” shall mean a bona fide binding written offer that has not been solicited by the Company following the date of this Agreement and is made by a Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or in excess of 50% of the assets of Company or in excess of 50% of the outstanding voting securities of Company and as a result of which the stockholders of Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of Company concludes in good faith, after consultation with its outside financial advisors, to be (i) more favorable to Company’s stockholders from a financial point of view than the terms of the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and the Person making the offer, and (ii) reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed or if there is a general due diligence condition to the parties’ obligations to consummate the transaction that is the subject of the Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that Company shall not effect a Change of Recommendation unless specifically permitted pursuant to Section 5.2(c).

(g) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase from Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company.

5.3  No Solicitation.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company shall not, nor shall it authorize or permit the Company Subsidiaries or any of its or their respective officers, directors, affiliates or employees or any investment banker, attorney, advisor or other agent or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal, (ii) continue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage or participate in discussions with any Person with respect to any Acquisition Proposal, except as necessary to ascertain the terms of and understand any Acquisition Proposal and to decline to engage or participate in such discussions by referring to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, except as specifically provided in Section 5.2(c), or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 5.3 shall not prohibit Company from engaging in discussions or negotiations regarding or furnishing information to the party making an unsolicited, written, bona fide Acquisition Proposal so long as, and only to the extent that, (A) Company’s Board of Directors in good faith after consultation with its outside financial and legal advisors, concludes that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, (B) neither Company nor any representative of Company or the Company Subsidiaries acting under its authority shall have violated any of the restrictions set forth in this Section 5.3, (C) the Board of Directors of Company concludes in good faith, after consultation with its outside financial and legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company’s stockholders under applicable Legal Requirements, (D) at least two business days prior to entering into discussions or negotiations (other than preliminary discussions permitted above) with, or furnishing information to, such party, Company gives Parent written notice of the identity of such Person, entity or group and all of the material terms and conditions of such Acquisition Proposal and of Company’s intention to take action with respect to such Person, entity or group, and Company receives from such Person or group an executed confidentiality agreement containing terms no less favorable to Company as the Confidentiality Agreement, (E) Company gives Parent at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (F) contemporaneously with furnishing any such information to such Person or group, Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). Company shall, and shall cause its respective officers, directors, controlled affiliates or employees or any investment banker, attorney, advisor or other agent or representative retained by any of them to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any officer, director or controlled affiliate of Company or any Company Subsidiaries or any investment banker, attorney, advisor or other agent or representative of Company or any Company Subsidiaries shall be deemed to be a breach of this Section 5.3 by Company.

In addition to the obligations of Company set forth in this Section 5.3, Company shall, as promptly as practicable, and in any event within 24 hours, advise Parent orally and in writing of any Acquisition Proposal, request for information which Company reasonably believes would lead to an Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or group making any such Acquisition Proposal, request or inquiry and copies of all written materials sent or provided to Company by or on behalf of any Person or group or provided to such Person or group by or on behalf of Company after the date of this Agreement. Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, Company shall provide Parent with at least two business days prior written notice of a meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider an Acquisition Proposal or recommend a Superior Proposal to its stockholders and, together with such notice, a copy of the documentation relating to such Superior Proposal.

5.4  Meeting of Parent Stockholders.

(a) Parent shall take all action necessary in accordance with the DGCL, governing rules of the NGM and its Certificate of Incorporation and Bylaws to convene and hold the Parent Stockholders’ Meeting, to be held as promptly as practicable, for the purpose of voting upon approval and adoption of this Agreement, approval of the Merger and any other approvals reasonably related thereto. Parent (i) shall consult with Company regarding the date of the Parent Stockholders Meeting, and (ii) shall not postpone or adjourn the Parent Stockholders Meeting without the prior written consent of Company; provided, however, that Parent may adjourn or postpone the Parent

Stockholders Meeting to the extent necessary to ensure that any necessary (which determination shall not be made before consulting with Company) supplement or amendment to the Joint Proxy Statement is provided to the Parent’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Parent Stockholders Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting. Parent shall call, notice, convene, hold and conduct the Parent Stockholders’ Meeting, and solicit proxies in connection with the Parent Stockholders’ Meeting, in compliance with the DGCL, its Articles of Incorporation and Bylaws, the rules of the NGM and all other applicable Legal Requirements.

(b) (i) The Board of Directors of Parent shall recommend that Parent’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Parent Stockholders’ Meeting; (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Parent Stockholders’ Meeting; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

5.5  Confidentiality; Access to Information.

(a) The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b) Access to Information.  Company will afford Parent and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.6  Public Disclosure.  Parent and Company shall consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirements or any listing agreement with the NGM. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.7  Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation (i) to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), or (ii) imposing or seeking to impose or confirm any limitation or regulation on the ability of Parent or any of its subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

(b) Each of Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger (other than a Company Necessary Consent or Parent Necessary Consent), (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) In order to facilitate the integration of the operations of Parent and Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate the earliest time possible following the Effective Time the benefits expected to be realized by the parties as a result of the Merger, Company shall use its commercially reasonable efforts to consult with Parent on material strategic and operational matters to the extent such consultation is not in violation of applicable Legal Requirements, including laws regarding exchange of information and other laws regarding competition.

5.8  Third Party Consents.  As soon as practicable following the date hereof, (i) Company shall use its commercially reasonable efforts to obtain the Company Necessary Consents, and (ii) Parent shall use its commercially reasonable efforts to obtain the Parent Necessary Consents.

5.9  Indemnification of Directors.  Parent and Merger Sub agree to cause the Articles of Incorporation and Bylaws of the Surviving Corporation to contain the provisions with respect to exculpation and indemnification of directors of Company, and advancement of expenses in connection therewith, set forth in the Articles of Incorporation and Bylaws of Company on the date of this Agreement (except that such provisions shall specifically confirm that the obligation to advance expenses applies to former directors and officers), which provisions shall not be amended for a period of three years after the Effective Time (unless such amendment is required by applicable Legal Requirements and except for amendments that do not adversely affect the rights of persons who at the Effective Time were serving or had previously served as directors or officers of Company).

5.10  Stockholder Litigation.  Until the earlier of termination of this Agreement in accordance with its terms or the Effective Time, Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against Company or members of its Board of Directors relating to this Agreement and the transactions contemplated hereby or otherwise and shall not settle any such litigation without Parent’s prior written consent.

5.11  Section 16(b).  The Board of Directors of each of Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act (i) the disposition of shares of Company Common Stock and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to shares of Company Common Stock and (ii) the acquisition of Parent Common Stock and derivative securities with respect to Parent Common Stock pursuant to the terms of this Agreement by officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

5.12  Tax-Free Qualification.

(a) Each of Company and Parent shall use its reasonable best efforts to and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 6.2(f) and 6.3(e) of this Agreement.

(b) From and after the Effective Time, Parent shall not take any action that is reasonably likely to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including any action that is reasonably likely to cause the Merger to fail to satisfy the “continuity of business enterprise” requirement described in Treasury Regulation § 1.368-1(d). If the opinion conditions contained in Sections 6.2(e) and 6.3(d) of this Agreement have been satisfied, each of the Company and Parent shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

5.13  Tax Representation Letters.  Company shall use its reasonable best efforts to deliver to Morris, Manning & Martin LLP and to Parr Waddoups Brown Gee & Loveless a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Company, containing representations of Company, and Parent shall use its reasonable best efforts to deliver to Morris, Manning & Martin LLP and to Parr Waddoups Brown Gee & Loveless a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent, in each case as shall be reasonably necessary or appropriate to enable Morris, Manning & Martin LLP to render the opinion described in Section 6.3(d) of this Agreement and Parr Waddoups Brown Gee & Loveless to render the opinion described in Section 6.2(e) of this Agreement.

5.14  Company Affiliates.  Company shall, prior to the Company Stockholders Meeting, deliver to Parent a list identifying all persons who, to the knowledge of Company, may be deemed as of the date of the Company Stockholders Meeting to be affiliates of Company for purposes of Rule 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date thereof until the Company Stockholders Meeting. Company shall use its reasonable best efforts to cause each Person identified on such list to deliver to Parent, not later than the date of Company Stockholders Meeting, a written agreement substantially in the form attached as Exhibit A hereto.

5.15  Voting Agreements.  Concurrently with the execution of this Agreement, Company has delivered to Parent voting agreements, in form and substance reasonably acceptable to Parent, executed by the stockholders of the Company set forth on Part 5.15 of the Company Disclosure Letter.

5.16  Employment Agreements.  Concurrently with the execution of this Agreement, Company has delivered to Parent employment agreements, in form and substance reasonably acceptable to Parent, executed by the persons named on Part 5.16 of the Company Disclosure Letter, which employment agreements are expressly conditioned upon the consummation of the Merger and shall become effective only upon the Effective Time.

5.17  Noncompetition Agreements.  Concurrently with the execution of this Agreement, Company has delivered to Parent noncompetition agreements, in form and substance reasonably acceptable to Parent, executed by the persons named on Part 5.17 of the Company Disclosure Letter, which noncompetition agreements are expressly conditioned upon the consummation of the Merger and shall become effective only upon the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of (i) the stockholders of Company under applicable Legal Requirements and the Company Charter Documents and (ii) the stockholders of Parent under applicable Legal Requirements and the Parent Charter Documents.

(b) Joint Proxy Statement.  No stop order or similar proceeding in respect of the Joint Proxy Statement shall have been initiated or threatened in writing by the SEC.

(c) Registration Statement.  The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued.

(d) NGM Listing.  The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger shall have been authorized for listing on the NGM upon official notice of issuance.

(e) No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(f) Governmental Approvals.  Approvals from each Governmental Entity (if any) necessary for consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

6.2  Additional Conditions to Obligations of Company.  The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a) Representations and Warranties.  Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of Material Adverse Effect, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (including the date of this Agreement) shall have been true and correct in all material respects (except for any statements in a representation or warranty that expressly include a qualification standard of Material Adverse Effect, which statements shall be true and correct in all respects giving effect to either of such qualification standard) as of such date; provided, however, each of Parent and Merger Sub shall provide supplements to the Parent Disclosure Letter as may be necessary to update the representations and warranties contained in Article III solely for the purpose of determining whether an event has occurred between the date hereof and the Effective Time that would reasonably be expected to have a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties to be so true and correct has had or would have a Material Adverse Effect on Parent. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

(c) Material Adverse Effect.  No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

(d) Parent Necessary Consents.  Parent and Merger Sub shall have obtained all Parent Necessary Consents.

(e) Tax Opinion.  Company shall have received the written opinion of Parr Waddoups Brown Gee & Loveless, counsel to Company, or other counsel reasonably satisfactory to Company, dated the Closing Date,

to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.13 of this Agreement.

6.3  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties.  Each representation and warranty of Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of Material Adverse Effect, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (including the date of this Agreement) shall have been true and correct in all material respects (except for any statements in a representation or warranty that expressly include a qualification standard of Material Adverse Effect, which statements shall be true and correct in all respects giving effect to either of such qualification standard) as of such date; provided, however, Company shall provide supplements to the Company Disclosure Letter as may be necessary to update the representations and warranties contained in Article II solely for the purpose of determining whether an event has occurred between the date hereof and the Effective Time that would reasonably be expected to have a Material Adverse Effect on Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.3(a) shall be deemed to have been satisfied even if any representations and warranties of Company are not so true and correct unless the failure of such representations and warranties to be so true and correct has had our would have a Material Adverse Effect on Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(b) Agreements and Covenants.  Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(c) Material Adverse Effect.  No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(d) Tax Opinion.  Parent shall have received the written opinion of Morris, Manning & Martin, LLP, counsel to Parent, or other counsel reasonably satisfactory to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.13 of this Agreement.

(e) No Restraints.  There shall not be instituted, pending or threatened any action, proceeding or hearing before any Governmental Entity (i) seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations or regulations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct Company’s business or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such assets or shares.

(f) Consents.  Company shall have obtained all Company Necessary Consents, which consents shall have been obtained on terms that are not reasonably likely to materially affect the ownership or operations of the business by Parent.

(g) Resignation of Directors.  Parent shall have received a written resignation from each of the directors of Company effective as of the Effective Time.

(h) Termination of Company Stock Plans.  Parent shall have received from the Company evidence that the Company’s rights to grant additional awards under the Company Stock Plans have been terminated, effective immediately prior to the Effective Time and conditioned upon the Effective Time occurring.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b) by either Company or Parent if the Merger shall not have been consummated by March 31, 2007 (the “Outside Date”) for any reason; provided, however, that the Outside Date shall be April 30, 2007 if the Merger shall not have been consummated by March 31, 2007 solely by reason of (i) the failure of the Registration Statement being declared effective under the Securities Act in a timely manner, (ii) the failure to resolve all SEC comments with respect to the Joint Proxy Statement in a timely manner, or (iii) the failure to obtain all approvals from each Governmental Entity (if any) necessary for consummation of the transactions contemplated by this Agreement; and provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent if a Governmental Entity shall have issued a final and nonappealable order, decree or ruling with respect to any of the items set forth in Section 6.3(e);

(d) by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement;

(e) by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Parent shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by Parent if a Company Triggering Event (as defined below) shall have occurred;

(g) by Company if a Parent Triggering Event (as defined below) shall have occurred;

(h) by Company, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect with respect to Parent shall have occurred; provided that if such inaccuracy in

Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub, or if such Material Adverse Effect with respect to Parent, is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(h) for 20 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect with respect to Parent (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent or Merger Sub or Material Adverse Effect with respect to Parent is cured during such 20-day period, or if Company shall have materially breached this Agreement); or

(i) by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect with respect to Company shall have occurred; provided that if such inaccuracy in Company’s representations and warranties or breach by Company, or if such Material Adverse Effect with respect to Company, is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(i) for 20 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect with respect to Company (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(i) if such breach by Company or Material Adverse Effect with respect to Company is cured during such 20-day period, or if Parent shall have materially breached this Agreement).

Each of the above termination rights is an independent right that is not exclusive of any other termination right or other right herein.

For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Company (or any committee thereof) shall for any reason effected a Change of Recommendation; (ii) Company shall have failed to include in the Joint Proxy Statement the recommendation of Company’s Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Company (or any committee thereof) shall have approved or recommended any Acquisition Proposal; (v) Company shall have entered into any non-binding letter of intent, memorandum of understanding, term sheet or Contract with respect to any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.3; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

7.2  Notice of Termination Effect of Termination.  Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3  Fees and Expenses.

(a) General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Termination Fee.  In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.1(f) or (ii) (A) this Agreement is terminated pursuant to Section 7.1(b) (other than a termination by Company if any action or failure to act by Parent or Merger Sub is the principal cause of the failure of the Merger to occur on or before the Outside Date), 7.1(d), or 7.1(i), and (B) at or prior to such termination but after the date hereof, there shall exist or have been publicly proposed a bona fide Acquisition Proposal relating to a Company Acquisition and within 12 months after such termination, Company shall enter into a letter of intent or definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of clause (i), promptly, but in no event later than two (2) business days after the date of such termination, or in the case of clause (ii), concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent $8,000,000 in cash plus the amount of any transaction expenses of Parent incurred theretofore (the “Termination Fee”). Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall be in lieu of damages incurred in the event of breach of this Agreement other than for any willful breaches of this Agreement. For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale, or (C) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

7.4  Amendment.  Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

7.5  Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Non-Survival of Representations and Warranties.  The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms expressly survive the Effective Time shall survive the Effective Time.

8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, or (iv) on the date of receipt or refusal (if delivery is refused) if delivered by registered or United States certified mail (postage prepaid, return receipt requested). Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Internap Network Services Corporation
250 Williams Street, Suite E100
Atlanta, GA 30303
Attention: Chief Executive Officer
Facsimile No.: (404) 302-9912

with a copy to:

Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
Suite 1600
Atlanta, Georgia 30326
Attention: Grant W. Collingsworth, Esq.
Facsimile No.: (404) 365-9532

(b) if to Company, to:

VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California 92618
Attention: Chief Executive Officer
Facsimile No.: (949) 743-2003

with copies to:

Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, UT 84111
Attention: Bryan Allen, Esq.
Facsimile No.: (801) 532-7750

8.3  Interpretation; Certain Defined Terms.

(a) Generally.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

(b) “Affiliate” shall mean, as applied to any Person, (a) each other Person directly or indirectly controlling, controlled by or under common control with, that Person, and (b) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized Person thereof. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise;

(c) “Company IP Assets” shall mean, all IP Assets licensed, used, owned or purported to be owned by Company or any Company Subsidiaries in the operation of the business of Company and Company Subsidiaries or constituting or included within any product or services of Company or the Company Subsidiaries.

(d) “Company IP Rights” shall mean all Intellectual Property Rights licensed, used, owned or purported to be owned by Company or the Company Subsidiaries, regardless of whether such rights are practiced or exercised by Company or the Company Subsidiaries;

(e) “Company Stockholders” shall mean the holders of the Company Common Stock as of the applicable reference date.

(f) “Company Subsidiary” shall mean each Subsidiary of Company.

(g) “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, by and between Company and Parent, in effect as of the date hereof.

(h) “Contract” shall mean a loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, insurance policy, benefit plan or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, license or sublicense, whether oral or written, that has not been terminated and that contains any continuing obligation or liability of a party, including any invoice, purchase order or account set-up form made or issued in the ordinary course of business.

(i) “Employee” shall mean any current employee or consultant of a Person;

(j) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between any Employee and his or her employer;

(k) “Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal to purchase, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (other than arising under securities laws, any restriction on transfer of a security) or other asset (other than a Contract, license or similar document)), any restriction on the receipt of any income derived from any asset, any restriction on the use of any owned asset and any restriction on the possession, exercise or transfer of any other ownership attribute of any asset);

(l) “Environmental Claims” shall mean any and all actions, orders, decrees, suits, demands, directives, claims, Encumbrances, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(m) “Environmental Laws” shall mean all Laws, rules, regulations, orders, decrees, applicable common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment;

(n) “Environmental Permits” shall mean all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(o) “Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law;

(p) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(q) “Harmful Code” shall mean any program routine, device or other feature, including a virus, worm, trojan horse, malicious logic or trap door, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to the software.

(r) “Intellectual Property Rights” shall mean, collectively, all of the following rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, whether patentable or not; (ii) works of authorship and rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (iii) Moral Rights; (iv) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress (collectively, “Marks”), and any goodwill symbolized by such Marks; (v) rights relating to trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), confidential business, technical and know-how information; (vi) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi-governmental authority, including Internet domain name registrars; (vii) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing; (viii) any goodwill symbolized by or associated with any of the foregoing; and (ix) all other intellectual or proprietary rights in any and all jurisdiction throughout the world;

(s) “IP Assets” shall mean all tangible technology or information of a technical nature, documentation, manuals, memoranda, records, customer lists, supplier lists, proprietary processes, formulae, software source code and object code, software libraries, data bases, software utilities, programming and knowledge base structures, optimization, organization and compilation techniques, programmers’ notes, flowcharts, diagrams, algorithms, screen displays, graphical interfaces, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings, applications, methodologies, techniques, ideas, solutions, processes, concepts, or procedures, hardware and machinery.

(t) “IRS” shall mean the Internal Revenue Service;

(u) “Knowledge” or “knowledge” shall mean with respect to a party hereto, with respect to any matter in question, that any of the officers (with respect to Company, only those officers set forth on Part 8.3 of the Company Disclosure Letter (the “Company Disclosure Officers”), and with respect to Parent, only those officers set forth on Part 8.3 of the Parent Disclosure Letter (the “Parent Disclosure Officers”)) or directors of such party has actual knowledge of such matter. Without limitation, any such Person will be deemed to have actual knowledge of a matter if (i) such matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual or (ii) such matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities;

(v) “Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other;

(w) “Material Adverse Effect” shall mean, with respect to either Company or Parent, any effect or change that would be materially adverse to the business, operations, properties, condition (financial or otherwise) or prospects of such party taken as a whole, or on the ability of such party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect to the extent arising from (1) changes in general business or economic conditions occurring after the date of this Agreement, including such conditions related to the business of such party but not unique for such party, (2) changes in national or international political or social conditions occurring after the date of this Agreement, including engagement, continuation or escalation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) any disruption in the financial, banking, or securities markets, (4) changes resulting from the execution, announcement or performance of this Agreement, (5) changes in the trading prices of the Company Common Stock or the Parent Common Stock.

(x) “Moral Rights” shall mean any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right;”

(y) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(z) “Parent IP Assets” shall mean, all IP Assets licensed, used, owned or purported to be owned by Parent or any Parent Subsidiaries in the operation of the business of Parent and Parent Subsidiaries or constituting or included within any product or services of Parent or the Parent Subsidiaries.

(aa) “Parent IP Rights” shall mean all Intellectual Property Rights licensed, used, owned or purported to be owned by Parent or the Parent Subsidiaries, regardless of whether such rights are practiced or exercised by Parent or the Parent Subsidiaries;

(bb) “Parent Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which Parent or any Affiliate has or may have any liability or obligation;

(cc) “Parent Stockholders” shall mean the holders of the Parent Common Stock as of the applicable reference date.

(dd) “Parent Subsidiary” shall mean each Subsidiary of Parent.

(ee) “Pension Plan” shall mean each Company Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA;

(ff) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(gg) “Publicly Available Software” shall mean:

(i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models;

(ii) any software that requires as a condition of use, modification and/or distribution that such software or other software incorporated into, derived from or distributed with such software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge; and

(iii) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Source License (SISL); and (g) the Apache Software License.

(hh) “Subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; and

(ii) “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

8.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5  Entire Agreement; Third Party Beneficiaries.  This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement (all in accordance with the terms set forth therein); and (b) are not intended to confer upon any other Person any rights or remedies hereunder.

8.6  Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except that with respect to matters mandatorily governed by Nevada Corporate Law, Nevada Corporate Law shall govern. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the courts of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document by U.S. registered mail (postage prepaid, return receipt requested) to such party’s respective address set forth in Section 9.4 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any court of the State of Delaware or (ii) any Federal court of the United State of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.9  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirements, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

8.11  Attorney’s Fees.  If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.12  Taxes.  Any Taxes payable in connection with the Merger or the other transactions contemplated by this Agreement shall be paid by the party responsible therefor under applicable Legal Requirements.

8.13  Waiver Of Jury Trial.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ James P. DeBlasio
Name: James P. DeBlasio

Title:	President and Chief Executive Officer

IVY ACQUISITION CORP.

By:	/s/ James P. DeBlasio
Name: James P. DeBlasio

Title:	President and Chief Executive Officer

VITALSTREAM HOLDINGS, INC.

By:	/s/ Jack Waterman
Name: Jack Waterman

Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A to Agreement and Plan of Merger

AFFILIATE AGREEMENT

          , 2007

Internap Network Services Corporation
250 Williams Street, Suite E100
Atlanta, GA 30303

Re: VitalStream Holdings, Inc.

Gentlemen:

Internap Network Services Corporation, a Delaware corporation (“Internap”), Ivy Acquisition Corp., a wholly-owned subsidiary of Internap (“Merger Sub”), and VitalStream Holdings, Inc., a Nevada corporation (“VitalStream”), have entered into an Agreement and Plan of Merger dated as of October 12, 2006 (the “Merger Agreement”), pursuant to which Merger Sub is to be merged with and into VitalStream (the “Merger”), and each outstanding share of common stock of VitalStream (“VitalStream Stock”) is to be converted into the right to receive shares of common stock of Internap (“Internap Common Stock”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

The undersigned has been advised that as of the date the Merger Agreement is submitted to shareholders of VitalStream for approval, the undersigned may be an “affiliate” of VitalStream, as such term is defined for purposes of paragraph (c) of Rule 145 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Execution of this Agreement by the undersigned should not be construed as an admission of “affiliate” status or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is an “affiliate” on or after the date of this Agreement.

In connection with the Merger, Internap has requested the undersigned to agree, and the undersigned hereby agrees, with Internap as follows:

Internap has filed a Joint Proxy Statement/Prospectus with VitalStream, pursuant to which the Internap Common Stock to be received by the undersigned pursuant to the Merger will be registered.

The undersigned understands and agrees that any sales of Internap Common Stock will be made pursuant to an effective registration statement or in compliance with Rule 145, or in a transaction which, in the opinion of legal counsel satisfactory to Internap, is exempt from the registration requirements of the Securities Act, and that stop-transfer instructions to this effect will be given to Internap’s transfer agent with respect to the shares of Internap Common Stock to be received by the undersigned in the Merger, and there will be placed on the certificate representing such stock, or any certificates delivered in substitution therefor, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THESE SECURITIES MAY ONLY BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR (2) IN ACCORDANCE WITH RULE 145 OR A TRANSACTION WHICH IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND, IN EITHER CASE, ALONG WITH AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT.”

The undersigned further understands and agrees that unless the transfer by the undersigned of the Internap Common Stock to be received by the undersigned pursuant to the Merger has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Internap reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE

Ivy Technologies, Inc.
          , 2006

TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

It is understood and agreed that the legends set forth in the immediately preceding two paragraphs shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Securities Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) evidence or representations satisfactory to Internap that the securities represented by such certificates are being or have been sold in a transaction made in conformity with the provisions of Rule 145(d) (as such rule may be hereafter from time to time amended) or (ii) Internap has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Internap, or a “no-action” letter obtained by me from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

Internap agrees and covenants that for so long as is necessary to permit the undersigned to sell the Internap Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Internap shall (i) file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 or Section 15 of the Exchange Act, and (ii) furnish to the undersigned upon request a written statement as to whether Internap has complied with such reporting requirements during the 12 months preceding any proposed sale of Internap Common Stock by the undersigned under Rule 145 and Rule 144. Internap represents and warrants to the undersigned that it has filed all reports required to be filed with the SEC under Section 13 or Section 15 of the Exchange Act during the preceding 12 months. Although this letter references sales of Internap Common Stock pursuant to an effective registration statement, the undersigned acknowledges and agrees that Internap has no obligation to file such a registration statement.

[ADDITIONAL PROVISION FOR INSTITUTIONAL INVESTORS]

In addition to the limitations imposed above, the undersigned agrees that it shall not make any sales of Internap Common Stock in violation of the following limitations:

The undersigned shall not (directly or indirectly), without the prior written consent of Internap, sell, agree to sell or enter into any option agreement pursuant to which Internap Common Stock may be sold, in excess of the number of shares of Internap Common Stock that may be sold during the periods below:

Percentage of Internap Common Stock Issued
to the Undersigned Pursuant to the Merger
Period	That May be Sold During Period

Period commencing at the Effective Time and ending on (and including) the 90th day following the Effective Time	25%
Each 90 day period thereafter	50%

[ADDITIONAL PROVISION FOR JACK WATERMAN]

In addition to the limitations imposed above, the undersigned agrees that he shall not make any sales or transfers of Internap Common Stock in violation of the following limitations (for the avoidance of doubt, the terms “Internap Common Stock” and “Internap Common Stock Issued to the Undersigned Pursuant to the Merger” in this sentence and below shall be deemed to include, but not be limited to, shares of Internap common stock that are issuable upon exercise of options to purchase Internap common stock issued or assumed in the Merger):

Ivy Technologies, Inc.
          , 2006

The undersigned shall not (directly or indirectly), without the prior written consent of Internap, sell, agree to sell, enter into any option agreement pursuant to which Internap Common Stock may be sold, or transfer, in excess of the number of shares of Internap Common Stock that may be sold and/or transferred during the periods below:

Percentage of All of the Internap Common
Stock Issued to the Undersigned Pursuant to
the Merger That May be Sold and/or
Period	Transferred During Period

Period commencing at the Effective Time and ending on (and including) the 90th day following the Effective Time	25%
Period commencing on the 91st day following the Effective Time and ending on (and including) the 180th day following the Effective Time	10%
Period commencing on the 181st day following the Effective Time and ending on (and including) the 270th day following the Effective Time	10%
Period commencing on the 271st day following the Effective Time and ending on (and including) the 360th day following the Effective Time	10%

On the 361st day following the Effective Time, the contractual transfer restrictions above shall lapse and be of no further force or effect. Notwithstanding the above caps, should the actual number of shares of Internap Common Stock sold in any Period be less than the allowable cap, the difference will accrue in addition to the subsequent Period cap but in no event can any one Period’s total exceed 25%. Notwithstanding anything to the contrary, any shares of VitalStream stock sold or transferred by the undersigned between October 12, 2006 and the Effective Time shall be deemed to count (with each share of VitalStream common stock counting as .5132 shares of Internap common stock) as Internap Common Stock Issued to the Undersigned Pursuant to the Merger and as Internap Common Stock sold or transferred during the Period commencing at the Effective Time and ending on (and including) the 90th day following the Effective Time for purposes of the cap set forth above.

[ADDITIONAL PROVISION FOR PHILIP KAPLAN]

In addition to the limitations imposed above, the undersigned agrees that it shall not make any sales of Internap Common Stock in violation of the following limitations:

The undersigned shall not (directly or indirectly), without the prior written consent of Internap, sell, agree to sell or enter into any option agreement pursuant to which Internap Common Stock may be sold, in excess of the number of shares of Internap Common Stock that may be sold during the periods below:

Percentage of Internap Common Stock Issued
to the Undersigned Pursuant to the Merger
Period	That May be Sold During Period

Period commencing at the Effective Time and ending on (and including) the 90th day following the Effective Time	15%
Period commencing on the 91st day following the Effective Time and ending on (and including) the 180th day following the Effective Time	10%
Period commencing on the 181st day following the Effective Time and ending on (and including) the 270th day following the Effective Time	10%
Period commencing on the 271st day following the Effective Time and ending on (and including) the 360th day following the Effective Time	10%

On the 361st day following the Effective Time, the contractual transfer restrictions above shall lapse and be of no further force or effect.

Ivy Technologies, Inc.
          , 2006

Very truly yours,

Accepted this day
of , 2007

IVY CORPORATION

By: _ _
Name:
Title:

ANNEX B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2006 by and between Internap Network Services Corporation, a Delaware corporation (“Parent”) and the undersigned stockholder (“Stockholder”) of VitalStream Holdings, Inc., a Nevada corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. As an inducement for Parent to enter into that certain Agreement and Plan of Merger by and among Parent, Ivy Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), Parent has requested that Stockholder execute and deliver this Agreement.

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

C. Stockholder is the Beneficial Owner (as defined below) of the number of outstanding shares of capital stock of the Company and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, all as set forth on the signature page of this Agreement (collectively, the “Shares”). For purposes hereof, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that for purposes of this Agreement, beneficial ownership shall not include any securities to which Stockholder has the right to acquire beneficial ownership within sixty days, as described in Rule 13d-3(d)(1).

D. As an inducement for Parent to enter into the Merger Agreement, Stockholder has agreed to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section 1(a) hereof) and desires to vote the Shares and any other such shares of the capital stock of the Company so as to facilitate the consummation of the Merger. The execution and delivery of this Agreement and of the attached form of irrevocable proxy is a material condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Agreement to Retain Shares.

(a) Transfer and Encumbrance.  Stockholder agrees, during the period beginning on the date hereof and ending on the Expiration Date (as defined below), (i) not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares or any New Shares (as defined in Section 1(b) hereof), or to discuss, negotiate, or make any offer or agreement relating thereto, other than to or with Parent, and (ii) not to deposit (or permit the deposit of) any Shares or New Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares or New Shares, in each case without the prior written consent of Parent. Stockholder acknowledges that the intent of the foregoing sentences is to ensure that Parent retains the right under the Proxy (as defined in Section 3 hereof) to vote the Shares and any New Shares in accordance with the terms of the Proxy. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (y) the termination of the Merger Agreement in accordance with its terms.

(b) New Shares.  Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires Beneficial Ownership after the date of this Agreement and prior to the Expiration Date (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares.  Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 hereof), the Shares and any New Shares (to the extent any such Shares and New Shares may be voted):

(i) in favor of authorization and approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and the Plan of Merger therein, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement, the consummation of the Merger or the transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal, and (B) any other action that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

3. Irrevocable Proxy.  Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy, coupled with an interest, in the form attached hereto as Appendix A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares and New Shares of capital stock of the Company Beneficially Owned by Stockholder as set forth therein.

4. Representations, Warranties and Covenants of Stockholder.  Stockholder represents, warrants and covenants to Parent as follows:

(i) Stockholder is the Beneficial Owner of the Shares, with the requisite power to vote or direct the voting of the Shares (to the extent the Shares may be voted), for and on behalf of all Beneficial Owners of the Shares, free and clear of any proxy or voting restriction other than pursuant to this Agreement other than that certain Investors Rights Agreement, dated as of June 14, 2004, and that certain Amended and Restated Investors Rights Agreement, dated as of September 30, 2003, and as subsequently amended as of June 14, 2004.

(ii) Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming its due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which it or any of its properties is bound or affected, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Stockholder of its obligations under this Agreement.

(iv) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, ay governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of its obligations under this Agreement.

5. Additional Documents.  Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable, in the good faith, reasonable opinion of Parent, to carry out the purpose and intent of this Agreement and the Merger Agreement. Without limiting the foregoing, Stockholder agrees to execute and deliver the agreement contemplated by Section 5.15 of the Merger Agreement to the extent Stockholder is a person who is deemed by the Company to be an affiliate for purposes of Rule 145 under the Securities Act.

6. Consents and Waivers.  Stockholder hereby gives any consents or waivers that are reasonably requested in good faith for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

7. Termination.  This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date, provided, however, that notwithstanding the foregoing, the provisions in Section 9 hereof shall survive in full force and effect following the consummation of the Merger.

8. Legending of Shares.  If so requested by Parent, Stockholder agrees that the Shares and any New Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 1(a) hereof, Stockholder agrees that Stockholder will not Transfer the Shares or any New Shares without first having the aforementioned legend affixed to the certificates representing the Shares or any New Shares.

9. Miscellaneous.

(a) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by courier or mail will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(i) if to Parent, to:

Internap Network Services Corporation
250 Williams Street, Suite E-100
Atlanta, Georgia 30303
Attention: Chief Executive Officer
Facsimile No.:

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
Attention: Grant W. Collingsworth, Esq.
Facsimile No.: (404) 365-9532

(ii) if to Stockholder, to the address set forth on the signature page hereto.

(b) Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(d) Entire Agreement; Assignment.  This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates so long as Parent remains obligated to perform those obligations required to be performed by Parent hereunder.

(e) Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(g) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any state or federal court within the State of Nevada in connection with any matter based upon or arising out of this Agreement or the matters or agreements contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity.

(j) Attorneys’ Fees.  If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(k) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INTERNAP NETWORK SERVICES CORPORATION

By:
Name: _ _
Title: _ _

STOCKHOLDER

[NAME OF STOCKHOLDER]

By:
Name: _ _
Title: _ _

Address:

SIGNATURE PAGE TO VOTING AGREEMENT

APPENDIX A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of VitalStream Holdings, Inc., a Nevada corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the officers of Internap Network Services Corporation, a Delaware corporation (“Parent”), and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by each undersigned with respect to any Shares are hereby revoked, and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement dated as of October 12, 2006 by and between Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Parent, Ivy Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and certain other parties named therein. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) pursuant to which Stockholder would receive a portion of the proceeds of the Merger. As used in this Irrevocable Proxy, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with its terms.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of authorization and approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and the Plan of Merger therein, and in favor of each of the other actions contemplated by the Merger Agreement and this Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement, the consummation of the Merger or the transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal and (B) any other action that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (i), (ii), or (iii) above. Stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of page intentionally left blank.]

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[NAME OF STOCKHOLDER]

By:
Name: _ _
Title: _ _

Address:

Dated: October 12, 2006

SIGNATURE PAGE TO PROXY

ANNEX C

[Thomas Weisel Partners LLC Letterhead]

October 12, 2006

Board of Directors
Internap Network Services Corporation
250 Williams Street
Atlanta, Georgia 30303

Ladies and Gentlemen:

We understand that Internap Network Services Corporation, a Delaware corporation (“Buyer”), Ivy Acquisition Corp., a Nevada corporation and a direct wholly-owned subsidiary of Buyer (“Merger Sub”), and VitalStream Holdings, Inc., a Nevada corporation (“Seller”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms set forth in the Merger Agreement, dated as of October 12, 2006, Merger Sub will merge with and into Seller, with Seller being the surviving corporation (the “Merger”), and each outstanding share of common stock, par value $0.001 per share, of Seller (the “Seller Common Stock”), other than shares to be cancelled pursuant to the Merger Agreement, shall be automatically converted into and become exchangeable for 0.5132 shares of common stock, par value $0.001 per share, of Buyer (the “Buyer Common Stock”) (the shares of Buyer Common Stock into which each share of Seller Common Stock is to be converted, the “Merger Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked us for our opinion as investment bankers as to whether the Merger Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof.

In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data, including financial forecasts, with respect to Buyer and Seller, including the consolidated financial statements of Buyer and Seller for recent years and interim periods to June 30, 2006 and certain other relevant financial and operating data relating to Buyer and Seller made available to us from published sources and from the internal records of Buyer and Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Buyer Common Stock and Seller Common Stock; (iv) compared Buyer and Seller from a financial point of view with certain other publicly traded companies which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the managements of Buyer and Seller certain information of a business and financial nature regarding Buyer and Seller, furnished to us by them, including financial forecasts and related assumptions of Buyer and Seller; (vii) considered certain pro forma effects of the Merger on Buyer’s financial statements and reviewed certain estimates of synergies provided by management of Buyer; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Buyer’s counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts and synergies for Buyer and Seller provided to us by management of Buyer, with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the management at the time of preparation as to the future financial performance of Buyer and Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Buyer’s or Seller’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us that have not been disclosed to us. We have relied on advice of counsel and independent accountants to Buyer as to all legal and financial reporting matters with respect to Buyer, the Merger and the Merger Agreement.

C-1

We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Buyer or Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Buyer of any of the conditions to its obligations thereunder.

We have acted as financial advisor to Buyer in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Buyer and Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Buyer and performed other investment banking services for Buyer.

Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Merger Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof.

We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Merger Consideration to be paid by Buyer pursuant to the Merger is based upon a fixed exchange ratio and, accordingly, the market value of the Merger Consideration may vary significantly.

This opinion is directed to the Board of Directors of Buyer in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Merger Consideration to the Buyer and does not address the relative merits of the Merger and any alternatives to the Merger, Buyer’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion, in its entirety, in any proxy statement/prospectus filed with the Securities and Exchange Commission in connection with the Merger or any other document disseminated by or on behalf of Buyer to the stockholders of Buyer or Seller in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

/s/  Thomas Weisel Partners

THOMAS WEISEL PARTNERS LLC

C-2

ANNEX D

[RBC Capital Markets Corporation Letterhead]

October 11, 2006

The Board of Directors
VitalStream Holdings, Inc.
One Jenner
Suite 100
Irvine, CA 92618

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”), of VitalStream Holdings, Inc., a Nevada corporation (the “Company”), of the Exchange Ratio (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”), by and among Internap Network Services Corporation, a Delaware corporation (“Parent”), Ivy Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive 0.5132 shares of Parent Common Stock (the “Exchange Ratio”). You have informed us that the Merger is intended to, and we have assumed for purposes of this opinion letter that it will, qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are set forth more fully in the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We have been engaged to provide certain investment banking and financial advisory services to the Company, including rendering a fairness opinion to the Company in connection with a business combination transaction between the Company and Parent, and will be entitled to receive a fee upon delivery thereof, without regard to whether our opinion is accepted or the Merger is consummated, and we will receive a further fee for our services if the Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, RBC and its affiliates may act as a market maker and broker in the publicly-traded securities of the Company and Parent and receive customary compensation, and may also actively trade securities (whether debt or equity) of the Company and/or Parent for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

For the purposes of rendering our opinion: (i) we reviewed the financial terms of the draft Agreement dated October 11, 2006 and received by us on October 11, 2006 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and Parent and certain other relevant historical operating data relating to the Company and Parent made available to us from published sources and from the internal records of the Company and Parent; (iii) we conducted discussions with members of the senior managements of the Company and Parent with respect to the business prospects and financial outlook of the Company and Parent; (iv) we reviewed historical financial information relating to the Company and Parent and IBES, First Call, street equity research and Thomson One Analytics consensus estimates regarding the potential future performance of the Company and Parent as standalone entities; (v) we reviewed the reported prices and trading activity for Company Common Stock and Parent Common Stock, including their trading relative to one another; and (vi) we considered such other information and performed other studies and analyses as we deemed appropriate, including recent developments with respect to the Company’s business.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other comparable publicly-traded companies with the financial metrics implied by the Exchange Ratio; (ii) we compared the financial metrics of selected precedent transactions, to the extent publicly available, with the financial metrics implied by the Exchange Ratio; (iii) we reviewed the premiums paid on selected precedent transactions and comparably structured transactions versus the premiums implied by the Exchange Ratio; and (iv) we reviewed the relative contribution of the financial metrics of the Company and those of Parent versus the relative ownership implied by the Exchange Ratio. Because of the unavailability of long-term projections for the Company’s business, we did not employ a discounted cash flow analysis for the purposes of this opinion.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and Parent (including, without limitation, the financial statements and related notes thereto of the Company and Parent), and have not assumed responsibility for independently verifying and have not independently verified such information. For all forward looking projections we have relied on IBES, First Call, street equity research and Thomson One Analytics consensus estimates and have assumed they correspond to the best judgments of the managements of the Company and Parent.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or Parent. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company, Parent or any other party.

We have assumed that (i) the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement and (ii) the Merger will be consummated pursuant to the terms of the Agreement, without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which Company Common Stock or Parent Common Stock have traded or will trade following the announcement or consummation of the Merger.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with the Merger. We express no opinion and make no recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended solely for the use and benefit of the Board of Directors of the Company. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any proxy statement or prospectus filed by Parent or the Company with the SEC with respect to the proposed Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel (which acceptance will not be unreasonably withheld, delayed or conditioned). RBC shall have no responsibility for the form or content of any such proxy statement or prospectus, other than the opinion itself.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Exchange Ratio, from a financial point of view, to the holders of Company Common Stock. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any voting or employment agreement.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ RBC CAPITAL MARKETS CORPORATION

RBC CAPITAL MARKETS CORPORATION

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL, Article VII, Part A of Internap’s Restated Certificate of Incorporation, Article XI of Internap’s Amended and Restated Bylaws, and indemnification agreements entered into by Internap with each of its directors and certain officers provide for the indemnification of officers, directors, employees and agents under certain circumstances.

Set forth below is Article VII of Internap’s Restated Certificate of Incorporation:

“A.  The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.”

Set forth below is Article XI of Internap’s Amended and Restated Bylaws:

“ARTICLE XI

Indemnification

Section 43. Indemnification Of Directors, Executive Officers, Other Officers, Employees And Other Agents.

(a) Directors and Officers.  The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents.  The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person or other persons as the Board of Directors shall determine.

(c) Expenses.  The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Section 43 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 43, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 43 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights.  The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law, or by any other applicable law.

(f) Survival of Rights.  The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance.  To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 43.

(h) Amendments.  Any repeal or modification of this Section 43 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause.  If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 43 that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

(j) Certain Definitions.  For the purposes of this Bylaw, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 43 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 43.”

In addition, each officer and director of Internap is a party to a written agreement which states that Internap agrees to hold such person harmless and indemnify such person against any and all judgments, fines, settlements and expenses related to claims against such person by reason of the fact that the person is or was a director, officer, employee or other agent of Internap, and otherwise to the fullest extent authorized or permitted by Internap’s bylaws and under the non-exclusivity provisions of the Delaware General Corporation Law.

Internap has also purchased liability insurance policies covering certain directors and officers of Internap.

Item 21.	Exhibits and Financial Statement Schedules

Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated October 12, 2006, by and among Internap Network Services Corporation, Ivy Acquisition Corp. and VitalStream Holdings Inc. (incorporated herein by reference to Exhibit 2.1 to Internap Network Services Corporation’s Current Report on Form 8-K, filed October 12, 2006).
2.2	Form of Voting Agreement between Internap Network Services Corporation and certain stockholders of VitalStream Holdings, Inc. (included as Annex B to the joint proxy statement/prospectus).
3.1	Certificate of Incorporation of Internap Network Services Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to Internap Network Services Corporation’s Registration Statement on Form S-3, filed September 8, 2003, File No. 333-108573).
3.2	Amended and Restated Bylaws of Internap Network Services Corporation (incorporated herein by reference to Exhibit 4.2 to Internap Network Services Corporation’s Registration Statement on Form S-3, filed September 8, 2003, File No. 333-108573).
5.1	Opinion of Fenwick & West LLP regarding the legality of the securities.**
8.1	Form of Opinion of Morris, Manning & Martin LLP regarding tax matters.*
8.2	Form of Opinion of Parr Waddoups Brown Gee & Loveless, PC regarding tax matters.*

Exhibit
Number	Description

10.1	Employment Agreement between Internap and Christopher Dion.*
10.2	Employment Agreement between Internap and Philip Kaplan.*
10.3	Employment Agreement between Internap and Jack Waterman.*
10.4	Employment Agreement between Internap and Patrick Ritto.*
10.5	Form of Noncompetition Agreement between Internap and each of Christopher Dion, Philip Kaplan, Patrick Ritto and Jack Waterman.*
21.1	List of Subsidiaries*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to Internap Network Services Corporation.*
23.2	Consent of Rose, Snyder & Jacobs, Independent Registered Public Accounting Firm, with respect to VitalStream Holdings, Inc. and EON Streams, Inc.*
23.3	Consent of Fenwick & West LLP (set forth in Exhibit 5.1).
23.4	Consent of Morris, Manning & Martin LLP (set forth in Exhibit 8.1).
23.5	Consent of Parr Waddoups Brown Gee & Loveless, PC (set forth in Exhibit 8.2).
24.1	Power of Attorney (set forth on Page II-6 of this Registration Statement).
99.1	Form of Internap Network Services Corporation Proxy.*
99.2	Form of VitalStream Holdings, Inc. Proxy.*
99.3	Consent of Thomas Weisel Partners LLC.*
99.4	Consent of RBC Capital Markets Corporation.*

+	Certain schedules have been omitted and Internap Network Services Corporation agrees to furnish to the Commission supplementally a copy of any omitted schedules upon request.

*	Documents filed herewith.

**	To be filed by amendment.

Financial Statement Schedules

The Financial Statement Schedules have previously been filed as part of Internap’s Form 10-K for the fiscal year ended December 31, 2005.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof;

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on the 29th day of November 2006.

Internap Network Services Corporation

By:	/s/ James P. DeBlasio
James P. DeBlasio
President and Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Buckel and Dorothy An, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue @hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signatures	Title	Date

/s/ James P. DeBlasio James P. DeBlasio	President and Chief Executive Officer (Principal Executive Officer)	November 29, 2006

/s/ Eugene Eidenberg Eugene Eidenberg	Non-Executive Chairman	November 29, 2006

/s/ David A. Buckel David A. Buckel	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 29, 2006

/s/ Charles B. Coe Charles B. Coe	Director	November 29, 2006

/s/ William J. Harding William J. Harding	Director	November 29, 2006

/s/ Fredric W. Harman Fredric W. Harman	Director	November 29, 2006

Signatures	Title	Date

/s/ Patricia L. Higgins Patricia L. Higgins	Director	November 29, 2006

/s/ Kevin L. Ober Kevin L. Ober	Director	November 29, 2006

/s/ Daniel C. Stanzione Daniel C. Stanzione	Director	November 29, 2006

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated October 12, 2006, by and among Internap Network Services Corporation, Ivy Acquisition Corp. and VitalStream Holdings Inc. (incorporated herein by reference to Exhibit 2.1 to Internap Network Services Corporation’s Current Report on Form 8-K, filed October 12, 2006).
2.2	Form of Voting Agreement between Internap Network Services Corporation and certain stockholders of VitalStream Holdings, Inc. (included as Annex B to the joint proxy statement/prospectus).
3.1	Certificate of Incorporation of Internap Network Services Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to Internap Network Services Corporation’s Registration Statement on Form S-3, filed September 8, 2003, File No. 333-108573).
3.2	Amended and Restated Bylaws of Internap Network Services Corporation (incorporated herein by reference to Exhibit 4.2 to Internap Network Services Corporation’s Registration Statement on Form S-3, filed September 8, 2003, File No. 333-108573).
5.1	Opinion of Fenwick & West LLP regarding the legality of the securities.**
8.1	Form of Opinion of Morris, Manning & Martin LLP regarding tax matters.*
8.2	Form of Opinion of Parr Waddoups Brown Gee & Loveless, PC regarding tax matters.*
10.1	Employment Agreement between Internap and Christopher Dion.*
10.2	Employment Agreement between Internap and Philip Kaplan.*
10.3	Employment Agreement between Internap and Jack Waterman.*
10.4	Employment Agreement between Internap and Patrick Ritto.*
10.5	Form of Noncompetition Agreement between Internap and each of Christopher Dion, Philip Kaplan, Patrick Ritto and Jack Waterman.*
21.1	List of Subsidiaries.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to Internap Network Services Corporation.*
23.2	Consent of Rose, Snyder & Jacobs, Independent Registered Public Accounting Firm, with respect to VitalStream Holdings, Inc. and EON Streams, Inc.*
23.3	Consent of Fenwick & West LLP (set forth in Exhibit 5.1).
23.4	Consent of Morris, Manning & Martin LLP (set forth in Exhibit 8.1).
23.5	Consent of Parr Waddoups Brown Gee & Loveless, PC (set forth in Exhibit 8.2).
24.1	Power of Attorney (set forth on Page II-6 of this Registration Statement).
99.1	Form of Internap Network Services Corporation Proxy.*
99.2	Form of VitalStream Holdings, Inc. Proxy.*
99.3	Consent of Thomas Weisel Partners LLC.*
99.4	Consent of RBC Capital Markets Corporation.*

+	Certain schedules have been omitted and Internap Network Services Corporation agrees to furnish to the Commission supplementally a copy of any omitted schedules upon request.

*	Documents filed herewith.

**	To be filed by amendment.